As filed with the Securities and Exchange Commission on July 9, 2003

Registration No. •

UNITED STATES  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CELL THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Washington	2834	91-1533912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Bianco, M.D.

President and Chief Executive Officer

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Kennedy, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market Spear Tower, Suite 3300 San Francisco, California 94105 United States of America (415) 947-2000	Filippo Troisi, Esq. Gianni, Origoni, Grippo & Partners, Studio Legale Via delle Quattro Fontane, 20 00184 Rome, Italy (+39) 06-478-751	Kenton J. King, Esq. Celeste E. Greene, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 United States of America (650) 470-4500	Manfredi Vianini Tolomei, Esq. Chiomenti Studio Legale Via A. Boito 8 20121 Milan, Italy (+39) 02-72-1571

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger of Novuspharma S.p.A., an Italian joint stock company, with and into the registrant as described in the agreement and plan of merger, dated as of June 16, 2003.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Common Stock, no par value per share	16,909,349	$165,373,433	$13,378.71

(1)	This registration statement relates to shares of the registrant’s common stock issuable to holders of ordinary shares of Novuspharma S.p.A. pursuant to the agreement and plan of merger dated June 16, 2003.
(2)	Based upon the maximum number of shares of common stock of the registrant that may be required to be issued in connection with the transaction described herein, calculated as the product of 2.45, the number of shares of CTI common stock that will be exchanged for each outstanding Novuspharma ordinary share, and the sum of (x) the number of Novuspharma ordinary shares outstanding as of July 9, 2003 and (y) the number of Novuspharma ordinary shares underlying options outstanding as of July 9, 2003.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee required by Section 6(b) of the Securities Act of 1933, as amended. Pursuant to Rule 457(f)(1) and (c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based on the average of the high and low prices per share of CTI common stock as reported on the Nasdaq National Market on July 1, 2003 as follows: 16,909,349 shares, multiplied by the average price per share of $9.78.
(4)	Calculated pursuant to Section 6(b)(2) of the Securities Act of 1933 at a rate of $80.90 per million dollars of aggregate offering price.
(5)	This registration statement also relates to rights to purchase 1/100th share of Series C Convertible Preferred Stock, which are attached to all shares of the registrant’s common stock pursuant to the registrant’s Shareholder Rights Agreement dated November 11, 1996, as amended. Until the occurrence of events described in the Shareholder Rights Agreement, the rights are not exercisable, are evidenced by the common stock certificates and are transferred with and only with such common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

United States of America

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT!

Dear CTI Shareholders: • •, 2003

I am pleased to report that the board of directors of Cell Therapeutics, Inc. and the board of directors of Novuspharma S.p.A. have each unanimously approved the merger of Novuspharma with and into CTI. On • • , 2003 we will hold a special meeting of shareholders of CTI, where we will ask you to approve the stock-for-stock merger. It is a condition to the completion of the merger that this approval be obtained. Please vote by following the instructions in the enclosed proxy statement/prospectus, even if you plan to attend the meeting.

We currently market TRISENOX® for relapsed/refractory acute promyelocytic leukemia and are developing XYOTAX™ (CT-2103), which is in pivotal Phase III trials for lung and ovarian cancers. In June 2003, we received fast track designation from the FDA for our XYOTAX pivotal trials in poor performance status, or PS2, patients with advanced non-small cell lung cancer. Novuspharma, a Bresso (Milan), Italy-based public biopharmaceutical company, is developing Pixantrone, a potentially less cardiotoxic, more active anthracycline in Phase III clinical trials for lymphoma. We have focused on discovering and acquiring late stage development products and commercializing innovative new treatments for cancer. In contrast, Novuspharma’s expertise has focused primarily on predevelopment activities and early Phase I/II clinical development. We believe the strength of our combined product pipelines, potential cost savings and operating synergies, and the strong combined balance sheet of CTI and Novuspharma make this a smart strategic and financial transaction.

If our shareholders approve the merger and the other conditions to the merger are met, we will issue 2.45 shares of CTI common stock in exchange for each outstanding Novuspharma ordinary share, resulting in an expected issuance of approximately 16.0 million shares of CTI common stock based on the number of Novuspharma ordinary shares outstanding as of June 16, 2003. In addition, outstanding Novuspharma stock options will be accelerated and cancelled, and CTI will grant Novuspharma employees new options to purchase CTI common stock. Our European headquarters will relocate to Novuspharma’s offices in Bresso (Milan) Italy, and Novuspharma will operate as an Italian branch, and later as an Italian subsidiary, of CTI. At the completion of the merger, CTI’s bylaws will be amended to increase the size of the CTI board from nine to twelve. We will appoint Novuspharma nominees to two of the twelve board seats, and a third independent nominee will be identified by Novuspharma and mutually agreed upon by CTI and Novuspharma to fill the remaining board seat.

After careful review and consideration, the CTI board of directors has unanimously approved the merger agreement and the related transactions. Your board of directors recommends that you vote “FOR” the merger proposal.

On • •, 2003, the last trading day before the date of the accompanying proxy statement/prospectus, CTI common stock, which trades on the Nasdaq National Market under the symbol “CTIC,” closed at $•. We will apply to also list our common stock on Italy’s Nuovo Mercato stock exchange under the symbol “CTIC” commencing upon the completion of the proposed merger.

Your vote is important. We cannot merge Novuspharma with and into CTI unless the holders of a majority of the shares voting at the CTI special meeting vote to approve the merger. Whether or not you plan to attend the special meeting, please vote by following the instructions in the enclosed proxy statement/prospectus to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

You can find additional information about the proposed merger in the enclosed proxy statement/prospectus. Please consider the matters discussed under “Risk Factors” commencing on page 23 before voting. We encourage all shareholders to read this entire document carefully.

By Order of the Board of Directors,

James A. Bianco, M.D. President and Chief Executive Officer

PLEASE VOTE YOUR PROXY TODAY

Neither the United States Securities and Exchange Commission nor any state securities commission nor the Republic of Italy Commissione Nazionale per le Societa e la Borsa has approved or disapproved these securities, passed upon the fairness or merits of the merger of Novuspharma with and into CTI or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated • •, 2003, and is being first mailed to CTI shareholders on or about • •, 2003.

CELL THERAPEUTICS, INC.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

United States of America

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on • •, 2003 at • a.m. Seattle time

To the Shareholders of Cell Therapeutics, Inc.:

We will hold a special meeting of shareholders of Cell Therapeutics, Inc. on •, • •, 2003 at • a.m., local time, at •, Seattle, Washington, United States of America for the purposes of considering and acting on the following matters:

1.	a proposal to approve the merger between Cell Therapeutics, Inc. and Novuspharma S.p.A. and the transactions contemplated thereby as set forth in the merger agreement dated as of June 16, 2003 between CTI and Novuspharma; and

2.	to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The foregoing items of business are more fully described in the accompanying proxy statement/ prospectus, which we encourage you to read carefully. The approval of the merger proposal requires the affirmative vote of a majority of the votes cast at the CTI special meeting. The CTI board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” the merger proposal.

Only those shareholders whose names appear on our records as owning shares of our common stock at the close of business on • •, 2003, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may either vote by mail by completing and returning the enclosed proxy card or, if you are a holder of record of CTI common shares, you may vote by telephone or the Internet by following the instructions on the enclosed proxy card. If you are a holder of record of CTI common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Executed proxies with no instructions indicated will be voted “FOR” the merger proposal.

By Order of the Board of Directors,

James A. Bianco, M.D. President and Chief Executive Officer Cell Therapeutics, Inc.

Seattle, Washington

United States of America

• •, 2003

PROXY STATEMENT/PROSPECTUS

We are furnishing this document, as a proxy statement, to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at a special meeting of our shareholders. As a proxy statement, this document provides information to our shareholders for their consideration regarding the proposal to be presented at our special meeting of shareholders to approve the merger between CTI and Novuspharma S.p.A. as set forth in the agreement and plan of merger between CTI and Novuspharma dated as of June 16, 2003, which we call the merger agreement. Pursuant to the merger agreement, Novuspharma will merge with and into CTI. If the merger is approved by our shareholders and all other conditions to the completion of the merger are satisfied or waived, based on the number of Novuspharma ordinary shares outstanding as of June 16, 2003, we will issue approximately 16.0 million shares of CTI common stock in exchange for the cancelled ordinary shares of Novuspharma pursuant to an exchange ratio of 2.45 shares of CTI common stock for each Novuspharma ordinary share. Upon completion of the merger, based on the number of Novuspharma ordinary shares outstanding as of June 16, 2003, current CTI shareholders will own approximately 67.7% of the outstanding common stock of CTI and current Novuspharma shareholders will own approximately 32.3% of the outstanding CTI common stock. We will also issue options to purchase shares of CTI common stock to Novuspharma employees, to be determined in our discretion.

One condition to closing is that the shareholders of Novuspharma must also approve the merger at a special meeting of Novuspharma shareholders, which will be held at approximately the same time as our special meeting. The Novuspharma board of directors approved the merger and is informing Novuspharma shareholders of the terms of the proposed transaction by means of a separate document, the Documento Informativo, under Italian law.

Once the merger is completed, we will deliver this document, as a prospectus, to Novuspharma shareholders either before or at the same time that our exchange agent delivers newly-issued CTI common shares in exchange for the cancelled Novuspharma ordinary shares. As a prospectus, this document provides information relevant to the Novuspharma shareholders’ investment decision to accept shares of our common stock in exchange for Novuspharma ordinary shares. It describes, among other things, each of the parties to the merger and the surviving company and explains the significant respects in which share ownership in the surviving company will differ from share ownership in Novuspharma.

See “Risk Factors” beginning on page 23 for a discussion of important factors that you should consider in determining how to vote on the merger.

On • •, 2003, the last trading day before the date of this proxy statement/prospectus, the closing sales price of our common stock, which trades on the Nasdaq National Market under the symbol “CTIC,” was $•. We will apply to also list our common stock on Italy’s Nuovo Mercato stock exchange under the symbol “CTIC” commencing upon the completion of the proposed merger.

Neither the United States Securities and Exchange Commission nor any state securities commission nor the Republic of Italy Commissione Nazionale per le Societa e la Borsa has approved or disapproved these securities, passed upon the fairness or merits of the merger of Novuspharma with and into CTI, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is • •, 2003.

CELL THERAPEUTICS, INC.

PROXY STATEMENT/PROSPECTUS

i

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Cell Therapeutics, Inc. from documents we have filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. If you call or write, we will send you copies of these documents, including any exhibits specifically incorporated by reference in the documents, without charge. You may contact us at:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

United States of America

Attention: Investor Relations

Telephone Number: (206) 272-4345

In order to receive timely delivery of the documents in advance of the special meeting, you must make your request no later than • •, 2003.

For more information on the material incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information.”

All references to “dollars” or “$” in this proxy statement/prospectus are references to United States dollars; all references to “euros” or “€” are references to European Union, or EU, euros and all references to “lira” or “Lit.” are to the Italian lira. On • •, 2003, the median 4 p.m. Greenwich Mean Time spot rate for the euro expressed in U.S. dollars per euro was $• to €1.00. The exchange rate between the lira and the euro established pursuant to the Maastricht treaty is fixed at Lit. 1,936.27 to €1.00. Since January 1, 2002, the lira has been withdrawn from circulation. See “Conditions in Italy and the European Union—Exchange Rates; European Economic and Monetary Union.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

Q:	What is the proposed transaction?

A:	We are proposing to merge Novuspharma S.p.A., an Italian joint stock company (similar to a corporation), with and into CTI. CTI will be the surviving corporation, and as a result:

•	CTI will acquire all of Novuspharma’s assets and rights;

•	CTI will assume all of Novuspharma’s liabilities and obligations;

•	each of Novuspharma’s outstanding ordinary shares will convert into 2.45 shares of CTI common stock; and

•	Novuspharma’s separate legal existence will cease.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to approve the merger and the transactions contemplated thereby, which we refer to in this proxy statement/prospectus as the merger proposal. It is a condition to the completion of the merger that the merger proposal be approved by our shareholders.

Q:	How does the CTI board of directors recommend that I vote?

A:	The CTI board of directors recommends that you vote “FOR” the merger proposal.

Q:	Are there any risks related to the proposed transaction or any risks related to owning CTI common stock?

A:	Yes. You should carefully review the risk factors described beginning on page 23.

Q:	When and where is the CTI special meeting?

A:	The special meeting of CTI shareholders will be held at • a.m., local time, on, • •, 2003, at •, Seattle, Washington, United States of America.

Q:	Will I receive new stock certificates?

A:	No. If the merger is approved, your existing CTI stock certificates will not be replaced. Please do not send any stock certificates with your proxy card.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, please vote by either completing, signing and dating the enclosed proxy card and mailing it in the enclosed prepaid return envelope or, if you are a holder of record of CTI common shares, voting by telephone or electronically over the Internet by following the instructions on the enclosed proxy card as soon as possible, so that your shares of CTI common stock may be represented and voted at the special meeting of CTI’s shareholders. If you attend the special meeting, you may vote in person even though you have submitted your proxy card.

If you hold your shares of CTI common stock through a broker, you may also have the option to vote those shares by telephone or over the Internet. Please refer to the separate instructions provided by your broker.

Q:	If my shares of CTI common stock are held in “street name” by my broker, will my broker automatically vote my shares of CTI common stock for me?

A:	No. Your broker is not permitted to vote your shares of CTI common stock on the merger proposal without specific instructions from you. Unless you follow the directions your broker provides you regarding how to instruct your broker to vote your shares of CTI common stock, your shares will not be voted.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of CTI common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares of CTI common stock are registered in more than one name, you will receive more than one proxy card. Please either complete, sign, date and return, or follow the instructions for voting by telephone or over the Internet provided on, each proxy card and voting instruction card that you receive.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before the special meeting by:

•	sending written notice to:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

United States of America

Attention: Secretary;

•	returning a later-dated proxy card;

•	changing your vote by telephone or electronically over the Internet; or

•	voting in person at the special meeting.

If you hold your shares through a broker and wish to change your vote, you must contact your broker.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as quickly as practicable. After the special meeting of CTI shareholders and the special meeting of Novuspharma shareholders are held, assuming that the shareholders of CTI and Novuspharma vote to approve the merger, we will need to, among other things, provide notice and make filings with various regulatory authorities. These filings include, among others, applying to have our common stock listed on the Nuovo Mercato stock exchange in Italy which is managed by the Borsa Italiana S.p.A. We anticipate that completing all such notifications and filings and receiving the requisite governmental approvals will require three to four months from the date of this proxy statement/prospectus.

Q:	Will the merger be taxable to me?

A:

CTI shareholders who are not also Novuspharma shareholders generally will not recognize gain or loss for U.S. federal income tax purposes in connection with the merger. We anticipate that the merger will constitute a tax-free reorganization for U.S. federal income tax purposes and a “tax neutral” transaction for Italian income tax purposes. Those Novuspharma shareholders who are Italian residents for Italian tax purposes are not expected to recognize any gain or loss in connection with the merger. However, Novuspharma shareholders who are not Italian residents and certain U.S. holders of Novuspharma stock may be subject to taxation in connection with the merger. Neither CTI nor Novuspharma will be obligated to complete the merger unless CTI and Novuspharma each receive a tax opinion from their respective Italian tax counsel with respect to the tax treatment of the merger. See “The Merger—Material U.S. Federal Income Tax Considerations” and “The Merger—Material Italian Tax Considerations.”

Q:	Where can I find more information about the companies?

A:	Information about the business and management of both CTI and Novuspharma is contained in this proxy statement/prospectus. See, “Management of Our Combined Company After the Merger” and “Where You Can Find More Information.”

Q:	Who can answer my questions?

A:	If you have questions, or want additional copies of this proxy statement/prospectus, please contact our proxy solicitor, Innisfree M&A Incorporated, by calling its toll-free number: (800) •. You may also contact us directly at:

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

United States of America

Attention: Investor Relations

Telephone Number: (206) 272-4345

SUMMARY

This summary, together with the preceding “Questions and Answers” section, highlights information more fully described elsewhere in this proxy statement/prospectus. You should read this entire document and the other documents we refer to for a more complete understanding of the proposed merger and the related transactions. In particular, you should read the documents attached to this proxy statement/prospectus, which include the merger agreement. Except where the context otherwise requires, references in this proxy statement/prospectus to “we,” “our,” “us” and “CTI” are to Cell Therapeutics, Inc. and references to “Novuspharma” are to Novuspharma S.p.A.

The Merger

We have entered into a merger agreement with Novuspharma that provides for the merger of Novuspharma with and into CTI. We will be the surviving corporation. At the completion of the merger each Novuspharma ordinary share will be exchanged for 2.45 shares of CTI common stock. We urge you to read carefully the entire merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus. See “The Merger Agreement.”

The Companies

CTI

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

United States of America

Telephone: (206) 282-7100

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading, vertically-integrated biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research, clinical development and in-licensing activities are concentrated on identifying new, less toxic and more effective ways to treat cancer. We market TRISENOX® for the treatment of acute promyelocytic leukemia, or APL, in the U.S. and in the EU. XYOTAX™, our lead drug candidate, is currently in three pivotal Phase III trials for the treatment of non-small cell lung cancer and we anticipate one pivotal Phase III trial for ovarian cancer to begin in late 2003.

Our Products

We commenced sales for TRISENOX (arsenic trioxide) in October 2000 and currently market TRISENOX in the U.S. and in the EU. For the twelve month period ended March 31, 2003 we recorded $14.2 million in TRISENOX net sales, an increase of 111% over the prior twelve month period. TRISENOX is approved for patients with a type of blood cell cancer called APL who have relapsed or failed standard therapies. In a pivotal trial in patients with relapsed or refractory APL, 70% of the 40 patients experienced complete remission following treatment with TRISENOX with 82% achieving a molecular remission. We have received orphan drug status for TRISENOX from the Food and Drug Administration, or FDA, for APL, and orphan designation for multiple myeloma, myelodysplastic syndrome, or MDS, chronic myeloid leukemia, or CML, and acute myeloid leukemia, or AML. TRISENOX has also received orphan medicinal product status from the European Agency for the Evaluation of Medicinal Products, or EMEA, for APL, and designation for MDS and multiple myeloma. We believe that most TRISENOX sales result from treatment of MDS and multiple myeloma and we have multiple completed and ongoing clinical trials addressing these cancers. We believe that final data from several of these studies may provide a basis for a regulatory application to the FDA and the EMEA to extend the label indication to include MDS.

In 1998, we licensed exclusive worldwide rights to paclitaxel linked to polyglutamate, branded as XYOTAX, and to all potential uses of the polyglutamate polymer technology used to create XYOTAX. Based on data from our ongoing clinical trials and experience in over 450 patients, we believe that XYOTAX may have less severe side effects, be better tolerated and have superior anti-tumor activity than paclitaxel or docetaxel. Based on encouraging interim Phase II clinical data, we have initiated pivotal trial programs in lung cancer and anticipate initiating a pivotal trial in ovarian cancer in late 2003.

In the fourth quarter of 2002, we initiated three pivotal XYOTAX Phase III clinical trials. These include one Phase III trial for the second-line treatment of non-small cell lung cancer, and two Phase III trials of XYOTAX in the front-line treatment of poor performance status, or PS2, patients with non-small cell lung cancer. We have followed the recent guidelines of the FDA for special protocol assessment on all of our ongoing pivotal trials and based on correspondence with the FDA we believe that a positive outcome in a pivotal trial will lead to approval in that indication. We currently anticipate completing one or more of the XYOTAX trials in lung cancer and being in a position to file our first New Drug Application for XYOTAX in late 2004. We have received fast track designation from the FDA for our pivotal trials in PS2 patients with advanced non-small cell lung cancer as a result of the potential of XYOTAX to demonstrate improvement over available therapy in these patients based on anti-tumor activity observed in Phase I and Phase II clinical trials. In addition, the Gynecologic Oncology Group, or GOG, has agreed to conduct a Phase III trial of XYOTAX in front-line treatment of ovarian cancer which they expect to begin in late 2003.

We are also developing a novel polyglutamate-camptothecin molecule, CT-2106. We initiated a Phase I clinical study in the second quarter of 2002. CT-2106 has been administered to a total of 13 patients with a variety of advanced stage cancers without dose-limiting toxicities being reported to date. Based on this interim Phase I clinical trial safety and pharmacokinetic data we are advancing the clinical development of CT-2106. In early 2004, we anticipate initiating Phase I and II studies of CT-2106 in combination with standard chemotherapy in colorectal cancer and as a single agent in small cell lung cancer.

Recent Events

In June 2003, we received fast track designation from the FDA for our XYOTAX pivotal trials in PS2 patients with advanced non-small cell lung cancer. Fast track designation is granted to expedite the review process of applications for approval of new drugs intended for treatment of serious or life threatening conditions where potential to address an unmet medical need is demonstrated. XYOTAX was granted fast track designation by the FDA as a result of the incurable nature of non-small cell lung cancer in PS2 patients and the potential of XYOTAX to exhibit improvement over available therapy based on anticancer activity in Phase I and Phase II clinical trials.

In June 2003, we issued $75 million principal amount of 4% convertible senior subordinated notes due July 1, 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at a rate of 4% per annum and are convertible into shares of CTI common stock at the rate of 74.0741 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $13.50 per share. The notes are subordinated to all present and future senior debt of CTI. We have granted the initial purchasers of the notes an option to purchase up to an additional $15 million in principal amount of notes to cover over-allotments.

Our Strategy

Our goal is to become a leading cancer drug company. The following are the key elements of our business strategy:

•	we initially develop our cancer drug candidates to treat life-threatening types or stages of cancer for which current treatments are inadequate, and that qualify for fast-track designation from the FDA and EMEA. We will also seek to expand the market potential of our products by seeking further approval for other indications in larger cancer patient populations;

•	we plan to devote a substantial portion of our efforts to develop XYOTAX and to further develop and commercialize TRISENOX for additional indications;

•	we have developed our own sales and marketing capabilities in the United States and select European territories and may establish collaborations to commercialize our products;

•	we are applying our patented polymer drug delivery technology to develop a portfolio of improved versions of currently marketed anticancer drugs and novel cancer fighting agents to improve their ease of administration, side effect profile and effectiveness; and

•	we plan to continue to in-license or acquire complementary products, technologies, or companies.

Other Information

We were incorporated in Washington in 1991. Our principal office is located at 501 Elliott Avenue West, Suite 400, Seattle, WA 98119. Our telephone number is (206) 282-7100. Our world wide web address is http://www.cticseattle.com. Information on our web site does not constitute part of this proxy statement/prospectus. “CTI,” “TRISENOX” and “XYOTAX” (formerly referred to as PG-TXL) are our proprietary marks. All other product names, trademarks and trade names referred to in this proxy statement/prospectus are the property of their respective owners.

Novuspharma

Novuspharma S.p.A.

Via Ariosto 23

20091 Bresso (Milan), Italy

Telephone: +39 (02) 610 351

Novuspharma is an Italian biopharmaceutical company with a development strategy focused on the treatment of cancer, both by modifying existing chemotherapies to make them more effective and less toxic and by developing completely novel therapeutics for treatment of the disease. Novuspharma, with headquarters and a research facility in Bresso (Milan), Italy, began operations in 1999 following the spin-off of the oncology research and development department of Boehringer Mannheim Italia S.p.A. from F. Hoffman-La Roche Ltd. In November 2000, Novuspharma ordinary shares were listed on the Nuovo Mercato stock exchange in Italy. Novuspharma received proceeds from its initial public offering of €164 million before deducting related expenses.

Novuspharma’s pipeline includes one investigational medicinal product currently in Phase III and Phase II clinical trials and another two products in Phase II clinical trials. As of July 8, 2003, Novuspharma has three investigational advanced stage cytotoxics specifically, in the DNA intercalator family of molecules in clinical development:

•	Pixantrone, also known as BBR 2778, is in Phase III clinical trials in indolent non-Hodgkin’s lymphoma, or NHL, Phase II clinical trials in aggressive NHL and is expected to enter clinical trials in multiple sclerosis, or MS, during the second half of 2003;

•	BBR 3576 is in Phase II clinical trials in hormone refractory prostate cancer, or HRPC; and

•	BBR 3438 is in Phase II clinical trials in ovarian cancer.

In addition to the advanced stage cytotoxics, Pixantrone and BBR 3576, Novuspharma is also using its experience in cancer to build an early stage pipeline of antibodies and small molecules designed to attack tumors through novel mechanisms of action:

•	MT201 is in Phase I clinical trials, in collaboration with Micromet AG;

•	platinum compounds are in late pre-clinical development;

•	cancer therapies based on proteasome inhibition, which we refer to in this proxy statement/prospectus as proteasome inhibitors, are believed to be approximately two years from Phase I clinical trials, in collaboration with Cephalon, Inc.; and

•	inhibitors to HIF-1, which we refer to in this proxy statement/prospectus as HIF-1 inhibitors, are believed to be approximately three years from Phase I clinical trials, in collaboration with the National Cancer Institute.

See “Business of Novuspharma.”

Votes Required for Approval of the Merger

CTI

We will hold a special meeting of our shareholders to consider a proposal to approve the merger and the transactions contemplated thereby. In order for us to complete the proposed merger, a majority of the shares of CTI common stock voting at the CTI special meeting must be voted in favor of the merger proposal.

The special meeting of our shareholders will be held at •, Seattle, Washington, United States of America on • •, 2003, at • a.m., local time. Shareholders listed in our books as the owners of our common stock at the close of business on the record date, • •, 2003, are entitled to vote at the special meeting.

Our directors and executive officers, owning collectively approximately 2.2% of the shares of our common stock outstanding as of June 16, 2003 and entitled to vote at the meeting, have entered into voting agreements with Novuspharma that commit them, subject to specified exceptions, not to sell any of their shares of CTI common stock prior to the CTI shareholder approval of the merger and to vote all of their shares of CTI common stock in favor of the merger proposal. Essex Woodlands Health Ventures Fund IV, L.P., one of our shareholders owning approximately 6.1% of the shares of our common stock outstanding as of June 16, 2003 and entitled to vote at the meeting, has entered into a voting agreement with Novuspharma that commits Essex Woodlands, subject to specified exceptions, not to sell more than 25% of its shares of CTI common stock prior to the earlier of the CTI shareholder approval of the merger and December 31, 2003, and to vote all of its shares of CTI common stock in favor of the merger proposal. Accordingly, if the parties to these voting agreements vote in accordance with the terms of the voting agreements, and assuming the parties to the voting agreements do not sell any of their shares of CTI common stock, the vote of approximately 13,869,851 additional shares of our common stock (or approximately 41.7% of the outstanding shares of our common stock as of June 16, 2003) will be required to approve the merger proposal, assuming that 100% of the shares of CTI common stock are represented at the special meeting. See “The Special Meeting of CTI Shareholders—Voting Agreements and Shares Controlled by Management” and “The Merger—Summary of Material Terms of Voting Agreements.”

Novuspharma

Novuspharma will hold a special meeting of its shareholders to consider approval of the merger. The special meeting of Novuspharma shareholders will be held at Novuspharma’s offices in Bresso (Milan), Italy, at the first call on • •, 2003, at • p.m., local time, at the second call on • •, 2003, at • p.m., local time and at the third call on • •, 2003, at • p.m., local time. In order for Novuspharma to complete the merger, two-thirds of the Novuspharma ordinary shares present (or represented by proxy) at the Novuspharma special meeting must be voted in favor of the merger, provided that the required quorum is satisfied.

Novuspharma will announce its special meeting by publishing a notice in the Official Gazette of the Italian Republic and in at least one national Italian newspaper. This notice may indicate three different dates on which the special meeting may be validly held (i.e., the first, second and third calls). In the event that Novuspharma’s special meeting cannot be validly held at the first call (because, for example, an insufficient number of shares are represented at the meeting), the meeting may be held at the second call, at the relevant date and time indicated in the notice. In the event that the special meeting cannot be validly held at the second call, the special meeting may be held at the third call, at the relevant date and time indicated in the notice. With regard to the quorum required, if the special meeting is held at the first call, more than a majority of the outstanding Novuspharma ordinary shares must be represented; if the special meeting is held at the second call, more than one-third of the outstanding Novuspharma ordinary shares must be represented; and if the special meeting is held at the third call, more than one-fifth of the outstanding Novuspharma ordinary shares must be represented.

Directors and executive officers of Novuspharma, owning collectively approximately 13.0% of the Novuspharma ordinary shares outstanding as of June 16, 2003 and entitled to vote at the special meeting of Novuspharma shareholders, have entered into voting agreements with us that commit them, subject to specified exceptions, not to sell any of their Novuspharma ordinary shares prior to the Novuspharma shareholder approval or any postponement thereof and to vote all of their Novuspharma ordinary shares in favor of the merger. 3i Group plc, HBM Bio Ventures (Cayman) Ltd. and

Novuspharma Invest NV, three of Novuspharma’s shareholders owning collectively approximately 47% of the Novuspharma ordinary shares outstanding as of June 16, 2003 and entitled to vote at the special meeting of Novuspharma shareholders, have entered into voting agreements with us that commit those shareholders, subject to specified exceptions, not to sell their Novuspharma ordinary shares prior to the earlier of the Novuspharma shareholder approval of the merger and December 31, 2003 and to vote all of their Novuspharma ordinary shares in favor of the merger. Accordingly, if all of the parties to these voting agreements vote in favor of the merger, and assuming the parties to these voting agreements do not sell any of their Novuspharma ordinary shares, the vote of approximately 450,000 additional Novuspharma ordinary shares (or 7% of the Novuspharma ordinary shares outstanding as of June 16, 2003 and entitled to vote) will be required to approve the merger, assuming that 100% of the Novuspharma ordinary shares are represented at the special meeting. See “The Special Meeting of CTI Shareholders—Novuspharma Special Meeting; Vote Required; Posting of Shareholder Approval; Voting Agreements”and “The Merger—Summary of Material Terms of Voting Agreements.”

Recommendation of the CTI Board of Directors

After careful consideration, the CTI board of directors unanimously:

•	determined that the merger and the merger agreement (including the merger plan (“progetto di fusione”) in the form attached to the merger agreement), are advisable and fair to and in the best interests of CTI and our shareholders; and

•	approved the merger, the merger plan, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that you vote “FOR” the proposal to approve the merger and the transactions contemplated thereby.

In reaching its conclusion that the merger is advisable and fair to and in the best interests of CTI and our shareholders, and in deciding to approve the merger agreement, the CTI board of directors considered a number of factors, both positive and negative, as more fully described in “The Merger—CTI’s Reasons for the Merger; Recommendation of the CTI board of directors.”

Opinion of CTI’s Financial Advisor

In connection with the merger, the CTI board of directors received a written opinion of CIBC World Markets Corp. as to the fairness, from a financial point of view, to CTI of the exchange ratio. The full text of CIBC World Markets’ written opinion, dated June 16, 2003, is attached to this proxy statement/prospectus as Appendix G. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets’ opinion was provided to the CTI board of directors in its evaluation of the exchange ratio, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to any matters relating to the merger.

Interests of Certain Persons in the Merger

Certain of Novuspharma’s directors and executive officers have interests in the merger, including;

•	certain Novuspharma executives have entered into employment agreements with CTI, including a grant of restricted stock and severance provisions;

•	certain Novuspharma executives could be entitled to severance payments under Italian law if they leave their jobs after the merger;

•	former employees of Novuspharma, including former directors and executives of Novuspharma, will be granted options to purchase shares of CTI common stock in CTI’s discretion; and

•	certain indemnification arrangements will be continued if the merger is completed.

See “The Merger—Interests of Certain Persons in the Merger.”

What CTI Shareholders Will Receive in the Merger

Shares of CTI common stock will represent equity interests in the combined company following the merger of Novuspharma with and into us. There will be no need for our shareholders to exchange their share certificates. See “The Merger Agreement—Conversion of Novuspharma Shares in the Merger.”

What Novuspharma Shareholders Will Receive in the Merger

Upon the completion of the merger, each Novuspharma ordinary share will be converted into 2.45 shares of CTI common stock. The actual share exchange will occur as soon as reasonably practicable after the effective time of the merger by means of book entry changes on the records of the Italian clearing agency, Monte Titoli S.p.A., without any need for Novuspharma ordinary shares to be tendered for exchange. See “The Merger Agreement—Conversion of Novuspharma Shares in the Merger.”

Ownership of the Combined Company Following the Merger

At the closing of the merger, based on the number of Novuspharma ordinary shares outstanding as of June 16, 2003 and the exchange ratio of 2.45 CTI common shares for each Novuspharma ordinary share, CTI will issue approximately 16.0 million new shares of common stock to current Novuspharma shareholders. Upon completion of the merger, based on the number of Novuspharma ordinary shares outstanding as of June 16, 2003, current CTI shareholders will own approximately 67.7% of CTI’s outstanding common stock and current Novuspharma shareholders will own approximately 32.3% of CTI’s outstanding common stock. Based on the companies’ respective closing share prices on June 16, 2003, the last full trading day prior to our announcement of the merger, Novuspharma’s shareholders would receive an implied premium for their Novuspharma shares. The issuance of CTI common shares at any implied premium would likely result in dilution to the market price of CTI common stock. See “Risk Factors—Risks Related to the Merger” and “The Merger Agreement—Conversion of Novuspharma Shares in the Merger.”

Board of Directors Following the Merger

Upon completion of the merger, we will have a twelve member board composed of the nine persons currently on the CTI board of directors, at least two persons currently on the Novuspharma board of directors and a third independent director to be identified by Novuspharma and mutually agreed to by CTI and Novuspharma. Pursuant to the merger agreement, our bylaws will be amended upon completion of the merger to increase the size of the CTI board to twelve. See “The Merger Agreement—Corporate Organization and Governance” and “Management of Our Combined Company after the Merger.”

Treatment of Novuspharma Options

The merger agreement provides that, prior to the effective time of the merger, the vesting of each outstanding Novuspharma stock option will be accelerated and, to the extent not exercised prior to completion of the merger, will be terminated and cancelled. CTI has agreed to issue new options to employees of Novuspharma to be determined in our discretion. The number of CTI shares subject to each new option and the vesting schedule of each new option will be determined by CTI, and the per share exercise price of each new CTI option will be equal to the greater of:

•	the average of the closing prices for a share of CTI common stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the completion of the merger or the closing price on the date of grant; and

•	the average of the closing prices for a share of CTI common stock on the Nuovo Mercato Telematico Azionario for each trading day during the one-month period immediately preceding the completion of the merger or the closing price on the date of grant.

We expect to grant these replacement options under Novuspharma’s existing option plans, which we will assume upon completion of with the merger.

See “The Merger Agreement—Treatment of Novuspharma Options in the Merger.”

Accounting Treatment of the Merger

The merger will be accounted for by CTI for financial reporting purposes under the purchase method of accounting. Accordingly, the aggregate purchase price will be allocated based upon the fair values of the assets acquired and the liabilities of Novuspharma assumed. Any excess purchase price will be recorded as goodwill. Under current generally accepted accounting principles in the United States, goodwill is no longer being amortized but instead is to be capitalized and reviewed periodically for impairment. See “The Merger—Accounting Treatment.”

Rescission Rights; Dissenters’ Rights

Novuspharma shareholders will have rescission rights as specified under Italian law. At the closing of the merger, those Novuspharma shareholders that have exercised their rescission rights will be entitled to receive a cash payment for their Novuspharma ordinary shares in lieu of receiving any shares of CTI common stock. CTI shareholders will not have dissenters’ rights in connection with the merger. See “The Merger—Rescission Rights; Dissenters’ Rights.” It is a condition to the closing of the merger that the amount of cash to be paid to holders of rescission shares not exceed $25 million, although CTI and Novuspharma together can waive this condition.

Regulatory Matters

In order for the merger to be valid under Italian law, Italian law requires delivery to the shareholders of Novuspharma, by deposit at the corporate headquarters of Novuspharma and with copies to the Italian securities regulator and CONSOB of certain documents, including a report that indicates that, among other things, the valuation methods adopted by the Novuspharma board of directors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by the directors in their determination of the exchange ratio contained in the merger agreement.

Also, prior to completion of the merger, CTI, Novuspharma and any shareholder of Novuspharma acquiring more than 10% of our outstanding stock could be required to give notification of the merger to U.S., EU or Italian antitrust authorities. Although we do not anticipate any such notification will be required in connection with the merger, if notification to any of these authorities is required, the parties could be required to furnish additional information and observe one or more statutory waiting periods prior to completion of the merger.

See “The Merger—Regulatory Matters.”

Material U.S. Federal Tax Considerations

Generally, the exchange by Novuspharma shareholders of Novuspharma ordinary shares for shares of our common stock will not cause either Novuspharma shareholders or our shareholders to recognize any gain or loss for U.S. federal income tax purposes. However, Novuspharma shareholders might have to recognize gain or loss if their stock ownership in Novuspharma is sufficiently large. This tax treatment might not apply to all Novuspharma shareholders. A determination of the actual tax consequences of the merger to you if you are a Novuspharma shareholder can be complicated and will depend on your own specific situation and on variables not within our control or the control of Novuspharma. Novuspharma shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger to them. See “The Merger—Material U.S. Federal Income Tax Considerations.”

Italian Tax Considerations

Generally, the merger will not cause a taxable event for Italian income tax purposes for the Novuspharma shareholders who are resident in Italy for Italian tax purposes. Furthermore, the shares of our common stock received by the Novuspharma shareholders in the merger will have the same aggregate tax basis as the Novuspharma ordinary shares held by the Novuspharma shareholders prior to the merger. However, for Novuspharma shareholders who are resident outside of Italy for Italian tax purposes, with some exceptions described below, the merger may cause taxable gain to be recognized equal to the difference between the fair market value of the shares of our common stock received and the tax basis of Novuspharma shareholder’s Novuspharma ordinary shares cancelled in the merger. Exceptions to this treatment may apply to non-resident shareholders:

•	who own no more than two percent of the Novuspharma voting rights or no more than five percent of the Novuspharma’s total outstanding equity, and who meet certain other requirements, or

•	who are entitled to the benefits of almost any income-tax treaty between Italy and the shareholder’s country of residence.

The actual income tax consequences under Italian tax law will depend on your own specific situation and on factors not within the control of Novuspharma or us. Novuspharma shareholders should consult their own tax advisor for a full understanding of the potential Italian tax consequences of the merger to them. See “The Merger—Material Italian Tax Considerations.”

Material Terms of the Merger Agreement

The merger agreement is the primary legal document that governs the merger. We have attached a copy of the merger agreement as Appendix A to this proxy statement/prospectus and encourage you to read it. A few of its key terms are listed below:

Conditions to Completion of the Merger

Several conditions must be satisfied before either party is obligated to complete the proposed merger, including, among others:

•	the required approval of CTI shareholders and Novuspharma shareholders must have been received;

•	the Nasdaq National Market must have approved the listing, subject to official notice of issuance, of the shares of CTI common stock issuable in connection with the merger;

•	the listing of CTI common stock on the Nuovo Mercato must be approved by the Borsa Italiana;

•	there must be no pending or threatened litigation by a governmental entity seeking to enjoin or prohibit the completion of the merger, and there must be no legal restraint or prohibition preventing the completion of the merger;

•	CTI’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC and no stop order suspending its effectiveness may be in effect nor have been initiated, or to the knowledge of CTI or Novuspharma, threatened;

•	the waiting period under any applicable antitrust laws (and any extensions thereof) must have expired or been terminated and all material antitrust approvals, if any, must have been obtained;

•	each party must have received a written opinion from its Italian tax counsel;

•	the amount of cash to be paid to the holders of Novuspharma ordinary shares exercising rescission rights must not exceed $25 million;

•	Novuspharma must have received a report from KPMG S.p.A. as to the valuation methods adopted by the Novuspharma board of directors in determining the exchange ratio;

•	the representations and warranties of the other party must be true and correct as of the closing date of the merger as though made on the closing date, or if representations and warranties expressly relate to an earlier date, then as of that date, except, in each case or in the aggregate, as does not constitute a material adverse effect on the other party;

•	the other party must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger;

•	there must not have occurred a material adverse effect on the other party;

•	the two-month period provided by Italian law for Novuspharma creditor claims must have expired or otherwise been satisfied; and

•	the Novuspharma nominees to the CTI board must have been appointed as directors.

The merger agreement provides that any or all of the conditions to both parties’ obligations may be waived by both parties together, and any or all of the conditions to either party’s obligations may be waived by that party. However, the parties cannot waive any conditions imposed by law, such as receipt of necessary shareholder approvals.

See “The Merger Agreement—Conditions.”

Prohibition on Solicitation of Other Offers

In the merger agreement, each of CTI and Novuspharma agree not to solicit, initiate or encourage, knowingly facilitate or induce any inquiries or the making of any proposal the consummation of which would result in an “alternative transaction” (as defined in the merger agreement) or participate in any discussions or negotiations regarding, or furnish any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably likely to lead to an alternative transaction. However, if either CTI or Novuspharma receives an unsolicited bona fide written offer or proposal with respect to an alternative transaction with respect to which its board of directors determines in good faith, after consultation with outside legal counsel, that the failure to provide information or participate in the negotiations or discussions would result in a reasonable likelihood that its board of directors would breach its fiduciary duties to its shareholders, and its shareholders have not yet approved the merger, then it may furnish information with respect to itself pursuant to a customary confidentiality agreement containing terms no less restrictive than the one between CTI and Novuspharma and may participate in negotiations regarding the unsolicited proposal.

In addition to the prohibitions on solicitation of other offers, the merger agreement provides that neither Novuspharma nor CTI will withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the other party, the approval or recommendation by its board of the merger or the merger agreement, unless:

•	in the case of CTI, if its board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would result in a reasonable likelihood that its board would breach its fiduciary duties to CTI’s shareholders under applicable laws; and

•	in the case of Novuspharma, if Novuspharma receives a “superior proposal” (as defined in the merger agreement), and after receipt of advice from outside counsel its board determines in good faith that the failure to take such action would result in a reasonable likelihood that its board would breach its fiduciary duties to Novuspharma’s shareholders under applicable laws, and Novuspharma complies with certain conditions described in the merger agreement.

Each of CTI and Novuspharma must submit the merger to its shareholders for a vote even if its board changes, withdraws, qualifies or modifies its recommendation relating to the merger.

See “The Merger Agreement—No Solicitation of Transactions.”

Termination of the Merger Agreement

Under circumstances specified in the merger agreement, each company may terminate the merger agreement. These circumstances include, among others:

•	if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, upon certain breaches of the other party’s representations, warranties, covenants or agreements (but only after a 30-day cure period if the breach is curable by April 15, 2004 through exercise of commercially reasonable efforts);

•	if the merger is not consummated by April 15, 2004;

•	if any required shareholder approval is not obtained;

•	at any time prior to the terminating party’s shareholders’ meeting, by the board of directors of the terminating party if the other party’s board of directors has:

•	failed to recommend without modification or qualification that the other party’s shareholders approve the merger and the transactions contemplated by the merger agreement;

•	subsequently withdrawn its recommendation;

•	modified or qualified its recommendation in a manner adverse to the terminating party’s interests; or

•	failed to reconfirm its recommendation within ten business days following a written request from the terminating party to do so.

See “The Merger Agreement—Termination.”

Termination Fee

If the merger agreement is terminated under certain circumstances, either we or Novuspharma could be required to pay a termination fee of $4.75 million to the other party.

See “The Merger Agreement—Termination Fee.”

Comparison of Rights of CTI Shareholders and Novuspharma Shareholders

After the completion of the merger, Novuspharma shareholders will become shareholders of our company, and their rights as shareholders of our company will be governed by Washington law, our articles of incorporation and our bylaws. There are substantive differences between Washington law and Italian law and between our articles of incorporation and bylaws and Novuspharma’s governing documents. See “Comparison of Rights of CTI Shareholders and Novuspharma Shareholders.”

Comparative Stock Prices and Dividends

Shares of our common stock currently trade in the United States on the Nasdaq National Market under the symbol “CTIC,” and Novuspharma ordinary shares currently trade in Italy on the Nuovo Mercato under the symbol “NOV.MI”. The following table presents:

•	the last reported per share sales price of our common stock;

•	the last reported per share sales price of Novuspharma ordinary shares, stated in euros;

•	the last reported per share sales price of Novuspharma ordinary shares, converted to dollars at the exchange rate then prevailing; and

•	the implied value of the merger consideration of 2.45 shares of CTI common stock per Novuspharma ordinary share, based on the closing price of CTI common stock on each of the dates shown;

in each case on June 16, 2003, the last full trading day prior to the public announcement of the proposed merger, and on • •, 2003, which is a recent date prior to the date of this proxy statement/prospectus. The implied value of the merger consideration has been determined by multiplying the last reported sales price per share of CTI common stock on each date by 2.45, which is the exchange ratio in the merger. Neither we nor Novuspharma have ever paid dividends.

Date	CTI Common Stock (dollars)		Novuspharma Ordinary Shares				Implied Value of Merger Consideration per Novuspharma Ordinary Share (dollars)
			(euros)		(dollars)*
June 16, 2003		$14.75		€22.59		$26.76		$36.14
• •, 2003	$		€		$		$

*	Based on the exchange rate then prevailing.

The market prices of our common stock and Novuspharma’s ordinary shares and the exchange rate between the U.S. dollar and the euro fluctuate. You should obtain current market quotations and exchange rates.

See “Comparative Stock Prices and Dividends.”

Comparative Historical and Pro Forma Combined Per Share Data

The following table sets forth historical per share data of CTI and Novuspharma and combined per share data on an unaudited pro forma basis after giving effect to the proposed merger based on the fixed exchange ratio of 2.45 shares of CTI common stock for each Novuspharma ordinary share, and resulting in the issuance of approximately 16.0 million shares of CTI common stock. This number is based on the total outstanding Novuspharma ordinary shares as of March 31, 2003.

The pro forma per share data presented below is based on CTI’s and Novuspharma’s unaudited pro forma combined per share data for the three months ended March 31, 2003 and the year ended December 31, 2002. You should read this information along with the selected historical financial data, the unaudited pro forma condensed combined financial statements and the separate audited historical consolidated financial statements of CTI and Novuspharma and the notes thereto incorporated into or included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share data is not necessarily indicative of the operating results that would have been achieved had the proposed merger been consummated January 1, 2002 or the financial position at March 31, 2003 had the proposed merger been consummated at that date. You should not consider the data to be representative of future operating results of the combined company.

The historical book value per share of common stock as of March 31, 2003 and as of December 31, 2002 is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of each period. The pro forma combined book value per share as of March 31, 2003 is computed by dividing pro forma shareholders’ equity by the pro forma number of shares of common stock as of the end of March 31, 2003. The equivalent pro forma loss per share is computed by multiplying the pro forma loss per share by the fixed 2.45 exchange ratio, and the equivalent pro forma book value per share is computed by multiplying the pro forma combined book value per share by the fixed 2.45 exchange ratio.

	As of and for the Three Months Ended March 31, 2003	As of and for the Year Ended December 31, 2002
Historical—Cell Therapeutics, Inc.
Basic and diluted net loss per share	$(0.92)	$(1.48)
Book value per share	0.40	1.32

Historical—Novuspharma
Basic and diluted net loss per share	€(1.20)	€(4.65)
Book value per share	15.87	17.01

Pro forma combined
Basic and diluted net loss per share	$(0.79)	$(1.59)
Book value per share	3.05	—

Equivalent pro forma combined—per Novuspharma share
Basic and diluted net loss per share	$(1.94)	$(3.90)
Book value per share	7.48	—

Selected CTI Historical Consolidated Financial Data

Set forth below is selected historical financial information with respect to CTI as of the dates and for the periods indicated. The statement of operations data set forth below for the three months ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 have been derived from CTI’s financial statements which have not been audited and are incorporated in this proxy statement/prospectus by reference. The statement of operations data set forth below for the fiscal years ended December 31, 2002, 2001 and 2000 and the balance sheet data as of December 31, 2002 and 2001 have been derived from CTI’s financial statements which have been audited and are incorporated in this proxy statement/prospectus by reference. The statement of operations data set forth below for the fiscal years ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 2000, 1999 and 1998 have been derived from CTI’s financial statements which have been audited, but are not included or incorporated by reference in this proxy statement/prospectus. The unaudited financial statements include all adjustments, consisting of recurring adjustments which CTI considers necessary for a fair presentation of its financial position and results of operations for these periods.

Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003 or any other future interim period. The following selected historical financial information of CTI should be read in conjunction with CTI’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of CTI and related notes thereto, which are incorporated in this proxy statement/prospectus by reference to CTI’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three months ended March 31, 2003. See “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Product sales	$4,310	$1,521	$11,393	$6,130	$502	$—	$—
License and contract revenue	571	162	5,503	106	—	—	13,200

Total revenues	4,881	1,683	16,896	6,236	502	—	13,200

Operating expenses:
Cost of product sold	146	105	423	394	19	—	—
Research and development(1)	20,628	11,060	58,759	44,669	26,574	27,682	29,942
Selling, general and administrative	13,008	11,190	49,800	35,268	20,421	9,788	10,889
Amortization of purchased intangibles(2)	334	1,675	6,701	9,390	9,390	—	—

Total operating expenses	34,116	24,030	115,683	89,721	56,404	37,470	40,831

Loss from operations	(29,235)	(22,347)	(98,787)	(83,485)	(55,902)	(37,470)	(27,631)

Other income (expense):
Investment income	654	1,662	4,819	9,200	4,517	1,692	3,094
Interest expense	(1,888)	(2,875)	(11,240)	(5,988)	(544)	(502)	(435)
Gain on exchange of convertible subordinated notes	—	—	55,305	—	—	—	—

Other income (expense), net	(1,234)	(1,213)	48,884	3,212	3,973	1,190	2,659
Net loss	(30,469)	(23,560)	(49,903)	(80,273)	(51,929)	(36,280)	(24,972)
Preferred stock dividend	—	—	—	(1,372)	(508)	(5,201)	—

Net loss applicable to common shareholders	$(30,469)	$(23,560)	$(49,903)	$(81,645)	$(52,437)	$(41,481)	$(24,972)

Basic and diluted net loss per common share	$(0.92)	$(0.67)	$(1.48)	$(2.41)	$(2.07)	$(2.67)	$(1.62)

Shares used in computation of basic and diluted net loss per common share	33,114	35,008	33,763	33,822	25,345	15,552	15,410

(1)	Amount in 2001 includes an equity-based expense of $9.2 million related to the issuance of 350,000 warrants for the achievement of a XYOTAX milestone.
(2)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets.” SFAS 142 requires that goodwill no longer be amortized.

	March 31,	December 31,
	2003	2002	2001	2000	1999	1998
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, securities available-for-sale and interest receivable	$111,060	$142,157	$259,421	$156,434	$24,248	$47,072
Working capital	101,240	129,849	250,142	146,384	17,705	44,143
Total assets	151,673	186,780	303,750	190,111	30,848	58,156
Convertible senior subordinated notes(3)	85,500	85,500	—	—	—	—
Convertible subordinated notes	29,600	29,600	175,000	—	—	—
Other long-term obligations, less current portion	5,921	6,704	3,892	1,060	2,653	3,888
Total long-term obligations, less current portion	121,021	121,804	178,892	1,060	2,653	3,888
Accumulated deficit	(370,924)	(340,455)	(290,552)	(210,279)	(158,350)	(122,070)
Total shareholders’ equity	13,252	43,483	109,557	177,943	20,904	47,165

(3)	On June 23, 2003, CTI issued 4% convertible senior subordinated notes resulting in gross proceeds of $75 million.

Selected Novuspharma Historical Consolidated Financial Data

The following selected financial data related to the statement of operations for the years ended December 31, 2002, 2001 and 2000, and the balance sheet data as of December 31, 2002, 2001 are derived from Novuspharma’s audited financial statements presented in euros which are prepared in accordance with U.S. GAAP, appearing elsewhere in this proxy statement/prospectus. The financial data related to the statement of operations for the years ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 2000, 1999, and 1998 are derived from Novuspharma’s unaudited financial statements presented in euros which are prepared in accordance with U.S. GAAP, and which are not included in this proxy statement/prospectus. The financial data related to the statement of operations for the three month period ended March 31, 2003 and 2002 and the balance sheet data at March 31, 2003 are derived from Novuspharma’s unaudited financial statements presented in euros which are prepared in accordance with U.S. GAAP, and which are included in this proxy statement/prospectus. The unaudited financial statements include all adjustments, consisting of recurring adjustments, which Novuspharma considers necessary for a fair presentation of its financial position and results of operations for these periods.

Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003 or any other future interim period. The following data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Novuspharma” and the financial statements, related notes and other financial information of Novuspharma included in this proxy statement/prospectus. See the Novuspharma financial statements starting on page FIN-1. Novuspharma was originally formed on September 21, 1983 but did not begin operations until January 1, 1999 following the spin-off of the oncology research and development department of Boehringer Mannheim Italia S.p.A. from F. Hoffman-La Roche Ltd.

Amounts in accordance with U.S. GAAP

	Three Months Ended		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(In thousands, except share and per share amounts)
Statement of Operations Data:
Revenues:
Research grants	€56	€—	€5,493	€1,396	€78	€—	€—
Research services provided to third parties	109	—	65	90	1,045	1,910	—

Total revenues	165	—	5,558	1,486	1,123	1,910	—

Operating expenses:
Research and development	(6,921)	(5,938)	(33,861)	(14,440)	(8,179)	(4,176)	—
General and administrative	(1,757)	(1,627)	(6,478)	(5,388)	(2,998)	(2,540)	(9)
Amortization of purchased intangibles	(1)	(1)	(2)	(183)	(183)	(182)	—

Total operating expenses	(8,679)	(7,566)	(40,341)	(20,011)	(11,360)	(6,898)	(9)

Loss from operations	(8,514)	(7,566)	(34,783)	(18,525)	(10,237)	(4,988)	(9)
Other income (expense):
Investment income	510	86	1,921	15	2	—	—
Interest income (expense)	239	993	2,502	6,506	1,158	(37)	—
Gain on foreign currency	19	7	174	39	41	—	—

Other income (expense), net	768	1,086	4,597	6,560	1,201	(37)	—

Loss before taxation	(7,746)	(6,480)	(30,186)	(11,965)	(9,036)	(5,025)	(9)
Income taxes	—	—	—	—	—	—	(1)

Net loss	€(7,746)	€(6,480)	€(30,186)	€(11,965)	€(9,036)	€(5,025)	€(10)

Basic and diluted net loss per ordinary share	€(1.20)	€(0.99)	€(4.65)	€(1.83)	€(1.95)	€(1.54)	€(0.00)

Shares used in calculation of basic and diluted net loss per ordinary share	6,477,159	6,532,594	6,491,771	6,553,551	4,640,242	3,262,142	2,000,000

Amounts in accordance with U.S. GAAP

	Three Months Ended March 31, 2003	December 31,
		2002	2001	2000	1999	1998
	(unaudited)			(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	€101,433	€108,343	€140,836	€156,036	€2,372	€99
Total assets	113,028	121,658	149,721	160,962	6,800	136
Other long-term obligations, less current portion	1,391	1,155	825	715	618	—
Accumulated deficit during the development stage	(64,664)	(56,580)	(26,026)	(14,061)	(5,025)	(45)
Total shareholders’ equity	103,066	110,236	141,931	154,966	2,157	60

Selected Unaudited Pro Forma Combined Financial Data of CTI and Novuspharma

The following selected unaudited pro forma combined balance sheet data as of March 31, 2003 and the selected unaudited pro forma combined statement of operations data for the three months ended March 31, 2003 and the year ended December 31, 2002 are based on the historical consolidated financial statements of CTI and Novuspharma after giving effect to the proposed merger using the purchase method of accounting. The financial information of Novuspharma has been reclassified to conform Novuspharma’s presentation format to that of CTI. The selected unaudited pro forma combined financial data is based on estimates and assumptions which are preliminary. The unaudited pro forma combined financial statements do not purport to represent what CTI’s financial position or results of operations actually would have been if the proposed merger had in fact occurred on the dates indicated or to project CTI’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	CTI’s balance sheet as of March 31, 2003 has been combined with Novuspharma’s balance sheet as of March 31, 2003 as if the proposed merger had occurred on March 31, 2003;

•	CTI’s unaudited statement of operations for the three months ended March 31, 2003 has been combined with Novuspharma’s unaudited statement of operations for the three months ended March 31, 2003 as if the proposed merger had occurred on January 1, 2002; and

•	CTI’s statement of operations for the year ended December 31, 2002 has been combined with Novuspharma’s statement of operations for the year ended December 31, 2002 as if the proposed merger had occurred on January 1, 2002.

The Novuspharma amounts combined in the pro forma combined financial statements referred to above were translated to U.S. dollars using a spot rate of 1.092 as of March 31, 2003 and an average rate of 1.0736 and .94525 for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively.

Under the purchase method of accounting, the total estimated purchase price of $197.2 million, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the proposed merger, based on management’s estimates of fair values as of March 31, 2003. A preliminary valuation of intangible assets was performed by an independent third party as the basis for the estimates of the fair value of the intangible assets reflected in the unaudited pro forma condensed combined financial statements. A final determination of fair values, which cannot be made prior to the completion of the proposed merger, will be based on the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Novuspharma that exist as of the date of completion of the proposed merger. In addition to the effect of the final valuation, the timing of completion of the proposed merger, and other changes in Novuspharma’s net tangible assets which occur prior to completion of the proposed merger could cause material differences in the information presented.

These selected unaudited pro forma combined financial data should be read in conjunction with the historical financial statements and the related notes thereto of Novuspharma and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Novuspharma” included elsewhere in this proxy statement/prospectus. This data should also be read in conjunction with CTI’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference to CTI’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three months ended March 31, 2003, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Novuspharma,” included elsewhere in this proxy statements/prospectus.

See “Unaudited Pro Forma Condensed Combined Financial Statements of CTI and Novuspharma.”

Selected Unaudited Pro Forma Combined Financial Data

of Cell Therapeutics, Inc. and Novuspharma S.p.A.

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
	(in thousands, except per share data)
Pro Forma Combined Statement of Operations Data:
Revenues:
Product sales	$4,310	$11,393
License and contract revenue	748	10,757

Total revenues	5,058	22,150

Operating expenses:
Cost of product sold	146	423
Research and development	28,112	90,981
Selling, general and administrative	14,918	56,020
Amortization of purchased intangibles	335	6,703

Total operating expenses	43,511	154,127

Loss from operations	(38,453)	(131,977)
Other income (expense):
Investment income	1,479	9,164
Interest expense	(1,888)	(11,240)
Gain on exchange of convertible subordinated notes	—	55,305

Other income (expense), net	(409)	53,229

Net loss	$(38,862)	$(78,748)

Basic and diluted net loss per common share	$(0.79)	$(1.59)

Shares used in calculation of basic and diluted net loss per common share	49,028	49,677

	March 31, 2003 (in thousands)
Pro Forma Combined Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$220,313
Working capital	200,515
Total assets	302,992
Convertible subordinated and senior subordinated notes(1)	115,100
Other long-term obligations, less current portion	7,437
Accumulated deficit	(427,683)
Total shareholders' equity	149,709

(1)	On June 23, 2003, CTI issued 4% convertible senior subordinated notes resulting in gross proceeds of $75 million.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements beginning on p. 136

RISK FACTORS

CTI and Novuspharma will operate as a combined company following the merger in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond our control. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the risks described below before deciding how to vote your shares of CTI common stock. The risks described below are not the only ones facing our combined company. Additional risks and uncertainties that are not presently known to CTI and Novuspharma that are not currently believed to be material, if they materialize, also may adversely affect the merger and CTI and Novuspharma as a combined company.

Risks Related to the Merger

The issuance of shares of CTI common stock to Novuspharma shareholders in the merger will substantially reduce the percentage interests of CTI shareholders.

If the merger is completed, approximately 16.0 million shares of CTI common stock will be issued to current Novuspharma shareholders, and former Novuspharma shareholders will own approximately 32.3% of the outstanding common stock of CTI after the merger, based on the number of Novuspharma ordinary shares outstanding as of June 16, 2003. The issuance of these shares to current Novuspharma shareholders will cause a significant reduction in the relative percentage interests of current CTI shareholders in earnings, voting, liquidation value and book and market value. In addition, as described under “Comparative Stock Prices and Dividends,” based on the companies’ respective closing share prices on June 16, 2003, which was the last full trading day prior to our announcement of the merger, Novuspharma shareholders would receive an implied premium for their shares. The issuance of CTI common shares at any implied premium would likely result in dilution to the market price of CTI common stock. The issuance of additional shares in future transactions could further reduce the percentage interests of current CTI shareholders and Novuspharma shareholders. In addition, CTI expects to issue options to purchase CTI common stock to employees of Novuspharma. If and when those options are exercised, it will cause further dilution to the holders of CTI common stock.

Our combined company may not achieve the benefits expected from the merger.

If our combined company is to realize the benefits of the merger, including the anticipated growth opportunities and synergies from combining CTI’s business with the business of Novuspharma, our combined company must successfully integrate CTI’s technology, operations and personnel with those of Novuspharma. The integration of CTI and Novuspharma will be a challenging, complex, time-consuming and expensive process and may disrupt both companies’ businesses if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

•	Effectively pursuing the clinical development and regulatory approvals of our and Novuspharma’s product candidates (including XYOTAX and Pixantrone) while effectively marketing CTI’s current approved product (TRISENOX);

•	Successfully commercializing products under development and increasing revenues from TRISENOX;

•	Retaining existing strategic partners;

•	Retaining and integrating management and other key employees of both CTI and Novuspharma;

•	Coordinating research and development activities to enhance introduction of new products and technologies;

•	Integrating purchasing and procurement operations in multiple locations;

•	Maintaining an adequate level of liquidity to fund our combined company’s continuing operations and expansion;

•	Integrating the business cultures of CTI and Novuspharma and maintaining employee morale, particularly in light of an anticipated reduction in workforce;

•	Transitioning all facilities to a common information technology system;

•	Developing and maintaining uniform standards, controls, procedures and policies that comply with both U.S. and Italian laws and regulations;

•	Maintaining adequate focus on the core business of the combined company while integrating operations;

•	Maintaining relationships with employees, strategic partners, manufacturers and suppliers while integrating management and other key personnel; and

•	Coping with unanticipated expenses related to integration of the two companies.

Our combined company may not succeed in addressing these challenges or any other problems encountered in connection with the merger, which may be exacerbated by the geographic separation of CTI and Novuspharma. Our combined company’s U.S. officers will be located in Seattle, Washington, in the United States, while our combined company’s Italian officers will be located in Bresso (Milan), Italy. In addition, our European headquarters will be moved from the United Kingdom to Novuspharma’s offices in Bresso (Milan), Italy following the merger. If management is not able to address these challenges, our combined company may not achieve the anticipated benefits of the merger, which may have a material adverse effect on our combined company’s business and could result in the loss of key personnel.

Because the exchange ratio in the merger is fixed, CTI shareholders are exposed to the risk that the market price of CTI’s common stock could increase or the market price of Novuspharma ordinary shares could decrease.

Under the merger agreement, each Novuspharma ordinary share will convert into the right to receive 2.45 shares of CTI common stock. This exchange ratio is a fixed number and will not be adjusted if the price of CTI common stock or Novuspharma ordinary shares increases or decreases prior to the completion of the merger. The prices of CTI common stock and Novuspharma ordinary shares at the closing of the merger might vary from their prices on the date of this proxy statement/prospectus and on the date of the special meeting of CTI shareholders. These prices might vary because of changes in the business, operations or prospects of CTI or Novuspharma, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed will be later than the date of the special meeting of CTI shareholders, the prices of CTI common stock and Novuspharma ordinary shares on the date of the special meeting of CTI shareholders might not be indicative of their respective prices on the date the merger is completed. As a result, the market value of the shares of CTI common stock that CTI will be required to issue to former Novuspharma shareholders upon completion of the merger might be greater than the value attributed to Novuspharma’s business and assets at the time the merger agreement was entered into and/or the date the merger is approved by our shareholders. We urge CTI shareholders to obtain current market quotations for CTI common stock and Novuspharma ordinary shares, and to be aware that the relative prices of CTI common stock and Novuspharma ordinary shares might change dramatically after the special meeting of CTI shareholders.

Our combined company may be required to pay $25 million or more to Novuspharma shareholders who exercise rescission rights in connection with the merger.

Under Italian law, Novuspharma shareholders that properly exercise their rescission rights will be entitled to receive a cash payment for their Novuspharma ordinary shares, which cash payment is determined by averaging the closing price for a Novuspharma ordinary share on the Nuovo Mercato over the six months prior to the date on which Novuspharma shareholders approve the merger. Pursuant to the merger agreement, neither CTI nor Novuspharma will be obligated to complete the merger if the aggregate amount to be paid to dissenting Novuspharma shareholders exceeds $25 million. The payment of any amount to Novuspharma shareholders who exercise rescission rights would reduce the available cash reserves of our combined company. At March 31, 2003, CTI and Novuspharma combined had cash, cash equivalents and unrestricted investments totaling $220.3 million (based on exchange rates then prevailing) and we expect that our combined company’s pro forma cash, cash equivalents and unrestricted investments at December 31, 2003 will be $175.0 million (based on the same exchange rates). As a closing condition, this $25 million limit may be waived only with the consent of both CTI and Novuspharma. If the amount of claims from dissenting shareholders exceeds $25 million and the parties agree to waive this closing condition and elect to complete the merger, the cash reserves of our combined company would be reduced to that extent.

Our combined company might be required to repay some or all of the Italian research grants and loan subsidies previously received by Novuspharma as a result of the merger and might not qualify or be approved for new grants and subsidies following the merger.

Novuspharma has historically funded a portion of its operations through research grants and loan subsidies awarded by Italian authorities. Upon completion of the merger, it is intended that the grants and subsidies will be transferred to an Italian branch of CTI and subsequently contributed to a newly-formed Italian subsidiary of CTI. Under the terms of the grants and subsidies obtained by Novuspharma, these transfers require advance written approval from the Italian bank authorized to make the disbursement on behalf of the government and from the appropriate Italian authorities. We face the risk that one or both of the transfers might not be approved by the applicable bank and/or by the Italian authorities, in which case our combined company might be required to repay some or all of the grants and subsidies received (pursuant to Italian Laws 451/94 and DM 954/97 No. 232) prior to the merger, in the aggregate amount of up to approximately €6.5 million as of March 31, 2003 and may forfeit outstanding grants and subsidies not yet disbursed as of March 31, 2003 by the authorized bank, in the aggregate amount of up to approximately €7.6 million as of March 31, 2003. Following the completion of the merger, our planned Italian subsidiary will be eligible to apply for new research grants and subsidies from the Italian and EU authorities. However, the grants and subsidies are awarded in the discretion of those authorities and we cannot assure you that the Italian subsidiary will qualify or be approved for any grants or subsidies that may be applicable to it. For a more detailed description of the Italian and EU grant and subsidy programs, see “Conditions in Italy and the European Union—Governmental Support of Medical Research and Training.”

Our combined company’s reported financial results will suffer as a result of purchase accounting treatment.

In accordance with United States generally accepting accounting principles, we will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of our common stock following the completion of the merger. Under the purchase method of accounting, we will allocate the total estimated purchase price to Novuspharma’s net tangible assets, intangible assets with indefinite lives and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill, if any. We will expense the portion of the estimated purchase price allocated to in-process research and development in the quarter in which the merger is completed. We will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent that the intangible assets become impaired, we may be required to incur material charges relating to the impairment of those assets. These depreciation, amortization, in-process research and development, potential impairment and other non-cash charges could have a material impact on the results of operations of our combined company.

The costs associated with the merger could adversely affect our combined company’s financial results.

We and Novuspharma expect to incur combined direct transaction costs of approximately $8.5 million in connection with the merger and substantial additional costs in connection with the integration of our and Novuspharma’s businesses. If the benefits of the merger do not exceed the costs associated with the merger, including the costs of integrating the businesses of CTI and Novuspharma, our combined company’s financial results could be adversely affected.

There are many conditions to the completion of the merger and we cannot assure you that the merger will be completed.

There are many conditions to our and Novuspharma’s obligations to complete the merger. Many of these conditions are beyond our and Novuspharma’s control. For example, we must obtain, as a condition to our and Novuspharma’s obligation to complete the merger, approval from the Italian securities authorities for the listing of our common stock on the Nuovo Mercato stock exchange, as well as other regulatory approvals. We and Novuspharma will make any required United States, Italian and European filings with the appropriate regulatory authorities, but the requirements for these approvals could delay the completion of the merger for a significant period of time after the CTI shareholders and Novuspharma shareholders have approved the proposals relating to the merger at their respective special meetings. We cannot assure you that these consents and approvals will be obtained, or that these consents and approvals will be obtained without materially adverse restrictions or conditions that would have a material adverse effect on us or our combined company. Even if regulatory approvals are obtained, any federal, state or foreign governmental agency or private person may challenge the merger at any time before or after its completion.

Although this proxy statement/prospectus may speak as though the merger will be consummated, you should realize that those statements anticipate the completion of the merger on the terms of the merger agreement. We cannot assure you that the merger will be completed.

Risks Related to International Expansion

If the merger is completed, CTI will increase the scope of its European operations, which will increase CTI’s costs of doing business and might result in additional, unexpected challenges.

If the merger is completed, our European operations will be expanded and our European headquarters will be relocated to Italy. This expansion will cost us time and resources, such as:

•	our management will need to devote additional time to overseeing operations in an additional country;

•	language barriers within our company might result in misunderstandings, improperly executed instructions and additional translation costs; and

•	internal transportation and communications costs will increase in order for personnel, resources and ideas to be shared with an additional operation center.

The increased time and resources we spend to manage operations in Italy will result in an increase in our historical costs of doing business. Also, the addition of Italian operations might present other challenges. For example, the cultural differences between business operations (generally including employer-employee relations) in the United States and those in Italy might reduce some of the benefits of the merger.

If the merger is completed, CTI will be required to comply with an additional national regulatory structure, which could result in administrative challenges.

If the merger is completed, our operations will need to comply with applicable laws of and rules of the United States (including Washington law and the rules and regulations of the Securities and Exchange Commission and the Nasdaq National Market), the EU legal system and the Republic of Italy (including the rules and regulations of CONSOB and Borsa Italiana, which collectively regulate companies listed on Italy’s public markets such as the Nuovo Mercato). Conducting our operations in a manner that complies with all applicable laws and rules will require us to devote additional time and resources to regulatory compliance matters, which costs might be substantial, and might cause delays. For example:

•	issuing each material announcement in both English and Italian might cause administrative challenges as we seek to time the simultaneous release of such announcements in both languages;

•	producing financial statements and quarterly (and other periodic) reports under two sets of standards, and approving translations of each significant document into the other language will be expensive and might distract our executives from their primary focus of managing our business, and language translations themselves might lead to inaccuracies; and

•	the process of seeking to understand and comply with the laws of each country (including tax, labor and regulatory laws) might require us to incur the expense of engaging additional outside counsel, accountants and other professional advisors and might result in delayed business initiatives as we seek to ensure that each new initiative will comply with both regulatory regimes.

If the merger is completed, we will be subject to risks relating to fluctuations in the exchange rate of the dollar relative to the euro, which could cause costs to be greater than we expect and introduce additional volatility in our reported quarterly results.

Following the completion of the merger we will be exposed to risks associated with foreign currency transactions insofar as we might desire to use dollars to make contract payments denominated in euros or vice versa. As the net positions of our unhedged foreign currency transactions might fluctuate, our earnings might be negatively affected. In addition, following the completion of the merger, we will be exposed to risks associated with the translation of Novuspharma’s euro-denominated financial results and balance sheet into U.S. dollars. The reporting currency of CTI will remain as the U.S. dollar, however, a portion of our consolidated financial obligations will arise in euros. In addition, the carrying value of some of our assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the euro. Changes in the value of the U.S. dollar as compared to the euro might have an adverse effect on our reported results of operations and financial condition.

If the merger is completed, we will be subject to new legal duties and additional political and economic risks related to operations in Italy.

If the merger is completed, a portion of our business will be based in Italy. We will be subject to duties and risks arising from doing business in Italy, such as:

•	Italian employment law, under which our relations with our employees in Italy will be governed by collective bargaining agreements negotiated at the national level and over which we have no control;

•	EU data protection regulations, under which we will be unable to send private personal data, including many employment records and some clinical trial data, from our Italian offices to our U.S. offices until our U.S. offices self-certify their adherence to the safe harbor framework established by the U.S. Department of Commerce in consultation with the European Commission;

•	tariffs, customs, duties and other trade barriers; and

•	capital controls, terrorism and other political risks.

These risks related to doing business in Italy could harm the results of our operations.

Risks Related to the Business of Our Combined Company

We expect that our combined company will continue to incur losses for the foreseeable future, and we might never achieve profitability.

CTI was incorporated in 1991 and has incurred a net operating loss every year. As of March 31, 2003, CTI had an accumulated deficit of approximately $370.9 million. Since Novuspharma began operating on January 1, 1999, Novuspharma has incurred a net operating loss every year. As of March 31, 2003, Novuspharma had an accumulated deficit of approximately €64.7 million. Our combined company may never become profitable, even if we are able to commercialize additional products. Our combined company will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, we expect will result in substantial increasing operating losses for at least the next several years. Even if our combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

If our combined company is unable to develop additional products, we may be unable to generate significant revenue or become profitable.

CTI has only one product, TRISENOX, for relapsed or refractory acute promyelocytic leukemia, or APL, that has received marketing approval to date, while none of Novuspharma’s products have yet received marketing approval. CTI’s leading drug candidates, TRISENOX for other indications, XYOTAX and CT-2106, and Novuspharma’s leading drug candidate, Pixantrone, are currently in clinical trials. These clinical trials of the drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including CTI and Novuspharma, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. For example, in CTI’s first Phase III human trial for lisofylline, completed in March 1998, CTI failed to meet its two primary endpoints, or goals, even though it met its endpoints in two earlier Phase II trials for lisofylline. As a result, CTI is no longer developing lisofylline as a potential product. In addition, data obtained from clinical trials are susceptible to varying interpretations. Government regulators and our combined company’s collaborators may not agree with our interpretation of our combined company’s future clinical trial results. The clinical trials of TRISENOX, XYOTAX, CT-2106 or Pixantrone or any of our combined company’s future drug candidates may not be successful. Many of CTI’s and Novuspharma’s drug candidates are still in research and pre-clinical development, which means that they have not yet been tested on humans. Our combined company will need to commit significant time and resources to develop these and additional product candidates. We cannot assure you that:

•	our combined company’s product candidates will be developed to a stage that will enable us to commercialize them or sell related marketing rights to pharmaceutical companies;

•	our combined company will be able to commercialize product candidates in clinical development or sell the marketing rights to third parties; and

•	product candidates, if developed, will be approved.

Our combined company will be dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues. The failure to generate such revenues may preclude our combined company from continuing our research and development of these and other product candidates.

Our combined company may be required to suspend, repeat or terminate our clinical trails if they do not meet regulatory requirements, the results are negative or inconclusive, or if the trials are not well designed.

Before regulatory approval for any potential product can be obtained, we must undertake extensive clinical testing on humans to demonstrate the tolerability and efficacy of the product, both on its own terms, and as compared to the other principal drugs on the market that have the same therapeutic indication. We cannot assure you that our combined company will obtain authorization to permit product candidates that are already in the pre-clinical development phase to enter the human clinical testing phase. In addition, we cannot assure you that any authorized pre-clinical or clinical testing will be completed successfully within any specified time period by our combined company, or without significant additional resources or expertise to those originally expected to be necessary. We cannot assure you that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication. Further, the results from pre-clinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, our combined company or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

Completion of clinical tests depends on, among other things, the number of patients available for testing, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments. Our combined company will rely on third parties, such as contract research organizations and/or co-operative groups, to assist us in overseeing and monitoring clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials, if the third parties fail to perform or to meet the applicable standards. A failure by us or such third parties to keep to the terms of a product program development for any particular product candidate or to complete the clinical trials for a product candidate in the envisaged time frame could have significant negative repercussions on our combined company’s business and financial condition.

Even if our combined company’s drug candidates are successful in clinical trials, our combined company may not be able to successfully commercialize them.

Since CTI’s inception in 1991 and since Novuspharma’s beginning operations in 1999, both companies have dedicated substantially all of their resources to the research and development of their technologies and related compounds. With the exception of TRISENOX for relapsed or refractory APL, all of CTI’s and Novuspharma’s compounds currently are in research or development, and none have been submitted for marketing approval. Our combined company’s other compounds may not enter human clinical trials on a timely basis, if at all, and our combined company may not develop any product candidates suitable for commercialization.

Prior to commercialization, each product candidate will require significant additional research, development and pre-clinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. The development of anti-cancer drugs, including those currently being developed by CTI and Novuspharma, is unpredictable and subject to numerous risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including they may:

•	be found ineffective or cause harmful side effects during pre-clinical testing or clinical trials;

•	fail to receive necessary regulatory approvals;

•	be difficult to manufacture on a large scale;

•	be uneconomical to produce;

•	fail to achieve market acceptance; or

•	be precluded from commercialization by proprietary rights of third parties.

Our combined company’s product development efforts or our combined company’s collaborative partners’ efforts may not be successfully completed and our combined company may not obtain required regulatory approvals. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance.

If the combined company fails to establish and maintain collaborations or if its partners do not perform, we may unable to develop and commercialize our product candidates.

CTI and Novuspharma have each entered into collaborative arrangements with third parties to develop and/or commercialize product candidates. Additional collaborations might be necessary in order for our combined company to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize our existing and future product candidates. If our combined company fails to maintain our existing collaborative arrangements or fails to enter into additional collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

Our combined company’s dependence on collaborative arrangements with third parties will subject us to a number of risks that could harm our combined company’s ability to develop and commercialize products:

•	collaborative arrangements might not be on terms favorable to our combined company;

•	disagreements with partners may result in delays in the development and marketing of products, termination of our collaboration agreements or time consuming and expensive legal action;

•	we cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates and partners may not allocate sufficient funds or resources to the development, promotion or marketing of our products, or may not perform their obligations as expected;

•	partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete its obligations to our combined company; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

We cannot assure you that our combined company will be able to negotiate future collaboration agreements or that those currently in existence will make it possible for our combined company to fulfill our objectives.

Because CTI and Novuspharma based several of their drug candidates on unproven novel technologies, our combined company may never develop them into commercial products.

CTI and Novuspharma base many of their product candidates upon novel delivery technologies that they are using to discover and develop drugs for the treatment of cancer. These technologies have not been proven. Furthermore, pre-clinical results in animal studies may not predict outcome in human clinical trials. Our combined company’s product candidates may not be proven safe or effective. If these technologies do not work, our combined company’s drug candidates may not develop into commercial products.

Our combined company may not complete our clinical trials in the time expected, which could delay or prevent the commercialization of our products.

Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. Clinical trials involving our combined company’s product candidates may not commence nor be completed as forecasted. Our combined company will have limited experience in conducting clinical trials. In certain circumstances our combined company will rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. In addition, certain clinical trials for our combined company’s products will be conducted by government-sponsored agencies and consequently will be dependent on governmental participation and funding. Our combined company will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence or be completed as we expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of our combined company’s planned clinical trials could delay or prevent the commercialization of our products and harm our business.

If our combined company fails to protect adequately our intellectual property, our competitive position could be harmed.

Development and protection of our combined company’s intellectual property are critical to our business. If we do not adequately protect our combined company’s intellectual property, competitors may be able to practice our technologies. Our combined company’s success depends in part on our ability to:

•	obtain patent protection for our products and processes in the United States, Italy and other countries;

•	protect our trade secrets; and

•	prevent others from infringing on our proprietary rights.

In particular we believe that linking CTI’s polymers to existing drugs may yield patentable subject matter. We do not believe that our polymer-drug conjugates will infringe any valid third-party patents covering the underlying drug. However, we may not receive any patents for our polymer conjugates and we may be challenged by the holder of a patent covering the underlying drug.

The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our combined company’s rights under our patents, licenses and patent applications may also decrease. Patent applications in which our combined company has rights may never issue as patents and the claims of any issued patents may not afford meaningful protection for our combined company’s technologies or products. In addition, patents issued to us or our combined company’s licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that our combined company may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to our combined company. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our combined company’s business. Costly litigation might be necessary to protect our combined company’s orphan drug designations or patent position or to determine the scope and validity of third party proprietary rights, and our combined company may not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our combined company’s patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology.

Our combined company will also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our combined company’s technology. While in the past CTI and Novuspharma have required, and our combined company will require, employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

If any of our combined company’s license agreements for intellectual property underlying TRISENOX, XYOTAX, Pixantrone or any other products are terminated, we may lose our rights to develop or market that product.

Patents issued to third parties may cover our combined company’s products as ultimately developed. Our combined company may need to acquire licenses to these patents or challenge the validity of these patents. Our combined company may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that our combined company develops. CTI has licensed intellectual property, including patent applications from The Memorial Sloan Kettering Cancer Center, Samuel Waxman Cancer Research Foundation, Beijing Medical University and others, including the intellectual property directed to arsenic drugs and TRISENOX. CTI has also in-licensed the intellectual property relating to our polymer drug delivery technology, including XYOTAX. Novuspharma has licensed intellectual property, including patent applications from The University of Vermont, F. Hoffman-La Roche and others, including some intellectual property related to Pixantrone. Novuspharma has also in-licensed the intellectual property relating to platinum complexes from F. Hoffman-La Roche. Some of our combined company’s product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with either of CTI or Novuspharma or our combined company if it fails to meet its obligations under those licenses. Our combined company may not be able to meet our obligations under these licenses. If our combined company defaults under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology.

If our combined company cannot enter into new licensing arrangements, its future product portfolio and potential profitability could be harmed.

One component of our combined company’s business strategy is in-licensing drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories.

Following completion of the merger, substantially all of the combined product candidates in clinical development will be in-licensed from a third party, including TRISENOX, XYOTAX and Pixantrone. Competition for new promising compounds and commercial products can be intense. If our combined company is not able to identify future in-licensing opportunities and enter into future licensing arrangements on acceptable terms, its future product portfolio and potential profitability could be harmed.

Our combined company’s products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

Although we attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement, third parties may challenge the patents that have been issued or licensed to our combined company. Our combined company may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s patents. Further, our combined company may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against our combined company are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

Our combined company may need to raise additional funds in the future, and they may not be available on acceptable terms, or at all.

We expect that our combined company’s capital resources and the interest earned thereon will enable our combined company to maintain our planned operations through at least early 2005. Beyond that time, if our combined company’s capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. Our combined company will require substantial funds to: (1) continue our research and development programs, (2) in-license or acquire additional technologies or products, (3) conduct pre-clinical studies and clinical trials and (4) launch new drug products. Our combined company may repeatedly need to raise additional capital to fund our operations. Our combined company may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our combined company’s capital requirements will depend upon numerous factors, including the following:

•	the establishment of additional collaborations;

•	the development of competing technologies or products;

•	changing market conditions;

•	the cost of protecting our intellectual property rights;

•	the purchase of capital equipment;

•	the progress of our drug discovery and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payment resulting from those collaborations; and

•	in-licensing and acquisition opportunities.

Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, our combined company may curtail operations significantly, including the delay, modification or cancellation of research and development programs aimed at bringing new products to market. To obtain additional funding, our combined company may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of our combined company.

Our combined company expects to receive certain grants and subsidized loans from the Italian government and the European Community through our combined company’s Italian subsidiary. We cannot assure you that our combined company will receive the relevant funding.

CTI’s and Novuspharma’s limited operating experience may cause our combined company difficulty in managing our growth and could seriously harm our business.

As a result of additional trials for TRISENOX for indications other than relapsed or refractory APL and clinical trials currently underway for XYOTAX and our other products in development, CTI has expanded our operations in various areas, including our management, regulatory, clinical, financial and information systems and other elements of our business process infrastructure. We may need to add additional key personnel in these areas. In addition, the merger with Novuspharma will expand further our operations with the addition of new product candidates, competencies and employees. As growth occurs, it may strain our combined company’s operational, managerial and financial resources. Our combined company will not be able to increase revenues or control costs unless we continue to improve our operational, financial, regulatory and managerial systems and processes, and expand, train and manage our work force.

If our combined company fails to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our products could become obsolete.

Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our combined company’s future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that our combined company develops may become obsolete before we recover any expenses incurred in connection with developing these products.

Our combined company faces direct and intense competition from our competitors in the biotechnology and pharmaceutical industries and we may not compete successfully against them.

The biotechnology and pharmaceutical industries are intensely competitive. Our combined company will have numerous competitors in the United States and elsewhere. Our combined company’s competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our combined company’s competitors, to market commercial products. Our combined company’s competitors may succeed in developing, licensing or marketing technologies and drugs that are more effective or less costly than any we are developing, including generic drugs. Our combined company’s competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. In particular, our combined company will face direct competition from many companies focusing on delivery technologies. Drugs resulting from our combined company’s research and development efforts, if approved for sale, may not compete successfully with our combined company’s competitors’ existing products or products under development.

Our combined company may be unable to attain the raw materials necessary to produce our XYOTAX product candidate in sufficient quantity to meet demand when and if such product is approved.

Paclitaxel is derived from certain varieties of yew trees. Supply of yew trees is tightly controlled by a limited number of companies. We cannot be sure that our combined company will be able to continue to purchase the materials necessary to produce XYOTAX in adequate volume and quality. We purchase the majority of the paclitaxel we need from a single vendor. We also purchase the raw material polyglutamic acid from a single source. Should the paclitaxel or polyglutamic acid purchased from our sources prove to be insufficient in quantity or quality, or should this relationship terminate, we cannot assure you that we will be able to enter into a similar agreement with an alternate source.

Our combined company’s dependence on third party manufacturers means that we may not have sufficient control over the manufacture of our combined company’s products.

Neither CTI nor Novuspharma currently have internal facilities for the manufacture of any of their products or product candidates for clinical evaluation or commercial production. In addition, TRISENOX, our first commercial product, is currently manufactured by a single vendor. In 2002, we began the process of qualifying an additional supplier for our finished product manufacturing for TRISENOX. This additional supplier received FDA approval to manufacture TRISENOX in June 2003, however, we cannot assure you that this additional supplier will be able to provide us with finished product if and when we need it. Our combined company will need to develop additional manufacturing resources, enter into collaborative arrangements with other parties that have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. Our combined company will be dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulatory authorities. The manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations of the FDA nor meet our requirements for quality, quantity or timeliness. Another of our products under development, XYOTAX, is complex to manufacture, which may prevent us from obtaining a sufficient supply for the increased clinical trials that are currently planned or underway.

Our combined company may face difficulties in achieving acceptance of our products in the market if we do not continue to expand our sales and marketing infrastructure.

We currently are marketing TRISENOX with our direct sales force. Competition for these individuals is intense, and in the event we need additional sales personnel, we may not be able to hire the experience required and number of sales personnel we need. In addition, if our combined company markets and sells products other than TRISENOX, we may need to further expand our marketing and sales force with sufficient technical expertise and distribution capacity. If our combined company is unable to expand our direct sales operations and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our combined company’s products, which may prevent our combined company from growing our revenues and achieving and maintaining profitability.

Our combined company will be subject to extensive government regulation, including the requirement of approval before our products may be marketed.

Regulatory agencies have approved only one of CTI’s products, TRISENOX, for sale in the United States and the EU, to treat patients with APL who are refractory to, or have relapsed from, retinoid and anthracycline chemotherapy for relapsed or refractory APL. Regulatory agencies have not approved any of Novuspharma’s products for sale. Before our combined company can market TRISENOX for other indications, we must obtain additional FDA and/or EMEA approval. CTI’s and Novuspharma’s other products are in development, and will have to be approved by the FDA before they can be marketed in the United States and by the EMEA or European national regulatory authorities before they can be marketed in the EU. Obtaining FDA and EMEA approval requires substantial time, effort and financial resources, and we cannot be sure that any approval will be granted on a timely basis, if at all. If the FDA or the EMEA does not approve CTI’s or Novuspharma’s products and any additional indications for marketed products in a timely fashion, or does not approve them at all, our combined company’s business and financial condition may be adversely affected.

In addition, our combined company and its products will be subject to comprehensive regulation by the FDA and the EMEA both before and after products are approved for marketing. The FDA and the EMEA regulate, for example, research and development, including pre-clinical and clinical testing, safety, effectiveness, manufacturing, labeling, advertising, promotion, export, and marketing of our combined company’s products. Manufacturing processes must conform to current good manufacturing practices, or cGMP, and the FDA and EMEA or European national regulatory authorities periodically inspect manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort to maintain compliance. Also, drug manufacturers may not promote a drug for other than its approved indication, and the FDA and EMEA may institute enforcement action against companies to do so. Our combined company’s failure to comply with this or other FDA or EMEA requirements may result in various adverse consequences including FDA and/or EMEA delay in approval or refusal to approve a product, recalls, seizures, withdrawal of an approved product from the market, and/or the imposition of civil or criminal sanctions. Additionally, our combined company will be subject to numerous regulations and statutes regulating the manner of selling and obtaining reimbursement for our combined company’s products. For example, federal statutes generally prohibit providing certain discounts and payments to physicians to encourage them to prescribe our product. Violations of such regulations or statutes may result in treble damages, fines or exclusion of our combined company or individuals from participation in federal and state health care programs. Although our combined company will have policies prohibiting violations of relevant regulations and statutes, unauthorized actions of our combined company’s employees or consultants, or unfavorable interpretations of such regulations or statutes may result in third parties or regulatory agencies bringing legal proceedings or enforcement actions against our combined company.

If our combined company loses our key personnel or we are unable to attract and retain additional personnel, our combined company may be unable to pursue collaborations or develop our own products.

Our combined company will be highly dependent on Dr. James A. Bianco, CTI’s chief executive officer, and Dr. Jack W. Singer, CTI’s executive vice president, research program chairman. The loss of any one of these principal members of our combined company’s scientific or management staff, or failure to attract or retain other key scientific employees, could prevent our combined company from pursuing collaborations or developing our products and core technologies. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to our combined company’s success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, our combined company will rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our combined company’s consultants and advisors will be employed by other employers or are self-employed, and will have commitments to or consulting or advisory contracts with other entities that may limit their availability to our combined company.

Because there is a risk of product liability associated with our combined company’s products, our combined company faces potential difficulties in obtaining insurance.

Our combined company’s business exposes our combined company to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. While each of CTI and Novuspharma have insurance covering product use in their clinical trials, and CTI currently has product liability insurance for TRISENOX, it is possible that our combined company will not be able to maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our combined company’s inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products our combined company develops. A successful product liability claim in excess of our combined company’s insurance coverage could exceed our net worth.

Uncertainty regarding third party reimbursement and health care cost containment initiatives may limit our combined company’s returns.

The ongoing efforts of governmental and third party payors to contain or reduce the cost of health care will affect our combined company’s ability to commercialize our products successfully. Governmental and other third party payors are increasingly attempting to contain health care costs by:

•	challenging the prices charged for health care, products and services;

•	limiting both coverage and the amount of reimbursement for new therapeutic products;

•	denying or limiting coverage for products that are approved by the FDA or EMEA but are considered experimental or investigational by third-party payors;

•	refusing to provide coverage when an approved product is used for disease indications in a way that has not received FDA or EMEA marketing approval; and

•	denying coverage altogether.

The trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our combined company’s products. In addition, in almost all European markets, pricing and choice of prescription pharmaceuticals are subject to government control. Therefore, the price of our combined company’s products and their reimbursement in Europe will be determined by national regulatory authorities.

Even if we succeed in bringing any of our combined company’s proposed products to the market, they may not be considered cost-effective and third party reimbursement might not be available or sufficient. If adequate third party coverage is not available, our combined company may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to our combined company before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could make it difficult or impossible to sell our combined company’s products. TRISENOX has been reimbursed by third party payors, but there is no guarantee this reimbursement will continue.

Since our combined company will use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

Our combined company’s research and development activities will involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Our combined company will be subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our combined company’s safety procedures for handling and disposing of such materials will comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, our combined company could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our combined company’s research, development or production efforts.

Our combined company may not be able to conduct animal testing, which could harm our combined company’s research and development activities.

Certain of our combined company’s research and development activities will involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our combined company’s business could be materially harmed by delaying or interrupting our research and development activities.

Risks Related to the Securities Markets

Our stock price is extremely volatile, which may affect our ability to raise capital in the future.

The market price for securities of biopharmaceutical and biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve months ended June 30, 2003, our stock price has ranged from a low of $2.68 to a high of $15.70. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

Factors that may have a significant impact on the market price and marketability of our common stock include:

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	our quarterly operating results;

•	announcements by us or others of results of preclinical testing and clinical trials;

•	developments or disputes concerning patent or other proprietary rights;

•	developments in our relationships with collaborative partners;

•	acquisitions;

•	litigation and government proceedings;

•	adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications;

•	third-party reimbursement policies;

•	changes in securities analysts’ recommendations;

•	changes in health care policies and practices;

•	economic and other external factors; and

•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

Because our charter documents contain certain anti-takeover provisions and we have a rights plan, it may be more difficult for a third party to acquire us, and the rights of some shareholders could be adversely affected.

Our articles of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our articles of incorporation, may have the effect of discouraging certain transactions involving a change of control of the company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference statements which, to the extent that they do not recite historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “might,” “will” or “could” and similar expressions or the negatives of these words or phrases are intended to identify forward-looking statements. CTI and Novuspharma have based these forward-looking statements on their current expectations and projections about the growth of their businesses, their financial performances and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Examples of these statements include, without limitation, statements regarding the following:

•	the benefits anticipated to result from the proposed merger;

•	the ability of our combined company to achieve operating efficiencies;

•	integration and other costs estimated to be incurred in connection with the proposed merger;

•	anticipated future performance of CTI, Novuspharma and our combined company;

•	the ability of our combined company to achieve the benefits of the merger;

•	the completion of the merger;

•	the financial results of CTI, Novuspharma and our combined company;

•	CTI’s, Novuspharma’s and our combined company’s future operating expenses, including expenditures for research and development;

•	the ability of CTI, Novuspharma and our combined company to generate revenues;

•	the ability to complete clinical trials;

•	the ability of CTI, Novuspharma and our combined company to develop additional products;

•	the ability of CTI, Novuspharma and our combined company to successfully commercialize, sell, market and distribute products;

•	the ability of CTI, Novuspharma and our combined company to attract licensing partners;

•	the ability of CTI, Novuspharma and our combined company to maintain and develop collaborative research, development and licensing relationships;

•	CTI’s, Novuspharma’s and our combined company’s ability to protect its intellectual property;

•	competitive developments affecting CTI’s, Novuspharma’s and our combined company’s products;

•	the availability of financing on acceptable terms or at all;

•	difficulties or delays in manufacturing;

•	the ability to produce adequate supplies of product candidates;

•	the ability to attract and retain key employees;

•	the ability of CTI, Novuspharma and our combined company to obtain FDA and other regulatory approvals for product candidates;

•	the ability to comply with FDA, EMEA and Italian regulations;

•	exposure to product liability and other types of lawsuits and regulatory proceedings;

•	the availability of reimbursement from governmental and other third-party payors; and

•	the ability of CTI, Novuspharma and our combined company to comply with environmental laws and regulations.

Investors should note that many factors, as more fully described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Novuspharma,” “Business of Novuspharma” and elsewhere in this proxy statement/prospectus could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this proxy statement/prospectus. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that CTI files with the Securities and Exchange Commission.

You should not place undue reliance on the forward-looking statements contained in this proxy statement/prospectus. These forward-looking statements speak only as of the date on which the statements were made. We do not undertake any obligation to update our forward-looking statements after the date of this proxy statement/prospectus for any reason, even if new information becomes available or other events occur in the future. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission.

All subsequent forward-looking statements attributable to CTI or Novuspharma or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING OF CTI SHAREHOLDERS

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the CTI board of directors in connection with the proposed merger.

Date, Time and Place of the Special Meeting

The special meeting of the shareholders of CTI is scheduled to be held as follows:

• •, 2003

• a.m., local time

•

•

Seattle, Washington

United States of America

Purpose of the Special Meeting

The special meeting is being held so that the shareholders of CTI may consider and vote upon a proposal to approve the merger and the transactions contemplated thereby, as set forth in the merger agreement, as well as to transact any other business that properly comes before the special meeting or any adjournment or continuation thereof.

After careful consideration, the CTI board of directors unanimously:

•	determined that the merger and the merger agreement (including the merger plan (“progetto di fusione”) in the form attached to the merger agreement), are advisable and fair to and in the best interests of CTI and our shareholders;

•	approved the merger, the merger plan, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that you vote “FOR” the proposal to approve the merger and the transactions contemplated thereby.

Record Date and Shares Outstanding

The CTI board of directors has fixed the close of business on • •, 2003 as the record date for determination of CTI shareholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were • shares of CTI’s sole class of common stock issued and outstanding and held by approximately • holders of record. CTI has no outstanding voting securities other than the common stock. Every holder of CTI common stock is entitled to one vote for each share held on the record date for each proposal presented at the special meeting.

Quorum

A quorum is necessary for the transaction of most business at the special meeting. A quorum requires the presence, either in person or represented by proxy, of a majority of the shares of CTI common stock that both:

•	were outstanding on the record date; and

•	are entitled to vote.

As mentioned above, at the close of business on the record date, • shares of our common stock were issued and outstanding, all of which are entitled to one vote per share on all matters. Accordingly, • shares must be present, either in person or represented by proxy, at the meeting to constitute a quorum at the special meeting.

Abstentions and Broker Non-Votes

When an eligible voter attends the meeting but decides not to vote (either in person or by proxy), his or her decision not to vote is called an abstention. Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstentions will be treated as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote requiring a plurality, a majority or some other percentage of the votes actually cast (including the merger proposal); and

•	abstention shares are present and entitled to vote for purposes of determining the presence of a quorum.

Accordingly, in the case of the merger proposal, abstentions will count toward the presence of a quorum, will not be considered votes cast and will therefore have no effect on the outcome of the merger proposal.

Many of our investors do not hold our shares directly, but instead hold the shares in “street name” through their brokers. Brokers holding shares for their clients generally do not have authority to vote those shares on extraordinary proposals such as our merger proposal, unless the client provides specific voting instructions to the broker. When no such instructions are received, brokers are generally required to return the proxy card (or a substitute) marked with an indication that the broker lacks voting power for the proposal. This type of response is known as a broker non-vote. Broker non-votes on any proposal at the special meeting will be treated as abstentions with respect to that matter (i.e., as entitled to vote, but opting not to vote). Accordingly, broker non-votes will count toward the presence of a quorum, will not be considered votes cast and will therefore have no effect on the outcome of the merger proposal.

Vote Required

Assuming that a quorum is present, approval of the merger proposal will require the affirmative vote of a majority of the votes cast at the special meeting of CTI shareholders.

If other matters are properly brought before the special meeting, then the vote required will be determined by applicable law, Nasdaq rules, and the CTI articles of incorporation and bylaws.

Voting Agreements and Shares Controlled by Management

Our directors and executive officers, owning collectively approximately 2.2% of the shares of our common stock outstanding as of June 16, 2003 and entitled to vote at the meeting, have entered into voting agreements with Novuspharma that commit them, subject to specified exceptions, not to sell any of their shares of CTI common stock prior to the CTI shareholder approval of the merger and to vote all of their shares of CTI common stock in favor of the merger proposal. The form of the voting agreement entered into by CTI’s officers and directors appears as an exhibit to the merger agreement and is included as Appendix B to this proxy statement/prospectus. Essex Woodlands Health Ventures Fund IV, L.P., one of our shareholders, owning approximately 6.1% of the shares of our common stock outstanding as of June 16, 2003 and entitled to vote at the meeting, has entered into a voting agreement with Novuspharma that commits Essex Woodlands, subject to specified exceptions, not to sell more than 25% of its shares of CTI common stock prior to the earlier of the CTI shareholder approval of the merger and December 31, 2003, and to vote all of its shares of CTI common stock in favor of the merger proposal. The voting agreement entered into by Essex Woodlands appears as an exhibit to the merger agreement and is included as Appendix C to this proxy statement/prospectus. Accordingly, if the parties to these voting agreements vote in accordance with the terms of the voting agreements, and assuming the parties to the voting agreements do not sell any of their shares of CTI common stock, the vote of approximately 13,869,851 additional shares of our common stock (or approximately 41.7% of the outstanding shares of our common stock as of June 16, 2003) will be required to approve the merger proposal, assuming that 100% of the shares of CTI common stock are represented at the special meeting. For a summary of material provisions of the voting agreements with Novuspharma, see “The Merger—Summary of Material Terms of Voting Agreements.”

On June 16, 2003, our directors and executive officers beneficially owned 2,774,723 shares of our common stock (not including any shares subject to unexercised options), all of which are subject to the voting agreements referred to above. These shares held by our directors and executive officers represented approximately 8.3% of 33,279,148 shares of common stock outstanding on June 16, 2003. Each of our directors and executive officers has indicated that he or she intends to vote for approval of the merger proposal.

Voting of Proxies

All shares of our common stock represented by properly executed proxies received before or at the special meeting or any adjournment thereof will, unless the proxies are revoked, be voted in accordance with the instructions indicated on them. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger proposal. Every CTI shareholder is urged to mark the box on the proxy indicating how the shareholder wishes to vote the shareholder’s shares or, if you are a holder of record of CTI common stock, by voting by telephone or electronically over the Internet in accordance with the instructions set forth on the enclosed proxy card. The deadline for voting by telephone or the Internet is 12:00 noon, Eastern time, on • •, 2003.

We do not expect that any matter other than the merger proposal will be brought before the special meeting. If other matters are properly presented to the special meeting, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy. If there are not enough affirmative votes initially present (or represented by proxy) at the special meeting to approve the merger proposal, the chairman of the meeting may move to adjourn or postpone the meeting to permit further solicitation of proxies by CTI and its board in hope of obtaining a sufficient number of proxies to approve the merger proposal. In any such vote, the persons named as proxies will vote for any such proposal to adjourn or postpone the meeting; provided, however, that no proxy which is voted against the merger proposal will be voted in favor of any such adjournment or postponement.

Revocability of Proxies

A shareholder may revoke the shareholder’s proxy at any time before it is voted by:

•	notifying in writing the Secretary of CTI, 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, United States of America;

•	granting a subsequent proxy;

•	appearing in person and voting at the special meeting (attendance at the special meeting will not in and of itself constitute revocation of a proxy);

•	if you voted by telephone or the Internet, you may revoke your vote in the same manner prior to 12:00 noon, Eastern time on • •, 2003.

Solicitation of Proxies

We have hired Innisfree M&A Incorporated as our proxy solicitor to assist in the distribution of proxy materials and solicitation of votes at an estimated cost of $25,000 plus customary fees for services performed and reimbursement of expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Novuspharma Special Meeting; Vote Required; Posting of Shareholder Approval; Voting Agreements

Novuspharma will hold a special meeting of its shareholders to vote upon the proposed merger at about the same time as the CTI special meeting. In order for Novuspharma to complete the merger, two-thirds of the Novuspharma ordinary shares present (or represented by proxy) at the Novuspharma special meeting must be voted in favor or the merger as long as the required attendance quorum for the special meeting is satisfied.

The Novuspharma board of directors approved the merger and is informing Novuspharma shareholders of the terms of the proposed transaction by, among other means, a separate document, the Documento Informativo, under Italian law. In accordance with applicable Italian law, the Documento Informativo will be deposited at the registered office of Novuspharma in Bresso (Milan), Italy and at the offices of the Borsa Italiana in Milan, Italy at least 10 days prior to the Novuspharma special meeting, where it will be available for examination by Novuspharma shareholders.

Novuspharma will announce the special shareholders meeting by publishing a notice in the Official Gazette of the Italian Republic, which notice may indicate three different dates on which the special meeting may be validly held (i.e., the first, second and third calls). The notice must be published at least 30 days before the first call. In the event that the meeting cannot be validly held at the first call (because, for example, an insufficient number of shares are represented at the meeting), the meeting may be held at the second call, at the relevant date and time indicated in the notice. In the event that the meeting cannot be validly held at the second call, the meeting may be held at the third call, at the relevant date and time indicated in the notice. Any special shareholders meeting must also comply with (i) attendance quorum rules, and (ii) resolution quorum rules under Italian law and Novuspharma’s bylaws. With regard to the attendance quorum rules, if the meeting is held at the first call, more than a majority of the outstanding Novuspharma ordinary shares must be present; if the meeting is held at the second call, more than one-third of the outstanding Novuspharma ordinary shares must be present; and if the meeting is held at the third call, more than one-fifth of the outstanding Novuspharma ordinary shares must be present. The affirmative vote of at least two-thirds of the votes present at each call are required to approve the merger.

Provided that resolutions approving the merger are duly adopted by the Novuspharma shareholders at the special meeting, under Italian law, the resolutions must be registered with the Italian Companies’ Register and a two month waiting period must be observed prior to the filing of the merger deed whereby the merger will be effected. During this waiting period, creditors of Novuspharma may challenge the merger before an Italian court of competent jurisdiction. In such a case, the court may still authorize the completion of the merger upon the posting of a bond sufficient to satisfy the creditors’ claims.

The following directors and executive officers of Novuspharma, owning collectively approximately 13.0% of the Novuspharma ordinary shares outstanding as of June 16, 2003 and entitled to vote at the special meeting of Novuspharma shareholders, have entered into voting agreements with us that commit them, subject to specified exceptions, not to sell any of their Novuspharma ordinary shares prior to the Novuspharma shareholder approval or any postponement thereof and to vote all of their Novuspharma ordinary shares in favor of the merger: Alberto Bernareggi, Max Brauchli, Maria Gabriella Camboni, Ennio Cavalletti, Michele Garufi, Cesare Parachini, Gabriella Pezzoni, Erich Platzer and Silvano Spinelli. The form of the voting agreement entered into by Novuspharma’s officers and directors appears as an exhibit to the merger agreement and is included as Appendix D to this proxy statement/prospectus. 3i Group plc, HBM Bio Ventures (Cayman) Ltd. and Novuspharma Invest NV, three of Novuspharma’s shareholders, owning collectively approximately 47% of the Novuspharma ordinary shares outstanding as of June 16, 2003 and entitled to vote at the special meeting of Novuspharma shareholders, have entered into voting agreements with us that commit those shareholders, subject to specified exceptions, not to sell their Novuspharma ordinary shares prior to the earlier of the Novuspharma shareholder approval of the merger and December 31, 2003 and to vote all of their Novuspharma ordinary shares in favor of the merger. The form of the voting agreement entered into by 3i Group, HBM Bio Ventures and Novuspharma Invest appears as an exhibit to the merger agreement, and is included as Appendix E to this proxy statement/prospectus. Accordingly, if all of the parties to these voting agreements vote in favor of the merger, and assuming the parties to these voting agreements do not sell any of their Novuspharma ordinary shares, the vote of approximately 450,000 additional Novuspharma ordinary shares (or 7% of the Novuspharma ordinary shares outstanding as of June 16, 2003 and entitled to vote) will be required to approve the merger, assuming that 100% of the Novuspharma ordinary shares are represented at the special meeting. Therefore, the existence of these voting agreements does not ensure approval of the merger by the Novuspharma shareholders. For a summary of the material provisions of the voting agreements with CTI, see “The Merger—Summary of Material Terms of Voting Agreements.”

On June 16, 2003, Novuspharma directors and executive officers beneficially owned 853,732 Novuspharma ordinary shares (not including any shares subject to unexercised options), all of which are subject to the voting agreements referred to above. The shares held by Novuspharma directors and executive officers represented approximately 13% of Novuspharma’s ordinary shares outstanding on June 16, 2003.

THE MERGER

This section of the proxy statement/prospectus describes the proposed merger. Although CTI and Novuspharma believe that the following description covers the material terms of the merger and the related transactions, this summary might not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus for a more complete understanding of the merger.

General

The merger agreement provides that Novuspharma will merge with and into CTI at the effective time of the merger, with CTI continuing in existence as the surviving corporation. As the surviving corporation, CTI will succeed to and assume all of the rights and obligations as well as the assets and liabilities of both CTI and Novuspharma, in accordance with Washington and Italian law.

Background of the Merger

Management of each of CTI and Novuspharma regularly reviews strategic opportunities available to it as part of its ongoing evaluation of changes in the marketplace and opportunities to strengthen its business in general and its product portfolio in particular. These opportunities include, but are not limited to, potential acquisitions or dispositions, collaborations, licensing arrangements or other strategic transactions. In late 2002, CTI internally identified Pixantrone, a drug candidate being developed by Novuspharma, as a potential candidate for collaboration.

During 2002, the Novuspharma board of directors and Novuspharma management began to develop strategies to secure its future by seeking opportunities to partner with another company in an effort to strengthen the commercial prospects for its products. Consequently, in December 2002, Novuspharma retained SG Cowen to act as Novuspharma’s financial advisor in connection with the exploration and evaluation of strategic alternatives available to it. From time to time from December 2002 through February 2003, Novuspharma and SG Cowen, on behalf of Novuspharma, had a number of conversations with companies other than CTI to explore opportunities to improve the competitive position of Novuspharma, including potential acquisitions or dispositions of assets, mergers, licensing transactions and other strategic transactions. All of these conversations were exploratory in nature and did not progress beyond the preliminary stage.

In December 2002, Novuspharma’s financial advisor contacted James A. Bianco, CTI’s president and chief executive officer, to discuss the possibility of exploring a potential business combination involving CTI and Novuspharma. Based on that conversation, on December 10, 2002, CTI and Novuspharma entered into a mutual confidentiality and standstill agreement to allow the exchange of confidential information between the two companies and their advisors.

On December 12, 2002, Dr. Bianco and Edward F. Kenney, CTI’s chief operating officer, met in London with Silvano Spinelli, chief executive officer and managing director of Novuspharma, Maria Gabriella Camboni, director of development of Novuspharma, Cesare Parachini, chief financial officer of Novuspharma, and Richard Forrest, then chief operating officer of Novuspharma, at which meeting each of CTI and Novuspharma provided the other with an overview of its business and operations, and discussed the possibility of pursuing a business combination. Following that meeting, the parties determined to continue discussions regarding a possible business combination.

On January 31, 2003, Dr. Bianco, Jack Singer, research program chairman of CTI, Mr. Kenney, Michael Mumford, then executive vice president of CTI, Peggy Hawkins, vice president, portfolio management of CTI, and Steven Lynn, director, business development of CTI, and representatives of CIBC World Markets, CTI’s financial advisor, met with members of Novuspharma management, including Dr. Spinelli and Erich Platzer, chairman of the Novuspharma board of directors, and representatives of SG Cowen and began CTI’s initial business diligence review of Novuspharma at Novuspharma’s offices in Bresso (Milan), Italy.

On February 23, 2003, Dr. Bianco met with Dr. Spinelli, Dr. Platzer, Joel Besse and Antoine Papiernik, all of whom are directors of Novuspharma, in Seattle, Washington. During this meeting, the parties discussed issues associated with the business combination, the potential governance and management of the combined company and potential strategic synergies of the business combination.

On February 24, 2003, Dr. Spinelli, Dr. Platzer, Mr. Besse and Mr. Papiernik met with representatives of CTI and began Novuspharma’s initial business diligence review of CTI at CTI’s offices in Seattle.

During the second half of March and the first week of April 2003, representatives of CTI and Novuspharma and their advisors had numerous teleconferences and meetings to discuss the potential terms and conditions of a proposed merger between CTI and Novuspharma, including the structure of the transaction in light of accounting, business and legal challenges arising from a combination involving a U.S. public company and an Italian public company, the potential governance and management of the combined company and potential strategic synergies of the business combination and various other business terms.

On April 9, 2003, Dr. Spinelli met with Dr. Bianco and other members of CTI’s management at CTI’s offices in Seattle to discuss issues relating to the integration of the businesses of CTI and Novuspharma, potential synergies, product development and pipelines, and other terms of the proposed transaction.

On April 14, 2003, representatives of Gianni, Origoni, Grippo & Partners, Studio Legale, CTI’s Italian counsel, commenced a legal due diligence review of Novuspharma at Novuspharma’s offices in Bresso (Milan), Italy.

On April 16, 2003, the CTI board of directors held a special meeting. Louis Bianco, chief financial officer of CTI, and representatives of CIBC World Markets and Wilson Sonsini Goodrich & Rosati, Professional Corporation, U.S. counsel to CTI, also attended the meeting. Dr. Bianco reviewed with the CTI board of directors the potential opportunities presented by a strategic transaction with Novuspharma and the status of discussions with Novuspharma. The CTI board of directors then authorized Dr. Bianco and the other members of CTI’s management and CTI’s advisors to continue their discussions with, and due diligence on, Novuspharma.

On April 22 and April 23, 2003, Dr. Bianco, Mr. Bianco, Dr. Singer, Dr. Lynn and Ms. Hawkins, and representatives of CTI’s advisors met with representatives of Novuspharma and its financial advisor and Italian legal counsel and conducted legal, financial, scientific and regulatory due diligence on Novuspharma at Novuspharma’s offices in Bresso (Milan), Italy.

On April 24, 2003, the Novuspharma board of directors held a meeting at Novuspharma’s offices in Bresso (Milan), Italy. The Novuspharma board of directors formed an M&A committee consisting of Dr. Platzer, Dr. Spinelli, Mr. Besse, Mr. Papiernik and David Ebsworth. The Novuspharma board of directors established the M&A committee to oversee negotiations with CTI and to report to the Novuspharma board of directors about material discussions and actions relating to the potential transaction.

From April 28 through April 30, 2003, representatives of Novuspharma, its financial advisor and U.S. counsel met with representatives of CTI and its financial advisor and U.S. counsel and conducted legal, financial, scientific and regulatory due diligence on CTI at CTI’s offices in Seattle.

Beginning on May 5, 2003, representatives of CTI and Novuspharma and their advisors commenced negotiating the terms of definitive agreements in connection with the proposed transaction, including an agreement and plan of merger, the Italian-law governed merger plan, voting and shareholder agreements, and employment agreements with some of Novuspharma’s executives. These negotiations continued by way of teleconferences throughout the month of May 2003. During this time, each of CTI and Novuspharma and their advisors continued their due diligence review of the other party.

On May 8, 2003, members of Novuspharma’s management and the Novuspharma board of directors, representatives of SG Cowen, Chiomenti Studio Legale, Italian counsel to Novuspharma, and Skadden, Arps, Slate, Meagher & Flom LLP, Novuspharma’s U.S. counsel, met to discuss the status of the negotiations with CTI, to consider the preliminary due diligence review conducted on CTI, and to discuss the terms and conditions and structure of the proposed business combination.

From May 13 through May 15, 2003, Dr. Bianco, Mr. Bianco, Ms. Hawkins, Dr. Singer and Dr. Lynn met in New York City with Dr. Spinelli, Dr. Platzer and Dr. Camboni to discuss the potential organizational structure of, and business roles in, the combined company, potential strategic synergies and plans for the business integration of CTI and Novuspharma.

On May 21, 2003, Dr. Bianco had a teleconference with Dr. Spinelli and Dr. Platzer to discuss the status of the transaction and open issues relating to the draft definitive transaction documents.

On May 21, 2003, the CTI board of directors held a special meeting. Mr. Bianco and representatives of CIBC World Markets and Wilson Sonsini Goodrich & Rosati, also attended the meeting. Wilson Sonsini Goodrich & Rosati described to the CTI directors their duties and responsibilities in connection with the proposed transaction. CTI management reviewed with the CTI board of directors the status of discussions with Novuspharma, the strategic rationale for the proposed transaction, the scope and results of its legal, financial, scientific and regulatory due diligence investigation of Novuspharma and the risks and potential negative impacts of the proposed transaction and possible strategies for mitigating those risks. CIBC World Markets reviewed with the CTI board of directors a financial overview of Novuspharma and financial aspects of the proposed transaction. Following discussion about these reviews, Wilson Sonsini Goodrich & Rosati reviewed with the CTI board of directors the draft definitive agreements as they had been negotiated to date with Novuspharma and its advisors, including the merger agreement, the shareholders’ agreements and the voting agreements.

From May 25 through May 28, 2003, the Novuspharma M&A Committee held several meetings, during which Novuspharma’s Italian and U.S. legal counsel participated, to discuss, in particular, the remaining key open legal and business issues regarding the draft merger agreement and also to define the merger plan in light of Italian law requirements.

From May 27 through May 30, 2003, Dr. Bianco, Mr. Bianco, and representatives of CTI’s advisors, met with Dr. Spinelli, Dr. Platzer and Mr. Besse and representatives of Novuspharma’s advisors at Skadden, Arps, Slate, Meagher & Flom LLP’s offices in New York City to negotiate the terms of the definitive agreements.

On May 29, 2003, Novuspharma’s M&A committee held a meeting, in which Novuspharma’s U.S. and Italian legal counsel also participated, to receive an update on the status of the negotiations with CTI and the legal documents relating to the merger.

On May 30, 2003, the CTI board of directors held a special meeting. Mr. Bianco and representatives of CIBC World Markets and Wilson Sonsini Goodrich & Rosati also attended the meeting. Dr. Bianco updated the CTI board of directors on the status of the negotiations between CTI and Novuspharma regarding the exchange ratio in the proposed transaction. Dr. Bianco also updated the CTI board of directors on the status of negotiations regarding the definitive agreements and the plan for communicating the transaction to the market. Wilson Sonsini Goodrich & Rosati then reviewed with the CTI board of directors the terms of the proposed voting agreements to be entered into by directors, officers and major shareholders of CTI and Novuspharma in connection with the proposed transaction.

On May 31, 2003, the CTI board of directors held another special meeting. Mr. Bianco and representatives of CIBC World Markets and Wilson Sonsini Goodrich & Rosati also attended the meeting. Wilson Sonsini Goodrich & Rosati reviewed with the CTI board of directors the terms of the merger agreement, including the mechanics of the share exchange in the merger, the parties’ representations and warranties, the parties’ covenants (including covenants relating to solicitation of alternative transactions), conditions to the merger and the provisions for termination of the merger agreement and payment of a termination fee. Wilson Sonsini Goodrich & Rosati then reviewed with the CTI board of directors the terms of the ancillary documents to be entered into in connection with the merger agreement, including the voting agreements to be entered into by shareholders of CTI and Novuspharma, the shareholders’ agreements to be entered into by the major shareholders of Novuspharma and the employment agreements to be entered into by CTI with three key employees of Novuspharma. Wilson Sonsini Goodrich & Rosati also reviewed with the CTI board of directors the proposed composition and size of the CTI board of directors following the closing of the merger, as negotiated in connection with the merger agreement, including a proposed amendment to CTI’s bylaws to increase the size of the CTI board of directors. CIBC World Markets then updated the CTI board of directors regarding financial aspects of the transaction.

On June 1, 2003, the Novuspharma M&A committee informed Max Brauchli and Michele Garufi, the members of the Novuspharma board of directors not on the M&A committee, in a teleconference, of the status of the negotiations with CTI, and, with the participation of Novuspharma’s legal advisors in the same teleconference, reviewed the terms of the proposed draft merger agreement. The directors also discussed the proposed terms of the draft voting agreements to be entered into by shareholders of CTI with Novuspharma. The M&A committee informed the other directors that there were still additional business and legal issues to address with CTI, and additional clinical and business due diligence to be conducted on CTI.

During the week of June 2, 2003, representatives of Novuspharma conducted additional clinical and business due diligence on CTI, both on-site at CTI’s offices in Seattle and via teleconference.

From June 2 through June 12, 2003, the Novuspharma M&A committee held frequent teleconferences to discuss developments with respect to the ongoing clinical and business due diligence on CTI, and in this regard it also discussed and analyzed, with the participation of SG Cowen, current market conditions with respect to CTI and Novuspharma shares and business prospects of the combined entity.

Between June 10 and June 16, 2003, representatives of CTI and Novuspharma and their advisors held numerous conference calls to negotiate the terms of the merger agreement and related documents.

On June 16, 2003, the Novuspharma board of directors held a special meeting. All Novuspharma directors attended this meeting as well as representatives of SG Cowen, Chiomenti Studio Legale and Skadden, Arps, Slate, Meagher & Flom LLP. Dr. Spinelli updated the Novuspharma board of directors on negotiations with CTI and, based on discussions and negotiations with Novuspharma, proposed to the Novuspharma board of directors an exchange ratio of 2.45 shares of CTI common stock for each ordinary share of Novuspharma. SG Cowen then presented its financial analyses of the transaction with a 2.45 exchange ratio to the Novuspharma board of directors and delivered its oral opinion, subsequently confirmed in writing, to the Novuspharma board of directors that, as of June 16, 2003, the exchange ratio was fair, from a financial point of view, to the shareholders of Novuspharma. Novuspharma’s legal advisors then updated the Novuspharma board of directors with respect to the terms and conditions of the definitive agreements. Following discussion about the terms of the transaction, including the financial terms, the Novuspharma board of directors approved, by unanimous vote, the merger agreement (together with the merger plan required by Italian law), the voting agreements to be executed by Novuspharma and the transactions contemplated by those documents, and authorized Dr. Platzer and Dr. Spinelli to execute the necessary agreements and take any necessary actions to consummate the merger pursuant to the terms of the definitive agreements. The Novuspharma board of directors also appointed KPMG S.p.A. as the expert required by Italian law to issue a report on the fairness of the exchange ratio.

Also on June 16, 2003, the CTI board of directors held a special meeting. Mr. Bianco and representatives of CIBC World Markets and Wilson Sonsini Goodrich & Rosati also attended the meeting. Dr. Bianco updated the CTI board of directors on negotiations with Novuspharma with respect to the exchange ratio in the proposed transaction and, based on discussions and negotiations with Novuspharma, proposed to the CTI board of directors an exchange ratio of 2.45. Wilson Sonsini Goodrich & Rosati updated the CTI board of directors with respect to the terms and conditions of the definitive agreements. CIBC World Markets reviewed with the CTI board of directors its financial analysis of the 2.45 exchange ratio and delivered to the CTI board of directors an oral opinion, confirmed by delivery of a written opinion delivered the same date, as to the fairness, from a financial point of view, to CTI of the exchange ratio, as more fully described below under “—Opinion of CTI’s Financial Advisor.” Following discussion, the CTI board of directors approved by unanimous vote the merger agreement (together with the merger plan required by Italian law), the voting agreements, the shareholders’ agreements, the employment agreements, the amended and restated bylaws of CTI and the transactions contemplated by those documents, and authorized execution of those agreements.

Representatives of CTI and Novuspharma, the relevant shareholders and employees of Novuspharma and the relevant shareholders of CTI, as the case may be, executed the merger agreement, the voting agreements, the shareholders agreements and the employment agreements on June 16, 2003.

Before the opening of trading of Novuspharma’s ordinary shares and CTI’s common stock on June 17, 2003, CTI and Novuspharma issued joint press releases announcing execution of the merger agreement.

On June 27, 2003, the merger plan was filed and registered with the register of enterprises in Milan, Italy as required by Italian law.

On June 27, 2003, the parties submitted a request for a favorable tax ruling to the Milan tax authorities.

CTI’s Reasons for the Merger; Recommendation of the CTI Board of Directors

After careful consideration, the CTI board of directors unanimously:

•	determined that the merger and the merger agreement (including the merger plan (“progetto di fusione”) in the form attached to the merger agreement), are advisable and fair to and in the best interests of CTI and our shareholders;

•	approved the merger, the merger plan, the merger agreement and the transactions contemplated by the merger agreement; and

•	recommends that you vote “FOR” the proposal to approve the merger and the transactions contemplated thereby.

During the course of its deliberations, the CTI board of directors considered, with the assistance of CTI’s management and its legal and financial advisors, a number of factors. The following discussion of the information and factors the CTI board of directors considered in making its decision is not intended to be exhaustive but includes the material factors considered by the CTI board of directors.

In reaching its conclusion that the merger is advisable and fair to and in the best interests of CTI and our shareholders, and in deciding to approve the merger agreement, the CTI board of directors considered the following potentially positive factors:

•	The acquisition of Novuspharma adds a pivotal stage high margin hematology/oncology product (Pixantrone) to our pipeline that is synergistic with our current portfolio, including our current marketed product TRISENOX.

•	The complementary product portfolios of CTI and Novuspharma should better position us to grow our commercial market potential (and should allow us to eliminate less promising product candidates).

•	The acquisition of Novuspharma should give us a stronger European presence that is expected to allow us access to patients, healthcare providers and potential partners in the EU.

•	The acquisition of Novuspharma is expected to strengthen our balance sheet, and will provide us access to Novuspharma’s cash, cash equivalents and securities available for sale totaling approximately $110.6 million as of March 31, 2003 (based on exchange rates then prevailing).

•	Significant time and cost savings are expected to result from:

•	using Novuspharma as a base for European clinical development, regulatory affairs and sales and marketing;

•	leveraging Novuspharma’s chemistry, manufacturing and controls, or CMC, capabilities, early development expertise and real time vendor oversight and management capabilities, which will allow us to bring currently outsourced activities in-house; and

•	the ability to manage ex-US clinical sites from Novuspharma and utilize Novuspharma’s pharmaco-vigilance (its ability to monitor the safety and quality of drugs) in lieu of vendors.

•	The merger should provide an opportunity to effectively utilize the skills and resources of the combined companies and their respective management teams—we have strengths in oncology sales and marketing and late stage clinical development, but currently outsource much of this activity to qualified vendors, while Novuspharma’s expertise has focused primarily on predevelopment activities (medicinal chemistry, analytical development and testing, pre-clinical toxicology, pharmacology) and early Phase I/II clinical development.

•	The merger is expected to provide us with an improved platform for future growth and enhance our oncology market presence through the acquisition of Pixantrone and Novuspharma’s expertise in predevelopment and early clinical development.

•	The merger should provide us with an expanded European presence from which to market our future products to the European market.

•	The merger should provide additional infrastructure, management talent and financial resources to facilitate further initiatives to grow CTI’s presence in the pharmaceutical industry.

•	The merger should improve CTI’s ability to conduct expensive clinical trials by providing access to Novuspharma’s cash reserves.

•	The financial presentation of CIBC World Markets, including its opinion delivered June 16, 2003 to the CTI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CTI of the exchange ratio, as more fully described below under “Opinion of CTI’s Financial Advisor” and which opinion is included as Appendix G to this proxy statement/prospectus.

The CTI board of directors also considered the following potentially negative factors:

•	Substantial management time and effort will be required to close the transaction and integrate the businesses of CTI and Novuspharma.

•	The merger will subject us to new risks, including those risks listed above under the caption “Risk Factors—Risks Related to the Merger.”

•	The additional shares to be issued in furtherance of the merger will be dilutive to holders of our common stock.

•	Significant legal, financial advisor and accounting fees will be incurred in connection with negotiating and closing the transaction, which are currently estimated to total approximately $8.5 million for the combined company.

•	Significant costs will be incurred in connection with the integration of the businesses of CTI and Novuspharma and the integration will be challenging, which may be exacerbated by the geographic separation of the companies.

•	The merger agreement restricts our ability to solicit offers from potential acquirers of 50% or more of our stock or assets and, if we were to do so, or if we were to terminate the merger agreement under certain circumstances (or if our actions were to cause Novuspharma to terminate under certain circumstances), all as described in “The Merger Agreement—Termination Fee,” we might be required to pay Novuspharma a $4.75 million termination fee.

•	The potential benefits sought in the merger might not be fully realized.

•	The merger might not be consummated, or consummation of the merger might be unduly delayed, and public announcement of the merger in such a case may have a negative effect on:

•	our business; and

•	our ability to attract and retain key management, marketing and scientific personnel.

•	Despite the efforts of the combined company, key scientific and management personnel might not remain employed by the combined company.

•	The merger may have a negative impact on our collaborators and employees, and a reduction in force of approximately 50-60 employees is expected in connection with the merger.

•	The investment community might respond negatively to the proposed transaction.

•	The other risks associated with the transaction described under “Risk Factors.”

The CTI board of directors also considered the following material information and factors in reaching its determination to approve the merger and to recommend that CTI shareholders approve the merger:

•	historical information concerning our and Novuspharma’s respective businesses, prospects, financial performance and condition, operations, technology and management;

•	the financial condition and businesses of CTI and Novuspharma before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock and the Novuspharma ordinary shares;

•	the relationship between the market value of the Novuspharma ordinary shares and the consideration to be paid to shareholders of Novuspharma in the merger;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants;

•	other strategic alternatives for CTI, including the potential to enter into strategic relationships with third parties, seek financing in the public markets or acquire or combine with third parties; and

•	reports from management, legal and financial advisors as to the results of the due diligence investigation of Novuspharma.

We cannot assure you that the expected results, efficiencies, opportunities or other benefits described in this section will be achieved as a result of the transaction.

The CTI board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the CTI board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. The CTI board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

Novuspharma’s Reasons for the Merger; Recommendation of the Novuspharma Board of Directors

After careful consideration, the Novuspharma board of directors of directors unanimously:

•	determined that the merger and the merger plan (“progetto di fusione”) in the form attached to the merger agreement, are advisable and fair to and in the best interests of Novuspharma and its shareholders;

•	approved the merger plan; and

•	resolved to recommend the approval of the merger and the transactions contemplated by the merger agreement.

During the course of its deliberations, the Novuspharma board of directors considered, with the assistance of Novuspharma’s management and its legal and financial advisors, a number of factors. The following discussion of the information and factors the Novuspharma board of directors considered in making its decision is not intended to be exhaustive but includes the material factors considered by the Novuspharma board of directors.

In reaching its conclusion that the merger is advisable and fair to and in the best interests of Novuspharma and its shareholders, and in deciding to approve the merger and the merger plan, the Novuspharma board of directors considered the following potentially positive factors:

•	The merger should provide greater liquidity for Novuspharma’s shareholders in the form of a public market for CTI common stock.

•	The merger should allow Novuspharma to commercialize its product candidates (following receipt of regulatory approvals) in the most important world markets and to gain access to U.S. capital markets.

•	The complementary product portfolios of CTI and Novuspharma will better position the combined company to grow its commercial market potential (and allow it to eliminate less promising product candidates).

•	The merger should give Novuspharma a stronger U.S. presence that will allow it access to patients, healthcare providers and potential partners in the U.S.

•	The merger should provide additional infrastructure, management talent and financial resources to facilitate further initiatives to grow Novuspharma’s presence in the pharmaceutical industry.

•	The merger should improve in-licensing and out-licensing opportunities, and enable Novuspharma to offer a more attractive portfolio to potential licensees.

•	The merger might accelerate the discovery of new clinical candidates by integrating the companies’ technological platforms.

•	The combined company could benefit from the potential synergies created by combining the later stage development products of CTI with Novuspharma’s clinical laboratory and personnel as well as potential cost reductions created by eliminating redundant expenses of the companies.

•	The financial presentation of SG Cowen, including its opinion to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Novuspharma’s shareholders.

•	The merger agreement restricts CTI’s ability to solicit offers from potential acquirers of 50% or more of CTI’s stock or assets and, if CTI were to do so, or if CTI were to terminate the merger agreement without an appropriate reason (or if its actions were to cause Novuspharma to terminate for an appropriate reason), all as described under “The Merger Agreement—Termination Fee,” CTI might be required to pay Novuspharma a $4.75 million termination fee.

The board of directors of Novuspharma also identified and considered the following potentially negative material factors in its deliberations concerning the merger:

•	Substantial management time and effort will be required to negotiate and close the transaction.

•	The merger will subject the combined company to new risks, including those risks listed above under the caption “Risk Factors—Risks Related to the Merger.”

•	Significant legal, financial advisor and accounting fees will be incurred in connection with closing the transaction, which are currently estimated to total approximately $8.5 million for the combined company.

•	The possibility that if the market price of CTI common stock declines, as a result of the fixed nature of the exchange ratio, the value of the merger consideration to be received by the Novuspharma shareholders at the time of the closing of the merger would decline.

•	The possibility of disruption to the operations of Novuspharma and a loss of key employees as a result of the merger.

•	The possibility that the benefits anticipated in connection with the merger might not be realized by the combined company.

•	Significant costs may be incurred in connection with the integration of the businesses of CTI and Novuspharma and the integration will be challenging, which may be exacerbated by the geographic separation of the companies.

•	The merger agreement restricts Novuspharma’s ability to solicit offers from potential acquirers of 20% or more of its stock or assets and, if Novuspharma were to do so, or if Novuspharma were to terminate the merger agreement without an appropriate reason (or if Novuspharma’s actions were to cause CTI to terminate for an appropriate reason), all as described in “The Merger Agreement—Termination Fee”, Novuspharma might be required to pay CTI a $4.75 million termination fee.

•	The merger may have a negative impact on Novuspharma’s collaborators and employees.

•	The investment community might respond negatively to the proposed transaction.

•	The other risks associated with the transaction described under “Risk Factors.”

The Novuspharma board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the Novuspharma board of directors views its recommendation as being based on the totality of the information presented to, and considered by, it. The Novuspharma board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

Opinion of CTI’s Financial Advisor

CTI engaged CIBC World Markets to act as its exclusive financial advisor in connection with the merger. In connection with this engagement, the CTI board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to CTI of the exchange ratio. On June 16, 2003, at a meeting of the CTI board of directors held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to CTI.

The full text of CIBC World Markets’ written opinion dated June 16, 2003, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Appendix G. CIBC World Markets’ opinion is addressed to the CTI board of directors and relates only to the fairness, from a financial point of view, to CTI of the exchange ratio. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder with respect to any matters relating to the merger. The summary of CIBC World Markets’ opinion described below is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, CIBC World Markets:

•	reviewed the merger agreement;

•	reviewed audited financial statements of CTI and Novuspharma for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002;

•	reviewed unaudited financial statements of CTI and Novuspharma for the quarterly period ended March 31, 2003;

•	reviewed financial forecasts relating to CTI and Novuspharma provided to or discussed with CIBC World Markets by the managements of CTI and Novuspharma, including adjustments to the financial forecasts relating to Novuspharma prepared by the management of CTI and estimates as to the potential synergies and strategic benefits anticipated by the managements of CTI and Novuspharma to result from the merger;

•	reviewed historical market prices and trading volume for CTI common stock and Novuspharma ordinary shares;

•	held discussions with the senior managements of CTI and Novuspharma with respect to the businesses and prospects of CTI and Novuspharma;

•	reviewed and analyzed certain publicly available financial data for companies that CIBC World Markets deemed comparable to CTI and Novuspharma;

•	reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	reviewed the premiums paid, based on publicly available information, in transactions that CIBC World Markets deemed relevant in evaluating the merger;

•	analyzed the estimated present value of the future trading price of CTI and Novuspharma using financial forecasts, including assumptions of future performance contained in those forecasts, provided to or discussed with CIBC World Markets by the managements of CTI and Novuspharma;

•	reviewed potential pro forma financial effects of the merger on CTI based on financial forecasts provided to or discussed with CIBC World Markets by the managements of CTI and Novuspharma;

•	reviewed public information concerning CTI and Novuspharma; and

•	performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate.

In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with it by CTI, Novuspharma and their employees, representatives and affiliates. With respect to the financial forecasts relating to CTI and Novuspharma, CIBC World Markets assumed at the direction of the managements of CTI and Novuspharma, without independent verification or investigation, that such forecasts, including adjustments to the financial forecasts relating to Novuspharma prepared by the management of CTI and estimates as to the potential synergies and strategic benefits anticipated by the managements of CTI and Novuspharma to result from the merger, were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of CTI and Novuspharma as to the future financial condition and operating results of CTI and Novuspharma and the potential synergies and strategic benefits, including the amount, timing and achievability of those synergies and benefits, anticipated to result from the merger.

CIBC World Markets relied at the direction of the managements of CTI and Novuspharma, without independent verification or investigation, on the assessments of the managements of CTI and Novuspharma as to the existing and future technology and product candidates of CTI and Novuspharma and risks associated with such technology and product candidates as well as on the assessments of the managements of CTI and Novuspharma and, with CTI’s consent, on published statistics of the Food and Drug Administration regarding the likelihood of approval for product candidates in various stages of development. CIBC World Markets assumed, with CTI’s consent, that the merger would not be a taxable transaction to CTI for U.S. federal income tax purposes. CIBC World Markets also assumed, with CTI’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the merger, no limitations, restrictions or conditions would be imposed that would have an adverse effect on CTI, Novuspharma or the contemplated benefits of the merger.

CIBC World Markets neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of CTI or Novuspharma. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of CTI or Novuspharma, or the price at which CTI common stock would trade at any time. CIBC World Markets expressed no view as to, and its opinion does not address, the underlying business decision of CTI to effect the merger and its opinion also does not address the relative merits of the merger as compared to any alternative business strategies that might exist for CTI or the effect of any other transaction in which CTI might engage. CIBC World Markets’ opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets on the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion.

This summary is not a complete description of CIBC World Markets’ opinion to the CTI board of directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets’ analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of CTI and Novuspharma. No company, transaction or business used in the analyses as a comparison is identical to CTI, Novuspharma or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets’ analyses and estimates are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through arm’s length negotiations between CTI and Novuspharma and the decision to enter into the merger was solely that of the CTI board of directors. CIBC World Markets’ opinion and financial analyses were only one of many factors considered by the CTI board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the CTI board of directors or management with respect to the merger or the exchange ratio.

The following is a summary of the material financial analyses underlying CIBC World Markets’ opinion dated June 16, 2003 to the CTI board of directors with respect to the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

Novuspharma Analyses

Selected Companies Analysis.    CIBC World Markets compared financial and stock market information for Novuspharma and the following five selected publicly held development stage companies in the biotechnology industry:

•	Atrix Laboratories, Inc.
•	Genta Incorporated
•	ILEX Oncology, Inc.
•	Inex Pharmaceuticals Corporation
•	MGI Pharma Inc.

CIBC World Markets reviewed firm values, calculated as equity market value plus debt, minority interests, preferred stock and out-of-the-money convertible securities, less cash and investments in unconsolidated affiliates, of the selected companies as a multiple of, among other things, calendar year 2005 estimated revenue. All multiples were based on closing stock prices on June 16, 2003. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Novuspharma were based on internal estimates of Novuspharma’s management as adjusted by CTI’s management. Given the stage of development for product candidates of the selected companies relative to Novuspharma’s product candidate, Pixantrone, CIBC World Markets applied a range of selected multiples of calendar year 2005 estimated revenue derived from the selected companies to Novuspharma’s calendar year 2007 estimated revenue discounted back two years by applying a discount rate of 40%. This analysis indicated the following approximate implied per share equity reference range for Novuspharma, as compared to the per share equity value implied for Novuspharma based on the exchange ratio and the closing price of CTI common stock on June 16, 2003:

Implied Per Share Equity Reference Range for Novuspharma	Per Share Value Implied for Novuspharma by Merger Exchange Ratio
$38.92 – $44.08	$36.14

Precedent Transactions Analysis.    CIBC World Markets reviewed the firm values and implied transaction multiples in the following three selected transactions in the biotechnology industry:

Acquiror	Target
OSI Pharmaceuticals, Inc.	Cell Pathways, Inc.
Cephalon, Inc.	Anesta Corp.
Baxter International Inc.	North American Vaccine, Inc.

CIBC World Markets reviewed firm values as a multiple of, among other things, two-years forward estimated revenue. All multiples for the selected transactions were based on publicly available information. CIBC World Markets applied a range of selected multiples of two-years forward estimated revenue derived from the selected transactions to Novuspharma’s calendar year 2007 estimated revenue discounted back three years by applying a discount rate of 40%. This analysis indicated the following approximate implied per share equity reference range for Novuspharma, as compared to the per share equity value implied for Novuspharma based on the exchange ratio and the closing price of CTI common stock on June 16, 2003:

Implied Per Share Equity Reference Range for Novuspharma	Per Share Value Implied for Novuspharma by Merger Exchange Ratio
$35.81 – $40.29	$36.14

Premiums Paid Analysis.    CIBC World Markets reviewed the premiums paid in eight selected merger and acquisition transactions in the biotechnology industry, and five selected merger and acquisition transactions involving Italian companies, announced since January 2001 having transaction values between $50 million and $250 million. CIBC World Markets applied a range of selected premiums derived from these transactions based on the closing stock price of the target company one day prior to public announcement of the transaction to the closing price of Novuspharma ordinary shares on June 16, 2003. This analysis indicated the following approximate implied per share equity reference range for Novuspharma, as compared to the per share equity value implied for Novuspharma based on the exchange ratio and the closing price of CTI common stock on June 16, 2003:

Implied Per Share Equity Reference Range for Novuspharma	Per Share Value Implied for Novuspharma by Merger Exchange Ratio
$33.48 – $40.17	$36.14

Discounted Earnings Per Share Analysis.    CIBC World Markets performed a discounted earnings per share analysis of Novuspharma to calculate the estimated present value of hypothetical prices at which Novuspharma ordinary shares could trade in calendar year 2008. Estimated financial data for Novuspharma were based on internal estimates prepared by Novuspharma’s management as adjusted by CTI’s management taking into account, among other things, the assessments of the managements of CTI and Novuspharma as to the probability that particular product candidates being developed by Novuspharma would be commercialized, published statistics of the Food and Drug Administration regarding the likelihood of approval for product candidates in various stages of development, and the net income margins of selected commercial stage companies in the biotechnology industry. CIBC World Markets calculated a range of implied hypothetical future trading prices for Novuspharma ordinary shares by applying earnings per share, commonly referred to as EPS, multiples of 35.0x to 40.0x to Novuspharma’s calendar year 2008 estimated EPS. The present value of the implied hypothetical future trading prices was calculated using a discount rate of 15%. This analysis indicated the following approximate implied per share equity reference range for Novuspharma, as compared to the per share equity value implied for Novuspharma based on the exchange ratio and the closing price of CTI common stock on June 16, 2003:

Implied Per Share Equity Reference Range for Novuspharma	Per Share Value Implied for Novuspharma by Merger Exchange Ratio
$31.30 – $35.77	$36.14

CTI Analyses

Selected Companies Analysis.    CIBC World Markets compared financial and stock market information for CTI and the following five selected publicly held development stage companies in the biotechnology industry:

•	Atrix Laboratories, Inc.
•	Genta Incorporated
•	ILEX Oncology, Inc.
•	Inex Pharmaceuticals Corporation
•	MGI Pharma Inc.

CIBC World Markets reviewed firm values of the selected companies as a multiple of, among other things, calendar year 2005 estimated revenue. All multiples were based on closing stock prices on June 16, 2003. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for CTI were based on internal estimates of CTI’s management. CIBC World Markets applied a range of selected multiples of calendar year 2005 estimated revenue derived from the selected companies to CTI’s calendar year 2005 estimated commercial sales of XYOTAX. This analysis indicated the following approximate implied per share equity reference range for CTI, as compared to the per share closing price of CTI common stock on June 16, 2003:

Implied Per Share Equity Reference Range for CTI	Per Share Closing Price of CTI Common Stock on June 16, 2003
$16.41 – $19.17	$14.75

Discounted Earnings Per Share Analysis.    CIBC World Markets performed a discounted earnings per share analysis of CTI to calculate the estimated present value of hypothetical prices at which CTI common stock could trade in calendar year 2006. Estimated financial data for CTI were based on internal estimates prepared by CTI’s management taking into account, among other things, the assessments of the management of CTI as to the probability that particular product candidates being developed by CTI would be commercialized, published statistics of the Food and Drug Administration regarding the likelihood of approval for product candidates in various stages of development, and the net income margins of selected commercial stage companies in the biotechnology industry. CIBC World Markets calculated a range of implied hypothetical future trading prices for CTI common stock by applying earnings per share multiples of 35.0x to 40.0x to CTI’s calendar year 2006 estimated EPS. The present value of the implied hypothetical future trading prices was calculated using a discount rate of 15%. This analysis indicated the following approximate implied per share equity reference range for CTI, as compared to the per share closing price of CTI common stock on June 16, 2003:

Implied Per Share Equity Reference Range for CTI	Per Share Closing Price of CTI Common Stock on June 16, 2003
$13.52 – $15.45	$14.75

Implied Exchange Ratio Analysis

Using the implied per share equity reference ranges derived for Novuspharma from the “Selected Companies Analysis,” “Precedent Transactions Analysis,” “Premiums Paid Analysis” and “Discounted Earnings Per Share Analysis” described above under “Novuspharma Analyses” and the implied per share equity reference ranges derived for CTI from the “Selected Companies Analysis” and

“Discounted Earnings Per Share Analysis” described above under “CTI Analyses,” as well as the per share closing price of CTI common stock on June 16, 2003, CIBC World Markets calculated implied exchange ratio reference ranges for CTI common stock and Novuspharma ordinary shares. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range
Novuspharma Selected Companies Analysis/CTI Selected Companies Analysis	2.03 – 2.69
Novuspharma Precedent Transactions Analysis/CTI Selected Companies Analysis	1.87 – 2.46
Novuspharma Premiums Paid Analysis/CTI Per Share Common Stock Price	2.27 – 2.72
Novuspharma Discounted Earnings Per Share Analysis/CTI Discounted Earnings Per Share Analysis	2.03 – 2.65
Median Implied Exchange Ratio Reference Range	2.03 – 2.67

Merger Exchange Ratio	2.45

Contribution Analysis

CIBC World Markets compared the relative contributions of CTI and Novuspharma to the combined company’s estimated revenue for fiscal years 2003 through 2007. Estimated financial data were based on, in the case of CTI, internal estimates of CTI’s management and, in the case of Novuspharma, internal estimates of Novuspharma’s management as adjusted by CTI’s management. Based on these relative contributions, CIBC World Markets calculated the pro forma enterprise value contributions of CTI and Novuspharma to the combined company. This analysis indicated that, as of June 16, 2003, CTI would constitute approximately 83.2% of the pro forma enterprise value of the combined company, as compared to the mean and median estimated revenue contributions of CTI to the combined company for fiscal years 2003 through 2007 of approximately 88.0% and 91.4%, respectively.

Pro Forma Merger Analysis

CIBC World Markets analyzed the potential pro forma effect of the merger on CTI’s estimated EPS in calendar years 2003 through 2007 after giving effect to potential synergies anticipated by the managements of CTI and Novuspharma to result from the merger. Estimated financial data were based on, in the case of CTI, internal estimates of CTI’s management and, in the case of Novuspharma, internal estimates of Novuspharma’s management as adjusted by CTI’s management. This analysis did not result in meaningful results for calendar years 2003 through 2005 due to estimated losses for both companies in those years and indicated that the merger could be dilutive to CTI’s estimated EPS in calendar years 2006 and 2007. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of CTI common stock and Novuspharma ordinary shares during the 52-week period ended June 16, 2003;

•	the relationship between movements in CTI common stock, movements in Novuspharma ordinary shares, and movements in the NASDAQ Biotech Index during the 52-week period ended June 16, 2003;

•	trading volumes of CTI common stock and Novuspharma ordinary shares at various historical price ranges as a percentage of the public float;

•	the ratio of the per share closing prices of Novuspharma ordinary shares and CTI common stock calculated daily for the one-year period ended June 16, 2003 and the average of this ratio calculated over various periods ended June 16, 2003; and

•	selected research analysts’ reports for CTI, including stock price and EPS estimates reflected in those reports.

Miscellaneous

CTI selected CIBC World Markets as its exclusive financial advisor in connection with the merger based on CIBC World Markets’ reputation, experience and familiarity with CTI and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets and its affiliates in the past have provided, and currently are providing, services to CTI unrelated to the merger, for which services CIBC World Markets and its affiliates have received and expect to receive compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of CTI and Novuspharma for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

CTI has agreed to pay CIBC World Markets an aggregate fee for its financial advisory services in connection with the merger based on the transaction value of the merger. The aggregate fee payable by CTI to CIBC World Markets is currently estimated to be approximately $1.8 million. In addition, CTI has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under federal securities laws, relating to or arising out of its engagement.

Summary of Material Terms of Voting Agreements

Approximately 8.3% of CTI’s common shares outstanding as of June 16, 2003 and 60% of Novuspharma’s ordinary shares outstanding as of June 16, 2003 are subject to voting agreements in which the holders of the shares agree to vote their shares in favor of the merger, as described below.

CTI Shareholder Voting Agreements

In connection with the execution and delivery of the merger agreement, Novuspharma entered into voting agreements with each of the following CTI officers and directors: James A. Bianco, Louis A. Bianco, Jack L. Bowman, James Canfield, John M. Fluke, Jr., Vartan Gregorian, Edward F. Kenney, Max E. Link, Mary O. Mundinger, Phillip M. Nudelman, Jack W. Singer and Martin P. Sutter. The following summary describes certain material provisions of the CTI shareholder voting agreements. A complete copy of the form of CTI shareholder voting agreement entered into by officers and directors of CTI is attached as an exhibit to the merger agreement, and is attached to this proxy statement/prospectus as Appendix B.

Transfer and Voting of Shares.    Under the CTI shareholder voting agreements, the CTI shareholders agreed that, except as otherwise agreed to by Novuspharma or as specifically permitted by the CTI shareholder voting agreements as set forth below, they will not transfer, enter into any agreement or understanding to transfer, or deposit into a voting trust or similar arrangement any of the shares of CTI common stock owned by them and subject to the CTI shareholder voting agreements (totaling 735,726 shares of CTI common stock). However:

•	the CTI shareholders are permitted to transfer the shares of CTI common stock owned by them and subject to the CTI shareholder voting agreements pursuant to and in accordance with the terms of the CTI shareholder’s 10b-5 plan or arrangement with CTI, if any;

•	the CTI shareholders are permitted to sell the shares of CTI common stock owned by them and subject to the CTI shareholder voting agreements for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of options to purchase CTI common stock; and

•	the CTI shareholders are permitted to sell the shares of CTI common stock owned by them and subject to the CTI shareholder voting agreements to any person who executes a counterpart of the CTI shareholder voting agreement and agrees in writing to hold the purchased shares subject to the terms and provisions of the CTI shareholder voting agreement.

The foregoing restrictions on transfer terminate upon CTI shareholder approval of the merger proposal.

Agreement to Vote Shares; Grant of Irrevocable Proxy.    Under the CTI shareholder voting agreements, the CTI shareholders agreed to vote all of the shares of CTI common stock owned by them and subject to the CTI shareholder voting agreements, as follows:

•	in favor of the merger and, upon the request of Novuspharma, in favor of any actions required to further the merger, including, without limitation, any proposal to permit CTI to adjourn any shareholder meeting; and

•	in favor of any other matter requiring the consent of the CTI shareholders and directly relating to the consummation of the transactions contemplated by the merger agreement.

Furthermore, each CTI shareholder agreed to grant Novuspharma an irrevocable proxy to vote the CTI shareholder’s shares of CTI common stock accordingly.

Termination.    The CTI shareholder voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the consummation of the merger.

In connection with the execution and delivery of the merger agreement, Novuspharma also entered into a CTI shareholder voting agreement with Essex Woodlands Health Ventures Fund IV, L.P., a shareholder of CTI, which owns 2,033,997 shares of CTI common stock. A complete copy of the CTI shareholder voting agreement entered into by Essex Woodlands is attached as an exhibit to the merger agreement, and is attached to this proxy statement/prospectus as Appendix C. The material provisions of this agreement are comparable to those of the CTI shareholder voting agreements, except for the following enumerated differences:

•	Essex Woodlands Health Ventures Fund IV, L.P. is permitted to sell the shares of CTI common stock owned by it and subject to the CTI shareholder voting agreement only in the following circumstances:

•	to any person who executes a counterpart of the CTI shareholder voting agreement and agrees in writing to hold the purchased shares subject to the terms and provisions of the CTI shareholder voting agreement; or

•	up to 25% of the shares of CTI common stock owned by it and subject to the CTI shareholder voting agreement; and

•	the restrictions on transfer terminate as to Essex Woodlands Health Ventures Fund IV, L.P. upon the earlier to occur of the CTI shareholder approval of the merger proposal and December 31, 2003.

Novuspharma Shareholder Voting Agreements

In connection with the execution and delivery of the merger agreement, CTI entered into a Novuspharma shareholder voting agreement with each of the following Novuspharma executive officers and directors: Alberto Bernareggi, Max Brauchli, Maria Gabriella Camboni, Ennio Cavalletti, Michele Garufi, Cesare Parachini, Gabriella Pezzoni, Erich Platzer and Silvano Spinelli. The following summary describes certain material provisions of the Novuspharma shareholder voting agreements. A complete copy of the form of Novuspharma shareholder voting agreement entered into by the directors and executive officers of Novuspharma is attached as an exhibit to the merger agreement, and is attached to this proxy statement/prospectus as Appendix D.

Transfer and Voting of Shares. Under the Novuspharma shareholder voting agreements, the Novuspharma shareholders agreed that, except as otherwise agreed to by CTI or as specifically permitted by the Novuspharma shareholder voting agreements as set forth below, they will not transfer, enter into any agreement or understanding to transfer, or deposit into a voting trust or similar arrangement any of the Novuspharma ordinary shares owned by them and subject to the Novuspharma shareholder voting agreements (totaling 853,732 Novuspharma ordinary shares). However:

•	the Novuspharma shareholders are permitted to sell the Novuspharma ordinary shares owned by them and subject to the Novuspharma shareholder voting agreements for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of options to purchase Novuspharma ordinary shares; and

•	the Novuspharma shareholders are permitted to sell the Novuspharma ordinary shares owned by them and subject to the Novuspharma shareholder voting agreements to any person who executes a counterpart of the Novuspharma shareholder voting agreement and agrees in writing to hold the purchased shares subject to the terms and provisions of the Novuspharma shareholder voting agreement.

These restrictions on transfer terminate upon the Novuspharma shareholder approval of the merger.

Agreement to Vote Shares; Grant of Irrevocable Proxy.    Under the Novuspharma shareholder voting agreements, the Novuspharma shareholders agreed to vote all of the Novuspharma ordinary shares owned by them and subject to the Novuspharma shareholder voting agreements, as follows:

•	in favor of the merger and, upon the request of CTI, in favor of any actions required to further the merger, including, without limitation, any proposal to permit Novuspharma to adjourn any shareholder meeting; and

•	in favor of any other matter requiring the consent of the Novuspharma shareholders and directly relating to the consummation of the transactions contemplated by the merger agreement.

Furthermore, each Novuspharma shareholder agreed to grant CTI an irrevocable proxy to vote the Novuspharma shareholder’s Novuspharma ordinary shares accordingly.

Restrictions on Shares.    If CTI determines that any Novuspharma shareholder is an affiliate (as that term is used in Rule 145 under the United States Securities Act of 1933, as amended) of CTI following the effective time of the merger, CTI will give stop transfer instructions to its transfer agent with respect to any shares of CTI common stock that are issued to any such affiliated Novuspharma shareholder and a legend will be placed on the certificates representing the shares owned by such affiliated Novuspharma shareholder stating that the shares may only be transferred pursuant to Rule 145, pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration.

Termination.    The Novuspharma shareholder voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the consummation of the merger.

In connection with the execution and delivery of the merger agreement, CTI also entered into Novuspharma shareholder voting agreements with 3i Group PLC, HBM Bio Ventures (Cayman) Ltd. and Novuspharma Invest NV, shareholders of Novuspharma, who own in the aggregate 3,114,816 Novuspharma ordinary shares. A complete copy of the form of Novuspharma shareholder voting agreement for entered into by 3i Group, HBM Bio Ventures and Novuspharma Invest is attached as an exhibit to the merger agreement, and is attached to this proxy statement/prospectus as Appendix E. The material provisions of these agreements are comparable to those of the Novuspharma shareholder voting agreements, except for the following enumerated differences:

•	these Novuspharma shareholders are permitted to sell the Novuspharma ordinary shares owned by them and subject to the Novuspharma shareholder voting agreement only to any person who executes a counterpart of the Novuspharma shareholder voting agreement and agrees in writing to hold the purchased shares subject to the terms and provisions of the Novuspharma shareholder voting agreement;

•	the restrictions on transfer terminate as to these Novuspharma shareholders upon the earlier to occur of the Novuspharma shareholder approval of the merger and December 31, 2003; and

•	no proxy was granted to CTI by the 3i Group in connection with its voting agreement.

Interests of Certain Persons in the Merger

Dr. Silvano Spinelli and Dr. Erich Platzer each serve on the Novuspharma board of directors, and will each be appointed to the CTI board of directors at the effective time of the merger pursuant to the merger agreement. See “Management of Our Combined Company After the Merger.” CTI expects to issue options to Dr. Spinelli and Dr. Platzer following completion of the merger in amounts to be determined by CTI, including 15,000 options to Dr. Platzer pursuant to CTI’s Automatic Option Grant Program in effect for our directors under our 2003 Equity Incentive Plan.

CTI will issue options to employees of Novuspharma, including executive officers of Novuspharma, following completion of the merger in amounts to be determined by CTI. Option grants to Novuspharma directors and executives by CTI will have an exercise price equal to the greater of (i) the average of the closing prices for a share of CTI common stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the effective time of the merger or the closing price on the relevant date of grant, and (ii) the average of the closing prices for a share of CTI common stock on the Nuovo Mercato Telematico Azionario (if applicable) for each trading day during the one-month period immediately preceding the effective time of the merger or the closing price on the relevant date of grant.

In addition, pursuant to the merger agreement, all options to acquire Novuspharma ordinary shares will be accelerated and, to the extent not exercised before the effective time of the merger, will be cancelled. Depending on the market price of Novuspharma ordinary shares at the time of such acceleration, Cesare Parachini, Novuspharma’s chief financial officer, who holds 23,000 options, may have options with an exercise price less than the market value of Novuspharma ordinary shares at the time of such acceleration and thus may exercise those options and receive the benefit of such acceleration. See “The Merger Agreement—Treatment of Novuspharma Options in the Merger.”

In connection with the merger, we entered into employment agreements with each of Dr. Spinelli, Novuspharma’s chief executive officer and managing director, Maria Gabriella Camboni, Novuspharma’s director of development, and Mr. Parachini providing for annual salaries, severance and other benefits, as described in “Management of Our Combined Company after the Merger—Employment Arrangements—Employment Agreements.” These agreements also provide for grants of restricted stock to each employee. These agreements are filed with the Securities and Exchange Commission as exhibits to our registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

Pursuant to the collective bargaining agreement governing executives of Novuspharma, executives of Novuspharma are entitled to resign without notice within six months from the date of the merger, whether or not any detrimental change in their working position occurs. If a former Novuspharma executive asserts this right, which cannot be waived by the executive before the merger, we will be required to pay the executive, in addition to required severance (referred to in Italy as “T.F.R.”), an indemnity equal to one-third of the indemnity in lieu of the notice period to which the employee would have been entitled in case of dismissal. See “Management of Our Combined Company after the Merger—Employment Arrangements—Italian Law and National Collective Bargaining Agreements.”

In the merger agreement, we have agreed to maintain directors’ and officers’ liability insurance covering those persons who were covered by Novuspharma’s directors’ and officers’ liability insurance policies prior to the effective time of the merger, for a period of three years on terms no less favorable than the terms of the previous insurance coverage. See “The Merger Agreement—Indemnification and Insurance.”

An expectation of receiving the above benefits might have influenced the above directors and officers of Novuspharma to support the merger.

Accounting Treatment

CTI will account for the merger under the purchase method of accounting. Accordingly, CTI will reflect Novuspharma’s results of operations in CTI’s consolidated results for periods from the date that the merger is completed. In addition, CTI will allocate the aggregate purchase price of the acquisition (including the value of the CTI common stock issued, as well as direct costs of the acquisition) based upon the fair values of the assets acquired and liabilities assumed. Any excess purchase price will be recorded as goodwill. Under current generally accepted accounting principles in the United States, goodwill is no longer being amortized but instead must be capitalized and reviewed periodically for impairment.

Regulatory Matters

U.S. Antitrust Regulatory Approvals

Prior to completion of the merger, CTI, Novuspharma and any shareholder of Novuspharma acquiring more than 10% of our outstanding stock may be required to give notification of the merger and furnish information to the U.S. Federal Trade Commission and the Antitrust Division of the United States Department of Justice and observe a statutory waiting period requirement. Although we do not currently anticipate that any such notification will be required, if such a notification is required, at any time before or after the effective time of the merger, and notwithstanding that the waiting period has terminated or the merger may have been completed, the U.S. Federal Trade Commission, the Antitrust Division or any state within the United States could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances.

Italian or European Union Antitrust Regulatory Approvals

CTI and Novuspharma may be required to provide notice of the merger to either the European Commission, which we call the Commission, or the Italian Antitrust Authority, which we call the IAA, depending on their net revenues worldwide, within the EU and within Italy.

Although we do not currently anticipate that any such notification of the merger is required, if such a notification is required under the EU rules, notice of the merger must be provided to the Commission within seven days after the party’s board of directors approves the merger. Within one month after providing the notice, the Commission must make a formal determination whether to (i) approve the merger, or (ii) investigate further, in which case the Commission has four additional months to complete its investigation and issue a final decision. If notification of the merger is required under the EU rules, the merger may not be implemented prior to providing the notice and receiving approval from the Commission (unless, in certain instances, an exception is granted).

If notification of the merger is not required under the EU rules, notification may be required under Italian law. If so, notice of the merger must be provided to the IAA before the completion of the merger by the parties. Within thirty days after providing the notice, the IAA must make a formal determination whether to (i) approve the merger, or (ii) investigate further, in which case the IAA has generally an additional 45 days to complete its investigation and issue a final decision. Pending IAA approval, implementation of the merger need not be suspended. However, if the IAA finds that the merger raises serious competition concerns, then the IAA may require the parties to undertake any action that it considers appropriate in order to restore conditions of effective competition.

Other Regulatory Matters

In order for the merger to be valid under Italian law, Italian law requires delivery to the shareholders of Novuspharma, by deposit at the corporate headquarters of Novuspharma and with copies to the Italian securities regulator and CONSOB of certain documents, including a report that indicates that, among other things, the valuation methods adopted by the Novuspharma board of directors are, under the circumstances, reasonable and not arbitrary and have been correctly applied by the directors in their determination of the exchange ratio contained in the merger agreement.

Under Novuspharma’s grants and subsidies from the Italian government, consent to any merger of Novuspharma must be received in advance of the merger from the authorized bank in order to seek to avoid the forfeiture of any sums already received by Novuspharma, plus the payment of interest on those sums. See “Conditions in Italy and the European Union—Governmental Support of Medical Research and Training.”

Rescission Rights; Dissenters’ Rights

Italian law provides Novuspharma shareholders with specified rescission rights. Under Italian law, shareholders of Italian joint stock companies are entitled to exercise rescission rights whenever a resolution is adopted at a special meeting of shareholders with respect to:

•	a change in the business purpose of the company;

•	a change in the legal form of the company;

•	a transfer of the headquarters of the company outside of Italy; or

•	a merger in which the shareholders of a listed company receives shares which are not listed on a national regulated stock market in Italy.

Because the headquarters of the combined company will be located in the United States, Novuspharma shareholders that do not vote in favor of the merger are entitled to exercise rescission rights in connection with the merger by giving notice to Novuspharma within a specified time period after the Novuspharma shareholders are asked to approve the merger. For Novuspharma shareholders that attend the Novuspharma special meeting and do not vote in favor of the merger, this time period ends three days after the Novuspharma special meeting at which shareholders are asked to approve the transaction. For Novuspharma shareholders that do not attend the Novuspharma special meeting, this time period ends 15 days after the resolution by the Novuspharma shareholders approving the merger is filed with the Register of Enterprises in Milan, Italy.

At the effective time of the merger, those Novuspharma shareholders that have exercised their rescission rights are entitled to receive a cash payment for their Novuspharma ordinary shares. The amount of this cash payment is determined by averaging the closing price for a Novuspharma ordinary share on the Nuovo Mercato over the six months prior to the date of the Novuspharma shareholders’ approval of the merger. However, the merger agreement provides that neither CTI nor Novuspharma shall be obligated to consummate the merger if the aggregate amount to be paid to dissenting Novuspharma shareholders exceeds $25 million. As a closing condition, this requirement may be waived with the consent of both CTI and Novuspharma.

CTI shareholders will not have dissenters’ rights in connection with the merger.

Listing on Nuovo Mercato

As a condition to the completion of the merger, CTI common stock must be approved for listing on Italy’s Nuovo Mercato stock exchange. As a closing condition, this requirement may be waived with the consent of both CTI and Novuspharma.

U.S. Federal Securities Law Consequences; Resale Restrictions

The shares of CTI common stock to be issued in the merger will be registered under the United States Securities Act of 1933, as amended. These shares will be freely transferable under the United

States Securities Act of 1933, as amended, except for CTI common stock issued to any person who is deemed to be an affiliate of Novuspharma or CTI. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Novuspharma and include Novuspharma’s officers and directors, as well as its principal shareholders. Novuspharma’s affiliates may not sell their CTI common stock acquired in the merger, except pursuant to:

•	an effective registration statement under the United States Securities Act of 1933, as amended, covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under (or in a transaction not subject to) the United States Securities Act of 1933, as amended.

Summary of Material Provisions of Shareholders Agreements

In connection with the execution and delivery of the merger agreement, three current shareholders of Novuspharma who will become shareholders of CTI in connection with the merger entered into a shareholders agreement dated as of June 16, 2003, the date of the merger agreement. These shareholders are 3i Group plc, Novuspharma Invest NV and HBM Bio Ventures (Cayman) Ltd. The following summary describes material provisions of the shareholders agreement. A copy of the shareholders agreement is attached to this proxy statement/prospectus as Appendix F.

Standstill Provisions. Under the shareholders agreements, each shareholder agreed that it will not, without the prior written consent of the CTI board of directors:

•	acquire, offer or propose to acquire or agree to acquire, directly or indirectly, whether through market purchases, tender or exchange offer, acquisition of control (including by way of merger or consolidation) or otherwise, record or beneficial ownership of, or the right to vote, any shares of our common stock or any other shares of our capital stock, subject to the following exceptions:

•	the prior written consent of the CTI board of directors will not be required for the acquisition by a shareholder of any of our securities resulting from a stock split, stock dividend or similar recapitalization by us;

•	the shareholders may acquire record or beneficial ownership of our securities pursuant to our rights plan; and

•	if the shareholder holds less than 4.9% of the total outstanding shares of our common stock, it may purchase up to a number of shares of our common stock such that the shareholder will hold no greater than 4.9% of the then-outstanding shares of our common stock immediately following that acquisition;

•	propose or seek to effect a merger, consolidation, recapitalization, reorganization, restructuring, sale, lease, exchange or other disposition of substantially all of the assets of or other business combination involving, or a tender or exchange offer for securities of, us or any of our subsidiaries or any material portion of our or any of our subsidiary’s business or assets or any other type of transaction that would result in a change in control of CTI, which we refer to as a CTI transaction proposal;

•	present to CTI, our shareholders or any third party any proposal constituting, or that can reasonably be expected to result in, a CTI transaction proposal;

•	publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a CTI transaction proposal, take any action that might require us to make a public announcement regarding any CTI transaction proposal, or disclose an intent, purpose, plan or proposal with respect to us or any of our securities inconsistent with the provisions of the shareholders agreement;

•	initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a CTI transaction proposal;

•	initiate, propose, submit, encourage or otherwise solicit our shareholders for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or to seek election to or seek to place a representative or other affiliate or nominee on the CTI board of directors or seek removal of any member of the CTI board of directors;

•	except as contemplated in the shareholders agreement, form, join in or in any other way (including by deposit of our capital securities) participate in a “group” (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended) with unaffiliated entities, or in a partnership, pooling agreement, syndicate or voting trust, with respect to any of our capital securities, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of any of our capital securities;

•	join with or assist any person, directly or indirectly, in opposing, or make any public statement in opposition to, any proposal or director nomination submitted by the CTI board of directors to a vote of our shareholders;

•	join with or assist any person or entity, directly or indirectly, in supporting or publicly endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any public statement in favor of, any proposal submitted to a vote of our shareholders that is opposed by the CTI board of directors;

•	call, or participate in calling, any special meeting of our shareholders;

•	make any public statement, whether by press release, comment to any news media or otherwise, regarding our affairs or that reflects negatively against us or any of our subsidiaries or the CTI board of directors or any of our subsidiaries or any of our or our subsidiaries’ directors or officers;

•	advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, the shareholders agreement;

•	directly or indirectly deposit any shares of our common stock beneficially owned by the shareholder in a voting trust or, except pursuant to the shareholders agreement, in any other manner subject any of those shares to any arrangement or agreement with respect to the voting of those shares; or

•	directly or indirectly solicit proxies or become a “participant” in a “solicitation” in opposition to the recommendation of the CTI board of directors with respect to any matter or in any

“election contest” relating to the election of directors of CTI (as such terms are defined in Regulation 14A under the United States Securities Exchange Act of 1934).

Termination.    The shareholders agreement will terminate upon the earlier of:

•	the date of termination of the merger agreement; or

•	two years from the effective time of the merger.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may be retroactive, could alter the tax consequences to CTI, Novuspharma or the Novuspharma shareholders.

The following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger), or tax consequences to holders of options, warrants or similar rights to acquire Novuspharma capital stock. In addition, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular Novuspharma shareholders that are subject to special rules or that may be important in light of such shareholders’ individual circumstances, such as shareholders who:

•	are dealers in securities or foreign currency;

•	are subject to the alternative minimum tax provisions of the Code;

•	are Foreign persons, as defined below;

•	are financial institutions or insurance companies;

•	are tax-exempt organizations;

•	do not hold their Novuspharma ordinary shares as capital assets;

•	acquired their shares in connection with any stock option or stock purchase plans or in other compensatory transactions; or

•	hold Novuspharma ordinary shares as part of an integrated investment, including a “straddle” or “conversion” transaction, a pledge against currency risk, or a constructive sale, comprised of shares of Novuspharma ordinary shares and one or more other positions.

Novuspharma shareholders are strongly urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable U.S. federal, state, local and foreign tax consequences of the merger.

For purposes of this summary, “U.S. person” means (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the U.S., or any political subdivision thereof, (c) an estate, the income of which is subject to U.S. income taxation regardless of its source, and (d) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust, and “Foreign person” means any person not a U.S. person as defined herein.

Wilson Sonsini Goodrich & Rosati has provided a tax opinion to CTI, which has been filed with the SEC as an exhibit to CTI’s registration statement on Form S-4. The opinion to CTI provides that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a result of such treatment, CTI should not recognize any gain or loss solely as a result of the merger.

In the opinion of Wilson Sonsini Goodrich & Rosati, the U.S. federal income tax consequences to the Novuspharma shareholders are as follows:

(1) A Novuspharma shareholder who is a U.S. person and who holds Novuspharma ordinary shares with a fair market value of less than $50,000 on the date of the merger will generally experience the following material U.S. federal income tax consequences:

•	these Novuspharma shareholders will not recognize any gain or loss solely upon receipt in the merger of CTI common stock in exchange for Novuspharma ordinary shares, except to the extent of cash received in lieu of fractional shares of CTI common stock;

•	the aggregate tax basis of CTI common stock received by a Novuspharma shareholder in the merger, including any fractional shares of CTI common stock not actually received, will be the same as the aggregate tax basis of the surrendered Novuspharma ordinary shares;

•	the holding period for CTI common stock received by a Novuspharma shareholder in the merger will include the period for which the surrendered Novuspharma ordinary shares was considered to be held;

•	cash payments received by a Novuspharma shareholder in lieu of fractional shares of CTI common stock will be treated as if fractional shares of CTI common stock had been issued in the merger and then redeemed by CTI; a Novuspharma shareholder receiving cash in lieu of a fractional share will recognize gain or loss with respect to such payment measured by the difference, if any, between the amount of cash received and the tax basis in the fractional share; and

•	a Novuspharma shareholder who exercises dissenters’ rights will generally recognize gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the holder’s aggregate tax basis in such shares.

(2) Novuspharma shareholders who are U.S. persons and who hold Novuspharma stock with a fair market value of $50,000 or more on the date of the merger will generally experience the following material U.S. federal income tax consequences:

•	these Novuspharma shareholders will recognize gain, but not loss, upon receipt in the merger of CTI common stock in exchange for Novuspharma ordinary shares in an amount equal to the excess of the fair market value of the consideration received by each shareholder and each shareholder’s aggregate tax basis in the Novuspharma ordinary shares surrendered;

•	the aggregate tax basis in the CTI common stock received by a Novuspharma shareholder who recognizes gain will equal its fair market value as of the date the merger is completed and each shareholder’s holding period for his or her CTI common stock will begin the day after the merger.

The U.S. federal income tax consequences of the merger to a Novuspharma shareholder whose Novuspharma ordinary shares are worth $50,000 or more are complicated and the above description does not purport to address all the potential U.S. federal income tax consequences of the merger, and such shareholders are strongly urged to consult their tax advisors as to their specific tax consequences resulting of the merger.

A recipient of shares of CTI common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Novuspharma ordinary shares. All or a portion of the gain may be taxable as ordinary income. A Novuspharma shareholder could be required to recognize gain to the extent that the shareholder was treated as receiving, directly or indirectly, consideration other than CTI common stock in exchange for Novuspharma ordinary shares.

CTI and Novuspharma will not request a ruling from the U.S. Internal Revenue Service (“IRS”) in connection with the merger, and the tax opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, will not be binding upon the IRS. The IRS is therefore not precluded from successfully asserting a contrary position. A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in all of the Novuspharma shareholders who are U.S. persons recognizing taxable gain or loss with respect to each Novuspharma ordinary share surrendered equal to the difference between their bases in such shares and the fair market value, as of the date the merger is completed, of the CTI common stock received in the merger. In such event, a shareholder’s aggregate tax basis in the CTI common stock so received would equal its fair market value as of the date the merger is completed and the shareholder’s holding period for such stock would begin the day after the merger.

Specified non-corporate Novuspharma shareholders may be subject to backup withholding on cash payments received in connection with the merger. Backup withholding will not apply, however, to a Novuspharma shareholder who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form;

•	provides a certification of foreign status on Form W-8BEN or successor form; or

•	provides evidence that such shareholder is otherwise exempt from backup withholding.

Novuspharma shareholders will be required to attach a statement containing specified information required by the IRS concerning their participation as a shareholder in the merger to their U.S. federal income tax returns for the taxable year in which the merger occurs. Novuspharma shareholders are strongly urged to consult their own tax advisors regarding any information reporting and backup withholding requirements.

Material Italian Tax Considerations

The following is a general summary that does not discuss every aspect of Italian taxation that may be relevant to you in connection with the merger. This summary also assumes that CTI and Novuspharma would be considered residents for tax purposes of the United States and of the Republic of Italy and that they are organized and that their business will be conducted in the manner outlined in this proxy statement/prospectus. Changes in the tax residence or organizational structure of CTI or Novuspharma or the manner in which they conduct their business may invalidate this summary.

Completion of the merger is conditioned upon receipt by CTI of a tax opinion from its counsel, Gianni, Origoni, Grippo & Partners, and upon the receipt by Novuspharma of a tax opinion from its counsel, Chiomenti Studio Legale. The tax opinions will be subject to certain assumptions, limitations and qualifications, and will be based upon representations received from CTI and Novuspharma to support the opinions, and in other documents related to CTI and Novuspharma.

The statements below regarding Italian taxation are based on the laws in force in the Republic of Italy as of the date of this proxy statement/prospectus and are subject to any changes in law occurring after such date, which changes could be made on a retroactive basis. We will not update this summary to reflect changes in law and if such a change occurs the information in this summary could become invalid.

Shareholders of CTI and shareholders of Novuspharma are strongly advised to consult their own tax advisors concerning the overall tax consequences of the merger.

The Merger

In connection with the merger, a tax ruling has been requested from the Italian tax authorities regarding the tax-neutrality for Novuspharma of the merger for Italian income tax purposes.

Tax Consequences for Novuspharma and CTI

Based on general principles and in part on a prior tax ruling, the merger of Novuspharma with and into CTI will not trigger any taxable event for Novuspharma for Italian income tax purposes, such that no capital gains and/or capital losses will be deemed to have resulted from the transaction by Novuspharma.

Following completion of the merger, Novuspharma will cease to exist and all the assets of Novuspharma will become assets belonging to an existing branch of CTI located in Italy, which branch will qualify as a permanent establishment of CTI in Italy under the Italian Income Tax Code, or ITC, and the double tax treaty of the United States and Italy. The assets of the Italian branch of CTI will be deemed to have the same tax basis as when they belonged to Novuspharma prior to the merger; any gains or losses resulting from the disposal of such assets would be taxable to the branch. It is expected that shortly after the completion of the merger, certain assets belonging to the Italian branch of CTI will be contributed to a newly-formed subsidiary of CTI in the form of an Italian limited liability company, in exchange for the entire equity capital of such Italian subsidiary. All of those equity securities are expected to be held by the Italian branch of CTI.

Tax Consequences for the Shareholders of Novuspharma

Based on general principles and the prior tax ruling, the merger of Novuspharma with and into CTI will not trigger any taxable event for Italian income tax purposes for the shareholders of Novuspharma who are resident in Italy for tax purposes. The CTI common stock received by each of such Novuspharma shareholders at the effective time of the merger would be deemed as having the same aggregate tax basis as the Novuspharma ordinary shares held by such shareholders prior to the merger.

The merger of Novuspharma with and into CTI may, however, trigger a taxable event for Italian income tax purposes for the shareholders of Novuspharma who are resident outside of Italy for tax purposes. In particular, non-resident shareholders may be subject to tax in Italy on any deemed capital gain, equal to the difference between the fair market value of the CTI common stock received by any such shareholder at the effective time of the merger and the tax basis of the shareholder’s Novuspharma ordinary shares cancelled by operation of the merger. This capital gain would not, however, be taxable in the following cases:

•	if the non-resident shareholder (i) never owned Novuspharma ordinary shares representing more than 2% of the voting rights in the Novuspharma ordinary shareholders’ meeting or more than 5% of the Novuspharma stated capital, and (ii) did not and will not dispose of Novuspharma ordinary shares representing in the aggregate (i.e., including the Novuspharma ordinary shares cancelled by operation of the merger) more than either of the above thresholds in any twelve-month period prior to or after the effective time of the merger; or

•	if the non-resident shareholder is entitled to the benefits of a reciprocal tax treaty entered into by Italy and his/her/its country of residence providing for the taxation of capital gains on stock exclusively in the shareholder’s country of residence, and all of the requirements and procedures established by the applicable double tax treaty are complied with.

Since no fractional shares will be issued by CTI to Novuspharma shareholders in connection with the merger, the parties will appoint an authorized intermediary to trade fractional share interests to allow Novuspharma shareholders to receive whole shares of CTI common stock. Details of the relevant procedure will be provided in a notice published in a national daily newspaper in Italy. Any capital gain realized by Novuspharma shareholders upon the sale of these shares would in principle be subject to tax in Italy. The relevant capital gain would be represented by the difference between the sale price and tax basis of the Novuspharma ordinary shares sold. The applicable tax regime would depend upon the residency for tax purposes and the status of the Novuspharma shareholder.

Under Italian law, Novuspharma shareholders who abstain from the vote or dissent to the merger are entitled to exercise a withdrawal right. In such case, the redemption price of each of their Novuspharma ordinary shares, to be paid at the effective time of the merger, shall be equal to the average closing sales price of one Novuspharma ordinary share listed on the Nuovo Mercato during the six month period prior to the date of the special shareholders’ meeting at which the merger is approved by the Novuspharma shareholders. Novuspharma shareholders redeeming shares will in principle be subject to tax in Italy on any profits derived from the redemption, which profits will be deemed equal to the difference between the redemption price and the tax basis of their Novuspharma ordinary shares. The applicable tax regime would depend upon the residency for tax purposes and the status of the Novuspharma shareholder. In particular, withholding taxes may apply, depending on the methods of payment.

THE MERGER AGREEMENT

In this proxy statement/prospectus, we refer to the agreement and plan of merger as the merger agreement. The material provisions of the merger agreement are described below. We have attached a copy of the merger agreement as Appendix A to this proxy statement/prospectus and we hereby incorporate the merger agreement into this proxy statement/prospectus by reference. The summary of the merger agreement we provide below is qualified in its entirety by reference to the merger agreement. We encourage you to read carefully the merger agreement in its entirety for a more complete understanding of the merger agreement.

Structure of the Merger

The parties have agreed that at the effective time of the merger, Novuspharma will merge with and into CTI. Following the merger, Novuspharma’s separate corporate existence will cease and CTI will continue as the surviving corporation and will assume all of the rights and obligations as well as the assets and liabilities of Novuspharma while retaining those of CTI. Shortly after the completion of the merger, all assets belonging to the Italian branch of CTI will be contributed to a subsidiary of CTI, newly formed as an Italian limited liability company, and CTI will own the entire equity capital of such Italian subsidiary.

Effective Time of the Merger

The merger will close at a date and time to be specified by the parties, not later than the fifth business day after the satisfaction or waiver of the last of the conditions to the merger. The merger will become effective when the parties file articles of merger with the Secretary of State of the State of Washington and a deed of merger with the Companies’ Register in Milan, Italy, or alternatively, at any later time as the parties specify in the certificate of merger, the deed of merger or other appropriate documents.

Conversion of Novuspharma Shares in the Merger

Each Novuspharma ordinary share issued and outstanding as of the effective time of the merger, other than those Novuspharma ordinary shares held by CTI or Novuspharma and other than rescission shares (see “The Merger Agreement—Rescission Shares”), will be converted into the right to receive 2.45 shares of CTI common stock (including, with respect to each whole share of CTI common stock, the associated preferred stock rights described in the section entitled “Comparison of Rights of CTI Shareholders and Novuspharma Shareholders—Rights Plan”). Any Novuspharma ordinary shares held by CTI or Novuspharma and any CTI common shares held by Novuspharma will be canceled at the effective time and no CTI common stock or other consideration will be delivered in exchange for the canceled shares.

No fractional shares of CTI common stock will be issued in the merger. The parties will appoint an authorized financial intermediary that participates in Monte Titoli S.p.A. (the central securities depositary of Italy), or a bank designated by the parties, to act as exchange agent. CTI, Novuspharma and the exchange agent will determine suitable procedures for the treatment of fractional shares of CTI common stock in accordance with market practice in Italy and the rules and practice of Monte Titoli.

Treatment of Novuspharma Options in the Merger

The merger agreement provides that CTI will assume the Novuspharma stock option plans at the effective time of the merger. Novuspharma will take action to cause the vesting of each outstanding

Novuspharma stock option to accelerate and become fully vested and exercisable. To the extent Novuspharma stock options are not exercised prior to the effective time of the merger, they will terminate and be cancelled prior to the merger and will not be assumed by CTI. On or after the effective time of the merger, CTI will issue options to acquire shares of its common stock to those employees of Novuspharma as CTI determines in its discretion. The number of CTI shares subject to each new option and the vesting schedule of each new option will be determined by CTI, and the per share exercise price of each new CTI option will be equal to the greater of:

•	the average of the closing prices for a share of CTI common stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the effective time of the merger or the closing price on the relevant date of grant; and

•	the average of the closing prices for a share of CTI common stock on the Nuovo Mercato Telematico Azionario (if applicable) for each trading day during the one-month period immediately preceding the effective time of the merger or the closing price on the relevant date of grant.

Each new option will be granted under and subject to the terms and conditions of the assumed Novuspharma stock option plans and written stock option agreements to be entered into between CTI and each optionee.

Rescission Shares

The merger agreement provides that if the merger is completed, Novuspharma ordinary shares outstanding immediately prior to the effective time and held by a holder who has exercised and perfected his rescission rights in accordance with Italian law and who does not subsequently withdraw such exercise or abandon such right will not be converted into or exchanged for the right to receive CTI common stock, but instead, effective as of the effective time of the merger or at any other time determined by Novuspharma and CTI in accordance with applicable laws, the holders of rescission shares will be entitled to receive an amount of cash per Novuspharma ordinary share equal to the average closing sales price of one Novuspharma ordinary share on the Nuovo Mercato during the six-month period prior to the date of the special shareholders’ meeting at which the merger is approved by the Novuspharma shareholders. Novuspharma is required to set aside cash amounts to be potentially paid in respect of rescission shares in a bank account established for this purpose. However, neither CTI nor Novuspharma will be required to consummate the merger if the aggregate amount to be paid to holders of Novuspharma ordinary shares exercising rescission rights exceeds $25 million (see “The Merger Agreement—Conditions”). The procedures that Novuspharma shareholders must follow to perfect their rescission rights under Italian law are described in “The Merger—Rescission Rights; Dissenters’ Rights.”

Exchange Procedures

The exchange of Novuspharma shares for shares of CTI common stock will be carried out through the centralized depositary system managed by Monte Titoli and in accordance with applicable provisions of Italian law. As soon as reasonably practicable after the effective time of the merger CTI will take all necessary steps in order to issue and deliver to Monte Titoli the shares of CTI common stock issuable pursuant to the merger agreement and cash or shares of CTI common stock, as the case may be, sufficient to pay cash in lieu of fractional shares.

Corporate Organization and Governance

At the effective time of the merger, CTI will be the surviving corporation and will continue to be governed by the laws of the State of Washington, and the articles of incorporation and bylaws of CTI.

The bylaws of CTI will be amended and restated at the completion of the merger to increase the number of directors who will sit on the CTI board of directors. See “Management of Our Combined Company after the Merger—Bylaw Amendment and Merger Agreement Provisions Affecting Board Composition.”

The merger agreement sets forth (as of the effective time):

•	in the case of the surviving corporation, the board of directors until the earlier resignation or removal of any named individual or until a successor is duly elected or qualified;

•	in the case of the Italian branch of the surviving corporation, the Italian branch manager, until the earlier resignation or removal of the named individual or until a successor is duly elected or qualified; and

•	upon the contribution of the assets from CTI’s Italian branch to CTI’s Italian subsidiary, the board of directors and the managing director of the Italian subsidiary, until the earlier resignation or removal of any named individual or until a successor is duly elected or qualified.

CTI’s Shareholder Meeting and Novuspharma’s Shareholder Meeting

CTI and Novuspharma will each convene separate special meetings of their shareholders, in accordance with applicable law, to consider and vote upon approval of the merger.

The special meeting of CTI shareholders is scheduled to be held on •, and the special meeting of Novuspharma shareholders is scheduled to be held at the first call on •, at the second call on • and at the third call on •. See “The Special Meeting of CTI Shareholders.”

Representations and Warranties

The merger agreement contains generally reciprocal representations and warranties made by CTI and Novuspharma regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. The complete text of the representations and warranties can be found in the merger agreement attached to this proxy statement/prospectus as Appendix A. These representations and warranties relate to, among other matters, the following:

•	each party represents that it is duly organized, is validly existing, is in good standing, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

•	each party represents as to the amount of its authorized capital stock and describes its capital structure;

•	each party represents that it has duly authorized, executed and delivered the merger agreement, subject to required shareholder approvals, and that the merger agreement and the transactions contemplated by the merger agreement are enforceable against the party;

•

each party represents that there is an absence of any conflict or violation of, or default under, any of such party’s material contracts, such party’s corporate charter and bylaws, any license, permit or other instrument or contract granted by or entered into with a regulatory agency, any grant or subsidized loan received by such party from a governmental entity or any judgments, injunctions, decrees or other requirements or any statutes, laws, ordinances, rules or regulations, as a result of such party entering into and carrying out the transactions contemplated by the merger agreement;

•	each party represents as to the governmental and regulatory approvals that are required by it to complete the merger;

•	each party represents that, except as otherwise disclosed, since March 31, 2003, it has not taken certain actions and there has not been any event that would be reasonably likely to have a material adverse effect on it;

•	each party represents, among other tax-related matters, that it has timely filed all tax returns and reports required to be filed by it and that it has timely paid and discharged any and all taxes to be due on such returns;

•	each party represents that there is an absence of undisclosed material pending or threatened suits, actions, investigations, audits, or proceedings against that party that would be reasonably likely to have a material adverse effect on it or have a material adverse effect on its ability to perform its obligations under the merger agreement;

•	each party describes its stock option, stock appreciation rights, restricted stock, stock purchase and other equity-based plans, if any;

•	each party represents, among other matters relating to employee benefits, that it has delivered to the other party true, correct and complete copies of all employee benefit plans;

•	each party represents that it has all material governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights necessary, under applicable laws, to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such permit would not be reasonably likely to have material adverse effect on it;

•	each party represents that it is in compliance with all applicable environmental laws, except where the failure to be in compliance would not be reasonably likely to have material adverse effect on it;

•	each party represents that it is in material compliance with the rules and regulations of the NASD or the Borsa Italiana, as the case may be;

•	each party represents, among other matters relating to regulatory approvals and status, that it is in material compliance with all applicable laws relating to the evaluation, testing, research, experimentation, marketing and sale of drug products;

•	each party describes its intellectual property and represents, among other matters relating to intellectual property, that, to such party’s knowledge and except as otherwise disclosed, it owns or has a valid right to use its intellectual property necessary for the conduct of its business;

•	each party represents, among other labor-related matters, that there are no labor disputes or claims pending or threatened that would be reasonably likely to have a material adverse effect on such party;

•	each party describes its material contracts and makes a representation about the effect that entering into and carrying out the transactions contemplated by the merger agreement will have on its material contracts;

•	each party represents that it has received an opinion from its financial advisor;

•	each party describes its current real property leases and represents that all such leases are in full force and effect; and

•	each party makes a representation about the shareholder approval requirements in connection with the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement also contains representations and warranties by Novuspharma to CTI to the effect that:

•	the reports and other documents filed with the Italian securities regulatory commission, known as CONSOB, and the Italian stock market administration, known as Borsa Italiana, are accurate; applicable disclosure rules were complied with in compiling the financial and other information contained in those reports and documents; and the information supplied for inclusion or incorporation by reference into this proxy statement/prospectus, the related registration statement and the information document prepared by Novuspharma in connection with the merger is accurate;

•	Novuspharma is in compliance in all material respects with all requirements in respect of the grants and subsidized loans received by it from any Italian, EU or other governmental entity;

•	with respect to Novuspharma’s officers, directors and, to Novuspharma’s knowledge, shareholders holding more than 10% of the Novuspharma ordinary shares, there are no interests in assets or property of Novuspharma, or indebtedness owing to Novuspharma, or undisclosed interests in the biotechnology sector or in companies that do business with Novuspharma; and

•	Novuspharma is insured by insurers against all risks normally insured against by companies in similar lines of business and all of the insurance policies maintained by it are in full force and effect.

The merger agreement also contains the representations and warranties by CTI to Novuspharma to the effect that:

•	the reports and other documents filed with the SEC are accurate; CTI complied with applicable disclosure rules regarding the financial and other information contained in these reports and documents; and the information supplied for inclusion or incorporation by reference into this proxy statement/prospectus, the related registration statement and the information document prepared by Novuspharma in connection with the merger is accurate;

•	CTI is in material compliance with third party reimbursement policies in connection with pharmaceutical products;

•	no takeover statute or similar statute or regulation applies to CTI in connection with the merger, the merger agreement or any of the transactions contemplated by the merger agreement; and

•	CTI has taken all action necessary such that the merger will not trigger the rights under CTI’s rights plan.

All representations and warranties of CTI and Novuspharma will expire at the effective time of the merger.

For purposes of the merger agreement, a “material adverse effect” on a party means any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of a party and its subsidiaries taken as a whole, provided that the following will not be deemed by themselves, either alone or in combination, to constitute a material adverse effect:

•	a change in the market price or trading value or trading volume of Novuspharma or CTI securities;

•	changes in conditions affecting any of the industries in which a party operates generally or the economies of the United States or Italy, as applicable;

•	any change or effect resulting from compliance with the terms of the merger agreement; or

•	any change or effect resulting from the announcement or pendency of the merger.

Novuspharma’s Covenants Relating to Conduct of Business

Novuspharma has agreed that from the date of the merger agreement until the effective time of the merger, except as consented to by CTI in writing, it will carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and use commercially reasonable efforts consistent with past practice to:

•	preserve intact its current business organization; and

•	keep available the services of its current officers and employees.

Novuspharma has also agreed, except as contemplated by the merger agreement or as consented to by CTI in writing, from the date of the merger agreement until the effective time of the merger, it will not:

•	declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of Novuspharma or any other securities of Novuspharma or any rights, warrants or options to acquire any of these shares or other securities;

•	other than the issuance of Novuspharma ordinary shares upon the exercise of Novuspharma stock options outstanding on June 16, 2003, the date of the merger agreement, in accordance with their terms, in accordance with the terms of any employment agreements existing on June 16, 2003, or as set forth in merger agreement:

•	issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations on voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of these shares, voting securities or convertible securities;

•	amend or otherwise modify the terms of any of these rights, warrants or options; or

•	accelerate the vesting of any outstanding Novuspharma stock options;

•	acquire or agree to acquire:

•	by merging or consolidating with, or by purchasing any assets of, or by purchasing any equity or voting interest in or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division or any of these entities; or

•	any assets other than in connection with purchases of inventory, fixtures, furniture and equipment in the ordinary course of business consistent with past practice;

•	enter into or commit to enter into any undisclosed lease or sublease of real property or amend or otherwise modify the terms of any existing undisclosed real property lease or exercise any right to renew or similar option under any real property lease;

•	repurchase, repay or incur any undisclosed indebtedness for borrowed money or guarantee any of the indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Novuspharma, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except in connection with the financing of ordinary course trade payables consistent with past practice;

•	make or agree to make any new capital expenditures which individually exceed $500,000 or which in the aggregate exceed $3,000,000, except for leasehold improvements, furniture and fixtures in the ordinary course of business consistent with past practice;

•	make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its income tax returns for any taxable year, except as may be required by applicable laws, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment related to taxes, or surrender any right to claim a refund of taxes;

•	settle, pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements of Novuspharma dated as of March 31, 2003 or incurred in the ordinary course of business consistent with past practice;

•	except as required by applicable laws or by the terms of any Novuspharma benefit plan:

•	increase the rate or terms of compensation payable or to become payable generally to any of Novuspharma’s directors, officers or employees other than previously agreed to increases to non-management employees and except as required by employment agreements in existence on June 16, 2003;

•	pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other employee benefit not provided for by any existing pension plan, benefit plan or employment agreement; or

•	establish, adopt, amend or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, or amend or modify or increase the rate or benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including any stock option plan or any other benefit plan;

•	except as required by applicable law, adopt or enter into any undisclosed collective bargaining agreement or other labor or union contract applicable to the employees of Novuspharma or terminate the employment of any employee of Novuspharma;

•	enter into any contract the effect of which would be to subject CTI or any of CTI’s subsidiaries to any non-compete or other material restrictions on their business following the effective time;

•	enter into any material contract if consummation of the transactions contemplated by the merger agreement or compliance by Novuspharma with the provisions of the merger agreement would conflict with, or result in any material violation or breach of, or material default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien in or upon any of the properties or assets of Novuspharma or CTI or any of their respective subsidiaries under, any provision of such a contract; or

•	enter into any material written contract, prohibiting Novuspharma from assigning all or any material portion of its rights, interests or obligations thereunder, unless such prohibition expressly excludes any assignment to CTI or any of its subsidiaries in connection with or following the consummation of the merger and the other transactions contemplated by the merger agreement.

CTI’s Covenants Relating to Conduct of Business

CTI has agreed that from the date of the merger agreement until the effective time of the merger, it and its subsidiaries will carry on their business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and use all commercially reasonable efforts, consistent with past practice to:

•	preserve intact their current business organizations; and

•	keep available the services of their current officers and employees.

CTI has also agreed that it, and has agreed that its subsidiary, except as permitted or contemplated by the merger agreement, or as consented to by Novuspharma in writing, from the date of the merger agreement until the effective time of the merger, will not:

•	declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned subsidiary of CTI;

•	except for redemption of outstanding convertible notes of CTI or the repurchase of restricted stock, in each case pursuant to the terms thereof, purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of its subsidiary or any other of its securities or any rights, warrants or options to acquire any of these shares or other securities;

•

other than (1) the issuance of CTI common stock upon the exercise of options or warrants to purchase common stock outstanding on the date of the merger agreement in accordance with their present terms or in accordance with the terms of any employment agreements existing on the date of the merger agreement or entered into in the ordinary course of business consistent with past practice, (2) the issuance of options to purchase CTI common stock under any stock option plan currently in effect in the ordinary course of business consistent with past practice, (3) pursuant to the merger agreement or a CTI permitted acquisition, (4) the issuance of CTI common stock upon conversion of outstanding convertible notes, or (5) sales of securities of CTI sold to investors not affiliated with CTI in arms-length financing transactions which neither require approval of the CTI shareholders nor present a material risk of delaying the merger:

•	issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations on voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of these shares, voting securities or convertible securities;

•	amend or otherwise modify the terms of any of these rights, warrants or options; or

•	accelerate the vesting of any of the outstanding CTI stock options;

•	other than pursuant to a CTI permitted acquisition (which is a transaction which does not present a material risk of delaying the merger or making it more difficult to obtain any necessary consent, or which are internal reorganizations solely involving existing wholly-owned subsidiaries of CTI), acquire or agree to acquire:

•	by merging or consolidating with, or by purchasing any assets of, or by purchasing any equity or voting interest in or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division or any of these entities: or

•	any assets other than in connection with purchases of inventory, fixtures, furniture and equipment in the ordinary course of business consistent with past practice;

•	repurchase, repay or incur any indebtedness for borrowed money or guarantee any of the indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of CTI or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other :

•	in connection with the financing of ordinary course trade payables consistent with past practice;

•	pursuant to existing credit facilities as in effect on June 16, 2003;

•	any incurrences in the ordinary course of business which are not, individually or in the aggregate, material to CTI; or

•	except as required by applicable law, adopt or enter into any collective bargaining agreement or other labor or union contract applicable to the employees of CTI.

Mutual Covenants Relating to Conduct of Business

Both CTI and Novuspharma have agreed, except as permitted or contemplated by the merger agreement, or as consented to by the other party in writing, from the date of the merger agreement until the effective time of the merger, it will not, will not authorize and, in the case of CTI, will cause any of its subsidiaries not to:

•	split, combine or reclassify any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

•	amend its organizational documents;

•	mortgage or otherwise encumber or subject to any lien, or sell, lease, exchange or otherwise dispose of any of its material rights, properties or assets, except in the ordinary course of business consistent with past practice;

•	modify or amend in a manner adverse in any material respect, or terminate any material contract or waive, release or assign any material rights or claims in an adverse manner, except in the ordinary course of business consistent with past practice;

•	enter into a new line of business that is material to it;

•	change its fiscal year, or except as required by United States or Italian generally accepted accounting principles, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices; or

•	authorize any of, or commit, resolve or agree to take any of the actions otherwise prohibited by the covenants relating to the conduct of business prior to the effective time of the merger.

No Solicitation of Transactions

In the merger agreement, subject to certain exceptions described below, Novuspharma has agreed that it will not, nor will it authorize or permit any of its officers, directors or employees or any representatives retained by it to, directly or indirectly:

•	solicit, initiate or encourage, knowingly facilitate or induce any inquiries, or the making of any proposal, the consummation of which would result in:

•	a transaction or series of transactions pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of 20% or more of the outstanding shares of Novuspharma, whether from Novuspharma or pursuant to a tender offer or exchange offer or otherwise,

•	any acquisition or proposed acquisition of Novuspharma by a third party by a merger or other business combination (including any so called “merger of equals” and whether or not Novuspharma is the entity surviving any such merger or business combination), pursuant to which the shareholders of Novuspharma immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction,

•	any other transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets of Novuspharma for consideration equal to 20% or more of the fair market value of all of the outstanding Novuspharma ordinary shares on the date prior to the date hereof, or

•	any liquidation or dissolution of Novuspharma (we refer to any of the transactions described in these four sub-bullets as a “Novuspharma alternative transaction”); or

•	participate in any discussions or negotiations regarding, or furnish any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably likely to lead to a Novuspharma alternative transaction.

In the merger agreement, subject to certain exceptions described below, CTI has agreed that it will not and it will not permit any of its subsidiaries, (nor will it authorize or permit officers, directors or employees of CTI or any of its subsidiaries or any representatives retained by CTI or its subsidiaries) to directly or indirectly:

•	solicit, initiate or encourage, knowingly facilitate or induce any inquiries or the making of any proposal the consummation of which would result in:

•	a transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, beneficial ownership of 50% or more of the outstanding shares of CTI, whether from CTI or pursuant to a tender offer or exchange offer or otherwise,

•	any acquisition or proposed acquisition of CTI or any of its significant subsidiaries by a third party by a merger or other business combination (including any so called “merger of equals” and whether or not CTI or any of its significant subsidiaries is the entity surviving any such merger or business combination), pursuant to which the shareholders of CTI or its significant subsidiary, as the case may be, immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction,

•	any other transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of CTI and any entity surviving any merger or combination, including CTI or any of its subsidiaries) of CTI or any of its significant subsidiaries, as the case may be, for consideration equal to 50% or more of the fair market value of all of the outstanding shares of CTI common stock on the date prior to the date hereof, or

•	any liquidation or dissolution of CTI (we refer to any of the transactions described in these four sub-bullets as a “CTI alternative transaction”); or

•	participate in any discussions or negotiations regarding, or furnish any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably likely to lead to a CTI alternative transaction.

Notwithstanding the foregoing prohibitions with respect to solicitation of Novuspharma and CTI alternative transaction proposals, if either CTI or Novuspharma receives an unsolicited bona fide written offer or proposal with respect to an alternative transaction with respect to which its board of directors determines in good faith, after consultation with outside legal counsel, that the failure to provide information or participate in the negotiations or discussions would result in a reasonable likelihood that its board of directors would breach its fiduciary duties to its shareholders, and its shareholders have not yet approved the merger, then it may:

•	furnish information with respect to itself pursuant to a customary confidentiality agreement containing terms no less restrictive than the one between CTI and Novuspharma; and

•	participate in negotiations regarding the unsolicited proposal.

In addition to the prohibitions on solicitation of other offers, the merger agreement provides that neither Novuspharma nor CTI will withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to CTI or Novuspharma, as the case may be, the approval or recommendation by its board of the merger or the merger agreement, unless:

•	in the case of CTI, if its board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would result in a reasonable likelihood that its board would breach its fiduciary duties to CTI’s shareholders under applicable laws, then the CTI board of directors may withdraw, qualify or modify its approval or recommendation; and

•	in the case of Novuspharma, if Novuspharma receives a “superior proposal” as described below, and after receipt of advice from outside counsel its board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would result in a reasonable likelihood that its board would breach its fiduciary duties to Novuspharma’s shareholders under applicable laws, then the Novuspharma board of directors may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval or recommendation, but only:

•	after the seventh business day following CTI’s receipt of written notice from Novuspharma advising CTI that Novuspharma has received a superior proposal, specifying the terms of the superior proposal and stating that it intends to change, withdraw, qualify or modify its recommendation;

•	if after providing required notice to CTI, Novuspharma gives CTI a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement that would enable Novuspharma to proceed with the merger with CTI without changing, withdrawing, qualifying or modifying its recommendation.

A “superior proposal” means any proposal made by a third party to enter into a Novuspharma alternative transaction involving the sale of a majority or more of the Novuspharma ordinary shares or sale of all or substantially all of Novuspharma’s assets or a similar transaction, which the board of directors of Novuspharma determines in its good faith judgment, based on advice of an independent financial advisor of internationally recognized reputation, to be more favorable to Novuspharma’s shareholders than the merger taking into account all relevant factors.

Each of CTI and Novuspharma must submit the merger to its shareholders for a vote even if its board changes, withdraws, qualifies or modifies its recommendation relating to the merger, including if its board determines that the merger is longer advisable.

Each of CTI and Novuspharma is obligated to promptly advise the other of any request for information or of any proposal in connection with an alternative transaction, the material terms and conditions of the request or proposal and the identity of the person making the request or proposal and keep the other party reasonably informed of the status and details of any request or proposal.

The merger agreement provides that the restrictions with respect to alternative transactions will not prohibit CTI or Novuspharma from making any disclosure to its shareholders, in the good faith judgment of its board of directors, after receipt of advice from outside counsel, the failure to disclose would be inconsistent with its board of directors’ fiduciary duties to its shareholders, provided, however, that each of CTI and Novuspharma will provide the other with a copy of such disclosure prior to making the disclosure. Additionally, the merger agreement provides that such restrictions will not prohibit CTI from complying with Rule 14e-2(a) and Rule 14d-9 under the Securities Exchange Act of 1934.

Indemnification and Insurance

For a period of six years from the effective time of the merger, CTI, as the surviving corporation, has agreed not to amend, repeal or otherwise modify the provisions of its articles of incorporation or bylaws which relate to indemnification and exculpation from liability, in any manner that would adversely affect the indemnification and insurance rights under such provisions of individuals who were directors, officers, employees or agents of Novuspharma on or prior to the effective time of the merger, unless a modification is required by law.

CTI will maintain directors’ and officers’ liability insurance, covering those persons who were covered by Novuspharma’s directors’ and officers’ liability insurance policies prior to the effective time of the merger, for a period of three years on terms no less favorable than the terms of the previous insurance coverage. In lieu of obtaining coverage as described above, CTI, with Novuspharma’s written consent, may purchase a three-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage. However, in no event will CTI be required to pay annualized aggregate premiums for insurance in excess of 150% of the amount of the aggregate premiums paid by Novuspharma for insurance coverage for the year ended December 31, 2002.

In the event that CTI, as the surviving corporation, or any of its successors or assigns:

•	consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of the consolidation or merger; or

•	transfers all or substantially all of its properties and assets to any person,

then and in each case, CTI will make proper provisions so that its successors and assigns assume CTI’s obligations relating to indemnification and insurance matters set forth in the merger agreement.

European Headquarters

The merger agreement provides that, as soon as practicable after the effective time, CTI will take all actions reasonably necessary to transfer the headquarters of its European operations to Novuspharma’s offices in Italy.

Tax Ruling

The parties have agreed to cooperate in preparing and filing a request for a tax ruling from the competent Italian tax authorities as to the tax neutrality of the merger for Novuspharma and its shareholders resident in Italy.

Conditions

The respective obligations of CTI and Novuspharma to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction of various conditions that include the following:

•	the required approval of CTI shareholders and Novuspharma shareholders must have been received;

•	the Nasdaq National Market must have approved the listing, subject to official notice of issuance, of the shares of CTI common stock issuable in connection with the merger;

•	the listing of CTI common stock on the Nuovo Mercato must be approved by the Borsa Italiana;

•	there must be no pending or threatened litigation by a governmental entity seeking to enjoin or prohibit the completion of the merger, and there must be no legal restraint or prohibition preventing the completion of the merger;

•	CTI’s registration statement on Form S-4 of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and no stop order suspending its effectiveness may be in effect nor have been initiated, or to the knowledge of CTI or Novuspharma, threatened;

•	the waiting period under any applicable antitrust laws (and any extensions thereof) must have expired or been terminated and all material antitrust approvals, if any, must have been obtained;

•	CTI must have received a written opinion from its Italian tax counsel;

•	Novuspharma must have received a written opinion from its Italian tax counsel;

•	the amount of cash to be paid to the holders of rescission shares must not exceed $25 million; and

•	Novuspharma must have received a report from KPMG S.p.A. as to the valuation methods adopted by the Novuspharma board of directors in determining the exchange ratio.

In the event that any or all of the conditions to both companies’ obligations are not satisfied prior to completion of the proposed merger, both companies together may waive any or all of the unsatisfied conditions. However, as a legal matter, the parties may not waive conditions imposed by law, such as receipt of necessary shareholder approvals.

CTI’s obligation to effect the merger is further subject to satisfaction of the following additional conditions:

•	the representations and warranties of Novuspharma described in the merger agreement must be true and correct as of the closing date of the merger as though made on the closing date, or if representations and warranties expressly related to an earlier date, then as of that date, except, in each case or in the aggregate, as does not constitute a material adverse effect on Novuspharma, and CTI must have received an officer’s certificate from Novuspharma to that effect;

•	Novuspharma must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger, and CTI must have received an officer’s certificate from Novuspharma to that effect;

•	CTI must have received all certificates and other deliveries required under the merger agreement;

•	from and including the date of the merger agreement, there must not have occurred any material adverse effect on Novuspharma;

•	after the Novuspharma shareholders approve the merger and the minutes of their meeting are recorded with the Companies’ Register in Milan, expiration or satisfaction of the two-month period in which Novuspharma’s creditors may challenge the merger.

In the event that any or all of these conditions to CTI’s obligations are not satisfied prior to completion of the proposed merger, CTI may waive any or all of the unsatisfied conditions.

Novuspharma’s obligation to effect the merger is further subject to satisfaction of the following additional conditions:

•	the representations and warranties of CTI described in the merger agreement must be true and correct as of the closing date of the merger as though made on the closing date, or if representations and warranties expressly related to an earlier date, then as of that date, except, in each case or in the aggregate, as does not constitute a material adverse effect on CTI, and Novuspharma must have received an officer’s certificate from CTI to that effect;

•	CTI must have performed or complied in all material respects with all of its agreements and covenants which the merger agreement requires to be performed or complied with on or prior to the closing date of the merger and Novuspharma must have received an officer’s certificate from CTI to that effect;

•	Novuspharma must have received all certificates and other deliveries required under the merger agreement;

•	from and including the date of the merger agreement, there must not have occurred any material adverse effect on CTI;

•	CTI must have appointed the persons named in the merger agreement as members of the CTI board of directors.

In the event that any or all of these conditions to Novuspharma’s obligations are not satisfied prior to completion of the proposed merger, Novuspharma may waive any or all of the unsatisfied conditions.

Termination

Either CTI or Novuspharma may terminate the merger agreement prior to receiving their respective shareholders’ approval of the merger by mutual written consent, if a majority of the members of each board of directors votes to do so.

The merger agreement may also be terminated by either CTI or Novuspharma at any time prior to the effective time of the merger in the following circumstances:

•	provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, (1) upon a breach of any representation, warranty, covenant or agreement on the part of the other party contained in the merger agreement or (2) if any representation or warranty of the other party has become untrue or incorrect, in each case such that the conditions to the terminating party’s obligation to consummate the merger relating to the truth and accuracy of the other party’s representations and warranties and compliance by the other party with its covenants under the merger agreement would not be satisfied (but if the breach is curable by April 15, 2004 through the exercise of commercially reasonable efforts, the breaching party will have 30 days after receipt of notice from the non-breaching party to cure the breach before the non-breaching party can terminate the merger agreement);

•	if the merger is not consummated by April 15, 2004, and the terminating party’s action or failure to act in breach of the merger agreement was not the principal cause of, and did not result in, the failure of the merger to occur;

•	if any required approval of the Novuspharma shareholders is not obtained;

•	if any required approval of the CTI shareholders is not obtained;

•	at any time prior to the terminating party’s shareholders’ meeting, by the board of directors of the terminating party if the other party’s board of directors has:

•	failed to recommend without modification or qualification that its shareholders approve the merger and the transactions contemplated by the merger agreement;

•	subsequently withdrawn its recommendation;

•	modified or qualified its recommendation in a manner adverse to the terminating party’s interests; or

•	failed to reconfirm its recommendation within ten business days following a written request from the terminating party to do so.

Termination Fee

Novuspharma is entitled to receive a termination fee of $4.75 million dollars from CTI in the event that the merger agreement is terminated under any of the following circumstances:

•	by either Novuspharma or CTI if:

•	(1) the merger is not consummated by April 15, 2004 and (2) following June 16, 2003 and prior to the termination of the merger agreement, there has been an offer or proposal for a CTI alternative transaction and within twelve months following the termination of the merger agreement CTI or its subsidiaries enters into an agreement providing for an acquisition of CTI or an acquisition of CTI is consummated; or

•	(1) the CTI shareholder approval of the merger is not obtained by reason of the failure to obtain the required vote at a duly held meeting of CTI’s shareholders or at any adjournment or postponement thereof and (2) following June 16, 2003 and prior to the termination of the merger agreement, there has been an offer or proposal for a CTI alternative transaction and within twelve months following the termination of the merger agreement CTI or its subsidiaries enters into an agreement providing for an acquisition of CTI or an acquisition of CTI is consummated;

•	by Novuspharma if the CTI board of directors has:

•	failed to include in this proxy statement/prospectus its recommendation without modification or qualification that the CTI shareholders approve the merger and the transactions contemplated by the merger agreement;

•	subsequently withdrawn its recommendation;

•	modified or qualified its recommendation in a manner adverse to the interests of Novuspharma; or

•	failed to reconfirm its recommendation within ten business days following a written request from Novuspharma to do so; or

•	by Novuspharma if CTI commits a material breach of the provisions of the merger agreement relating to no solicitation by CTI.

CTI is entitled to receive a termination fee of $4.75 million dollars from Novuspharma, in the event that the merger agreement is terminated under any of the following circumstances:

•	by either Novuspharma or CTI if:

•	(1) the merger is not consummated by April 15, 2004 and (2) following June 16, 2003 and prior to the termination of the merger agreement, there has been an offer or proposal for a Novuspharma alternative transaction and within twelve months following the termination of the merger agreement Novuspharma enters into an agreement providing for an acquisition of Novuspharma or an acquisition of Novuspharma is consummated; or

•	(1) the Novuspharma shareholder approval of the merger is not obtained by reason of the failure to obtain the required vote at a duly held meeting of Novuspharma’s shareholders or at any adjournment or postponement thereof and (2) following June 16, 2003 and prior to the termination of the merger agreement, there has been an offer or proposal for a Novuspharma alternative transaction and within twelve months following the termination of the merger agreement Novuspharma enters into an agreement providing for an acquisition of Novuspharma or an acquisition of Novuspharma is consummated;

•	by CTI if the Novuspharma board of directors has:

•	failed to recommend without modification or qualification that the Novuspharma shareholders approve the merger and the transactions contemplated by the merger agreement;

•	subsequently withdrawn its recommendation;

•	modified or qualified its recommendation in a manner adverse to the interests of CTI; or

•	failed to reconfirm its recommendation within ten business days following a written request from CTI to do so; or

•	by CTI if Novuspharma commits a material breach of the provisions of the merger agreement relating to no solicitation by Novuspharma.

For purposes of the termination fee provisions described above, an “acquisition” means a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the shareholders of the party immediately preceding the transaction hold less than 60% of the aggregate voting securities in the surviving or resulting entity of the transaction, or any direct or indirect parent thereof, a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party’s business immediately prior to such sale, or the acquisition by any person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of securities representing in excess of 40% of the voting power of the then outstanding voting securities of the party.

The termination fees described above are payable in immediately available funds and are to be paid free and clear of all deductions or withholdings. In the event a deduction or withholding is required by law, the party owing the termination fee must pay any additional amount to ensure that the net amount received by the party entitled to the termination fee is equal to $4.75 million.

Expenses

Whether or not the merger is completed, we will each pay our own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except expenses for the filing, printing and mailing of the registration statement on Form S-4, the information document and listing particulars, and this proxy statement/prospectus, including related SEC filing fees will be paid two-thirds by CTI and one-third by Novuspharma.

Amendment; Extension and Waiver

CTI and Novuspharma may amend the merger agreement by mutual written consent at any time before or after their respective shareholders have approved the matters contemplated by the merger agreement. After receiving any required shareholder approval has been obtained, the parties may not make any amendment that, by law, requires further approval by their respective shareholders without first obtaining such approvals.

At any time prior to the effective time of the merger agreement, either party may agree in writing to do the following in connection with the merger agreement:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties made by the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to specified terms, waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

COMPARATIVE STOCK PRICES AND DIVIDENDS

CTI

CTI common stock is traded on the Nasdaq National Market under the trading symbol “CTIC.” The following table presents the range of high and low (intra-day) sales prices of CTI common stock as reported on the Nasdaq National Market for the periods indicated:

	High	Low
2001
First Quarter	$49.00	$12.50
Second Quarter	34.81	14.50
Third Quarter	32.63	20.18
Fourth Quarter	34.70	22.50
2002
First Quarter	27.45	19.31
Second Quarter	25.50	4.57
Third Quarter	5.89	2.68
Fourth Quarter	9.85	3.85
2003
First Quarter	8.89	5.18
Second Quarter	15.70	7.76
Third Quarter (through •, 2003)

As of • •, 2003, there were • shareholders of record of CTI common stock and • shares of common stock outstanding. We have not paid any cash dividends since our inception and do not anticipate paying any cash dividends in the foreseeable future.

Novuspharma

Novuspharma ordinary shares are traded on the Nuovo Mercato under the trading symbol “NOV.MI.” The following table presents the range of high and low (intra-day) sales prices of Novuspharma ordinary shares, as reported on the Nuovo Mercato, in euros and converted to dollars at the exchange rate then prevailing, for the periods indicated:

	Euros		Dollars
	High	Low	High	Low
2001
First Quarter	€59.23	€36.37	$55.13	$32.03
Second Quarter	48.84	31.22	41.70	28.02
Third Quarter	43.16	28.45	37.76	25.97
Fourth Quarter	38.11	32.24	34.70	29.32
2002
First Quarter	35.00	30.60	30.49	26.65
Second Quarter	35.41	23.00	31.08	22.74
Third Quarter	23.80	18.91	23.43	19.04
Fourth Quarter	22.68	18.62	22.66	18.81
2003
First Quarter	20.13	12.92	20.97	13.71
Second Quarter	28.10	15.37	33.19	16.76
Third Quarter (through •, 2003)

As of • •, 2003, there were • shareholders of record of Novuspharma ordinary shares and • Novuspharma ordinary shares outstanding. Novuspharma has not paid any cash dividends since its inception and does not anticipate paying any cash dividends in the foreseeable future.

Additional Comparative Information

The following table sets forth the high, low and last reported sales prices per share of CTI common stock and Novuspharma ordinary shares and the implied value of the merger consideration (based on the exchange ratio), in each case on June 16, 2003, the last full trading day prior to the public announcement of the proposed merger, and on • •, 2003, a recent trading day before the date of this proxy statement/prospectus.

	CTI Common Stock						Novuspharma Ordinary Shares								Implied Value of Merger Considerations per Novuspharma Ordinary Share ($)*
	High		Low		Close		High		Low		Close (€)		Close ($)*
June 16, 2003		$15.70		$14.17		$14.75		€22.95		€21.55		€22.59		$26.76		$36.14
• •, 2003	$		$		$		€		€		€		$		$

*	Based on the exchange rate then prevailing.

The data in the “Implied Value of Merger Considerations per Novuspharma Ordinary Share ($)” column was calculated by multiplying the last reported sale price of one share of CTI common stock on the specified dates by 2.45, the merger exchange ratio.

The market prices of the shares of CTI common stock and Novuspharma ordinary shares fluctuate. You should obtain current market quotations.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NOVUSPHARMA

The following discussion of Novuspharma’s financial condition and results of operations should be read in conjunction with the financial statements of Novuspharma and the notes to those statements included elsewhere in this document. This discussion may contain forward-looking statements that involve risks and uncertainties. The words “believe,” “expect,” “anticipate,” “estimate,” “may,” “might,” “will,” or “could” and similar expressions or the negatives of these words or phrases are intended to identify forward-looking statements. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this document, Novuspharma’s actual results might differ materially from those anticipated in these forward-looking statements.

Overview

Novuspharma is an Italian biopharmaceutical company with a development strategy focused on the treatment of cancer, both by modifying existing chemotherapies to make them more effective and less toxic and by developing completely novel therapeutics for treatment of the disease. Novuspharma, with headquarters and a research facility in Bresso (Milan), Italy, began operations in 1999 following the spin-off of the oncology research and development department of Boehringer Mannheim Italia S.p.A. from F. Hoffman-La Roche.

Novuspharma’s pipeline includes one investigational medicinal product currently in Phase III and Phase II clinical trials and two other medicinal products in Phase II clinical trials. As of July 8, 2003, Novuspharma has three investigational advanced stage cytotoxics in the DNA intercalator family of molecules in clinical development:

•	Pixantrone is in Phase III clinical trials in indolent NHL, Phase II clinical trials in aggressive NHL and is expected to enter clinical trials in MS during the second half of 2003;

•	BBR 3576 is in Phase II clinical trials in HRPC; and

•	BBR 3438 is in Phase II clinical trials in ovarian cancer.

In addition to the advanced stage cytotoxics, Pixantrone and BBR 3576, Novuspharma is also using its experience in cancer to build an early stage pipeline of antibodies and small molecules designed to attack tumors through novel mechanisms of action, which includes the following:

•	MT201, a fully human antibody targeting the Ep-CAM molecule, is in Phase I clinical trials, in collaboration with Micromet AG;

•	platinum compounds are in late pre-clinical development;

•	proteasome inhibitors are believed to be approximately two years from Phase I clinical trials, in collaboration with Cephalon, Inc.; and

•	HIF-1 inhibitors are believed to be approximately three years from Phase I clinical trials, in collaboration with the National Cancer Institute.

On June 16, 2003, Novuspharma entered into an agreement and plan of merger with CTI, a public company listed on the NASDAQ National Market, which contemplates that Novuspharma will merge with and into CTI in a stock-for-stock exchange. The merger agreement, which has been approved by the boards of directors of both companies, provides that Novuspharma shareholders will receive 2.45 shares of newly issued CTI common stock in exchange for each Novuspharma ordinary share.

Completion of the proposed merger is subject to the satisfaction or waiver of the conditions set forth in the merger agreement, including the requisite approvals by the holders of CTI common stock and Novuspharma ordinary shares.

Novuspharma expenses have consisted primarily of costs incurred for development of its product candidates and in connection with collaboration agreements, and from general and administrative costs associated with operations.

To date, Novuspharma’s research and development costs have consisted of, and for the near future are expected to consist of:

•	the cost of services provided by third-party research and manufacturing organizations that Novuspharma employs to conduct pre-clinical and clinical development work on its behalf;

•	salaries and other related costs of Novuspharma’s staff who are engaged directly in research and development activities;

•	the cost of consumables that Novuspharma uses in its research laboratories;

•	amounts Novuspharma pays to third parties, including other biotechnology companies and various academic and governmental institutions, under the terms of the collaboration agreements to which it is a party; and

•	an appropriate allocation from Novuspharma’s general and administrative expenses that are indirectly related to research and development.

The historical expenditures for Novuspharma’s most advanced research and development projects are summarized below:

•	Pixantrone (BBR 2778)—Research and development in connection with Pixantrone is in Phase III and Phase II clinical development. The research and development costs incurred by Novuspharma for Pixantrone was €2.1 million in 2001, €13.6 million in 2002 and €2.5 million during the three months ended March 31, 2003. Novuspharma expects that a new drug application to the FDA for Pixantrone will be filed in 2005 at the earliest. Novuspharma faces many risks that could prevent or delay the completion of its development of Pixantrone, including those listed under the caption “Risk Factors—Risks Related to the Business of our Combined Company.”

•	BBR 3438/3576—Research and development in connection with BBR 3438/3576 is in Phase II clinical development. The research and development costs incurred by Novuspharma for BBR 3438/3576 was €4.2 million in 2001, €4.8 million in 2002 and €1.2 million during the three months ended March 31, 2003. Novuspharma faces many risks that could prevent or delay the completion of its development of BBR 3438/3576, including those listed under the caption “Risk Factors—Risks Related to the Business of our Combined Company.”

•	MT201—Research and development in connection with MT201 is in Phase I clinical development and is being carried out pursuant to a collaboration agreement between Novuspharma and Micromet AG. The research and development costs incurred by Novuspharma for MT201 was €5.6 million in 2002 and €1.7 million during the three months ended March 31, 2003. Novuspharma faces many risks that could prevent or delay the completion of its development of MT201, including those listed under the caption “Risk Factors—Risks Related to the Business of our Combined Company.”

•	Proteasome Inhibitors—Research and development in connection with the proteasome inhibitors project is in late pre-clinical development. The research and development costs incurred by Novuspharma for the proteasome inhibitors project was €941,000 in 2002 and €258,000 during the three months ended March 31, 2003. Novuspharma faces many risks that could prevent or delay the completion of its development of the proteasome inhibitors project, including those listed under the caption “Risk Factors—Risks Related to the Business of our Combined Company.”

•	Anti-angiogenetics—Research and development in connection with the anti-angiogenetics project is in the lead discovery phase. The research and development costs incurred by Novuspharma for the anti-angiogenetics project was €1.5 million in 2001, €2.9 million in 2002 and €253,000 during the three months ended March 31, 2003. Novuspharma faces many risks that could prevent or delay the completion of its development of the Anti-angiogenetics project, including those listed under the caption “Risk Factors—Risks Related to the Business of our Combined Company.”

Novuspharma’s aggregate cost relating to other research and development activities, inclusive of amortization and other expenses, was €2.9 million in 2001, €4.1 million in 2002 and €1.0 million during the three months ended March 31, 2003. These costs are not attributable to any specific research and development projects, but instead are connected to Novuspharma’s generic research and development activities.

To date, Novuspharma’s revenues have consisted of, and for the near future are expected to consist of:

•	license fees for products candidates in various stages of development;

•	government grants for research and development in accordance with certain provisions of Italian law; and

•	revenues from pharmaceutical companies under specific collaboration agreements.

Some of these payments are dependent on the achievement of certain milestones. Research funding and milestone payments are, for the most part, inherently unpredictable. In the future, if Novuspharma’s development efforts result in clinical success, regulatory approval and successful commercialization of any products, Novuspharma expects that it would also generate revenues from sales of those future products and from receipt of royalties on sales of licensed products.

From February 2001 through May 2003, Novuspharma granted options, net of cancellations, to purchase up to 360,270 ordinary shares to employees and non-employee directors of Novuspharma. Exercise prices for these options range from €14.29 to €35.67.

In November 2000, ordinary shares of Novuspharma were listed on the Italian Stock Market (Italian Nuovo Mercato). Novuspharma received proceeds from its initial public offering of €164.0 million before deducting related expenses. The offering consisted of 2.5 million ordinary shares of Novuspharma, of which 2,050,000 primary shares were offered by the company and 450,000 secondary shares were offered by selling shareholders. The offering consisted of a maximum 1,969,418 shares to institutions, a minimum 530,582 shares to the public. The initial public offering price of each share was €80.0.

Critical Accounting Policies

The discussion and analysis of Novuspharma’s results of operation and capital and financial resources are based on Novuspharma’s financial statements, which have been prepared in accordance with U.S. GAAP. In the preparation of the financial statements Novuspharma makes estimates and assumptions that affect the reported amounts and disclosures. A critical accounting policy is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. While Novuspharma’s significant accounting policies are more fully described in Note 1 to Novuspharma’s financial statements included elsewhere in this proxy statement/prospectus, Novuspharma believes the following accounting policies to be critical:

Valuation Allowance

Novuspharma has recorded a valuation allowance against the deferred tax asset balance to the extent that the recognition criteria for realization have not been met. Novuspharma considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Should Novuspharma determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

Revenue Recognition

Revenue from research and development services to third parties is non refundable and is recognized upon completion of the services and acceptance by the customer. Qualifying costs for certain research and development projects are partially reimbursed through research and development grants from the MIUR and certain other governmental entities. Such amounts are recorded as revenue in the period the related costs are incurred, upon the formal approval of the grantor. Qualifying costs for which Novuspharma has requested reimbursement but has not yet received payment are included in other current assets and advance payments received are included in deferred revenue.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial costs, contract and other outside service fees, and facilities and overhead costs. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and also include activities such as product registries and investigator sponsored trials. Research and development costs are expensed as incurred. In instances where Novuspharma enters into agreements with third parties for research and/or clinical trial activities, costs are expensed upon the earlier of when amounts are due or when services are performed.

Securities Available-for-Sale

Novuspharma determines the appropriate classification of debt securities at the time of purchase. Novuspharma’s investment portfolio is classified as available-for-sale and carried at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income and loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method.

Results of Operations

Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

Revenues

Research grants and research services provided to third parties.    Revenues from grants and services provided to third parties were €165,000 and €0 for the three months ended March 31, 2003 and March 31, 2002, respectively. Revenues from grants and services provided to third parties for the three month period ended March 31, 2003 mainly includes research activities carried out on behalf of third parties. In September 2002, Novuspharma entered into an agreement with Micromet AG to co-develop MT201. The increase in revenues compared to the corresponding period for the prior year is mainly due to the charge to Micromet of the payroll costs relative to Novuspharma’s scientific personnel involved in the MT201 project.

Expenses

Research and development expenses.    Research and development expenses were €6.9 million and €5.9 million for the three months ended March 31, 2003 and March 31, 2002, respectively.

Research and development expenses for compounds under development and discovery research were as follows:

	Three months ended March 31,
	2003	2002
	(in thousands)
Compounds under development:
Pixantrone (BBR 2778)	€2,454	€2,825
BBR 3438/3576	1,228	1,095
BBR 3464	76	700
MT201	1,652	—

Total compounds under development	5,410	4,620

Research projects:
Proteasome	258	65
Anti-angiogenetics	253	258
Other	657	698

Total research projects	1,168	1,021
Amortization	165	122
Other expenses	178	175

Total research and development expenses	€6,921	€5,938

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S. Research costs include primarily personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. Operating costs include personnel, amortization and occupancy expenses related to the research and development activity. Novuspharma does not allocate amortization and other expenses to the individual compounds under development.

The increase in research and development expenses from the three months ended March 31, 2003 and March 31, 2002 is mainly related to non-clinical development costs for MT201 set-up and initiation of Phase II clinical trials.

General and administrative expenses.    General and administrative expenses were €1.8 million and €1.6 million for the three months ended March 31, 2003 and March 31, 2002, respectively. General and administrative expenses consist of depreciation, rent expense, salaries and related costs for executive and other administrative personnel, as well as the costs of insurance, legal fees and administrative services fees. The increase in general and administrative expenses was mainly due to the growth in Novuspharma’s workforce.

Investment income.    Investment income was €510,000 and €86,000 for the three months ended March 31, 2003 and March 31, 2002, respectively. The increase in investment income was related to the increase in the investment in securities available-for-sale at March 31, 2003 as compared to March 31, 2002.

Interest income.    Interest income was €239,000 and €993,000 for the three months ended March 31, 2003 and March 31, 2002, respectively. The interest income decrease was attributable to the decrease both in market interest rates and in the cash and cash equivalents due to the losses of the period and to the higher investments in securities.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

Revenues

Research grants and research services provided to third parties.    Revenues from grants and services provided to third parties were €5.6 million and €1.5 million for the years ended December 31, 2002 and December 31, 2001, respectively. Revenues from grants include grants related to research costs, which were €5.5 million and €1.4 million for the years ended December 31, 2002 and 2001 respectively, and research activities in the field of pre-clinical oncology carried out on behalf of third parties amounted to €65,000 and €90,000 for the years ended December 31, 2002 and 2001, respectively. The increase in revenues of €4.1 million was mainly due to the increased public grants recognized during 2002 for the increased research costs related to the granted projects.

Expenses

Research and development expenses.    Research and development expenses were €33.9 million and €14.4 million for the years ended December 31, 2002 and December 31, 2001, respectively.

Research and development expenses for compounds under development and discovery research were as follows:

	Year ended December 31,
	(in thousands)
	2002	2001
Compounds under development:
Pixantrone (BBR 2778)	€13,560	€2,135
BBR 3438/3576	4,842	4,233
BBR 3464	1,880	3,614
MT201	5,630	—

Total compounds under development	25,912	9,982
Research projects:
Proteasome	941	—
Anti-angiogenetics	2,882	1,514
Other	2,499	2,132

Total research projects	6,322	3,646
Amortization	575	262
Other expenses	1,052	550

Total research and development expenses	€33,861	€14,440

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S. Research costs include primarily personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. Operating costs include personnel, amortization and occupancy expenses related to the research and development activity. Novuspharma does not allocate amortization and other expenses to the individual compounds under development.

The increase in research and development expenses is related to cost items in 2002, the acquisition of the full rights to the research program anti-angiogenesis for an amount of €1.4 million, the use of Rituximab for the Phase III clinical trial of Pixantrone for an amount of €1.7 million, the up-front payment of €4.0 million under the agreement with Micromet AG to co-develop MT201 and the related development costs for an amount of €1.6 million, and the increased costs incurred in 2002 for the production of clinical batches.

General and administrative expenses.    General and administrative expenses were €6.5 million and €5.4 million for the years ended December 31, 2002 and December 31, 2001, respectively. General and administrative expenses consist of depreciation, rent expense, salaries and related costs for executive and other administrative personnel, as well as the costs of insurance, legal fees and administrative services fees. The increase in general and administrative expenses was mainly due to the growth in Novuspharma’s workforce and to the move of Novuspharma’s operational headquarters.

Amortization of purchased intangible assets.    Amortization of purchased intangible assets was €2,000 and €183,000 for the years ended December 31, 2002 and December 31, 2001, respectively. The decrease in amortization of acquisition-related intangibles is due to the adoption of SFAS 142, Goodwill and Other Intangible Assets, effective January 1, 2002. In accordance with this statement, goodwill is no longer amortized but is annually tested for impairment.

Investment income.    Investment income was €1.9 million and €15,000 for the years ended December 31, 2002 and December 31, 2001, respectively. This increase was attributed primarily to the interest income due on securities for an amount of €1.6 million. Novuspharma invested a portion of cash in securities during the last quarter of 2001 and accordingly at December 31, 2001 investment income was earned only in such quarter.

Interest income.    Interest income was €2.5 million and €6.5 million for the years ended December 31, 2002 and December 31, 2001, respectively. This decrease was due to the decrease in the cash and cash equivalents mainly due to the investments in securities in the last quarter of 2001.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

Revenues

Research grants and research services provided to third parties.    Revenues from grants and services provided to third parties were €1.5 million and €1.1 million for the years ended December 31, 2001 and December 31, 2000, respectively. Grant revenues related to research costs were €1.4 million and €0.1 million for the years ended December 31, 2001 and December 31, 2000, respectively. Services provided to third parties include research activities in the field of pre-clinical oncology carried out on behalf of third parties, which were €0.1 million and €1.0 million for the years ended December 31, 2001 and December 31, 2000, respectively. The decrease in revenues in 2001 in research activities to third parties was due to the interruption, in January 2001, of research activities previously provided to the Roche Group.

Expenses

Research and development expenses.    Research and development expenses were €14.4 million and €8.2 million for the years ended December 31, 2001 and December 31, 2000, respectively.

Research and development expenses for compounds under development and discovery research were as follows:

	Year ended December 31,
	(in thousands)
	2001	2000
Compounds under development:
Pixantrone (BBR 2778)	€2,135	€831
BBR 3438/3576	4,233	1,124
BBR 3464	3,614	3,237

Total compounds under development	9,982	5,192

Research projects:
Anti-angiogenetics	1,514	661
Other	2,132	2,047

Total research projects	3,646	2,708
Amortization	262	154
Other expenses	550	125

Total research and development expenses	€14,440	€8,179

As a result of the intensification and progress made in these activities, the cost of research and development in 2001 was higher than the cost recorded during the previous year. Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications to the FDA or similar regulatory filings with agencies outside the U.S. Research costs include primarily personnel, occupancy, and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. Operating costs include personnel, amortization and occupancy expenses related to the research and development activity. Novuspharma does not allocate amortization and other expenses to the individual compounds under development. The increase in research and development expenses was mainly due to the clinical costs related to the Phase I and Phase II trials of BBR 3438 and BBR 3576.

General and administrative expenses.    General and administrative expenses were €5.4 million and €3.0 million for the years ended December 31, 2001 and December 31, 2000, respectively. General and administrative expenses consist of depreciation, rent expense, salaries and related costs for executive and other administrative personnel, as well as the costs of insurance, legal fees and administrative services fees. This increase was primarily attributed to double rent paid to Roche and Zambon Group S.p.A. following the transfer of Novuspharma’s operational headquarters in November 2001. Furthermore, Novuspharma experienced an increase in personnel expenses due to the increase in the work-force, primarily in administration and finance.

Interest income.    Interest income was €6.5 million and €1.2 million for the years ended December 31, 2001 and December 31, 2000, respectively. As Novuspharma received significant cash flow from its initial public offering in November 2000, the interest income for the year ended December 31, 2001 was positively affected by the impact of the cash flow present throughout the entire financial year.

Liquidity and Capital Resources

Prior to its initial public offering in November 2000, Novuspharma funded its activities primarily from equity and debt provided by venture capital and grants for research projects from the MIUR. During this time period, Novuspharma obtained €15.0 million (through capital investments in 1998, 1999 and 2000) through various private equity investments.

On November 9, 2000, Novuspharma was listed on the Nuovo Mercato. Novuspharma received total gross proceeds from its initial public offering of €164.0 million, before related issuance costs.

Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2002

As of March 31, 2003, Novuspharma had approximately €101.4 million in cash, cash equivalents and securities available-for-sale. Net cash used in operating activities increased by €1.8 million, from €5.6 million during the first three months of 2002 to €7.4 million for the same period during 2003. The increase in net cash used in operating activities during the three months ended March 31, 2003, as compared to the same period in 2002, was primarily due to the increase in the net loss and changes in accounts payable, accrued expenses and prepaid expenses and other current assets.

Novuspharma expects an increase in the amount of net cash used in operating activities during 2003 compared with the amount of net cash used in 2002. Such increase is due to the expected increase in the research and development costs mainly related to the intensification and increase of clinical studies for Pixantrone and MT201. Payroll costs will also increase in accordance with the expected growth of the internal research and development structure. The extent of cash flow used in operating activities will be significantly affected by the expanded development plans for Pixantrone, MT201 and BBR 3576 and the ability to offset the related development expenses by licensing the rights to Pixantrone in some geographic areas to one or more biopharmaceutical companies.

Net cash provided by investing activities increased to approximately €1.5 million during the three months ended March 31, 2003, compared to approximately €3.9 million of net cash used in investing activities during the same period of 2002. The increase in net cash provided by investing activities during the three months ended March 31, 2003, as compared to the same period in 2002, was primarily due to the fact that the investing activities of 2002 included the purchase of securities available-for-sale of €2.0 million while the first three months of 2003 included €1.5 million of proceeds from sales of securities available-for-sale. In addition, the increase in net cash provided was mainly due to a decrease in purchases of treasury stock and to an increase in net proceeds from sales of treasury stock. Finally, the purchasing of property plant and equipment during the three months ended March 31, 2003 decreased by €0.4 million compared to the same period of 2002.

Net cash provided by financing activities during the three months ended March 31, 2003 do not show significant variation compared to the same period of 2002.

Novuspharma expects to generate losses from operations for several years due to substantial additional research and development costs. Novuspharma expects that the existing capital resources will enable it to maintain the current and planned operations through 2005. However, future capital requirements will depend on many factors, including:

•	success in licensing the rights to Pixantrone in some geographic areas to one or more biopharmaceutical companies,

•	progress in and scope of the research and development activities,

•	competitive market developments, and

•	success in acquiring complementary products, technologies or businesses.

Future capital requirements will also depend on the extent to which Novuspharma acquires or invests in businesses, products and technologies. If Novuspharma should require additional financing due to unanticipated developments, additional financing may not be available when needed or, if available, Novuspharma may not be able to obtain this financing on terms favorable to Novuspharma or to its shareholders. Insufficient funds may require Novuspharma to delay, scale back or eliminate some or all of the research and development programs, or may adversely affect the ability to operate as a going concern. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result.

Year Ended December 31, 2002 Compared to the Years Ended December 31, 2001 and December 31, 2000

As of December 31, 2002, Novuspharma had €108.3 million in cash, cash equivalents and securities available-for-sale. Net cash used in operating activities increased to €28.2 million in 2002, compared to €11.9 million in 2001 and €5.7 million in 2000. The increase in net cash used in operating activities in 2002 as compared to 2001 and 2002 was primarily due to the increase in the operating expenses.

Novuspharma expects an increase in the amount of net cash used in operating activities during 2003 compared with the amount of net cash used in 2002. Such increase is due to the expected increase in the research and development costs mainly related to the intensification and increase of clinical studies for Pixantrone, BBR 3576 and MT201. Payroll costs will also increase in accordance with the expected growth of the internal research and development structure. The extent of cash flow used in operating activities will be significantly affected by the expanded development plans for Pixantrone, MT201 and BBR 3576 and the ability to offset the related development expenses by licensing the rights to Pixantrone in some geographic areas to one or more biopharmaceutical companies.

Net cash used in investing activities totaled €11.4 million in 2002, compared to €46.7 million in 2001 and €0.9 million in 2000. The decrease in net cash used in investing activities in 2002, as compared to 2001, and the increase in net cash used in investing activities in 2001, as compared to 2000, was primarily due to the fact that, during 2001, Novuspharma invested approximately €43.7 million of cash in securities available-for-sale. During 2002, Novuspharma purchased €22.0 million and sold €15.2 million of securities available-for-sale, with a net cash absorption of €6.8 million. The investments in securities available-for-sale were approved by the Novuspharma board of directors in the fourth quarter 2001 in order to obtain a higher interest yield associated with a reasonably low financial risk. Cash used for these investments represented part of Novuspharma’s net financial position which was not expected to be used, according to forecasts, in the medium term.

Net cash provided by financing activities amounted to approximately €0.1 million in 2002, compared to net cash used of approximately €0.09 million in 2001 and to net cash provided by financing activities of €160.2 million in 2000. The net cash provided by financing activities during 2002 and used in financing activity during 2001 was mainly related to the proceeds and repayment of long term obligations. The net cash provided by financing activities during 2000 was due to the net proceeds from the initial public offering of 2,050,000 shares of Novuspharma common stock on the Nuovo Mercato, representing €153.1 million, and to a shareholders’ contribution made before the initial public offering, representing € 8.7 million, net of a repayment of a long term debt obligation of €1.6 million.

The following table presents Novuspharma’s contractual obligations as of December 31, 2002:

	Payments Due by Period (in thousands)
	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Capital lease obligations:
Contractual obligations	€225	€61	€122	€42	€—
Interest	(20)	(9)	(10)	(1)	—

Total capital lease obligations	205	52	112	41	—
Operating lease obligations (facility and cars)	5,325	1,131	2,132	2,062	—

Total obligations	€5,530	€1,183	€2,244	€2,103	€—

Novuspharma’s long-term liability at December 31, 2002 included €1.0 million related to required indemnities for termination of employees. These obligations are payable to employees upon the termination of employment for any reason and, although, in practice, a part of this liability may become due within 12 months, this portion is not quantifiable, and is conventionally treated as long term.

The remaining amount of milestone payments Novuspharma may be required to pay pursuant to the agreement with Micromet A.G. is €15 million over the next four years contingent upon the achievement of certain development results.

Recent Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS, 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring, discontinued operations, plant closing, or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Novuspharma does not expect the adoption of SFAS 146 to have a material impact on its financial position and results of operations.

In November 2002, the FASB issued interpretation (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements of periods ending after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Novuspharma has no guarantees falling under FIN 45 and therefore no disclosure is needed.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS 148 amends SFAS 123, Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002 and have been incorporated into Novuspharma’s financial statements and accompanying footnotes. Novuspharma has elected to continue to follow the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, to account for employee stock options.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. Novuspharma does not expect the adoption of FIN 46 to have a material impact on its financial position and results of operations.

On April 30, 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other FASB projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. SFAS 149 has multiple effective date provisions depending on the nature of the amendment to SFAS 133. Novuspharma does not expect the adoption of SFAS 149 to have a material impact on its financial position and results of operations.

On May 15, 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the first fiscal period beginning after December 15, 2003. Novuspharma does not expect the adoption of SFAS 150 to have a material impact on its financial position and results of operations.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Market Risk

Novuspharma is exposed to market risk related to changes in interest rates that could adversely affect the value of its investments. Novuspharma maintains an investment portfolio consisting of interest bearing securities with maturity dates between 2003 and 2011. These securities, classified as “available-for-sale”, are interest bearing and thus are subject to interest rate risk and the risk that fixed interest securities will fall in value if market interest rates increase. Because Novuspharma has the ability to hold its investments until maturity, Novuspharma does not expect its operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates related to its securities portfolio. The fair value of Novuspharma’s securities available-for-sale at December 31, 2002 and 2001 was €50.5 million and €43.5 million, respectively.

Foreign Exchange Market Risk

Novuspharma’s revenues to date have been primarily in Euro while it has incurred expenses in foreign currencies such as U.S. dollars and Swiss francs (CHF). At December 31, 2002 and 2001, Novuspharma’s liabilities denominated in foreign currency were composed mainly of 1.4 million U.S. dollars and 2.9 million Swiss francs and 0.2 million U.S. dollars and 0.9 million Swiss francs, respectively. Novuspharma has not entered into any foreign exchange contracts to hedge any exposure to foreign currency rate fluctuations.

BUSINESS OF NOVUSPHARMA

Overview

Novuspharma is an Italian biopharmaceutical company with a development strategy focused on the treatment of cancer, both by modifying existing chemotherapies to make them more effective and less toxic and by developing completely novel therapeutics for treatment of the disease. Novuspharma, with headquarters and a research facility in Bresso (Milan), Italy, began operations in 1999 following the spin-off of the oncology research and development department of Boehringer Mannheim Italia S.p.A. from F. Hoffman-La Roche.

Novuspharma’s pipeline includes one investigational medicinal product currently in Phase III and Phase II clinical trials and two other medicinal products in Phase II clinical trials. As of July 8, 2003, Novuspharma has three investigational advanced stage cytotoxics in the DNA intercalator family of molecules in clinical development:

•	Pixantrone is in Phase III clinical trials in indolent NHL, Phase II clinical trials in aggressive NHL and is expected to enter clinical trials in MS during the second half of 2003;

•	BBR 3576 is in Phase II clinical trials in HRPC; and

•	BBR 3438 is in Phase II clinical trials in ovarian cancer.

In addition to the advanced stage cytotoxics, Pixantrone and BBR 3576, Novuspharma is also using its experience in cancer to build an early stage pipeline of antibodies and small molecules designed to attack tumors through novel mechanisms of action, which includes the following:

•	MT201, a fully human antibody targeting the Ep-CAM molecule, is in Phase I clinical trials, in collaboration with Micromet AG;

•	platinum compounds are in late pre-clinical development;

•	proteasome inhibitors are believed to be approximately two years from Phase I clinical trials, in collaboration with Cephalon, Inc.; and

•	HIF-1 inhibitors are believed to be approximately three years from Phase I clinical trials, in collaboration with the National Cancer Institute.

In November 2000, ordinary shares of Novuspharma were listed on the Italian Stock Market (Italian Nuovo Mercato).

Strategy

Cancer is a disease resulting from a series of genetic alterations, which cause cancerous cells to reproduce uncontrollably, invading surrounding tissue and forming new tumors even in remote organs and tissue, a process known as metastasis. The genetic alterations that result in cancer may be caused by various factors, including heredity, chemical agents, viruses and ionising radiation. Current cancer treatments include surgery, radiation and pharmacology. Oncology, the study and treatment of cancer, is an area of high unmet medical need which offers significant commercial opportunities for novel therapies that demonstrate increased efficacy and safety over current therapies.

Novuspharma believes that continued innovations in cancer therapy may progressively transform the treatment of cancer from an acute illness with a high mortality rate to a chronic disease with increased life expectancy and quality of life for patients. This may become possible as the result of improved diagnostic techniques able to detect genetic alterations associated with tumors at an earlier stage, and novel pharmacological treatments based on a combination of drugs, each aimed at a specific molecular target, together with innovative cytotoxic agents which can eliminate tumorous cells.

In order to advance, as well as to exploit the opportunities offered by this trend, Novuspharma’s goals include:

•	to develop and make available for therapeutic use a series of innovative cytotoxic agents, taking advantage of the growing market for cytotoxic cancer drugs;

•	to invest in highly innovative biological compounds, such as monoclonal antibodies, considering the fast growing market for innovative therapies; and

•	to continue to invest in research relating to specific cancer agents aimed at a selective therapy and the control of metastasis.

Research and Development of New Anti-cancer Drugs

Novuspharma is involved in all stages of the research and development process, from the initial evaluation of potential products up to the final verification of clinical efficacy (Phase III). Novuspharma’s strengths are concentrated in its capacity and experience in the identification of new active molecules characterized by anti-cancer activity, in developing their pre-clinical profile and in addressing their initial clinical experimentation through stages of exploring tolerability in humans (Phase I) and validation of a product’s clinical efficacy in patients (Phase II). Novuspharma is especially well-versed in the supervision of the central crucial phases of the research and development process, also referred to as research development interface, in which a potential drug is recognized and studied before starting studies in patients.

Novuspharma also engages in outsourcing of research and development activities to qualified external agencies when outsourcing leads to more effective conduct of the research and development efforts. These outsourced research and development activities remain under the supervision and decision-making of Novuspharma’s personnel. Typical agencies with whom Novuspharma engages in outsourcing research and development include academic or industrial institutions, co-operative groups and clinical testing centers.

Research

Novuspharma has concentrated resources and accumulated significant experience in the following stages of the research process:

•	Identifying Potential Products. This stage includes the evaluation of potential products, or hits, and the development of results in the identification of favorite compounds, or lead development. This stage, which requires the use of integrated selection criteria combining activity and tolerability tests, permits the obtaining of compounds with relatively well-defined characteristics evidencing efficacy and selectivity and which are precisely identified from a chemical-analytical standpoint.

•

Evaluation of hits.    Novuspharma evaluates hits selected by external partners active in basic research and in target validation. Such compounds are selected on the basis of their anti-proliferative effect, selectivity, biological activity in in vitro systems, synthetic feasibility and patentability. The selected compounds become leads and each generates a family of structurally related compounds. In this phase, the so-called “rational drug design”, which is the computerized design of the product, supported by test results, is normally used to chemically synthesize these families of compounds.

•	Lead development. Novuspharma explores and optimizes series of leads through synthetic processes so as to identify compounds possessing superior chemical and biological characteristics and, where possible, generates the data required to support the selection of the compound for clinical testing. The selection of the compound is based on the following factors:

•	a preliminary evaluation of its selectivity of action, its activity on the selected target, through in vitro and in vivo testing, and its preliminary tolerability;

•	a preliminary evaluation and optimization of pharmacokinetics in vitro, metabolism, and chemico-physical properties of the leads which together may maximize the probability of success; and

•	a verification of the feasibility of synthesizing and formulating the compound.

At the end of this phase, some compounds are selected, ideally belonging to different chemical classes, which are called favorites.

•	Intermediate Research. During this stage, Novuspharma develops the favorites so as to:

•	identify the clinical candidate, which is the most suitable compound to clinically test in the subsequent phase, considering its activity, toxicity, ability to be absorbed in the body (pharmacokinetics), and chemical-analytical and pharmaceutical characteristics; and

•	determine an accurate pharmaco-toxicological profile and the expected clinical profile of the selected clinical candidate, through the identification of a clear development strategy and realistic clinical goals related to the characteristics of the compound.

In developing favorites, Novuspharma first gains deep knowledge of the chemical and pharmaco-toxicological profile of the favorites, which are generally not more than five or six compounds, by studying the activity and toxicity of the compound to generate the necessary data to be able to select one or two compounds to enter the subsequent phase. The criteria listed below are considered in making the selection:

•	maximizing the potency and selectivity of the compound in relation to the relevant target;

•	evaluating the general toxicity of the compound and its toxicity with respect to the target organs;

•	optimizing the in vitro and in vivo pharmacokinetics, metabolism, and physico-chemical properties of the favorites, in order to maximize the likelihood of human patients receiving a suitable dose; and

•	refining the technical methodologies required to synthesize and manufacture the drug.

At the end of the research phase, it is possible to select from the most suitable compounds the clinical candidate which will undergo the next phase of development.

Development

Novuspharma concentrates resources on, and has accumulated significant experience in, clinical development, which consists of the development of a products through Phases I, II and III.

Preparation for Clinical Testing on Humans

During this initial development stage, drug substances and the final formulation are produced, preliminary tests are carried out and necessary documentation is prepared in order to gain authorization for tests on the first human subject.

During this stage, a plan is drawn up setting out the issues and requirements for the project, including for future studies regarding:

•	combination with other cancer formulations,

•	toxicology,

•	drug substance characterization,

•	final formulation, and

•	the commercial production of the drug substance.

Preliminary Verification of Clinical Tolerability (Phase I)

The primary objective of Phase I trials is to identify the maximum tolerated dose of a product and therefore recommend a dose that should be taken forward into subsequent trials. Phase I trials also commonly examine a number of additional parameters, such as the product’s pharmacokinetics (or how the product is absorbed, distributed and eliminated from the body) and the product’s safety and tolerability. While Phase I trials are not designed to assess the efficacy of products, any indication of biological activities, such as tumor responses, are described.

Preliminary Verification of Clinical Efficacy (Phase IIa)

The primary objective of Phase IIa trials is to obtain the first efficacy data for the product so as to determine whether the compound has the potential to treat the identified therapeutic indication. In this stage of clinical trials, the primary efficacy parameter is normally patient response rate, based on either tumor shrinkage or reduction in levels of a tumor marker. Sometimes other efficacy parameters, like time progression and survival, are also followed. These trials are also used to collect more data on the product’s safety and tolerability profile and further studies are carried out in relation to the development of the final formulation and pharmacokinetics.

Definitive Verification of Clinical Efficacy (Phase II)

The primary objective of Phase II trials is to determine the clinical efficacy and the relationship between the active dose and toxic dose, or the therapeutic index, of the new product, to decide whether further testing with a view to obtaining regulatory approval is worthwhile. The studies require a group of patients of variable numbers, generally limited to between 15 and 50 patients, and which are appropriate in terms of characteristics of tumors and expected pharmacological effect.

Novuspharma carries out Phase II tests on anti-tumor products similar to those already used in clinics if the new product candidate offers advantages in comparison to existing products for at least one of the following reasons:

•	a superior therapeutic efficacy in tumors already sensitive to the existing product;

•	therapeutic efficacy in relapsed tumors or tumors resistant to the existing product; and/or

•	a lower degree of toxicity.

Broad Clinical Testing Phase (Phase III)

The final phase of development before an application for regulatory approval, such as an NDA, is filed is the so-called broad clinical testing phase, or Phase III. At present Novuspharma is conducting a phase III clinical trial with Pixantrone (BBR 2778) in patients affected by indolent NHL. This trial is aimed at comparing the efficacy and safety of Pixantrone both alone and in combination with the current drug used as the standard treatment for indolent NHL.

Principal Product Candidates

Novuspharma is currently developing a pipeline of products candidates, including several in various phases of development. Novuspharma has expertise in developing cytotoxic agents, or DNA intercalating agents, as well as monoclonal antibodies. Novuspharma is developing three DNA intercalators that have demonstrated improved efficacy and safety: Pixantrone (BBR 2778), BBR 3576, and BBR 3438. Novuspharma is developing one monoclonal antibody, MT201.

DNA intercalating agents

The two most advanced products in Novuspharma’s clinical development pipeline belong to the DNA intercalator family of molecules, which includes anthracyclines. The currently marketed drugs from this class, such as doxorubicin, epirubicin and mitoxantrone, form one of the keystones of modern chemotherapy, along with platinum based compounds and taxanes. For example, DNA intercalators have become standard-of-care treatment for blood-born tumors, such as lymphoma, and in breast cancer, where they are used following surgery. Outside of oncology, mitoxantrone is the only treatment option for many patients with advanced forms of multiple sclerosis.

The DNA intercalator drugs currently on the market suffer from the major drawback that they can cause irreversible damage to the myocardium (heart muscle), which limits their use to a maximum cumulative dose within a patient’s life-time, otherwise patients risk cardiac complications, such as potentially fatal congestive heart failure.

Novuspharma’s DNA intercalators were designed using Novuspharma expertise in medicinal chemistry to alter the structure of currently marketed DNA intercalators. Novuspharma’s research has been focused on removing the portions of these molecules responsible for producing the free radicals that damage heart muscle, while at the same time retaining features critical for anti-tumor activity. Novuspharma believes that there is a strong unmet clinical need for effective DNA intercalators in second-line therapy after patients have failed to respond to initial therapies or have relapsed, and that current DNA intercalators could be replaced by newly developed DNA intercalators that offer safer treatment in initial first-line therapies after diagnosis of an illness.

Pixantrone (BBR 2778)

The most advanced product in Novuspharma’s product development pipeline is Pixantrone, which is being developed for indolent and aggressive NHL. NHL is caused by the abnormal proliferation of immune system cells, or lymphocytes. According to studies conducted by Datamonitor, 500,000 patients are estimated to be suffering from the disease in the western world and Japan, and the number of patients is expected to grow to over 680,000 by 2010. This makes NHL the fifth most common form of cancer after breast, prostate, lung and colon cancer. The exact reasons for the increase is unknown but a major factor is thought to be the aging of the population.

Pixantrone produced positive results in terms of efficacy and safety in preclinical trials and in Phase I and II trials. In preclinical studies, Pixantrone has shown notable activity in animal models of cancer, particularly in models of blood-born tumors such as lymphoma. It has also been shown in preclinical tests to have a significantly reduced propensity to cause cardiac damage, with a particularly favorable comparison versus the currently used DNA intercalators, such as doxorubicin and mitoxantrone. These results were supported by Phase I studies, where Pixantrone again demonstrated its highest level of activity in blood-born tumors, together with a promising safety profile.

In Phase II trials in patients with aggressive NHL, Pixantrone achieved five complete responses and four partial responses out of 33 evaluable patients, suggesting a response rate of around 30%. Although this trial was not designed to give a statistical proof of efficacy, Novuspharma believes these results are very encouraging, given the advanced stage of the patients’ disease and that responses were maintained for up to 18 months. Cardiac safety was encouraging in view of the level of pre-treatment that patients had received with current cardiotoxic DNA intercalator drugs.

Due to the positive results seen in earlier trials, Novuspharma is conducting a pivotal Phase III trial for Pixantrone in the relapsed indolent NHL indication. This trial will compare the efficacy and safety of Pixantrone, in combination with rituximab (Rituxan®, the current standard of care treatment in indolent NHL, which is marketed by Genentech Inc. and Hoffmann La Roche A.G.), to rituximab used alone. This trial is expected to recruit around 800 patients in the US and Europe. Novuspharma has obtained a bilateral binding agreement from the FDA concerning the design of this pivotal trial under the FDA’s special protocol assessment procedure.

Novuspharma is also conducting other clinical trials for Pixantrone:

•	Phase I trial with open enrollment for relapsed or refractory indolent NHL in combination with rituximab, fludarabine and dexamethasone (a variant of the FND-R regimen, commonly used on the treatment of indolent NHL, where Pixantrone replaces mitoxantrone);

•	Phase I trial with enrollment completed for relapsed aggressive NHL in combination with cytarabine, methylprednisolone and cisplatin (a variant of the ESHAP regimen, commonly used in the treatment of relapsed aggressive NHL, where Pixantrone replaces etoposide), and clinical trial reports are in progress;

•	Phase II trial open to enrollment in the third quarter of 2003 for relapsed aggressive NHL in combination with cytarabine, methylprednisolone and cisplatin (ESHAP variant);

•	Phase I and II trials with open enrollment for relapsed aggressive NHL in combination with cyclophosphamide, vincristine and prednisone (a variant of the CHOP regimen, commonly used in the treatment of first line aggressive NHL, where Pixantrone replaces doxorubicin); and

•	Phase I trial open to enrollment in the third quarter of 2003 for relapsing-remitting and relapsing-progressive multiple sclerosis.

BBR 3576

BBR 3576 is a DNA intercalator which Novuspharma is developing for hormone refractory prostate cancer, or HRPC. An estimated 2 million patients suffer from prostate cancer in the US, Europe and Japan, making it the most common form of cancer affecting men in these parts of the world. HRPC is currently an incurable disease and treatment is focused on controlling patients’ symptoms.

Chemotherapy is widely used in the treatment of HRPC, although the exact combination regimens vary widely between different parts of the world and even between different doctors. However, the majority of HRPC patients are elderly and have bone metastasis (invasion of the bone marrow by the tumor) which reduces their ability to tolerate the side effects of chemotherapy. Therefore, there is a clear unmet medical need for chemotherapies which provide a good palliation of symptoms, particularly the patients’ pain, while having an acceptable tolerability profile.

Novuspharma recently announced the results of a Phase II study for BBR 3576 in patients with advanced HRPC at the 2003 annual meeting of the American Society of Clinical Oncology. These results revealed a promising prostate-specific antigen, or PSA, response rate of 25% and evidence of BBR 3576’s ability to control the pain suffered by patients, together with an acceptable tolerability profile. In view of these encouraging results obtained as a single agent, Novuspharma is planning to open a second Phase II trial for BBR 3576 in HRPC in late 2003. This study will use BBR 3576 in combination with the corticosteroid prednisone, in order to explore the possible synergy of this combination. This trial will enroll patients that have not previously received chemotherapy for the treatment of HRPC (with the exception of estramustine) and recruitment will proceed through a two-step design, with 23 patients recruited to the first step and recruitment expanded to 48 patients if four or more responses are seen. Possible pivotal trials for BBR 3576 in advanced HRPC may focus on determining whether BBR 3576 could provide a safer and more effective replacement for mitoxantrone, or whether combining BBR 3576 with taxanes produces superior results to a taxane used alone.

In pre-clinical and Phase I studies, BBR 3576 showed its highest activity in solid tumors and demonstrated a much reduced propensity to cause cardiotoxicity compared to the currently marketed DNA intercalators. Novuspharma also plans to initiate a Phase II trial for BBR 3576 in ovarian cancer during the second half of this year.

BBR 3438

BBR 3438 showed in pre-clinical studies its highest activity in solid tumors and demonstrated reduced cardiotoxicity compared to currently marketed DNA intercalators. Phase I results indicated good tolerability, warranting further development. A Phase II clinical study is currently ongoing for BBR 3438 in patients with ovarian cancer.

Monoclonal Antibodies

When antibodies are produced by the body in response to infection, a large number of different antibodies are produced which each recognize different antigens, or proteins, or different parts of the same antigen. These are called polyclonal antibodies. When antibodies are being used as a therapeutics for a disease such as cancer, it is best to pick the most effective from among these polyclonal antibodies (a single monoclonal antibody). Monoclonal antibodies generally make better therapeutics than polyclonal antibodies because they are more selective and are likely to have better safety and tolerability profiles.

MT201

In September 2002, Novuspharma entered into an agreement with Micromet AG to co-develop MT201, a fully human antibody targeting the Ep-CAM molecule. The Ep-CAM molecule has been well validated as a clinical target and is known to be present on the surface of the majority of carcinoma cells. Furthermore, increased expression of Ep-CAM has been shown to correlate with tumor progression in breast cancer patients and decreased overall survival. In addition, the human nature of MT201 means it is likely to have low immunogenicity and should be well tolerated when administered by repeat dosing. Pre-clinical studies suggest MT201 is able to engage cells of the human immune system far more effectively than previous mouse-derived antibodies, leading to elimination of tumor cells by cellular mediated cytotoxicity.

Under the terms of the agreement with Micromet, Novuspharma will make total milestone payments of up to €15 million over the next four years. Development costs of up to €10 million will be shared equally between the two companies and Novuspharma will pay 40% of development costs in excess of €10 million. In return, Novuspharma will receive 40% of the revenues from MT201, if any. Safety data from the Phase I study in HRPC suggest the drug is well tolerated at concentrations which gave maximal tumor cell killing in in vitro studies.

Preparations are underway for a program of Phase II trials for MT201 in a number of major solid tumor indications. The first trial will be conducted in patients with early stage prostate cancer and is due to open for recruitment in the third quarter of 2003. MT201 has recently concluded Phase I clinical studies in HRPC and has the potential to be used in the treatment of a wide range of solid tumors.

Principal Research Programs

Novuspharma is leveraging its experience in cancer treatment to build a pipeline of early stage antibodies and small molecules to attack tumors through novel mechanisms of action.

Proteasome Inhibitors

Novuspharma is collaborating with the US biopharmaceutical company Cephalon, Inc. in the discovery and development of novel cancer therapies based on proteasome inhibition. The proteasome is known to play a critical role in the expression and activity of proteins involved in cell cycle progression, cell survival and tumor growth. Lead optimization to date has lead to a several-fold increase in the potency and selectivity of Cephalon’s compounds on tumor cell lines and recent in vivo studies have shown a sustained, high level of proteasome inhibition.

Clinical candidates will be initially developed by Novuspharma until proof of concept is achieved in patients. Subsequent development will be jointly supported by the two companies. Subject to licensing and co-promotion rights granted to Cephalon, Cephalon will retain marketing rights in the Americas and Japan, whereas Novuspharma will retain rights in Europe and the rest of the world.

HIF-1 Inhibitors

Novuspharma is developing inhibitors to HIF-1, a transcription factor known to play a role in regulating tumor cell survival, tumor proliferation and the growth of new blood vessels into tumors. A number of lead compounds have been identified and Novuspharma is collaborating with the United States National Cancer Institute to conduct mechanism of action studies on these compounds. Novuspharma is also using the National Cancer Institute’s Open Chemical Repository to identify completely new leads and laboratories have been established in Bresso (Milan), Italy where this second program of high-throughput screening will take place, allowing a relatively large number of compounds to be tested for potential therapeutic activity in a relatively short period of time.

Tyrosine Kinase Inhibitors

Novuspharma is working to develop potential anti-cancer agents which act through inhibiting tyrosine kinases, a family of genes that are implicated in tumor development. Specifically the research is focused on two tyrosine kinases, c-kit and RET. The project focused on RET is being conducted in collaboration with the Istituto Nazionale dei Tumori, in Milan. A number of inhibitors of both c-kit and RET with anti-tumor activity have been identified and lead optimization is currently ongoing.

Novel Platinum Compounds

Novuspharma has developed a range of platinum-based compounds which have shown promise as cytotoxic agents with a completely different mechanism of action to cisplatin (a chemotherapy drug). These are currently undergoing formulation studies, with the aim of improving their efficacy before possible clinical studies.

Competition

Product Specific Competition

Novuspharma’s clinical products display similar mechanisms of action or indications to certain cancer drugs which are already on the market. Novuspharma believes that such cancer drugs will potentially either compete with, or be used in combination with, its product candidates.

•	Pixantrone. Novuspharma expects potential competition from mitoxantrone, anthracycline drugs and drugs with different effects used in haematology and solid tumors (including etoposide, estramustine, vinblastine, vinorelbine, 5-FU, taxanes and topo-I inhibitors) and monoclonal antibodies such as Rituxan®, which is marketed by Genentech Inc. and Hoffmann La Roche A.G. Novuspharma believes that the main benefits of Pixantrone in comparison to its potential competitors lies in its superior efficacy and its reduced cardiac toxicity.

•	BBR 3576. Novuspharma foresees potential competition from existing products derived from anthracycline, including epirubicin and mitoxantrone, and new compounds for which an improved therapeutic index is reported. New formulations and release systems aimed at reducing or protecting against the cardiotoxicity of anthracycline will also compete with BBR 3576. The standard currently approved by the FDA for palliative cures of hormone-refractory prostate tumors, the primary indication for BBR 3576, is mitoxantrone (in combination with steroids). Novuspharma believes that the main benefits of BBR 3576 in comparison to its potential competitors lies in its efficacy and tolerability, and its reduced cardiotoxicity.

•	BBR 3438. Novuspharma expects potential competition from existing anthracycline derivatives, such as epirubicin and mitoxantrone, and new anthracycline derivatives developed with the objective of obtaining a better therapeutic index than doxorubicin. These include new formulations and release systems aimed at raising the cardiotoxicity protection of anthracyclines. Novuspharma also expects potential competition from platinum-based compounds. Novuspharma believes that the main benefits of BBR 3438 in comparison to its potential competitors lies in its sufficiently good efficacy and tolerability associated with a reduced cardiotoxicity.

•	MT201. Novuspharma expects potential competition from existing monoclonal antibodies used on solid tumors, such as Herceptin® marketed by Hoffmann La Roche A.G. Novuspharma believes that the main benefits of MT201 in comparison to its potential competitors lie in its relatively low immunogenicity and a better tolerability when administered by repeat dosing. However, MT201 is yet to be tested on a sufficiently wide sample of patients.

Competition in the Bio-pharmaceutical Industry

The bio-pharmaceutical industry is growing rapidly and is highly competitive. Novuspharma competes with public and private pharmaceutical and biotechnology companies engaged in the research, development and marketing of oncological products. Many of these companies are specialized in the oncology field and have significant financial, marketing, and research and development resources and greater experience in the sector than Novuspharma.

Due to the limited choice of existing cancer drugs and the high incidence of cancer, a number of companies have made substantial investments aimed at the development and the introduction of new cancer drugs onto the market. Large pharmaceutical companies have vast experience in clinical trials and in obtaining regulatory approval. There is therefore a risk that competitors could obtain the necessary regulatory approvals and market their oncological products more rapidly than Novuspharma.

Furthermore, Novuspharma is competing with other pharmaceutical and biotechnology companies for the recruitment of researchers, technicians and other qualified personnel, and to sign license and collaboration agreements. While Novuspharma has a collaboration network with academic and industrial partners which permits the use of highly qualified researchers and strategic technologies in the research and development of Novuspharma products, there can be no assurance that current agreements will continue or be renewed, or that Novuspharma will in the future be successful in obtaining further agreements of this sort on acceptable terms.

Intellectual Property

Novuspharma uses 17 “families” of patents which are either owned or in relation to which exclusive exploitation rights have been granted. In addition to patent rights, Novuspharma has trade secrets regarding the industrial preparation processes of its DNA intercalating agents.

The commercial success of Novuspharma also depends on its ability to obtain patent protection for its product candidates in Europe, the United States and other countries, and to protect the confidentiality of the know-how of Novuspharma and its collaborators. No assurance can be given that Novuspharma will develop additional inventions which are patentable, that patent applications filed by Novuspharma will result in the issue of patents or that patents issued or licensed to Novuspharma will not be challenged and found invalid.

In general, patent applications are not published until 18 months after the date of filing. For this reason, there is no guarantee that the contents of a patent application filed by Novuspharma has not been previously submitted by other parties who would thus enjoy priority rights with respect to such patent. Novuspharma could receive office actions or other notices from U.S. or foreign patent authorities seeking to limit or otherwise qualify some of Novuspharma’s patent claims. Novuspharma intends to defend such claims when the disputes relate to key proprietary rights that are important to Novuspharma’s current or future business. In addition, substantial costs could be incurred if Novuspharma is required to defend its key proprietary rights against third parties.

Novuspharma provides information, materials and substances to research collaborators in the context of both academic and commercial collaboration agreements pursuant to which collaborators are requested to conduct tests on the substances, pursuant to confidentiality agreements. Novuspharma also relies upon unpatented proprietary technologies, processes, know-how and data which it regards as trade secrets and which are protected in part by confidentiality agreements with its employees, certain consultants and sub-contractors, including manufacturing sub-contractors. There can be no assurance that these agreements or other trade secret protection will provide meaningful protection or will not be breached, that Novuspharma will have adequate remedies for any breach, or that its trade secrets will not otherwise become known or be independently developed by competitors.

Environmental Regulation

In connection with Novuspharma’s research and development activities, Novuspharma is subject to laws, rules, regulations and policies governing safety and hygiene in the workplace, the use of genetically modified microorganisms, ionized radiation, the handling and disposal of waste materials, and accidents and work-related illnesses. Although Novuspharma believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, Novuspharma may be required to incur significant costs to comply with environmental and health and safety regulations in the future. Novuspharma research and development involves the controlled use of hazardous materials, including, but not limited to, certain hazardous chemicals and radioactive materials. Although Novuspharma believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, Novuspharma could be held liable for any damages that result and any such liability could exceed its resources.

Manufacturing

Novuspharma currently uses, and expects to continue to be dependent upon, contract manufacturers to manufacture each of its product candidates. Novuspharma has established a quality control and quality assurance program, including a set of standard operating procedures and specifications, designed to ensure that its products are manufactured in accordance with cGMPs and other applicable regulations. However, these manufacturers may not meet Novuspharma’s requirements for quality, quantity or timeliness. Novuspharma will need to develop additional manufacturing resources, and may seek to enter into additional collaborative arrangements with other parties that have established manufacturing capabilities or may elect to have a third party manufacture Novuspharma products on a contract basis.

Novuspharma has agreements with third party vendors to furnish drug supply for clinical studies. Novuspharma will be dependent upon these third parties to supply us in a timely manner with products manufactured in compliance with cGMPs or similar standards imposed by foreign regulatory authorities where its products are tested. Contract manufacturers may violate cGMPs. Applicable regulatory authorities may take action against a contract manufacturer who violates cGMPs. Such actions may include requiring the contract manufacturer to cease its manufacturing activities.

Facilities

Novuspharma does not own any real estate. Novuspharma leases offices and laboratory facilities consisting of approximately 75,000 square feet located in Bresso (Milan), Italy.

Employees

As of June 27, 2003, Novuspharma has 89 employees, 74 of whom are dedicated to research and development programs.

Litigation

As of the date hereof, Novuspharma is not party to any legal or arbitration proceedings which in Novuspharma’s management’s view may have, or have recently had, a material effect on Novuspharma’s economic and financial position.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF NOVUSPHARMA

The following table sets forth, as of July 8, 2003, the names and addresses for (1) each person who is known by Novuspharma to own beneficially more than 5% of its outstanding ordinary shares, (2) each director of Novuspharma, (3) each executive officer of Novuspharma, and (4) all directors and executive officers of Novuspharma as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(2)	Shares Subject to Options	Percent Beneficially Owned
3i Group plc 91, Waterloo Road SE1 8XP London, UK	637,678	—	9.71%
HBM Bio Ventures (Cayman) Ltd. Eucalyptus Building—Crewe Road Grand Cayman—Cayman Islands	596,805	—	9.09%
Novuspharma Invest NV Ween 336 Rotterdam—Netherlands	1,880,333	—	28.63%
Alberto Bernareggi	111,457	—	1.70%
Joel Besse**(3)	1,880,333	—	28.63%
Max Brauchli**	31,310	—	*
Maria Gabriella Camboni	114,057	—	1.74%
Ennio Cavalletti	100,000	—	1.52%
David Ebsworth**	—	—	*
Michele Garufi**	6,974	—	*
Antoine B. Papiernik**(4)	1,880,333	—	28.63%
Cesare Parachini	7,474	23,000	*
Gabriella Pezzoni	108,946	—	1.66%
Erich Platzer**	134,615	—	2.05%
Silvano Spinelli**	238,899	—	3.64%
Directors and executive officers as a group (12 persons)	853,732	23,000	13.00%

*	Less than 1%.
**	Denotes director of Novuspharma.
(1)	The address of the individuals listed is c/o Novuspharma, via Ariosto 23, 20091 Bresso (Milan)—Italy, unless otherwise indicated.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of July 8, 2003, are deemed outstanding for computing the percentage of the person holding the option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(3)	Due to the fact that he is a Senior Principal of Atlas Ventures, which beneficially owns 50% of the outstanding securities of Novuspharma Invest NV, Mr. Besse may be deemed to have beneficial ownership of 1,880,333 Novuspharma ordinary shares, all of which shares are owned by Novuspharma Invest NV and none of which are owned individually by Mr. Besse. Mr. Besse disclaims beneficial ownership of the shares owned by Novuspharma Invest NV except to the extent of his pecuniary interest therein.
(4)	Due to the fact that he is a General Partner of Sofinnova, which beneficially owns 50% of the outstanding securities of Novuspharma Invest NV, Antoine B. Papiernik may be deemed to have beneficial ownership of 1,880,333 Novuspharma ordinary shares, all of which shares are owned by Novuspharma Invest NV and none of which are owned individually by Mr. Papiernik. Mr. Papiernik disclaims beneficial ownership of the shares owned by Novuspharma Invest NV except to the extent of his pecuniary interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF CTI

The following table sets forth certain information regarding beneficial ownership of common stock, as of June 20, 2003, by (1) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (2) each of our directors and nominees for director, (3) each of the executive officers named in CTI’s Summary Compensation Table incorporated by reference in this proxy statement/prospectus, and (4) all directors and executive officers as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Shares Subject to Options	Percentage Ownership (2)
Lindsay A. Rosenwald, M.D. and The Aries Master Funds (3) c/o Paramount Capital Asset Management, Inc. 787 Seventh Avenue, 48th Floor New York, NY 10019	3,160,921	—	9.5%
Essex Woodlands Health Ventures Fund IV, L.P. (4) 15001 Walden Road, Suite 101 Montgomery, TX 77356	2,033,997	—	6.1%
Barclays Global Investors, N.A. (5) 45 Fremont Street San Francisco, CA 94105	2,022,257	—	6.1%
Wells Fargo & Company (6) 420 Montgomery Street San Francisco, CA 94104	1,949,980	—	5.9%
James A. Bianco, M.D.**	1,049,477	738,833	3.1%
Louis A. Bianco	280,781	213,160	*
Jack L. Bowman**	37,383	37,383	*
John M. Fluke, Jr.**	20,000	15,000	*
Vartan Gregorian, Ph.D.**	25,000	20,000	*
Edward F. Kenney	261,321	245,947	*
Max E. Link, Ph.D.**	48,572	10,000	*
Michael B. Mumford (resigned in April 2003)	35,000	30,000	*
Mary O. Mundinger, DrPH**	31,650	30,000	*
Phillip M. Nudelman, Ph.D.**	74,811	46,811	*
Carolyn M. Paradise (resigned in October 2002)	—	—	*
Jack W. Singer, M.D.**	454,568	211,528	1.4%
Martin P. Sutter**(4)	2,068,322	15,000	6.2%
All directors and executive officers as a group (14 persons)	4,433,344	1,658,621	12.7%

*	Less than 1%.
**	Denotes director of CTI.
(1)	The address of the individuals listed is 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, unless otherwise indicated.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, Schedules 13D, 13F and 13G and Forms 3 filed with the SEC. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 20, 2003, are deemed outstanding for computing the percentage of the person holding the option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(3)	The ownership information set forth in this table is based on information contained in a joint statement on Schedule 13G/A, dated February 14, 2003 filed with the SEC by Paramount Capital Asset Management, Inc., Aries Domestic Fund, L.P., Aries Master Fund II and Lindsay A. Rosenwald, M.D. with respect to ownership of shares of common stock. The filing indicated that, as of December 31, 2002, Paramount Capital Asset Management, Inc. has shared voting and dispositive power with respect to 1,546,411 shares; Aries Master Fund II, has shared voting and dispositive power with respect to 843,394 shares; Aries Domestic Fund L.P., has shared voting and dispositive power with respect to 583,645 shares; Aries Domestic Fund II, L.P. has shared voting and dispositive power with respect to 119,372 shares; and Lindsay A. Rosenwald, M.D., a citizen of the United States, has sole voting and dispositive power with respect to 1,579,510 shares, shared voting and dispositive power with respect to 1,546,411 shares and warrants to purchase 35,000 shares of common stock received in connection with private placements of stock. Paramount Capital Asset Management, Inc. is the general partner of each of the Aries Domestic Funds and the investment manager of Aries Master Fund II. Dr. Rosenwald is the chairman and sole shareholder of Paramount Capital Asset Management and disclaims beneficial ownership of the securities owned by Paramount Capital Asset Management except to the extent of his pecuniary interest therein.
(4)	The ownership information set forth in the table is based on information contained in a Form 3, dated November 14, 2002, filed with the SEC by Martin P. Sutter with respect to ownership of shares of common stock. The filing indicated that, as of November 13, 2002, Martin P. Sutter had beneficial ownership of 2,068,322 shares, of which 2,033,997 is owned by Essex Woodlands Health Ventures Fund, IV. L.P. Mr. Sutter disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Mr. Sutter is the managing director of Essex Woodlands Health Ventures Fund IV, L.P.
(5)	The ownership information set forth in the table is based on information contained in a Schedule 13F, as of March 31, 2003, filed with the SEC by Barclays Global Investors, N.A. with respect to ownership of shares of common stock.
(6)	The ownership information set forth in the table is based on information contained in a Schedule 13G, dated February 13, 2003, filed with the SEC by Wells Fargo & Company with respect to ownership of shares of common stock. The filing indicated that, as of December 31, 2002, Wells Fargo & Company had sole power to vote 1,901,255 shares and dispose of 1,894,280 shares.

CONDITIONS IN ITALY AND THE EUROPEAN UNION

Exchange Rates; European Economic and Monetary Union

Pursuant to the Treaty on European Union, signed at Maastricht on February 7, 1992, the third stage of European Economic and Monetary Union, or EMU, commenced on January 1, 1999. On that date, a single currency, the euro, was introduced and became legal tender in the participating member states of the EU (including Italy), and those participating member states transferred authority for conducting monetary policy to the European Central Bank. From the start of the third stage of EMU, the value of the euro as against the currencies of each of the participating member states was irrevocably fixed. The conversion rate between the euro and the Italian lira was fixed at Lit. 1,936.27 per euro.

The following 12 member states are participating in the EMU: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. During the transition period from January 1, 1999, through December 31, 2001, the euro was available only in “paperless form,” pending the production and release of euro banknotes and coins, while the participating members states’ national currencies were maintained. During that transition period, the value of the national currency of a participating member state in the national currency of another country (whether a participating member state or not) was by law determinable only through the bilateral conversion method, i.e., by converting the first currency into euros and then converting this euro equivalent into the second currency. Euro banknotes and coins debuted on January 1, 2002 and, since then, the national currency of each member state, including the Italian lira, has been withdrawn from circulation, and both financial and consumer transactions in participating member states of the EMU are denominated in euros.

Novuspharma’s revenues and expenses have historically been denominated in Italian lire. Starting from January 1, 2002, when its reporting currency switched to the euro, Novuspharma has also prepared and published its financial statements in the euro.

The euro floats freely against the dollar. Accordingly, after the merger we will face exchange rate risk relating to the value of the euro relative to the dollar. Furthermore, a portion of Novuspharma’s revenues and expenses and some liabilities are denominated in foreign currencies outside the euro zone and, therefore, fluctuations in the exchange rates of such currencies in relation to the euro may affect our combined company’s results of operations. See “Risk Factors—Risks Related to International Expansion.”

The table below sets forth, for the dates indicated, the average, high, low and period-end median 4 p.m. Greenwich Mean Time, or GMT, spot rate as per a number of snapshots taken from Reuters for the euro expressed in U.S. dollars per euro. The average rates set forth in the table below are the average of the median 4 p.m. GMT spot rates on the last business day of each month during the relevant period. For any time or period before January 1, 1999, the median 4 p.m. GMT spot rates have been derived from the median 4 p.m. GMT spot rates for the Italian lira converted into euros at the irrevocable conversion rate between the Italian lira and the euro. These rates are provided solely for the convenience of the reader and are not necessarily the rates we used in the preparation of our financial statements. We make no representation that Italian lire or euros could have been converted into U.S. dollars at the rates shown or at any other rate for such periods or at such dates.

The following table sets forth the median 4 p.m. GMT spot rate for the euro for each of the previous five years, the three months ended March 31, 2003 and for each of the last two months (expressed in U.S. dollars per one euro).

	U.S. dollars per Euro
Calendar Year	Average	High	Low	Period End
1998	$1.12	$1.23	$1.07	$1.17
1999	1.07	1.19	1.00	1.01
2000	0.92	1.03	0.83	0.94
2001	0.90	0.95	0.84	0.89
2002	0.94	1.05	0.86	1.05

Three Months Ended
March 31, 2003	$1.07	$1.11	$1.04	$1.09

Calendar Month 2003
May	$1.16	$1.19	$1.12	$1.18
June	$1.17	$1.19	$1.14	$1.15

The median 4 p.m. GMT spot rate on • •, 2003 was $• = €1.00.

Exchange Controls

Italy does not impose exchange controls on transfers of currency abroad. Residents and non-residents of Italy may invest in Italian securities without restriction and may transfer to and from Italy cash, instruments of credit and securities, in both foreign currency and the euro, representing interest, dividends, other asset distributions and the proceeds of dispositions.

Certain reporting and record-keeping requirements, however, are imposed under Italian and EU laws regarding the free movement of capital. Such laws require transfers into or out of Italy of cash or securities in excess of 12,500.00 euros be reported in writing to the Italian Exchange Office by residents or non-residents who effect such transfers directly, or by credit institutions or other intermediaries that effect such transactions on their behalf. In addition, credit institutions and other intermediaries effecting such transactions on behalf of residents or non-residents of Italy are required to maintain records of such transactions for five years, which may be inspected at any time by Italian tax and judicial authorities. Non-compliance with these reporting and record-keeping requirements may result in administrative fines or, in the case of false reporting and in certain cases of incomplete reporting, criminal penalties. The Italian Exchange Office is required to maintain reports for a period of ten years and may use them, directly or through other government offices, to police money laundering, tax evasion and any other crime or violation.

Regulatory Framework

Laws and regulations governing the research, experimentation, production and marketing of new pharmaceutical products

Novuspharma’s research activities, facilities and equipment and the production and marketing of its products are subject to several laws and regulations issued by authorities in Italy, the EU, the United States and other foreign countries where such products are sold.

Italy and the EU have adopted high standards of review for new pharmaceutical products. Such products are typically reviewed at each of the following stages:

•	underlying research;

•	pre-clinical studies;

•	clinical trials;

•	registration of the product;

•	production of the product; and

•	marketing of the product.

Consequently, the entire approval process for new pharmaceutical and/or medicinal products is typically lengthy. At the Italian level, the authorizations necessary for manufacturing and marketing medicinal products are granted by the Italian Ministry of Health and, upon certain circumstances, may be limited or revoked. At the EU level, the regulatory authority is the EMEA, or EMEA. Based in London, EMEA is responsible for coordinating scientific resources in EU countries and evaluates and supervises the manufacturing and marketing of medicinal products for use across the EU. On the basis of EMEA’s recommendation, the European Commission may authorize the marketing of new products.

Laws and regulations governing intellectual property rights

Italian laws enforce the agreements on “Trade Related Aspects of Intellectual Property Rights,” reached in the context of the Uruguay Round negotiations of the General Agreement on Tariffs and Trade, known as GATT. Italian laws also address the protection of trademark use in Italy. As far as patents are concerned, at the EU level, the European Patent Convention of October 1973 applies and at the Italian level, Royal Decree no. 1127 of June 29, 1939 (as amended and integrated) applies. The EU laws are enforced by the Administrative Council of the European Patent Organization.

Laws and regulations governing reimbursement for the purchase of pharmaceutical products

Italian laws regulate the amount by which pharmaceutical companies are reimbursed for products covered by the public health system. If this reimbursement amount does not cover the entire cost of the product, then the difference must be paid by the consumer.

Italian laws and regulations governing safety and hygiene in the workplace and environmental protections

Italian laws specifically address and regulate the following matters, among others:

•	safety and hygiene in the workplace;

•	the use of genetically modified micro-organisms;

•	the use of ionized radiation; and

•	waste management.

Italian laws and regulations governing the granting of research incentives, the hiring of personnel and productive investments

In addition to the laws and regulations encouraging medical investment, research and training discussed below, certain Italian laws and regulations relate to subsidies for investments made in southern Italy and tax benefits to support technological innovation.

Governmental Support of Medical Research and Training

In order to encourage scientific and medical research and training, both Italy and the EU have instituted targeted investment programs.

Italian Investment Programs

Italian law provides that companies carrying out certain research and/or training projects may qualify for receiving government grants and/or subsidized loans. Italian grants and subsidized loans are awarded by the Ministero dell’Istruzione, dell’Universita e della Ricerca Scientifica, or MIUR, and/or the Ministero delle Attivita Produttive, or MAP, and disbursed by an authorized bank, as instructed by MIUR and/or MAP, as the case may be.

In order to be awarded grants or subsidies, eligible companies must submit a detailed request to MIUR and/or MAP, as the case may be, describing their business and specifying the proposed project. MIUR and/or MAP, as the case may be, will then evaluate the request and decide whether to make an award. Each awarded grant and subsidy will be paid, depending on the evidenced progress of the project (a portion of the grants may, however, be disbursed in advance by the authorized bank if instructed by MIUR and/or MAP, as the case may be). The companies receiving the grants must comply with certain conditions relating to, among other things, the geographical, technical and timeline development of the projects and the characteristics and location of the companies receiving the grants. MIUR and/or MAP, as the case may be, are entitled to discontinue or revoke the grants and subsidies.

Due to the nature of its medical research activities, several of Novuspharma’s projects and programs have qualified for and received grants and subsidized loans from those sources. From the Italian authorities, Novuspharma has received government grants and subsidized loans relating to Novuspharma’s research projects.

The grant and subsidy agreements entered into between Novuspharma and the authorized bank, San Paolo IMI S.p.A., provide that:

•	notice of any structural and organizational changes affecting Novuspharma (including the change of its directors) and/or its business (including the award of further grants or subsidies) must be provided in advance to the authorized bank;

•	consent to any merger, de-merger or transformation of Novuspharma must be received in advance from the authorized bank; and

•	any default by Novuspharma under any of the agreements can cause the termination of all the agreements concerning the payment of grants and subsidies with the additional consequence that Novuspharma must repay the relevant sums with interest.

Based on the above, in order to seek to avoid the forfeiture of any sums already received by Novuspharma, plus the payment of interest on those sums, CTI and Novuspharma informally contacted the authorized bank in order to start the procedure aimed at receiving its consent to the merger. Shortly after the merger occurs, we intend to contribute Novuspharma’s assets into an Italian subsidiary. Since this subsidiary will be an Italian company, we expect it will be eligible to receive new grants and subsidies as its programs qualify from time to time. However, we cannot assure you that the Italian subsidiary will qualify or be approved for any grants or subsidies that may be applicable to it.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CTI AND NOVUSPHARMA

The following unaudited pro forma combined balance sheet as of March 31, 2003 and the unaudited pro forma combined statement of operations data for the three months ended March 31, 2003 and the year ended December 31, 2002 are based on the historical consolidated financial statements of CTI and Novuspharma after giving effect to the proposed merger using the purchase method of accounting and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The financial information of Novuspharma has been reclassified to conform Novuspharma’s presentation format to that of CTI. The unaudited pro forma combined financial data is based on estimates and assumptions which are preliminary. The unaudited pro forma combined financial statements do not purport to represent what CTI’s financial position or results of operations would actually have been if the proposed merger had in fact occurred on the dates indicated or to project CTI’s financial position or results of operations as of any future date or for any future period.

For pro forma purposes:

•	CTI’s balance sheet as of March 31, 2003 has been combined with Novuspharma’s balance sheet as of March 31, 2003 as if the proposed merger had occurred on March 31, 2003;

•	CTI’s unaudited statement of operations for the three months ended March 31, 2003 has been combined with Novuspharma’s unaudited statement of operations for the three months ended March 31, 2003 as if the proposed merger had occurred on January 1, 2002; and

•	CTI’s statement of operations for the year ended December 31, 2002 has been combined with Novuspharma’s statement of operations for the year ended December 31, 2002 as if the proposed merger had occurred on January 1, 2002.

The Novuspharma amounts combined in the pro forma combined financial statements referred to above were translated to U.S. dollars using a spot rate of 1.092 as of March 31, 2003 and an average rate of 1.0736 and .94525 for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively.

Under the purchase method of accounting, the total estimated purchase price of $197.2 million, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the merger, based on management’s estimates of fair values as of March 31, 2003. A preliminary valuation of the intangible assets was performed by an independent third party, as the basis for the estimates of fair values of the intangible assets reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made prior to the completion of the proposed merger, will be based on management’s consideration of the final valuation. This final valuation will be based on the actual net tangible and intangible assets of Novuspharma that exist as of the date of completion of the proposed merger. In addition to the effect of the final valuation, the timing of completion of the proposed merger, and other changes in Novuspharma’s net assets which occur prior to completion of the proposed merger, could cause material differences in the information presented.

These unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of

Novuspharma and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Novuspharma,” included in this proxy statement/prospectus. This data should also be read in conjunction with CTI’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference to CTI’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2003

(in thousands)

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$10,948	$56,895	$—		$67,843
Securities available-for-sale	98,783	53,687	—		152,470
Interest receivable	1,329	1,066	—		2,395
Accounts receivable, net	1,081	117	—		1,198
Inventory	775	—	—		775
Prepaid expenses and other current assets	5,724	856	—		6,580

Total current assets	118,640	112,621	—		231,261
Property and equipment, net	11,153	5,446	—		16,599
Note receivable from officer	3,500	—	—		3,500
Goodwill, net	12,064	192	(192)	(A)	40,362
			28,298	(B)
Other intangibles, net	2,336	11	(11)	(C)	2,336
Other assets and deferred charges	3,980	4,954	—		8,934

Total assets	$151,673	$123,224	$28,095		$302,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$974	$2,010	$—		$2,984
Accrued expenses	13,004	6,296	4,000	(D)	23,300
Accrued liability related to PolaRx acquisition	154	—	—		154
Current portion of deferred revenue	1,003	983	—		1,986
Current portion of long-term obligations	2,265	57	—		2,322

Total current liabilities	17,400	9,346	4,000		30,746
Convertible senior subordinated notes(1)	85,500	—	—		85,500
Convertible subordinated notes	29,600	—	—		29,600
Deferred revenue, less current portion	1,839	—	—		1,839
Other long-term obligations, less current portion	4,082	1,516	—		5,598
Commitments
Shareholders’ equity:
Common Stock	385,284	182,733	(182,733)	(E)	579,124
			193,216	(F)
			624	(G)
Deferred stock compensation	—	—	(624)	(G)	(624)
Accumulated other comprehensive income (loss)	(1,108)	126	(126)	(E)	(1,108)
Accumulated deficit	(370,924)	(70,497)	70,497	(E)	(427,683)
			(56,759)	(H)

Total shareholders’ equity	13,252	112,362	24,095		149,709

Total liabilities and shareholders’ equity	$151,673	$123,224	$28,095		$302,992

(1)	On June 23, 2003, CTI issued 4% convertible senior subordinated notes resulting in gross proceeds of $75 million.

See accompanying notes.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Three Months Ended March 31, 2003

(in thousands, except per share amounts)

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2		Pro Forma Combined
Revenues:
Product sales	$4,310	$—	$—			$4,310
License and contract revenue	571	177	—			748

Total revenues	4,881	177	—			5,058

Operating expenses:
Cost of product sold	146	—	—			146
Research and development	20,628	7,430	54	(I	)	28,112
Selling, general and administrative	13,008	1,886	24	(J	)	14,918
Amortization of purchased intangibles	334	1	—			335

Total operating expenses	34,116	9,317	78			43,511

Loss from operations	(29,235)	(9,140)	(78)			(38,453)
Other income (expense):
Investment and other income	654	825	—			1,479
Interest expense	(1,888)	—	—			(1,888)

Other income (expense), net	(1,234)	825	—			(409)

Net loss	$(30,469)	$(8,315)	$(78)			$(38,862)

Basic and diluted net loss per common share	$(0.92)	$(1.28)				$(0.79)

Shares used in calculation of basic and diluted net loss per common share	33,114	6,477		Note 3		49,028

See accompanying notes.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2002

(in thousands, except per share amounts)

	Cell Therapeutics, Inc.	Novuspharma	Pro Forma Adjustments	Note 2	Pro Forma Combined
Revenues:
Product sales	$11,393	$—	$—		$11,393
License and contract revenue	5,503	5,254	—		10,757

Total revenues	16,896	5,254	—		22,150

Operating expenses:
Cost of product sold	423	—	—		423
Research and development	58,759	32,007	215	(I)	90,981
Selling, general and administrative	49,800	6,123	97	(J)	56,020
Amortization of purchased intangibles	6,701	2	—		6,703

Total operating expenses	115,683	38,132	312		154,127

Loss from operations	(98,787)	(32,878)	(312)		(131,977)
Other income (expense):
Investment and other income	4,819	4,345	—		9,164
Interest expense	(11,240)	—	—		(11,240)
Gain on exchange of convertible subordinated notes	55,305	—	—		55,305

Other income, net	48,884	4,345	—		53,229

Net loss	$(49,903)	$(28,533)	$(312)		$(78,748)

Basic and diluted net loss per common share	$(1.48)	$(4.40)			$(1.59)

Shares used in calculation of basic and diluted net loss per common share	33,763	6,492		Note 3	49,677

See accompanying notes.

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1.    Description of Merger and Purchase Price

The unaudited pro forma condensed combined financial statements reflect the conversion of all the outstanding Novuspharma ordinary shares into approximately 15,914,000 shares of CTI common stock pursuant to the proposed merger. The calculation of the number of shares is based on outstanding Novuspharma ordinary shares of approximately 6,495,000 as of March 31, 2003, multiplied by the fixed exchange ratio of 2.45. The actual number of shares of CTI common stock to be issued will be determined based on the actual number of Novuspharma ordinary shares outstanding on the effective date of the merger. The total cost of the proposed merger is estimated to be approximately $197,216,000, based on a fair value of CTI common stock of $12.14, the average price of CTI common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the proposed merger (June 12, 13, 16, 17, 18, 19 and 20, 2003).

The estimated total purchase price of the proposed merger is as follows (in thousands):

Total value of CTI common stock	$193,216
Estimated direct transaction costs	4,000

Total estimated purchase price	$197,216

Under the purchase method of accounting, the total estimated purchase price as shown in the table above will be allocated to Novuspharma’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the proposed merger. Based on the preliminary valuation, performed by an independent third party, and subject to material changes upon completion of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements of this proxy statement/prospectus, the allocation of the preliminary estimated purchase price is as follows (in thousands):

Fair Value of Net Assets Acquired
Cash and cash equivalents	$56,895
Securities available-for-sale	53,687
Interest receivable	1,066
Accounts receivable	117
Prepaid expenses and other current assets	856
Property and equipment	5,446
Goodwill	28,298
Other assets and deferred charges	4,954
Accounts payable and accrued expenses	(8,306)
Current portion of deferred revenue	(983)
Current portion of long-term obligations	(57)
Other long-term obligations, less current portion	(1,516)
Acquired in-process research and development	56,759

Total	$197,216

The number of shares used to estimate the total purchase price does not include shares that may be issued in connection with the exercise of stock options between March 31, 2003 and the effective date of the merger. In connection with the merger, all Novuspharma stock options will become fully vested and will, to the extent not exercised, be cancelled immediately prior to the effective time of the merger. At March 31, 2003, Novuspharma had outstanding options for the purchase of 351,270 ordinary shares with a weighted average exercise price of €26.70. If all of these options were exercised prior to the merger, it would result in the issuance by CTI of an additional 860,612 shares of CTI common stock (using the fixed exchange ratio of 2.45). Accordingly, to the extent that options are exercised prior to the effective date of the merger, the estimated purchase price would increase, resulting in additional cash and an adjustment to goodwill on a pro forma basis.

Based upon a preliminary valuation, performed by an independent third party, of intangible assets acquired and liabilities assumed as of March 31, 2003, CTI has allocated the total cost of the merger as follows (in thousands):

Tangible assets acquired	$123,021
In-process research and development	56,759
Goodwill	28,298
Liabilities assumed	(10,862)

$197,216

Acquired in-process research and development, or IPRD, for the merger was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased technology, which, at the effective time of the merger, had not reached technological feasibility. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for each product, probability of technical success given the stage of development at the time of acquisition, royalty rates based on an assessment of industry market rates, product sales cycles, and the estimated life of a product’s underlying technology. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, general and administrative expenses, and research and development costs. The rate utilized to discount projected cash flows was 30%, and was based on the relative risk of each in-process technology and was based primarily on risk adjusted rates of return for research and development and the weighted average cost of capital for CTI at the time of the merger.

The unaudited pro forma condensed consolidated balance sheet reflects acquired IPRD of approximately $56.8 million, representing the values determined by CTI’s management to be attributable to the IPRD assets associated with the technology acquired in the merger as follows (in thousands):

BBR 2778 (NHL)	$48,355
BBR 2778 (MS)	4,145
MT-201	4,259

$56,759

Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined consolidated statement of operations.

The most clinically advanced product in Novuspharma’s product development pipeline is Pixantrone, also known as BBR 2778. Pixantrone is in Phase III clinical trials in indolent NHL, in Phase II clinical trials in aggressive NHL, and is expected to enter clinical trials in MS during the second half of 2003. Pixantrone produced positive results in terms of efficacy and safety in preclinical trials and in Phase I and II trials. In preclinical studies, Pixantrone has shown notable activity in animal models of cancer, particularly in models of blood-born tumors such as lymphoma. Novuspharma expects that the new drug application to the FDA for Pixantrone will be filed in 2005 at the earliest.

MT201, a fully human antibody targeting the Ep-CAM molecule, is in Phase I clinical trials, and is being carried out pursuant to a collaboration agreement between Novuspharma and Micromet AG. Under the terms of the agreement with Micromet, Novuspharma will make total milestone payments of up to €15 million over the next four years if the required milestones are achieved. Development costs of up to €10 million will be shared equally between the two companies and Novuspharma will pay 40% of development costs in excess of €10 million. In return, Novuspharma will receive 40% of the anticipated revenues from MT201, if any. Preparations are underway for a program of Phase II trials for MT201 in a number of major solid tumor indications. The first trial is expected to be conducted in patients with early stage prostate cancer and is planned to open for recruitment in the third quarter of 2003. MT201 has recently concluded Phase I clinical studies in HRPC.

The values associated with these programs represent values ascribed by CTI’s management, based on the discounted cash flows currently expected from the technologies acquired. If these projects are not successfully developed, the business, results of operations and financial condition of CTI may be adversely affected. As of the date the merger agreement was signed, CTI concluded that once completed, the technologies under development can only be economically used for their specific and intended purposes and that the in-process technology has no alternative future use after taking into consideration the overall objectives of the project, progress toward the objectives, and uniqueness of developments to these objectives.

Note 2.    Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect CTI’s deferred stock based compensation and transaction costs, to eliminate Novuspharma’s goodwill, other intangibles, and equity accounts, and to reflect changes in amortization charges resulting from these pro forma adjustments. The amounts presented to reflect the historical accounts of Novuspharma reflect the historical accounts reported in Euros in accordance with accounting standards generally accepted in the United States which were then translated to U.S. dollars using a spot rate of 1.0902 as of March 31, 2003 and average rates of 1.0736 and .94525 for the three months ended March 31, 2003 and the year ended December 31, 2002, respectively.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. CTI is in the process of making these assessments and estimates of these costs are not currently known. Liabilities will be adjusted to reflect actual severance costs or relocation costs related to Novuspharma employees, or other costs associated with exiting activities of Novuspharma and CTI that would affect amounts in the unaudited pro forma condensed combined financial statements. The expected result of recording liabilities relating to EITF No. 95-3 will be primarily related to accrued liabilities (severance and facilities costs) with an offsetting increase in goodwill.

CTI has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)	Adjustment to eliminate Novuspharma’s net goodwill of $192,000.

(B)	Goodwill acquired by CTI of $28,298,000.

(C)	Adjustment to eliminate Novuspharma’s net other intangibles of $11,000.

(D)	To reflect CTI’s transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling $4,000,000. The estimated transaction costs of Novuspharma of $4,500,000 are not included in the pro forma adjustments.

(E)	Adjustment to eliminate Novuspharma’s historical shareholders’ equity accounts.

(F)	To reflect the issuance of approximately 15,914,000 shares of CTI common stock valued at $12.14 per share, or $193,216,000.

(G)	Adjustment to record deferred stock-based compensation of $624,000 related to restricted CTI stock to be issued to certain Novuspharma employees upon consummation of the merger. Deferred stock-based compensation on restricted CTI stock was calculated based on the intrinsic value (fair value less the exercise price) at June 30, 2003. The intrinsic value was determined at June 30, 2003 as an estimate of the intrinsic value that will exist at the date of grant.

(H)	To reflect the write off of in-process research and development acquired by CTI of $56,759,000.

(I)	Adjustment to record additional research and development expenses for the amortization expense for deferred compensation of $54,000 and $215,000 for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively, related to restricted CTI stock to be issued to certain Novuspharma employees.

(J)	Adjustment to record additional selling, general and administrative expenses for the amortization expense for deferred compensation of $24,000 and $97,000 for the three months ended March 31, 2003 and for the year ended December 31, 2002, respectively, related to restricted CTI stock to be issued to certain Novuspharma employees.

Note 3.    Pro Forma Loss Per Share

The pro forma combined share and net loss per share data was prepared using the fixed exchange ratio of 2.45 shares of CTI common stock for each Novuspharma ordinary share and the assumed issuance of up to approximately 15,914,000 shares of CTI common stock on January 1, 2002 for the year ended December 31, 2002 and for the three months ended March 31, 2003. The impact of outstanding stock options and convertible debt has been excluded from the calculation of diluted net loss per share as the effect would be anti-dilutive.

MANAGEMENT OF OUR COMBINED COMPANY AFTER THE MERGER

Board of Directors

Set forth below is the name, age, prior association and position on our board of directors of the persons who will serve as our directors upon completion of the merger:

Name	Age	Prior Association	Class
James A. Bianco, M.D.	46	CTI	II
Jack L. Bowman(2)(3)(4)	70	CTI	I
John M. Fluke, Jr.(2)	60	CTI	I
Vartan Gregorian, Ph.D.	69	CTI	II
Max E. Link, Ph.D.(1)(3)	62	CTI	II
Mary O. Mundinger, DrPH(2)(4)	65	CTI	III
Phillip M. Nudelman, Ph.D.(3)(4)	67	CTI	I
Erich Platzer, M.D.	52	Novuspharma	III
Jack W. Singer, M.D.	60	CTI	III
Silvano Spinelli, Ph.D.	51	Novuspharma	I
Martin P. Sutter.	48	CTI	III
To Be Determined(5)		Novuspharma	II

(1)	Chairman of the board of directors.
(2)	Member of the compensation committee.
(3)	Member of the audit committee.
(4)	Member of the nominating and governance committee.
(5)	A twelfth director to be selected by Novuspharma and agreed to by CTI will be appointed to Class II of the CTI board of directors upon completion of the merger.

Executive Officers

Set forth below is the name, age, prior association and position of the person who will become an executive officer of CTI upon completion of the merger:

Name	Age	Prior Association	Title following the Merger
Silvano Spinelli, Ph.D	51	Novuspharma	Executive Vice President of Development of CTI and Managing Director of European Operations

Other than the addition of Dr. Spinelli, our current executive officers are not expected to change as a result of the merger.

Business Experience

Set forth below is a brief account of the business experience and education of the persons named above who will serve as our directors following the merger, including Mr. Spinelli, who will also serve as an executive officer of CTI following the merger:

Dr. Bianco is our principal founder and has been our president and chief executive officer since February 1992 and one of our directors since our inception in September 1991. Prior to joining us, Dr. Bianco was an assistant professor of medicine at the University of Washington, Seattle, and an assistant member in the clinical research division of the Fred Hutchinson Cancer Research Center, the world’s largest bone marrow transplant center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in biology and physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco is the brother of Louis A. Bianco, our executive vice president, finance and administration.

Mr. Bowman has been one of our directors since April 1995. From 1987 until January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as executive vice president. Mr. Bowman was a member of the board of trustees of The Johns Hopkins University and serves on the board of directors of NeoRx Corporation, Cellegy Pharmaceuticals, Inc., Targeted Genetics Corporation, Celgene Corporation, and Reliant Pharmaceuticals.

Mr. Fluke has been one of our directors since November 2002. Since 1990, Mr. Fluke has been the chairman of Fluke Capital Management, L.P., a venture capital company. From 1966 to 1990, he held various positions at Fluke Corporation, most recently as chairman and chief executive. Mr. Fluke currently serves on the board of directors of PACCAR Inc., Fluke Capital Management, L.P., and American Seafoods Group, LLC. Mr. Fluke received his B.S. degree in electrical engineering from the University of Washington and his M.S. degree in electrical engineering from Stanford University. Mr. Fluke is a member of the University of Washington’s Business School Advisory Board and also serves as a trustee of the Swedish Hospital Foundation.

Dr. Gregorian has been one of our directors since December 2001. He is the twelfth president of Carnegie Corporation of New York, a grant-making institution founded by Andrew Carnegie in 1911. Prior to his current position, which he assumed in June 1997, Dr. Gregorian served for eight years as Brown University’s sixteenth president. He was awarded a Ph.D. in history and humanities from Stanford University. A Phi Beta Kappa and a Ford Foundation Foreign Area Training Fellow, he is a recipient of numerous fellowships, including those from the John Simon Guggenheim Foundation, the American Council of Learned Societies, the Social Science Research Council and the American Philosophical Society. He serves on the boards of Mc-Graw Hill and Providence Journal.

Dr. Link joined the board of directors in July 1995 as vice chairman and has served as chairman of the board of directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Since July 2002, he has been the chief executive officer of Centerpulse Ltd., formerly Sulzer Medica, Ltd., and has served as chairman of the board since March 2001. He has also served as chief executive officer of Corange, Limited from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including chief executive officer from 1987 until April 1992, and chairman from April 1992 until May 1993. Dr. Link currently serves on the board of directors of Alexion Pharmaceuticals, Inc., Access Pharmaceuticals, CytRx Corporation, Discovery Labs, Human Genome Sciences, Inc., Protein Design Labs, Inc., and Celsion Corporation. Dr. Link received his Ph.D. in economics from the University of St. Gallen.

Dr. Mundinger has been one of our directors since April 1997. Since 1986, she has been a dean and professor at the Columbia University School of Nursing, and an associate dean on the faculty of medicine at Columbia University. Dr. Mundinger currently serves on the board of directors of United Health Group, Gentiva Health Services and Welch Allyn. Dr. Mundinger received her doctorate of public health from Columbia’s School of Public Health.

Dr. Nudelman has been one of our directors since March 1994. Since May 2000, he has been the president and chief executive officer of The Hope Heart Institute. From 1998 to 2000, he was the chairman of the board of Kaiser/Group Health. From 1990 to 2000, Dr. Nudelman was the president and chief executive officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman serves on the board of directors of SpaceLabs Medical, Inc., Personal Path Systems, and Cytran Ltd. Dr. Nudelman received his B.S. degree in microbiology, zoology and pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in health systems management from Pacific Western University.

Dr. Platzer has been president of the Novuspharma board of directors since November 1999. From 1991 to 1999, Dr. Platzer worked for Hoffman-La Roche A.G., where he became the director of global strategic oncology marketing in 1997, chairing the interdisciplinary team that determined the strategic direction of Roche oncology and guiding the licensing strategy. From 1998 to 1991, Dr. Platzer was an attending physician and associate professor of medicine at the University of Erlangen, Germany. In the 1980’s, Dr. Platzer worked as an experimental scientist in academia, including at Memorial Sloan-Kettering Cancer Center in New York. Dr. Platzer received his degree in medicine in 1979 from the University of Erlangen.

Dr. Singer is one of our founders and directors and currently serves as our executive vice president, research program chairman. Dr. Singer has been one of our directors since our inception in September 1991. From April 1992 to July 1995, Dr. Singer was our executive vice president, research and development. Prior to joining us, Dr. Singer was a professor of medicine at the University of Washington and a full member of the Fred Hutchinson Cancer Research Center. From 1975 to 1992, Dr. Singer was the chief of medical oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

Dr. Spinelli is a founder of Novuspharma and has been Novuspharma’s chief executive officer and managing director since January 1, 1999. He joined Novuspharma in 1999 after having worked for Boehringer Mannheim Italia S.p.A. since 1980, holding a number of positions, which culminated in his appointment as R&D director in 1995. Prior to joining Boehringer Mannheim, Mr. Spinelli was assistant to the professor of quantitative analysis at the University of Pisa and responsible for the Chemical Synthesis Laboratory at Unibos Company. Dr. Spinelli received his degree in chemistry in 1976 from the University of Pisa.

Mr. Sutter has been one of our directors since November 2002. Since 1994, he has been the general partner and managing director of Essex Woodlands Health Ventures, LLC, and since 1988, he has been the founder and managing director of The Woodlands Venture Partners, LP. Mr. Sutter serves on the board of directors of Confluent Surgical, Elusys Therapeutics, MicroMed Technology, Rinat Neuroscience, Sontra Medical, and Zonagen, Inc. Mr. Sutter received his B.S. degree in engineering and business administration from Louisiana State University, and holds an M.B.A. in Finance from the University of Houston. He is also on the board of the Texas Business Hall of Fame and a member of the Biomedical Advisory Board of the Houston Advanced Research Center. Mr. Sutter was appointed to the board of directors pursuant to a contractual arrangement with Essex Woodlands Health Ventures Fund IV, L.P. which entitles Essex Woodlands to designate a member of the board of directors until such time as it holds less than 5% of our outstanding voting securities.

Bylaw Amendment and Merger Agreement Provisions Affecting Board Composition

Upon completion of the merger, our bylaws will be amended to provide that we will have a twelve member board of directors. As of the effective time of the merger, the CTI board of directors will be composed of the nine persons currently on the CTI board of directors and three persons previously associated with Novuspharma—Dr. Spinelli, Dr. Platzer and a third director to be identified by Novuspharma and agreed to by CTI—whom we refer to as the Novuspharma directors. The board will remain classified in three classes with staggered terms. Under the terms of the merger agreement, we have committed, subject to applicable law and the charter of the nominating committee of the CTI board of directors, to nominate Dr. Spinelli to Class I, Dr. Platzer to Class III and the third Novuspharma director to Class II, in each case for the remainder of the term of their respective classes at our 2004 annual meeting of shareholders. If, for any reason other than removal for cause by the CTI shareholders, any of the Novuspharma directors is unable or unwilling to serve as a CTI director, the remaining Novuspharma directors will select a replacement candidate mutually agreeable to the CTI board of directors who will be nominated to fill the remaining term of the replaced Novuspharma director. As a result of these commitments, we expect that for at least three years following the merger, our board of directors will continue to have members previously associated with Novuspharma.

The form of our amended and restated bylaws appears as an exhibit to the merger agreement, and is attached to this proxy statement/prospectus as Appendix H.

Compensation of Directors

We plan to continue our current director compensation practices following the merger, except that option grants to directors will now be governed by the terms of our 2003 Equity Incentive Plan approved by our shareholders at our 2003 annual meeting.

Currently, directors who are also our employees are not paid an annual retainer, nor are they compensated for serving on the board. Non-employee directors are paid $2,000 per meeting of the board, up to a maximum of $10,000 per director each calendar year, and $1,000 per meeting of a board committee, up to a maximum of $5,000 per committee per director each calendar year. The chairman of the board of directors is paid $40,000 annually for service to the board of directors. All directors are reimbursed for their expenses incurred in attending board meetings. Pursuant to our 2003 Equity Incentive Plan, each non-employee director will receive a fully-vested option grant for 15,000 shares upon appointment to the board for directors and 20,000 shares upon appointment of the chairman of the board of directors, a fully-vested option grant for 10,000 shares annually after the commencement of his or her service as a director, and a fully-vested option grant for 15,000 shares annually after the commencement of his or her service as chairman of the board of directors. Each of these options has an exercise price equal to 100% of the fair market value on the grant date and a term of ten years measured from the grant date, subject to early termination if the optionee ceases serving as a director.

Employment Arrangements

Under Italian law, all employees of Novuspharma immediately before the merger will continue as employees of the combined company immediately after the merger, entitled to essentially unchanged employment terms and conditions. In Italy, employment terms and conditions are governed:

•	by individual employment agreements;

•	by law; and

•	by collective bargaining agreements.

The general manner in which each of these three authorities will affect our employment relationship with our Italian executives following the merger is described below.

Employment Agreements

Novuspharma has entered into employment agreements with the following executive officers of Novuspharma: Alberto Bernareggi, Maria Gabriella Camboni, Ennio Cavalletti, Cesare Parachini, Gabriella Pezzoni and Silvano Spinelli. These agreements will remain in effect following the merger.

On June 16, 2003, concurrently with our entry into the merger agreement, we entered into an employment agreement with Dr. Spinelli, currently Novuspharma’s chief executive officer and managing director. Dr. Spinelli will become executive vice president of development and managing director of European operations, and thus an executive officer, of our combined company after the merger.

On June 16, 2003, concurrently with our entry into the merger agreement, we entered into employment agreements with Dr. Camboni, Novuspharma’s director of development, who will become vice president clinical development Europe after the merger, and Mr. Parachini, Novuspharma’s chief financial officer, who will become director of finance/accounting and controller European operations after the merger. Both of Dr. Camboni and Mr. Parachini will be employees of our Italian subsidiary after the merger, and neither of them will be executive officers of our combined company after the merger.

Compensation    Our agreements with Drs. Spinelli and Camboni and Mr. Parachini will become effective at the effective time of the merger. These agreements are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. Under the agreements, we will pay a base salary to Dr. Spinelli of €200,000 per year, to Dr. Camboni of €162,000 per year, and to Mr. Parachini of €115,000 per year. In addition, each of these officers will be eligible to receive an annual bonus, with Dr. Spinelli eligible to receive a bonus comparable to the bonus eligibility for other similarly-situated employees of CTI and Mr. Parachini and Dr. Camboni eligible to receive bonuses up to 30% of his or her salary, contingent upon completion of performance objectives established by CTI. Each of these officers will also be eligible to receive vacation pay in accordance with Italian law and CTI’s vacation policy and the use of a company car.

Each of Drs. Spinelli and Camboni and Mr. Parachini will also be eligible for any stock option awards in accordance with CTI’s general compensation policies and, following the effective time of the merger, will have the right to purchase a number of shares of CTI’s common stock (25,000 shares in the case of Dr. Spinelli, 19,000 shares in the case of Dr. Camboni and 20,000 shares in the case of Mr. Parachini), at a per share purchase price of $0.01, on the second anniversary of the effective time of the merger. If, during the term of employment and prior to the second anniversary of the effective time of the merger, the employment of any of these employees is terminated by CTI without cause (as defined in the employment agreements) or by any of these employees due to a change in his or her duties involving a reduction of responsibilities, he or she will be entitled to purchase the shares of common stock of CTI immediately on the date of the termination of employment, provided that the employee complies with the provisions of the inventions and proprietary information agreement signed by such employee and the employee executes and does not revoke a full release of CTI.

Severance    In their employment agreements, each of Drs. Spinelli and Camboni and Mr. Parachini is entitled to receive, upon a termination for any reason, except for voluntary termination of employment or in case of dismissal for just cause, on or before December 31, 2005, in addition to statutory severance indemnity and any other statutory amounts accrued under Italian law, the greater of (1) the severance payment provided by Italian law and the collective bargaining agreements governing such employee or (2) an amount equal to, in the case of Dr. Camboni and Mr. Parachini, 18 months of his or her salary, and in the case of Dr. Spinelli, 24 months of his salary.

Italian Law and National Collective Bargaining Agreements

A number of the material terms of our Italian executives’ employment are provided by Italian statutory law and national collective bargaining agreements. These agreements are much more prevalent than in the United States and are negotiated at a national level from time to time between the unions of a particular business sector (mechanical, commerce, banks, chemical, etc.) on one side and the employers’ association of the same sector on the other side.

These agreements often provide for better conditions than statutory rules or, in other cases, they specify general rules provided by statutes (as in the case of disciplinary sanctions and grievance procedures). With respect to the dismissal of executive employees, while statutory law does not provide that there must be just cause for dismissal, the relevant collective agreements grant executives additional protection, including requirements as to reasonable grounds for dismissal.

In principle, Italian national collective agreements will be legally binding on our employment relationships after the merger only if the employer and the employees in question, have actually joined the national associations or if our individual employment agreements expressly or implicitly accept that the employment relationship is to be regulated by a specified national collective agreement. However, in practice, despite the fact that they do not formally have the force of law, national collective agreements are generally applied, and deemed binding upon all employers.

The employer may freely choose which collective agreement should be applied, but generally, the agreement relating to the sector of industry or trade to which the company belongs is applied. Executive-level employees (known as “Dirigenti” in Italy) have a different agreement from non-executive level employees. In particular, our employment relationships with our Italian executives (a group comprised of all current Novuspharma executives) will be regulated by Italy’s National Collective Agreement for Executives of the Industrial Sector of April 27, 1995, as amended, which provides, among other things:

•	executives are entitled to minimum gross monthly salary and salary increases connected to length of service;

•	executives’ yearly salaries are paid in 13 installments, two of which are paid in December;

•	executives are not subject to working time schedules or overtime rules;

•	executives are entitled to 35 days of holiday per year;

•	for justified reasons, executives are entitled to an unpaid leave period;

•	in case of illness the executives are entitled to maintain their job position for a period up to 12 months during which they will receive their full salary (with the cost of this illness indemnity being fully borne by the employer);

•	executives are entitled to mandatory paid maternity leave;

•	executives are entitled to be enrolled in supplementary pension and health insurance plans;

•	executives are entitled to insurance coverage for on- and off-duty accidents; and

•	executives are entitled to indemnification for any civil and criminal liabilities incurred by the executives in the performance of their employment activities.

In addition, the National Collective Agreement provides that in case of sale of a business (including the proposed merger between CTI and Novuspharma), executives are entitled to resign without notice within six months from the date of the merger, whether or not any detrimental change in their working position occurs. If one of our executives asserts this right, which cannot be waived by the executive before the merger, we will be required to pay the executive an indemnity equal to one-third of the indemnity in lieu of the notice period to which the executive would have been entitled in case of dismissal. Accordingly, even though we have entered into signed employment agreements with Dr. Spinelli, Dr. Camboni and Mr. Parachini, as described above, we face the risk that they might resign following the merger.

Finally, the National Collective Agreement regulates the termination payments to which an executive is entitled upon termination of employment except, in the case of dismissal for just cause, which is governed by the Italian Civil Code and applies to all employees. According to law No. 604 of 1966, termination of the employment relationship of non-executive employees can take place exclusively for a justified reason. Despite the fact that executive-level employees are not covered by this law, additional protections provided by the collective agreements require dismissal of executives for “reasonable justifications,” such as poor performance, financial crisis, negative profits, bankruptcy of the employer, reorganization or shutdown of the department where the employee works or the termination of a business activity of the employer.

Just cause and justified reason are characterized as:

•	Terminations for Just Cause. Just cause for dismissal is grounded on such a grave and irreparable breach of the employee’s duties that (1) any other sanction may not be sufficient to protect the interests of the employer and (2) the continuation of the employment relationship is no longer possible even on a temporary basis. Italian courts have also considered just cause as the grave misconduct of the executive employee outside the employment relationship, to the extent that such misconduct has caused the breach of the trust-relationship between the parties and/or a prejudice to the employee’s capability and qualification as to the performance of his or her professional duties. Events such as theft, riots and serious insubordination are generally considered to be “cause” for termination in Italy. In case of dismissal for just cause, an employee is not entitled to any notice period or indemnity in lieu of notice period, but he or she is entitled to receive the T.F.R. and the other termination payments mentioned below.

•

Terminations for Justified Reasons.    Objective justified reason for dismissal is determined by facts and events which are independent from the employee’s conduct and which affect the employer’s business, such as bankruptcy of the employer, shutting down of the department where the employee works, the termination of the employer’s business activities or a grave crisis of the employer. Subjective justified reason for dismissal is grounded on a breach of the contractual employment obligations that is not as grave as just cause (for instance, continuous delays in starting work). In case of termination for justified reason, the employee would be entitled to a notice period (and to the other termination payments described below). According to the National Collective Agreement for Executives of the Industrial Sector, the notice period is equal to eight months for executives having a seniority of up to two years, and it is increased in proportion to seniority up to a maximum of 12 months for executives having more than 10 years of seniority. If the employer elects not to have the employee working during the notice period but, instead, to terminate the employment relationship immediately, an indemnity in lieu of notice must be paid to the employee. The amount of the indemnity is equal to the monthly salary multiplied for the number of months of the notice period set forth in the collective agreements. In order to calculate the indemnity in lieu of notice, the employer must consider the average monthly salary received by the employee in the last three years (or in the shorter period of service supplied by the employee), including all benefits comprised in the employment package. Furthermore, since such indemnity is considered as salary, the amount must be taken into account for the purpose of the calculation of the T.F.R.

•	Unlawful Terminations. If we were to terminate an executive’s employment without just cause or justified reasons or in case the dismissed executive-level employee considers the dismissal not justified, the executive might challenge the dismissal in court or arbitration.

If the termination of the employment relationship is deemed unlawful by the court or the arbitration panel, the executive may be awarded damages in the form of a supplementary indemnity, to be paid in addition to the indemnity in lieu of the notice period, the T.F.R. and the other termination payments. The amount of the indemnity established by the Collective Agreements can vary, at discretion of the arbitration panel or the court, taking also into consideration the justification of the dismissal and the conduct of the parties, ranging from a minimum amount equal to the indemnity in lieu of notice due to the executive plus two months’ salary up to a maximum equal to 22 months’ salary.

Executives are not entitled to reinstatement of employment, except for dismissal for discriminatory reasons.

The indemnities due to the executive upon termination of employment are the following:

•	T.F.R., in an amount which is proportional to seniority and to the aggregate payments made throughout the executive’s tenure at the company;

•	indemnity in lieu of notice, but only in case the company prefers to terminate employment immediately, excluded in cases of dismissals for just cause; and

•	accrued wages, such as untaken vacation and installments of 13th month salary.

Under the terms of the employment agreements we entered into with Drs. Spinelli and Camboni and Mr. Parachini, to the extent those employees are entitled to severance pursuant to their employment agreements, they will be entitled to receive the severance provided by the National Collective Agreement only if it exceeds the amount of severance otherwise provided in those agreements (see “Management of our Combined Company After the Merger—Employment Arrangements” above). However, they will be entitled in any case to receive T.F.R. severance payments provided by Italian law.

Certain Relationships and Related Party Transactions

Novuspharma Relationships

Novuspharma has entered into a collaboration agreement with Micromet AG, dated August 29, 2002, to co-develop MT201, a fully human antibody targeting the Ep-CAM molecule which is present on the surface of carcinoma cells. Under the terms of the agreement, upon the achievement of certain milestones by Micromet, Novuspharma will make total milestone payments of up to €15 million over the next four years. Development costs relating to the development of MT201 of up to €10 million will be shared equally by Novuspharma and Micromet, and Novuspharma will pay 40% of development costs in excess of €10 million. In exchange, Novuspharma is granted certain rights to a percentage of the profits and certain marketing and co-promotion rights if the drug candidate is approved and commercialized. Novuspharma has already made payments totaling €7.8 million to Micromet under this agreement. Atlas Venture, which holds Novuspharma ordinary shares through Novuspharma Invest NV (Novuspharma’s largest shareholder that holds 1,880,333 Novuspharma ordinary shares as of June 16, 2003), is also a shareholder of Micromet. In addition, Dr. Platzer, who is the chairman of the Novuspharma board of directors, is also the chairman of Micromet’s board and will become a director of CTI at the effective time of the merger.

In April 2002, Novuspharma acquired the full rights to a research program focused around the discovery of inhibitors of Hypoxia Inducible Factor, or HIF1a, from Prolifix Ltd. pursuant to a sale and purchase agreement between Novuspharma and Prolifix dated April 29, 2002. The total purchase price paid by Novuspharma for these rights was € 1,400,000. Pursuant to the agreement, Prolifix granted Novuspharma an irrevocable, royalty free, non-exclusive, non-transferable license to use certain intellectual property and know-how related to the HIF1a project. Two of the principal shareholders of Novuspharma, 3i Group and Atlas Venture (through Novuspharma Invest) at the time of the acquisition were also shareholders of Prolifix.

COMPARISON OF RIGHTS

OF CTI SHAREHOLDERS AND NOVUSPHARMA SHAREHOLDERS

CTI is a Washington corporation subject to the provisions of the Washington Business Corporation Act, which we refer to as Washington law. Novuspharma is an Italian joint stock company subject to the provisions of Italian law, including the Italian civil code and legislative decree number 58, dated February 24, 1998, and, as a listed company, to the relevant authorities’ regulation, all of which we refer to as Italian law. Novuspharma’s shareholders, whose rights are currently governed by the Novuspharma bylaws and Italian law, will, upon completion of the merger, become shareholders of CTI and their rights will be governed by the CTI articles of incorporation, the CTI bylaws and Washington law.

The following description summarizes the material differences that may affect the rights of CTI shareholders and Novuspharma shareholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Italian law, Washington law, the CTI articles of incorporation, the CTI bylaws and the Novuspharma bylaws. Additionally, shareholders should read carefully the sections in this proxy statement/prospectus entitled “Management of Our Combined Company After the Merger—Bylaw Amendment and Merger Agreement Provisions Affecting Board Composition,” and “The Merger—Summary of Material Provisions of Shareholders Agreements,” together with the form of amended bylaws that appears as an exhibit to the merger agreement and is attached to this proxy statement/prospectus as Appendix H, for a more complete understanding of the bylaw provisions that will govern CTI upon completion of the merger.

Capitalization

CTI

The total authorized shares of capital stock of CTI consist of 100,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. On the close of business on • •, 2003, there were • shares of CTI common stock issued and outstanding, and there were no shares of CTI preferred stock issued and outstanding.

The CTI articles of incorporation authorize the CTI board of directors to designate and issue shares of preferred stock in one or more series, and to fix for each series the powers, preferences and rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences as provided in a resolution or resolutions adopted by the board. The CTI board of directors may by resolution or resolutions increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, provided that the number of shares may not be decreased below the number of shares then outstanding.

Novuspharma

The total authorized shares of capital stock of Novuspharma consist of 6,566,200 ordinary shares, par value €1.00 per share. On the close of business on • •, 2003, • Novuspharma ordinary shares were issued and outstanding.

The Novuspharma bylaws authorize the Novuspharma board of directors to issue 517,770 ordinary shares in one or more series, par value €1.00 per share, to be reserved to the employees, directors and consultants of Novuspharma and its subsidiaries.

Number, Election, Vacancy and Removal of Directors

CTI

Under Washington law, a corporation must have a board of directors consisting of at least one person, with the number of directors specified or fixed in accordance with the articles of incorporation or bylaws. A corporation may have a classified board of directors where one or more directors is elected by the holders of one or more specified classes or series of shares. Washington law also permits staggered terms for directors, up to a maximum of three separate groups. Under Washington law, a vacancy on a corporation’s board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if less than a quorum, or by the affirmative vote of a majority of the outstanding voting shares, unless otherwise provided in the articles of incorporation. Under Washington law, the affirmative vote of a majority of the shareholders, at a special meeting called expressly for the purpose, may remove one or more directors with or without cause, unless the corporation’s articles of incorporation provide that directors may be removed only for cause.

The current CTI bylaws provide that the total number of directors shall be nine and that the directors shall be divided into three approximately equal classes with staggered terms of one, two and three years, respectively, for each class. Upon completion of the merger, CTI’s bylaws will be amended and restated to increase the size of the board to twelve. The nine persons currently on the CTI board of directors will remain on the board and three persons previously associated with Novuspharma will be appointed to the CTI board of directors and will be nominated at the 2004 annual shareholders meeting to serve out the remainder of their respective terms (see “Management of Our Combined Company After the Merger—Bylaw Amendment and Merger Agreement Provisions Affecting Board Composition.” The board will remain classified in three classes with staggered terms. The number of directors may at any time be increased or decreased by resolution of either the shareholders or directors at any annual, special or regular meeting. Vacancies on the board of directors shall be filled by a majority vote of the remaining directors in office though less than a quorum of the board of directors. A director elected to fill a vacancy or increase in the number of directors shall hold office until the next shareholders meeting at which directors are elected and until his successor is elected and qualified. The CTI articles of incorporation provide that directors may be removed only for cause by the affirmative vote of a majority of the votes cast for such election.

Novuspharma

Under Italian law, a joint stock company must have at least one director. The Novuspharma bylaws provide that the total number of directors shall be between 5 and 9 as determined by a resolution adopted by the shareholders at a shareholders meeting. Novuspharma currently has 7 directors. Vacancies on the board of directors shall be filled by a majority vote of the remaining directors and confirmed by a resolution adopted by the shareholders at a shareholders meeting. In the event that a majority or more of the directors leave office for whatever reason, the then current board of directors will be dissolved and an entire new board of directors must be nominated at the next shareholders meeting. The Novuspharma bylaws also provide that directors are elected by the shareholders at a shareholders meeting based on nominees proposed by the then current board of directors or the shareholders. Italian law and the Novuspharma bylaws also provide that directors may be removed at any time by the affirmative vote of a majority of the votes entitled to be cast at a duly held shareholders meeting provided that the required quorum is satisfied.

Amendments to Charter Documents

CTI

Under Washington law, a corporation’s board of directors may make various changes of an administrative nature to the corporation’s articles of incorporation without shareholder action including a change to the corporate name, changes to the number of authorized shares solely to effectuate a stock split or stock dividend in the corporation’s own shares and changes to the par value of its shares. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. For the amendment to be adopted in the case of a public company, it must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.

The CTI articles of incorporation provide that the articles of incorporation may be amended, altered or changed by the shareholders and directors in a manner prescribed by law.

Novuspharma

Under Italian law, the articles of association of a joint stock company, such as Novuspharma, may be amended at any time by the shareholders at a special shareholders meeting at which the required quorum has been achieved. The quorum required decreases with each successive attempt to call the meeting. At the first call, the attendance of at least a majority of the shares then outstanding is required; at the second call, the attendance of at least one-third of the shares then outstanding is required; and at the third call, the attendance of at least one-fifth of the shares then outstanding is required. According to Italian law and the Novuspharma bylaws, approval of a resolution to amend the articles of incorporation requires the vote of at least two-thirds of the shares represented at the special shareholders meeting.

Amendments to Bylaws

CTI

As permitted under Washington law, the CTI bylaws provide that either the shareholders or the board of directors may amend the bylaws. The shareholders may amend or repeal the bylaws at any regular or special meeting. The directors also may amend or repeal the bylaws, or adopt new bylaws, provided that such alteration may be subsequently changed or repealed by the majority vote of the shareholders entitled to vote at any shareholders meeting.

Novuspharma

Under Italian law, an amendment to Novuspharma’s bylaws requires shareholder approval at a special shareholders meeting at which the required quorum has been achieved (as described above). Approval of any amendment to the bylaws requires the vote of at least two-thirds of the shares represented at the special shareholders meeting.

Action by Written Consent

CTI

Under Washington law and CTI’s bylaws, CTI shareholders may take action by the unanimous written consent of all the shareholders entitled to vote with respect to such action.

Novuspharma

Under Italian law, the shareholders of a joint stock company, such as Novuspharma, do not have the ability to take action by written consent; any action by Novuspharma shareholders must be taken at a shareholders meeting.

Notice of Shareholder Actions

CTI

The CTI bylaws provide that, for every annual or special meeting of CTI shareholders, a written notice of the time, place and business to be acted upon must be mailed to each shareholder entitled to vote at the meeting not less than 10 days and not more than 60 days before the meeting. For any meeting at which the shareholders are called to act on an amendment to the articles of incorporation or consider a merger or sale of assets, written notice shall be provided to each shareholder not less than 20 days before and not more than 60 days before such meeting.

•	The CTI bylaws provide that a shareholder may make any proposal at an annual meeting of shareholders only if written notice of such shareholder’s intent is delivered to the principal executive offices of CTI not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. A shareholder’s notice must set forth as to each matter the shareholder proposes to bring before the meeting:

•	the name and record address of the shareholder who intends to make each proposal;

•	a representation that the shareholder is a holder of record of stock of CTI entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for each proposal; and

•	such other information regarding each proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

Novuspharma

Under Italian law, for each meeting of Novuspharma shareholders, a written notice of the time, place and business to be acted upon must be published in the Official Gazette of the Italian Republic and in at least one national Italian newspaper not less than thirty days before the first date scheduled for the meeting. The notice may indicate different dates on which the meeting may be validly held (i.e., the first and second calls; and for a special shareholders meeting, a third call may also be provided). In the event that the meeting cannot be validly held at the first call (because, for example, an insufficient number of shares are represented at the meeting), the meeting may be held at the second call, at the relevant date and time indicated in the notice. In the event that the meeting cannot be validly held at the second call, the meeting may be held at the third call at the relevant date and time indicated in the notice.

Special Shareholder Meetings

CTI

As permitted under Washington law, the CTI bylaws provide that special meetings of shareholders for any purpose may be called by CTI’s president, board of directors or the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at such special meeting.

Novuspharma

As permitted under Italian law, the Novuspharma bylaws provide that special shareholders meetings may be held upon the provision of notice by or at the direction of the Novuspharma board of directors and the timely publication of the notice in the Official Gazette of the Italian Republic and in at least one national Italian newspaper.

Shareholder Inspection Rights; Shareholder Lists

CTI

Under Washington law, any shareholder has an absolute right, upon written demand, to inspect and copy, in person or by a legal representative, at any reasonable time, the corporation’s share register. Pursuant to the CTI bylaws, the shareholder list shall be arranged by voting group in alphabetical order and show the address and the number of shares held by each shareholder and kept on file at CTI’s registered office for inspection by any shareholder or any shareholder’s agent or attorney.

Novuspharma

Under Italian law, any shareholder, in person or by attorney or other agent, may inspect at any time Novuspharma’s stock ledger and the shareholder meetings book and may request a copy of the same to be provided at the shareholder’s expense.

Limitation of Personal Liability and Indemnification of Directors and Officers

CTI

Under Washington law, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. Washington law prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Unless otherwise provided in its articles of incorporation, a corporation may indemnify an officer, employee or agent of the corporation who is not a director to the same extent as a director. As permitted under Washington law, CTI’s articles of incorporation provide that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for his conduct as a director, except that under no circumstances may any director or officer be indemnified for (1) acts or omissions involving intentional misconduct or a knowing violation of law, (2) approval of certain distributions contrary to law or (3) any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

The CTI bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of CTI will be indemnified by CTI against all expenses actually and reasonably incurred by the person in connection with such proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of CTI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. If the action, suit or proceeding, however, was made by or in the right of the corporation in which the person was adjudged liable to the corporation, then no indemnification will be made in respect of any claim, issue or matter unless and only to the extent that the court in which such action or suit was brought shall determine that the person is fairly and reasonably entitled to indemnification.

The CTI bylaws also provide that these indemnification provisions will not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, provision of the articles of incorporation, bylaws, other agreement, vote of shareholders or disinterested directors, insurance policy, principles of common law or equity or otherwise.

Novuspharma

Under Italian law, Novuspharma is liable for damages to third parties caused by an employee of Novuspharma during the performance of his duties in the course of such employment. Italian law and national collective bargaining agreements further provide that Novuspharma will reimburse its executives for legal expenses incurred in the defense of such executive in any criminal legal proceeding, provided that such proceeding is related to actions taken by such executive in the performance of his duties to Novuspharma, excluding cases of intentional misconduct or gross negligence.

Dividends

CTI

As permitted under Washington law, CTI’s bylaws provide that the corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution, (1) the corporation would be unable to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Novuspharma

Italian law provides that Novuspharma may pay dividends out of its net profits or, if there are no net profits, out of its net profits accrued in preceding fiscal years, if any. The Novuspharma bylaws provide that dividends may be paid on Novuspharma’s ordinary shares, out of funds legally available, as and when the distribution is approved in accordance with the applicable Italian law by the Novuspharma shareholders at a shareholders meeting duly held and properly convened. Furthermore, Italian law requires five percent of the net profits of each fiscal year be allocated as legal reserve until such reserve is equal to one-fifth the value of Novuspharma’s corporate capital.

Conversion

CTI

Holders of CTI common stock have no rights to convert their shares into any other securities.

Novuspharma

Holders of Novuspharma ordinary shares have no right to convert their shares into any other securities.

Rights Plan

CTI

On November 11, 1996, the CTI board of directors adopted a shareholder rights agreement and declared a distribution of one preferred stock purchase right for each outstanding share of CTI common stock. One CTI purchase right has also been issued with respect to each share of CTI common stock issued since the date of that distribution pursuant to the rights agreement.

Each CTI purchase right entitles the holder to purchase from CTI one one-thousandth of a share of CTI’s Series C Preferred Stock, no par value, at a price of $50.00, subject to adjustment, or, under the circumstances described below, shares of CTI common stock or common stock of a third party. The CTI purchase rights will be exercisable after the earlier of:

•	ten business days following public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of CTI common stock, other than as a result of repurchases by CTI or certain inadvertent actions; or

•	ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of affiliated or associated persons beneficially owning 15% or more of the outstanding shares of CTI common stock.

If a person or group beneficially owns 15% or more of the outstanding shares of CTI common stock (unless such group has been approved by our board of directors) and any transaction increases the holding of that person or group of more than 1% of the outstanding shares of CTI common stock, each holder of a CTI purchase right may receive, in lieu of each share of Series C Preferred Stock, upon exercise of each purchase right then held, value equal to approximately two times the current market price per share of CTI common stock as defined by the rights agreement, except that purchase rights owned by such acquiring person or group will be null and void.

At any time prior to the tenth business day following any person or group becoming a beneficial owner of 15% or more of the outstanding shares of CTI common stock, CTI may redeem all but not less than all of the then outstanding purchase rights at a price of $0.001 per right. Unless earlier redeemed or exchanged by CTI, the purchase rights will expire on November 11, 2006.

Novuspharma

Novuspharma does not have a shareholders rights plan.

Voting Rights; Required Vote for Authorization of Certain Actions

CTI

Each holder of CTI common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights.

Merger or Consolidation.    Washington law generally provides that a merger or share exchange, or sale of substantially all of a corporation’s assets, other than in the regular course of business, must be approved by the board of directors and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another percentage is specified in the articles of incorporation (a majority of the outstanding shares in the case of CTI’s articles of incorporation), but not less than a majority of all votes entitled to be cast. Washington law also specifies some exceptions in which shareholder approval of a merger is not required, including the merger with Novuspharma. For example, approval of the merger is not required when each shareholder of the surviving corporation of the merger whose shares were outstanding immediately before the merger will hold the same number of shares, with identical rights and preferences, immediately after the merger.

•	Business Combinations. Chapter 23B.19 of the Washington Business Corporation Act, which applies to Washington corporations that have a class of voting stock registered with the SEC under the Exchange Act, prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an acquirer that beneficially owns 10% or more of the voting securities of the target corporation for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. These prohibited transactions include, among other things, a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquirer, termination of 5% or more of the employees of the target corporation employed in Washington as a result of the acquirer’s acquisition of 10% or more of the shares or allowing the acquirer to receive any disproportionate benefit as a shareholder. After the five-year period, a “significant business transaction” may take place if it complies with certain provisions of the statute.

Novuspharma

Each holder of Novuspharma ordinary shares is entitled to one vote for each share held of record.

Merger or Consolidation.    Under Italian law, mergers require the prior affirmative vote of the board of directors. In addition, an affirmative resolution adopted by shareholders at a special shareholders meeting is also required, as well as other procedures required under Italian law.

OTHER PROPOSALS

Our board of directors does not know of any matters to be presented at the special meeting other than those described in this proxy statement. If any other matters are properly brought before the special meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies. These matters may include an adjournment or postponement of the special meeting from time to time if the chair of the meeting so determines.

A shareholder of CTI who intends to nominate a candidate for election to the board of directors or to present a proposal of business at our 2004 annual meeting of shareholders and desires that information regarding the proposal be included in the 2004 proxy statement and proxy materials must ensure that such information is received in writing by our secretary at our principal executive offices not later than January 14, 2004. In addition, our bylaws provide that a proposal for action to be presented by any shareholder at an annual meeting, including the nomination of a candidate for election to the board of directors, will be considered out of order and will not be acted upon unless the proposal is received in writing by our secretary at our principal executive offices by May 22, 2004 (which is at least 90 days before the first anniversary of the previous year’s annual meeting). The notice must also provide certain other information as described in the bylaws. Copies of the bylaws are available to shareholders free of charge upon request to our secretary.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for CTI by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California. Certain Italian tax matters will be passed upon for CTI by Gianni, Origoni, Grippo & Partners, Studio Legale, Milan and Rome, Italy; and for Novuspharma by Chiomenti Studio Legale, Milan, Italy.

EXPERTS

The consolidated financial statements and schedule of Cell Therapeutics, Inc. as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002 appearing in the Cell Therapeutics, Inc. Annual Report (Form 10-K/A) for the year ended December 31, 2002 and incorporated by reference in this proxy statement which is referred to and made a part of this prospectus and Registration Statement have been audited by Ernst & Young LLP independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Novuspharma S.p.A. as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 and for the period from January 1, 1999 (inception) to December 31, 2002 have been included in this proxy statement/prospectus in reliance upon the report of KPMG S.p.A., independent accountants, appearing elsewhere herein and upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

CTI is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, which means CTI is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed by CTI can be inspected and copied at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by submitting a request in writing to the Securities and Exchange Commission. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. CTI’s SEC filings are also available to you on the Security and Exchange Commission’s web site (http://www.sec.gov). In addition, CTI’s common stock is listed on the Nasdaq National Market and similar information concerning CTI can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

In addition, CTI has filed with the Securities and Exchange Commission a registration statement on Form S-4 (of which this proxy statement/prospectus is a part) under the Securities Act with respect to the shares of CTI common stock to be offered in connection with the merger. This proxy statement/prospectus does not contain all the information set forth in the registration statement, some portions of which have been incorporated by reference as permitted by the rules and regulations of the Securities and Exchange Commission.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows CTI to “incorporate by reference” information it has filed previously with the SEC, which means CTI can disclose information to you by referring you to those documents. Accordingly, we incorporate by reference:

•	our annual report on Form 10-K/A for the year ended December 31, 2002 (filing date, April 30, 2003);

•	our 2003 proxy statement on Schedule 14A (filing date, May 14, 2003);

•	our quarterly report on Form 10-Q for the period ended March 31, 2003 (filing date, May 12, 2003);

•	our current reports on Form 8-K dated April 22, 2003 (filing date, April 22, 2003), June 16, 2003 (filing date, June 17, 2003) and June 17, 2003 (filing date, June 17, 2003);

•	the description of our common stock contained in our registration statement on Form 10 filed with the Securities and Exchange Commission on April 29, 1996 including any amendment or report filed with the Securities and Exchange Commission updating this description; and

•	the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on November 11, 1996, including any amendment or report filed with the Securities and Exchange Commission updating this description.

CTI also incorporates by reference all documents subsequently filed with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Exchange Act of 1934, as amended, between the date of this proxy statement/prospectus and the date of the completion of the merger. These include periodic reports, such as Annual Reports on Form 10-K,

Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any statements contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for the purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified and superseded, to constitute a part of this proxy statement/prospectus.

These documents are or will be available for inspection or copying at the locations identified above under the caption “Where You Can Find More Information.”

In addition, we will provide without charge to each person, including any beneficial owner of CTI common stock or Novuspharma ordinary shares, to whom this proxy statement/prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this proxy statement/prospectus). Requests should be directed to the name and address appearing on the inside front cover.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus appears on its cover. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to you nor the issuance of CTI common stock in the merger creates any implication to the contrary.

INDEX TO NOVUSPHARMA FINANCIAL STATEMENTS

Page
Independent Auditors’ Report	FIN-2
Balance Sheets	FIN-3
Statements of Operations	FIN-4
Statements of Shareholders’ Equity	FIN-5
Statements of Cash Flows	FIN-7
Notes to Novuspharma Financial Statements	FIN-8

FIN-1

Independent Auditors’ Report

The Board of Directors and Shareholders

Novuspharma S.p.A.:

We have audited the accompanying balance sheets of Novuspharma S.p.A. (a development stage company) as of December 31, 2002 and 2001, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and for the period from January 1, 1999 (inception) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Novuspharma S.p.A. (a development stage company) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 and for the period from January 1, 1999 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG S.p.A.

Milan

June 23, 2003

FIN-2

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

(In thousands of Euro, except share amounts)

	December 31, 2002	December 31, 2001	March 31, 2003
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents (note 1)	€57,860	€97,342	€52,188
Securities available-for-sale (notes 1 and 3)	50,483	43,494	49,245
Interest receivable	984	1,070	978
Accounts receivable, net	155	76	107
Prepaid expenses and other current assets	2,966	1,324	785

Total current assets	112,448	143,306	103,303

Property and equipment, net (notes 1 and 4)	5,046	3,500	4,995
Goodwill, net (notes 1 and 2)	176	176	176
Other intangible assets, net (note 1)	10	12	10
Other long-term assets (note 1)	3,978	2,727	4,544

Total assets	€121,658	€149,721	€113,028

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (note 5)	€5,506	€3,637	€1,842
Accrued expenses (note 5)	4,041	1,694	5,775
Current portion of deferred revenues (note 6)	668	966	902
Current portion of other long-term obligations	52	—	52

Total current liabilities	10,267	6,297	8,571
Deferred revenues, less current portion (note 6)	—	668	—
Long-term obligations, less current portion (note 8)	1,155	825	1,391

Shareholders’ equity: (note 9)
Ordinary shares, par value (€ 1):
Authorized and issued shares—6,566,200
Outstanding shares (6,478,959 at December 31, 2002, 6,541,929 at December 31, 2001 and 6,495,404 at March 31, 2003 (unaudited))	6,566	6,566	6,566
Additional paid in capital	162,894	162,478	162,894
Accumulated other comprehensive income (loss)	(165)	(175)	116
Deficit accumulated during the development stage	(56,580)	(26,026)	(64,664)
Treasury stock (87,241 at December 31, 2002, 24,271 at December 31, 2001 and 70,796 at March 31, 2003 (unaudited))	(2,479)	(912)	(1,846)

	110,236	141,931	103,066

Total liabilities and shareholders’ equity	€121,658	€149,721	€113,028

See accompanying notes to the financial statements.

FIN-3

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

(In thousands of Euro, except per share and share amounts)

	Year ended December 31,			Amounts accumulated during the development stage at December 31, 2002	Period ended March 31,		Amounts accumulated during the development stage at March 31, 2003 (unaudited)
	2002	2001	2000		2003	2002
					(unaudited)	(unaudited)
Revenues:
Research grants	€5,493	€1,396	€78	€6,967	€56	€—	€7,023
Research services provided to third parties	65	90	1,045	3,111	109	—	3,220

Total revenues	5,558	1,486	1,123	10,078	165	—	10,243

Operating expenses:
Research and development	33,861	14,440	8,179	60,656	6,921	5,938	67,577
Selling, general and administrative	6,478	5,388	2,998	17,405	1,757	1,627	19,162
Amortization of purchased intangible assets	2	183	183	550	1	1	551

Total operating expenses	40,341	20,011	11,360	78,611	8,679	7,566	87,290

Loss from operations	(34,783)	(18,525)	(10,237)	(68,533)	(8,514)	(7,566)	(77,047)
Other income, net
Investment income	1,921	15	2	1,938	510	86	2,448
Interest income	2,502	6,506	1,158	10,129	239	993	10,368
Gains on foreign currency, net	174	39	41	254	19	7	273

Other income, net	4,597	6,560	1,201	12,321	768	1,086	13,089

Net loss	€(30,186)	€(11,965)	€(9,036)	€(56,212)	€(7,746)	€(6,480)	€(63,958)

Basic and diluted net loss per ordinary share	€(4.65)	€(1.83)	€(1.95)		€(1.20)	€(0.99)

Shares used in calculation of basic and diluted ordinary net loss per share	6,491,771	6,553,551	4,640,242		6,477,159	6,532,594

See accompanying notes to the financial statements

FIN-4

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

	Ordinary Shares		Additional paid-in capital(1)	Deficit accumulated during the development stage	Treasury Stock		Accumulated other comprehensive income/(loss)	Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance at January 1, 2000	3,646	€188	€6,994	€(5,025)	—	€—	€—	€2,157
Ordinary shares (€0.052) issued in March(2)	870	45	—	—	—	—	—	45
Shareholders’ contribution by Novuspharma Invest N.V.	—	—	8,723	—	—	—	—	8,723
Ordinary shares (€0.052) issued on November 11 (IPO)(2)	2,050	106	152,971	—	—	—	—	153,077
Net loss for the year ended December 31, 2000	—	—	—	(9,036)	—	—	—	(9,036)

Comprehensive loss	—	—	—	—	—	—	—	(9,036)

Balance at December 31, 2000	6,566	339	168,688	(14,061)	—	—	—	154,966
Increase in share capital and conversion of the same into Euro, as per shareholders’ resolution of 9 April 2001	—	6,227	(6,227)	—	—	—	—	—
Purchases of treasury stock	—	—	—	—	40	(1,546)	—	(1,546)
Sales of treasury stock	—	—	—	—	(16)	634	—	634
Gain on sales of treasury stock	—	—	2	—	—	—	—	2
Stock-based compensation	—	—	15	—	—	—	—	15
Unrealized losses on securities available-for-sale	—	—	—	—	—	—	(175)	(175)
Net loss for the year ended December 31, 2001	—	—	—	(11,965)	—	—	—	(11,965)

Comprehensive loss	—	—	—	—	—	—	—	(12,140)

Balance at December 31, 2001	6,566	6,566	162,478	(26,026)	24	(912)	(175)	141,931
Purchases of treasury stock	—	—	—	—	112	(3,045)	—	(3,045)
Sales of treasury stock	—	—	—	—	(49)	1,478	—	1,478
Loss on sales of treasury stock	—	—	(2)	(368)	—	—	—	(370)
Stock-based compensation	—	—	418	—	—	—	—	418
Unrealized gains on securities available-for-sale	—	—	—	—	—	—	10	10
Net loss for the year ended December 31, 2002	—	—	—	(30,186)	—	—	—	(30,186)

Comprehensive loss	—	—	—	—	—	—	—	(30,176)

Balance at December 31, 2002	6,566	6,566	162,894	(56,580)	87	(2,479)	(165)	110,236
Purchases of treasury stock (unaudited)	—	—	—	—	17	(259)	—	(259)
Sales of treasury stock (unaudited)	—	—	—	—	(33)	892	—	892
Loss on sales of treasury stock (unaudited)	—	—	—	(338)	—	—	—	(338)
Unrealized gains on securities available-for-sale (unaudited)	—	—	—	—	—	—	281	281
Net loss for three-month period ended March 31, 2003 (unaudited)	—	—	—	(7,746)	—	—	—	(7,746)

Comprehensive loss (unaudited)	—	—	—	—	—	—	—	(7,465)

Balance at March 31, 2003 (unaudited)	6,566	€6,566	€162,894	€(64,664)	71	€(1,846)	€116	€103,066

FIN-5

Amounts accumulated during the development stage

(in thousands)

	Ordinary Shares		Additional paid-in capital (1)	Deficit accumulated during the development stage	Treasury Stock		Accumulated other comprehensive income/(loss)	Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance at January 1, 1999 (date of inception)	2,000	€103	€(43)	€—	—	€—	€—	€60
Ordinary shares issued (€0.052)(2)	4,566	236	153,689	—	—	—	—	153,925
Increase in share capital and conversion of the same into Euro, as per shareholders’ resolution of 9 April 2001	—	6,227	(6,227)	—	—	—	—	—
Shareholders’ contributions	—	—	15,042	—	—	—	—	15,042
Purchase of treasury stock	—	—	—	—	87	(2,479)	—	(2,479)
Loss on sales of treasury stock	—	—	—	(368)	—	—	—	(368)
Stock-based compensation	—	—	433	—	—	—	—	433
Unrealized losses on securities	—	—	—	—	—	—	(165)	(165)
Net loss	—	—	—	(56,212)	—	—	—	(56,212)

Amounts accumulated during the development stage at December 31, 2002	6,566	6,566	162,894	(56,580)	87	(2,479)	(165)	110,236
Sales of treasury stock (unaudited)	—	—	—	—	(16)	633	—	633
Loss on sales of treasury stock (unaudited)	—	—	—	(338)	—	—	—	(338)
Unrealized gains on securities available-for-sale (unaudited)	—	—	—	—	—	—	281	281
Net loss (unaudited)	—	—	—	(7,746)	—	—	—	(7,746)

Amounts accumulated during the development stage at March 31, 2003 (unaudited)	6,566	6,566	162,894	(64,664)	71	(1,846)	116	103,006

Balance at March 31, 2003 (unaudited)	6,566	€6,566	€162,894	€(64,664)	71	€(1,846)	€116	€103,066

(1)	Net of issuing costs
(2)	Due to the conversion of share capital from Lira to Euro, par value increased from €0.052 to €1.00 (see note 9)

See accompanying notes to the financial statements.

FIN-6

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

(In thousands)

	Year ended December 31,			Amounts accumulated during the development stage at December 31, 2002	Period ended March 31,		Amounts accumulated during the development stage at March 31, 2003
	2002	2001	2000		2003	2002
					(unaudited)	(unaudited)	(unaudited)
Operating activities
Net loss	€(30,186)	€(11,965)	€(9,036)	€(56,212)	€(7,746)	€(6,480)	€(63,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,115	880	440	2,789	303	253	3,093
Employees’ leaving indemnity accrual	275	195	158	748	62	50	810
Bad debt provision accrual	42	82	—	144	—	—	144
Amortization of investment premium	76	15	—	91	39	11	130
Equity-based compensation expense	176	2	—	178	50	20	228
Loss (gain) on sale of investment securities	(255)	—	—	(255)	17	—	(238)
Changes in operating assets and liabilities:
Interest receivable	86	(367)	(702)	(983)	5	277	(978)
Accounts receivable, net	(121)	40	399	(300)	48	28	(252)
Prepaid expenses and other current assets	(1,642)	(1,205)	1,030	(2,903)	2,182	(307)	(721)
Other assets and deferred charges	(1,009)	(1,293)	(754)	(3,723)	(616)	(24)	(4,339)
Accounts payable	1,869	770	1,005	5,430	(3,663)	(770)	1,767
Accrued expenses	2,348	(721)	1,800	3,766	1,733	1,318	5,498
Deferred revenue	(966)	1,634	—	668	234	—	902

Total adjustments	1,994	32	3,376	5,650	394	856	6,044

Net cash used in operating activities	(28,192)	(11,933)	(5,660)	(50,562)	(7,352)	(5,624)	(57,914)

Investing activities
Purchases of securities available-for-sale	(22,057)	(43,685)	—	(65,742)	—	(2,008)	(65,742)
Proceeds from sales of securities	15,256	—	—	15,256	1,464	—	16,719
Purchases of property and equipment	(2,658)	(2,081)	(911)	(6,313)	(253)	(687)	(6,566)
Purchase of treasury stock	(3,045)	(1,546)	—	(4,591)	(259)	(1,176)	(4,849)
Sales of treasury stock	1,108	636	—	1,744	554	5	2,298
Purchase of business from Boehringer Mannheim S.p.A.	—	—	—	(898)	—	—	(898)

Net cash provided by (used in) investing activities	(11,396)	(46,676)	(911)	(60,544)	1,506	(3,866)	(59,038)

Financing activities
Proceeds from initial public offering, net of offering costs	—	—	153,077	153,077	—	—	153,077
Proceeds from increase in common stock	—	—	45	848	—	—	848
Shareholders’ contribution	—	—	8,723	15,043	—	—	15,043
Repayment of long-term obligations	(158)	(85)	(1,610)	(1,915)	(85)	(12)	(2,000)
Proceeds from long-term obligations	264	—	—	1,814	259	—	2,073

Net cash provided by (used in) financing activities	106	(85)	160,235	168,867	174	(12)	169,041

Net increase (decrease) in cash and cash equivalents	(39,482)	(58,694)	153,664	57,761	(5,672)	(9,502)	52,089
Cash and cash equivalents at beginning of period	97,342	156,036	2,372	99	57,860	97,342	99

Cash and cash equivalents at end of period	€57,860	€97,342	€156,036	€57,860	€52,188	€87,840	€52,188

See accompanying notes to the financial statements.

FIN-7

NOVUSPHARMA S.p.A.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO NOVUSPHARMA FINANCIAL STATEMENTS

December 31, 2002

1.    Description of Business and Summary of Significant Accounting Policies

Description of business, history and principal shareholders

Novuspharma S.p.A. (Novuspharma or the Company) is a development stage biopharmaceutical company focused on the treatment of cancer, both by modifying existing chemotherapies to make them more effective and less toxic and by developing completely novel therapeutics for treatment of the disease. The Company, with headquarters and a research facility in Bresso (Milan), Italy, began operations in 1999 following the spin-off of the oncology research and development department of Boehringer Mannheim Italia S.p.A. from F. Hoffman-La Roche.

The Company, originally formed on September 21, 1983, was dormant until December 31, 1998. Novuspharma S.p.A. began an operational structure on January 1, 1999, following the purchase of a business unit (made up of the assets and liabilities of the Boehringer Mannheim Italia S.p.A research centre).

In November 2000, ordinary shares of the Company were listed on the Italian Stock Market (Italian Nuovo Mercato).

The Company’s pipeline includes one investigational medicinal product currently in Phase III and Phase II clinical trials and two other medicinal products in Phase II clinical trials. As of July 8, 2003, the Company has three investigational advanced stage cytotoxics in the DNA intercalator family of molecules in clinical development:

•	Pixantrone is in Phase III clinical trials in indolent NHL, Phase II clinical trials in aggressive NHL and is expected to enter clinical trials in MS during the second half of 2003;

•	BBR 3576 is in Phase II clinical trials in HRPC; and

•	BBR 3438 is in Phase II clinical trials in ovarian cancer.

In addition to the advanced stage cytotoxics, Pixantrone and BBR 3576, the Company is also using its experience in cancer to build an early stage pipeline of antibodies and small molecules designed to attack tumors through novel mechanisms of action, which includes the following:

•	MT201, a fully human antibody targeting the Ep-CAM molecule, is in Phase I clinical trials, in collaboration with Micromet AG;

•	platinum compounds are in late pre-clinical development;

•	proteasome inhibitors are believed to be approximately two years from Phase I clinical trials, in collaboration with Cephalon, Inc.; and

•	HIF-1 inhibitors are believed to be approximately three years from Phase I clinical trials, in collaboration with the National Cancer Institute.

On December 31, 2002, the company’s investors with shareholdings of more than 2% were Novuspharma Invest N.V., owned by three venture capital companies Atlas Venture, Sofinnova and

FIN-8

3i Group (with a stake of between 25 and 30%), 3i Group Plc (with a stake of between 7.5 and 10%), HBM Bioventures Ltd. (with a stake of between 7.5 and 10%), Silvano Spinelli (with a stake of 3.7%) and Erich Platzer (with a stake of 2.1%).

Collaborative research

During 2002, the Company formed collaborations with leading academic institutions and biopharmaceutical companies for products in the research phase. In May 2002, Novuspharma signed an agreement with the U.S. biopharmaceutical company Cephalon, for the development of novel cancer therapeutics based on proteasome inhibition. This was followed by an agreement with the US National Cancer Institute in September 2002, focused on HIF-1a, a transcription factor known to be involved in a number of tumour processes and angiogenesis.

Significant accounting policies

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of repurchase agreements, carried at cost, which approximates market value.

Securities Available-for-Sale

The classification of debt securities available-for-sale is determined at the time of purchase. The Company’s investment portfolio is classified as available-for-sale and carried at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income and loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in investment income. Realized gains and losses interests and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method.

Portfolio risk

Novuspharma is subject to concentration of risk primarily from cash and cash equivalents that are placed with two major financial institutions. Under Novuspharma’s investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities.

Revenue recognition

Qualifying costs for certain research and development projects are partially reimbursed through research and development grants from the Ministero Istruzione Università Ricerca (“MIUR”), a department of the Italian government, and certain other governmental entities. Such amounts are recorded as revenue in the period the related costs are incurred, upon the formal approval of the respective grantor. Qualifying costs for which the Company has requested reimbursement but has not yet received payment are included in other current assets and advance payments received are included in deferred revenue. The Company recognized revenue related to research and development grants of € 5,493 thousand, € 1,396 thousand and € 78 thousand for the years ended December 31, 2002, 2001

FIN-9

and 2000, respectively, and € 56 thousand (unaudited) for the three-month period ended March 31, 2003 (no revenue was recognized for the unaudited three-month period ended March 31, 2002).

Revenue from research and development services provided to third parties is nonrefundable and is recognized upon completion of the services and acceptance by the customer. The Company recognized revenue of € 65 thousand, € 90 thousand and € 1,045 thousand for the years ended December 31, 2002, 2001 and 2000, respectively, and € 108 thousand (unaudited) for the three-month period ended March 31, 2003 (no revenue was recognized for the unaudited three-month period ended March, 31 2002), relating to research and development services provided to third parties.

Nonrefundable and noncreditable up-front payments received under license and collaboration agreements are recognized ratably over the period of the respective arrangement. Where the Company is obligated to provide specified future deliverables under a licensing agreement, a portion of the up-front payment equal to the fair value of the future deliverable is deferred until delivery occurs. Nonrefundable and noncreditable milestone payments received are recognized upon the completion of substantive milestones, as specified in the related agreements. License and collaboration agreements provide for royalties to be paid to the Company for future sales of product. To date, no up-front payments, milestones or royalties have been earned. Deferred revenue is comprised of cash received in advance of the related revenue being recognized.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial costs, contract and other outside service fees, and facilities and overhead costs. Research and development expenses consist of costs incurred for proprietary and collaboration research and development and also include activities such as product registries and investigator sponsored trials. Research and development costs are expensed as incurred. In instances where the Company enters into agreements with third parties for research and/or clinical trial activities, costs are expensed upon the earlier of when amounts are due or when services are performed.

Employees’ leaving indemnity

The Company’s employees are eligible for severance pay pursuant to Italian Law. The Company accrues a reserve for such employee termination liabilities, net of applicable advances, over the employees’ service periods. Amounts are based on compensation and on years of service.

The EITF reached a consensus in Issue No. 88-1 that entities may determine the vested benefit obligation either as the actuarial present value of the vested benefits to which the employee is entitled if he separates immediately (approach 1), or the actuarial present value of the vested benefits to which the employee is currently entitled, but based on the employee’s expected date of separation or retirement (approach 2). The Company has adopted approach 1.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Leasehold improvements are depreciated over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the date past and current assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the respective assets, determined to be between three and ten years.

FIN-10

The Company performs reviews of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount might not be recoverable.

Goodwill

On January 1, 2002, the Company adopted fully SFAS, 142, Goodwill and Other Intangible Assets. SFAS 142 requires that goodwill and indefinite life intangible assets no longer be amortized, but rather be tested for impairment annually, written down when impaired, and requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. The Company performed an impairment test of goodwill upon transition to SFAS 142 on January 1, 2002, and an annual impairment test in the fourth quarter of 2002, and found no impairment. The Company will continue to evaluate goodwill for impairment on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may be impaired. Net loss and net loss per share adjusted to exclude amortization expense are reported in note 2.

Other Intangible Assets

Other intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, determined to be three to five years.

The caption refers to industrial patents and similar rights related exclusively to the purchase of patent rights through the purchase on January 1, 1999 of the business consisting of all the assets and liabilities that make-up the Research Centre of Boehringer Mannheim Italia S.p.A.

The amortization expense of other intangible assets for the years ended December 31, 2002, 2001 and 2000 amounts to €2 thousand, €95 thousand and €95 thousand, respectively.

For the periods ended March 31, 2003 and 2002 (unaudited) the amortization expense of other intangible assets amounts to €1 thousand and €1 thousand respectively.

Stock-based Compensation

In accordance with SFAS 123, Accounting for Stock-Based Compensation, the Company elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB 25), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of common stock at the date of grant over the stock option exercise price. Any deferred compensation is recognized on a graded vesting method. Under the Company’s plans, stock options are generally granted at fair market value.

FIN-11

In accordance with the provisions of SFAS 123, the Company applies APB 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost for options granted with exercise prices equal to or greater than fair value. If the Company elected to recognize compensation cost based on the fair value of the options granted at the date of grant as prescribed by SFAS 123, net loss applicable to common shareholders and basic and diluted net loss per share would have been adjusted, or increased, as follows (in thousands, except per share amounts):

	Year ended December 31,			Period ended March 31,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net loss:
As reported	€(30,186)	€(11,965)	€(9,036)	€(7,746)	€(6,480)
Compensation cost recognized under APB 25	4	2	—	1	1
Compensation cost under SFAS 123	(385)	(161)	—	(411)	(81)

As adjusted	€(30,567)	€(12,124)	€(9,036)	€(8,156)	€(6,560)

Basic and diluted net loss per share:
As reported	€(4.65)	€(1.83)	€(1.95)	€(1.20)	€(0.99)
As adjusted	(4.71)	(1.85)	(1.95)	(1.26)	(1.00)

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123 and the EITF consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Treasury stock

The shareholders, at meetings held on April, 9 2001, and April 24, 2002, resolved to authorise the Board of Directors to purchase the Company’s own shares equivalent to no more than 10% of the Company’s share capital, and dispose of them at a time deemed suitable, for the purposes of:

•	making business agreements (new licences for compounds);

•	carrying out any extraordinary financial operations whenever needed;

•	establishing a stock option plan;

•	ensuring a certain trading volume and supporting the price within a strategy to stabilise the share price performance.

The cost of acquired stock is shown separately as a deduction from capital stock, additional paid-in capital, and accumulated deficit. Gains on sales of treasury stock are credited to additional paid-in capital and losses are charged to additional paid-in capital to the extent that previous net gains from sales or retirements of the same class of stock are included therein, otherwise to accumulated deficit.

During the year ended December 31, 2001, the Company acquired and sold treasury stock for a net amount of € 912 thousand and realized net gains on sales of treasury stock of € 2 thousand. During

FIN-12

the year ended December 31, 2002, the Company acquired and sold treasury stock for an amount of € 1,567 thousand leading to a total amount of treasury stock at December 31, 2002 of € 2,479 thousand. Moreover during 2002 the Company realized net loss on sales of treasury stock of € 370 thousand. During the unaudited three month period ended March 31, 2003 the Company acquired and sold treasury stock for an amount of € 633 thousand leading to a total amount of treasury stock at March 31, 2003 of € 1,846 thousand. Moreover during the unaudited first three months of 2003 the Company realized a net loss on sales of treasury stock of € 338 thousand.

Income taxes

In accordance with SFAS 109, Accounting for Income Taxes, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Liabilities are provided in full; assets are recognized to the extent that they are more likely than not to be recovered. The Company recognized a valuation allowance against the deferred tax assets to the extent that the recognition criteria have not been met.

Net Loss per Share

Basic net loss per share is calculated based on the net loss applicable to ordinary shareholders divided by the weighted average number of ordinary shares outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since the potential ordinary shares are antidilutive for all periods presented and, accordingly are excluded from the calculation of diluted net loss per share.

Other Financial Instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and other current assets, accounts payable and accrued liabilities approximate fair value due to their short maturities. Other assets and deferred charges include income tax credits and VAT receivables that do not have any fixed due date. Income tax credits will be used to off-set future income tax liabilities, and VAT receivables are used to off-set tax payables of the Company on behalf of its employees. Interest receivable includes accrued interest on cash and cash equivalents and on securities.

Transaction in foreign currency

Transactions in foreign currency are originally converted into Euro using the exchange rate ruling at the date of the transaction.

Exchange rate differences, which arise upon the receipt or payment of the amounts in foreign currency, are recognised in the statement of operations as Gains/losses on foreign currency. Outstanding receivables and payables in foreign currency at the period end are realigned to exchange rates ruling at the period end. Any exchange rate gains or losses arising from such realignment are stated in the profit and loss account under financial income and charges.

Segment information

The Company operates as a single business segment in Italy as defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

FIN-13

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2002, the Financial Accounting Standard Board (FASB) issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material impact on the Company’s financial position and results of operations.

In November 2002, the FASB issued interpretations (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements of periods ending after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company has no guarantees falling under the requirement and therefore no disclousure is needed.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of this Standard are effective for fiscal years ending after December 15, 2002 and have been incorporated into these financial statements and accompanying footnotes. The Company has elected to continue to follow the intrinsic value method of accounting as prescribed by APB 25, Accounting for Stock Issued to Employees, to account for employee stock options.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The adoption of FIN 46 is not expected to have a material impact on our financial position and results of operations.

FIN-14

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. Statement 149 has multiple effective date provisions depending on the nature of the amendment to Statement 133. The adoption of FASB 149 is not expected to have a material impact on our financial position and results of operations.

On May 15, 2003, the FASB issued FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of this Statement for the first fiscal period beginning after December 15, 2003. The adoption of FASB 150 is not expected to have a material impact on our financial position and results of operations.

Other Comprehensive Income (Loss)

SFAS 130, Reporting Comprehensive Income, requires unrealized gains and losses on securities available-for-sale to be included in other comprehensive income or loss.

Information regarding the components of accumulated other comprehensive income (loss) is as follows (in thousands):

	Year ended December 31,			Period ended March 31,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net unrealized gains (losses) on securities available for sale	€(165)	€(175)	€—	€116	€(742)

2.    Goodwill

Goodwill refers entirely to the excess of the price paid for the business over the fair value of its net assets upon its acquisition. Management believes this value will be recovered in the medium term on the basis of expected earnings.

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Changes in the net carrying amount of goodwill from January 1, 2000 until March, 31 2003 are as follows (in thousands):

Gross value (arising in 1999)	€439
Accumulated amortization as of December 31, 2001	(263)

Balance as of December 31, 2001	€176

Balance as of December 31, 2002 and March 31, 2003 (unaudited)	€176

Amortization expense of goodwill is as follows (in thousands):

	Year ended December 31,
	2002	2001	2000
Goodwill	€—	€88	€88

	€—	€88	€88

For both the unaudited three month periods ended March 31, 2002 and 2003 no goodwill amortization was recorded.

A reconciliation of previously reported net loss and net loss per share to the amounts adjusted for the exclusion of goodwill amortization follows (in thousands, except per share amounts):

	Year ended December 31,			Period ended March 31,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net loss	€(30,186)	€(11,965)	€(9,036)	€(7,746)	€(6,480)
Add back: Goodwill amortization	—	88	88	—	—

Adjusted net loss	€(30,186)	€(11,877)	€(8,948)	€(7,746)	€(6,480)

Basic and diluted net loss per share
Net loss	€(4.65)	€(1.83)	€(1.95)	€(1.20)	€(0.99)
Goodwill amortization	—	0.02	0.02	—	—

Adjusted net loss	€(4.65)	€(1.81)	€(1.93)	€(1.20)	€(0.99)

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3.    Securities available-for-sale

Securities available-for-sale consist of the following as of December 31, 2002 (in thousands):

Corporate bonds	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Corporate bonds with a fixed interest rate	€20,124	€202	€(162)	€20,164
Corporate bonds with a floating interest rate	9,492	1	(52)	9,441
Corporate bonds with a step up interest rate	1,000	—	(150)	850
Corporate bonds with equity portfolio linked	10,000	—	—	10,000

	40,616	203	(364)	40,455

Treasury bonds
CCT	10,032	—	(4)	10,028

	€50,648	€203	€(368)	€50,483

As of December 31, 2002, € 27,454 thousand of securities available-for-sale had contractual maturities of less than one year, while € 23,029 thousand had contractual maturities more than one year. Gross gains realized during 2002 were € 255 thousand.

Securities available-for-sale consist of the following as of December 31, 2001 (in thousands):

Monetary funds	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Monetary funds	€9,990	€50	€—	€10,040

Corporate bonds
Corporate bonds with a fixed interest rate	24,802	8	(184)	24,626
Corporate bonds with a floating interest rate	7,877	12	(17)	7,872
Corporate bonds with a step up interest rate	1,000		(44)	956

	33,679	20	(245)	33,454

	€43,669	€70	€(245)	€43,494

As of December 31, 2001 all securities available-for-sale had contractual maturities more than one year.

FIN-17

Securities available-for-sale consist of the following as of the unaudited period ended March 31, 2003 (in thousands):

Corporate bonds	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Corporate bonds with a fixed interest rate	€19,607	€272	€(100)	€19,779
Corporate bonds with a floating interest rate	8,507	65	—	8,572
Corporate bonds with a step up interest rate	1,000	—	(118)	882
Corporate bonds with equity portfolio linked	10,000	—	—	10,000

	39,114	337	(218)	39,233

Treasury bonds
CCT	10,015	—	(3)	10,012

	€49,129	€337	€(221)	€49,245

As of the unaudited period ended March 31, 2003, € 29,625 thousand of securities available-for-sale had contractual maturities of less than one year, while € 19,620 thousand had contractual maturities more than one year. Gross losses realized during the first quarter of 2003 were € 17 thousand (unaudited).

4.    Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31, 2002	December 31, 2001	March 31, 2003
Leasehold improvements(1)	€858	€148	€931
Software(2)	668	505	752
Plant and machinery(3)	4,108	2,763	4,171
Furniture and equipment(4)	1,221	1,094	1,249
Equipment acquired under capital leases (note 8)(5)	264	—	264

	7,119	4,510	7,367
Less: accumulated depreciation	(2,073)	(1,010)	(2,372)

	€5,046	€3,500	€4,995

(1)	Leasehold improvements refer to reconstruction work performed on new offices and laboratories.
(2)	Software refers to software licenses.
(3)	Plant and machinery refers to tools owned in the research laboratories and to the pilot formulation plant.
(4)	Furniture and equipment mainly include furnishings, electronic machinery and hardware.
(5)	Capital leases refer to laboratory equipment (note 8).

Depreciation expense recognized in the statements of operations for the years ended December 31, 2002, 2001 and 2000 amount to € 1,113 thousand, € 611 thousand and € 257 thousand, respectively.

FIN-18

Depreciation expense recognized in the statements of operations for the unaudited periods ended March 31, 2003 and 2002 amounts to € 303 thousand and € 252 thousand respectively.

5.    Accounts payable and accrued liabilities

Accounts payable consist of the following (in thousands):

	December 31, 2002	December 31, 2001	March 31, 2003
			(unaudited)
National suppliers	€1,360	€1,854	€959
Foreign suppliers	3,687	1,427	669
Tax payables	205	155	95
Social security payables	236	175	112
Others	18	26	7

	€5,506	€3,637	€1,842

Accrued liabilities consist of the following (in thousands):

	December 31, 2002	December 31, 2001	March 31, 2003
			(unaudited)
Employee compensation and related expenses	€709	€544	€783
Invoices to be received:
Research and development expenses	3,173	869	4,590
Selling, general and administrative expenses	186	216	390
Acquisition of property and equipment	—	67	12
Credit notes to be received from suppliers	(27)	(2)	—

	€4,041	€1,694	€5,775

6.    Deferred revenues

Deferred revenues consists of the advance payment of 20% of State grants to law 451/94 and “Decreto Ministeriale” (DM) 954/97. These amounts will be charged to the statement of operations on an accrual basis against research expenses incurred. Through March 31, 2003 (unaudited), no unearned up-front payments, milestones or royalties have been received.

Deferred revenues are as follows (in thousands).

	December 31, 2002	December 31, 2001	March 31, 2003
			(unaudited)
Law 451/94	€668	€1,634	€681
DM 954/97	—	—	221

Total deferred revenues	668	1,634	902
Less: current portion	668	966	902

Deferred revenues, less current portion	€—	€668	€—

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7.    Commitments and significant agreements

The Company leases office and laboratory space under operating leases. Rent expense amounted to € 1,126 thousand, € 965 thousand and € 672 thousand for the years ended December 31, 2002, 2001 and 2000, respectively and € 307 thousand and € 319 thousand for the unaudited three month periods ended March, 31 2003 and 2002, respectively.

Future minimum lease commitments for non-cancellable operating leases at December 31, 2002 are as follows (in thousands):

2003	€1,131
2004	1,086
2005	1,046
2006	1,031
2007	1,031

€5,325

In 2002, the Company entered into a capital lease agreement for laboratory equipment. Terms of the agreement are as follows:

•	Total amount financed: € 264 thousand;

•	First installment: € 26 thousand;

•	47 monthly installments: € 5 thousand;

•	Redemption price: € 26 thousand;

•	Expiration year: 2006.

On September 2, 2002, the Company entered into an agreement with Micromet AG (“Micromet”) to co-develop MT201, a fully human antibody. MT201 has recently concluded phase I clinical studies in hormone-refractory prostate cancer.

Under the terms of the agreement with Micromet, the Company made an up-front payment of € 4 million and will make total milestone payments of € 15 million over the next four years contingent upon the achievement of certain development result. Development costs up to € 10 million will be shared equally between the two companies, with the Company contributing 40% of the costs thereafter. In return, the Company will receive 40% of any MT201 revenue stream. The cost incurred by Novuspharma was € 5,630 thousand in 2002 and € 1,652 thousand during the unaudited three months ended March 31, 2003.

In May 2002 the Company entered into an agreement with Cephalon Inc., a US biotechnology company, to collaborate on the discovery and development of novel cancer therapies based on proteasome inhibition. Under this agreement the Company did not paid any upfront payment and will not pay any milestone payments but all the research and development costs, until proof of concept is achieved in patients, will be incurred by Novuspharma. Subsequent, development costs will be jointly supported by the two companies. Cephalon will retain marketing rights in the Americas and Japan, whereas Novuspharma will retain rights in Europe and the rest of the world. The cost incurred by Novuspharma for the Proteasome Inhibitors project was € 941 thousand in 2002 and € 258 thousand during the unaudited three months ended March 31, 2003.

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The Company has several agreements with Contract Research Organization (CRO), which have a duration greater than one year, for the development of the Company’s products from which significant commitments do not arise.

8.    Long-term obligations

Long-term obligations consists of the following (in thousands):

	December 31, 2002	December 31, 2001	March 31, 2003
			(unaudited)
Employees’ leaving indemnity	1,002	825	992
Capital lease obligations	€153	€—	140
Loan granted by “MIUR”	€—	€—	€259

	€1,155	€825	€1,391

Maturities of the long-term obligations related to the capital lease obligations, at December 31, 2002 are as follows (in thousands):

2004	€61
2005	61
2006	42
Less interest portion	(11)

€153

The loan granted in 2003 by “MIUR” is related to an agreement with the Italian Minister for Education, Universities and Research (MIUR) in order to finance research activities. This agreement foresees the furnishment, on the basis of the research and development costs presented, a total amount of € 4,622 thousand (equal to 95% of research and development budgeted costs) composed as follows:

•	€ 2,289 thousand, equal to 47% of the total amount, as facilitated interest bearing loan;

•	€ 2,543 thousand, equal to 53% of the total amount, as a research grant.

During the first quarter of 2003, the Company received a payment related to the research grant amounting to € 508 thousand, that was recorded against receivables recorded at December 31, 2002 for € 287 thousand and as deferred revenue for the remainder.

Moreover, during the first quarter of 2003, the Company received the first portion of the facilitated interest-bearing loan for an amount of € 259 thousand.

The MIUR loan has repayment terms from 2008 to 2012.

9.    Capital stock

Ordinary shares and additional paid-in capital

The share capital underwritten and paid at January 1, 2000 was € 188 thousand, and consisted of 3,646 thousand ordinary shares with a par value of € 0.052 each.

FIN-21

The increase in share capital of a maximum of € 1,549,371, resolved by the shareholders at an extraordinary meeting held on November 25, 1999, was partially underwritten and paid in March and April 2000 for a total of 870 thousand ordinary shares amounting to € 45 thousand of capital stock. The shareholders, at the general meeting of 18 April 2000, resolved to withdraw the remaining part of the share capital increase that was not underwritten by April 14, 2000. As a consequence, issued shares increased from 3,646 thousand to 4,516 thousand.

On November 2000, the Company completed a placement of 2,050 thousand ordinary shares resulting in net proceeds of € 153,077 thousand, of which € 152,971 was recorded as additional paid in capital. As a consequence, issued shares increased from 4,516 thousand to 6,566 thousand.

The shareholders resolved at a meeting held on April 9, 2001 to convert the capital stock from Lira to Euro and at the same time increase the nominal value of shares from € 0.052 to € 1 through using the additional paid-in capital. As a consequence, capital stock increased from € 339 thousand to € 6,566 thousand.

During 2001, additional paid-in capital increased by € 2 thousand due to realized gains on sales of treasury stock, by € 15 thousand due to the recognition of stock-based compensation and by € 8,723 thousand due to the shareholders’ contribution consisting of contributions paid by the majority shareholder, Novuspharma Invest N.V., in order to increase equity and to cover losses.

During 2002, additional paid-in capital decreased by € 2 thousand due to realized losses on sales of treasury stock and increased by € 418 thousand due to the recognition of stock based compensation.

Treasury stock

In May 2001, the Company introduced a plan for the purchase and sale of its own shares, in accordance with a resolution made by shareholders on April 9, 2001.

Treasury stock as of December 31, 2001 amounted to 24,271 shares (approximately 0.37% of existing stock) acquired at an average price of € 37.56 each and was recognized as a reduction of shareholders’ equity of € 912 thousand.

The shareholders, at a meeting held on April 24, 2002, authorized the Board of Directors to purchase treasury stock equivalent to no more than 10% of Company share capital. As of December 31, 2002, the Company owned 87,241 of its own shares (approximately 1.3% of existing share capital), worth an average purchase price of approximately € 28.42 each. The amount of € 2,479 thousand was recognized as a reduction of shareholders’ equity.

As at March 31, 2003 the Company owned 70,796 of its own shares (approximately 1.1% of existing share capital), worth an average purchase price of approximately € 26.08 each. The amount of € 1,846 thousand was recognized as a reduction of shareholders’ equity.

10.    Stock options

At a meeting held on April 18, 2000 shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 67,770 by issuing 67,770 ordinary shares with a nominal value of €1 each to service future stock option plans in favour of employees of the Company. The regulations of the stock option plan had already been approved by the Board of

FIN-22

Directors. As at December 31, 2002, 67,770 stock options have been granted to Company employees. The exercise price ranges from of € 20.75 to € 35.67. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

At a meeting held on April 9, 2001, shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 200,000 by issuing 200,000 ordinary shares with a nominal value of €1 each to service future stock option plans. With regard to this share capital increase, the Board of Directors approved two different regulations, (one for Company employees and one for consultants and Board Members) and at December 31, 2002 and at March 31, 2003, 130,500 and 188,000 stock options have been granted respectively. The exercise price ranges from € 20.21 to € 34.60. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

At a meeting held on April 24, 2002, shareholders resolved to grant powers to the Board of Directors to increase share capital by a maximum amount of € 250,000 issuing 250,000 ordinary shares with a nominal value of € 1 each to service future stock option plans. Subsequent to which Board of Directors agreed the details of the issue. At December 31, 2002 no stock options had yet been granted. In the unaudited quarter ended March 31, 2003, 104,500 stock options have been assigned with an exercise price of € 22.79. The increase in share capital to service the plan will be made in different annual tranches starting from 2004, according to the requests to exercise option rights received from the beneficiaries of the plan.

The movements incurred in the stock option plans since January 1, 2001 are as follows:

	Outstanding stock options	Weighted average exercise price per share
Balance January 1, 2001	—
Granted	65,550	€34.98

Balance December 31, 2001	65,550	34.98
Granted	160,720	29.21
Canceled	(8,000)	34.04

Balance December 31, 2002	218,270	30.77
Granted (unaudited)	153,000	21.63
Canceled (unaudited)	(20,000)	32.32

Balance March 31, 2003 (unaudited)	351,270	€26.70

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The outstanding stock options as at December 31, 2002 detailed by exercise price and period are as follows:

	Exercise period		Total options outstanding	Weighted average fair value at grant date
Exercise prices	Year 2004	Year 2005
€20.21	5,500	3,500	9,000	€19.04
€20.75	28,500	15,220	43,720	20.08
€32.32	39,400	17,600	57,000	31.32
€33.58	2,500	1,200	3,700	37.74
€34.04	11,000	4,500	15,500	32.76
€34.60	50,000	—	50,000	32.62
€35.67	27,775	11,575	39,350	33.81

	164,675	53,595	218,270

The outstanding stock options as at March 31, 2003 (unaudited) detailed by exercise price and period are as follows:

	Exercise period			Total options outstanding	Weighted average fair value at grant date
Exercise prices	Year 2004	Year 2005	Year 2006
€14.29	3,000	—	—	3,000	€15.63
€19.75	50,000	—	—	50,000	19.31
€20.21	5,500	3,500	—	9,000	19.04
€20.75	28,500	15,220	—	43,720	20.08
€22.79	—	50,000	50,000	100,000	19.31
€32.32	25,400	11,600	—	37,000	31.32
€33.58	2,500	1,200	—	3,700	37.74
€34.04	11,000	4,500	—	15,500	32.76
€34.60	50,000	—	—	50,000	32.62
€35.67	27,775	11,575	—	39,350	33.81

	203,675	97,595	50,000	351,270

SFAS 123 encourages, but does not require, entities to adopt the fair value method of accounting for their stock-based compensation plans. Under this method, compensation cost for stock-based compensation plans is measured at the grant date based on the fair value of the award and is recognized over the vesting period. Proforma information regarding net loss and net loss per share required by SFAS 123 as disclosed in Note 1 has been determined as if the Company had accounted for our employee options under the fair value method of SFAS 123. As the Company’s stock options are Bermudan call options, the fair value has been determined using an extension of the Cox–Rubenstein option pricing model.

During the year ended December 31, 2001, in connection with the granting of certain options to employees, the Company recorded € 15 thousand of deferred stock compensation representing the difference between the exercise price and the fair value of our ordinary shares on the measurement date of 3,700 options. This amount was recognized as deferred charges and will be charged to statements of operation upon the vesting period of 46 months. In connection with these options, the Company recognized stock compensation expense of € 2 thousand during 2001, € 4 thousand during 2002 and € 1 thousand during the unaudited three-month period ended March 31, 2003.

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In accordance with EITF 96-18, all equity instruments issued to non-employees are accounted for at the estimated fair value of the equity instruments. The value of the instrument is amortized to expense over the vesting period with final valuation measured on the vesting date. During 2002, options to acquire 50,000 ordinary shares, were accounted for based on their estimated fair values. In connection with these options the Company recognized stock compensation expense of € 172 thousand during 2002 and € 49 thousand during the unaudited three-month period ended March 31, 2003. As the Company’s stock options are Bermudan call options, the fair value has been determined using an extension of the Cox–Rubenstein option pricing model.

11.    Net loss per share

Basic and diluted net loss per share is calculated using the average number of ordinary shares outstanding (average number of ordinary shares issued net of the average number of treasury stock owned by the Company during the period) as follows (in thousands, except share and per share amounts):

	Year ended December 31,			Period ended March 31,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Net loss	€(30,186)	€(11,965)	€(9,036)	€(7,746)	€(6,480)

Weighted average ordinary shares outstanding	6,491,771	6,553,551	4,640,242	6,477,159	6,532,594

Net loss per share:
Basic and diluted	€(4.65)	€(1.83)	€(1.95)	€(1.20)	€(0.99)

The reconciliation between the weighted average ordinary shares issued and the weighted average ordinary shares outstanding are as follows:

	Year ended December 31,			Period ended March 31,
	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Weighted average ordinary shares issued	6,566,200	6,566,200	4,640,242	6,566,200	6,566,200
Weighted average treasury stock owned	(74,429)	(12,649)	—	(89,041)	(33,606)

Weighted average ordinary shares outstanding	6,491,771	6,553,551	4,640,242	6,477,159	6,532,594

The following potentially dilutive ordinary shares were excluded from the computation of net loss due to their effect was antidilutive.

	Year ended December 31,			Period ended March 31,
Stock option	2002	2001	2000	2003	2002
				(unaudited)	(unaudited)
Stock options	218,270	65,550	—	351,270	137,550

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12.    Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recognizes a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

The components of net deferred taxes are as follows:

	December 31, 2002	December 31, 2001
Deferred tax assets:
Accumulated tax loss carry forwards	€21,315	€10,435
Intangible assets	1,131	2,560
Inventory	981	6
Other assets and deferred charges	126	3

Gross deferred tax assets	23,553	13,004
Less valuation allowance	(23,479)	(12,982)

	74	22
Deferred tax liabilities:
Securities	(74)	(22)

Gross deferred tax liabilities	(74)	(22)

Net deferred tax assets	€—	€—

As of December 31, 2002, the Company had tax loss carry-forwards of approximately € 62,691 thousand, as indicated in the table below (amounts in thousands).

Loss carry forwards	Amount	Tax rate (34%)	Expiration year
1999	€4,681	€1,592	2004
2000	9,455	3,215	2005
2001	16,555	5,628	2006
2002	32,000	10,880	2007

	€62,691	€21,315

13.    Related party disclosure

In April 2002, Novuspharma acquired the full rights to a research programme focused around the discovery of inhibitors of Hypoxia Inducible Factor (HIF-1a) from Prolifix Ltd., a UK based biotechnology Company. This acquisition is to be considered an operation between related parties as two of the principal shareholders of Novuspharma (3i and Atlas Venture—through Novuspharma Invest N.V.) at the time of acquisition, were also shareholders of Prolifix. Management believes that the amount paid (€ 1.4 million) was in line with the market value of a project at this stage of development.

The co-development agreement with Micromet (described in note 7) is also to be considered an operation between related parties as one of the principle shareholders of Novuspharma (Atlas

FIN-26

Venture—through Novuspharma Invest N.V.) is also a shareholder of Micromet and Dr. Erich Platzer, Novuspharma’s Chairman, is also the Chairman of Micromet’s Board of Directors. The value of the deal was evaluated by a non-related Board Members directors and confirmed by an independent consultancy firm jointly appointed by Novuspharma and Micromet.

14.    Subsequent events

On June 16, 2003, the Company entered into an agreement and plan of merger with Cell Therapeutics, Inc. (“CTI”), a public company listed on the NASDAQ National Market, which contemplates that the Company will merge with and into CTI in a stock-for-stock exchange. The merger agreement, which has been approved by the boards of directors of both companies, provides that the Company’s shareholders will receive 2.45 shares of newly issued CTI common stock in exchange for each Novuspharma ordinary share. Under Italian law, the Company’s shareholders could exercise a rescission right as the registered office of Novuspharma will move outside Italy. Shareholders that properly exercise their rescission rights will be entitled to receive a cash payment for their Novuspharma ordinary shares, which cash payment is determined by averaging the closing price for a Novuspharma ordinary share on the Italian Nuovo Mercato over the six months prior to the date on which the Company’s shareholders approve the merger.

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APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CELL THERAPEUTICS, INC.

AND

NOVUSPHARMA, S.p.A.

DATED

AS OF

JUNE 16, 2003

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 16, 2003, by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and Novuspharma, S.p.A., an Italian joint stock company (“Novuspharma”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts and understandings:

A.    The respective Boards of Directors of CTI and Novuspharma have each approved the transactions contemplated by this Agreement, subject to the terms and conditions herein, and have granted to their respective officers or managing directors, as applicable, the relevant powers to execute this Agreement.

1.    The Board of Directors of CTI has resolved, among other things, to: (i) approve the draft merger plan (progetto di fusione) in the form set forth on Schedule A attached hereto (together with the attachments thereto, including an English translation approved and reasonably accepted by each of CTI and Novuspharma (the “Merger Plan”)); (ii) recommend to its shareholders the approval of the issuance of shares of CTI Common Stock (as hereinafter defined) in the merger contemplated by this Agreement and the Merger Plan pursuant to which Novuspharma will merge into CTI (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Business Corporation Act of the State of Washington, as amended (the “WBCA”) and the Italian Civil Code, as amended, and any other applicable provision of Italian law (“Italian Law”); (iii) convene the CTI Shareholders’ Meeting (as defined in Section 5.1(f) hereof); (iv) apply, promptly following the Shareholder Approvals (as defined in Recital C below), to the Borsa Italiana S.p.A. (the “Borsa Italiana”) for the listing on the Nuovo Mercato of the shares of common stock, no par value per share, of CTI (“CTI Common Stock”) and to the Commissione Nazionale per le Società e la Borsa, the Italian securities regulatory commission (“CONSOB”), for the registration of the relevant Listing Particulars (as defined in Section 5.1(a) hereof); (v) notify the National Association of Securities Dealers (“NASD”) on the appropriate form prior to the consummation of the Merger of the issuance and listing on the Nasdaq National Market of the shares of CTI Common Stock to be issued as Merger Consideration (as defined in Section 1.7(b) hereof) and (vi) carry out any action necessary in order to accomplish the foregoing objectives and to consummate the Merger and the other transactions contemplated hereby.

2.    The Board of Directors of Novuspharma has resolved to: (i) approve the Merger Plan; (ii) recommend to its shareholders the approval of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA and Italian Law; (iii) convene the Novuspharma Shareholders’ Meeting (as defined in Section 5.1(f) hereof); (iv) cooperate with CTI with respect to CTI’s application to the Borsa Italiana for the listing on the Nuovo Mercato of the shares of CTI Common Stock and to CONSOB for the registration of the relevant Listing Particulars; and (v) carry out any actions necessary in order to accomplish the foregoing objectives and to consummate the Merger and the other transactions contemplated hereby.

As a consequence of the Merger, each ordinary share, nominal value One Euro (Euro 1) per share, of Novuspharma (the “Novuspharma Ordinary Shares”) (other than Novuspharma Ordinary Shares, if any, to be cancelled in accordance with Section 1.7(a) hereof and Rescission Shares (as defined in

Section 1.10 hereof)) shall be converted in accordance with Section 1.7(b) of this Agreement into that number of shares of CTI Common Stock representing the Merger Consideration.

B.    The Merger, the Merger Plan, and certain of the transactions contemplated by this Agreement must be approved by the holders of at least two-thirds (66 2/3%) of the Novuspharma Ordinary Shares present at the Novuspharma Shareholders’ Meeting, provided that the quorum required for the Novuspharma Shareholders’ Meeting shall consist of more than one-half (50%) of the outstanding Novuspharma Ordinary Shares as of the relevant record date during the first call, more than one-third (33 1/3%) of the outstanding Novuspharma Ordinary Shares as of the relevant record date during the second call, and more than one-fifth (20%) of the outstanding Novuspharma Ordinary Shares as of the relevant record date during the third call (the “Novuspharma Shareholder Approval”).

C.    The Merger and the Merger Agreement must be approved by a majority of the outstanding shares of CTI Common Stock (the “CTI Shareholder Approval” and, together with the Novuspharma Shareholder Approval, the “Shareholder Approvals”).

D.    Immediately after the execution and delivery of this Agreement by Novuspharma, (i) CTI and each of the shareholders of Novuspharma listed on Schedule B attached hereto (“Novuspharma Significant Shareholders”) shall enter into a voting agreement (each, a “Novuspharma Shareholder Voting Agreement”) in substantially the form attached hereto as Exhibit A-1 or Exhibit A-2, and (ii) Novuspharma and each of the shareholders of CTI listed on Schedule C attached hereto (“CTI Significant Shareholders”) shall enter into a voting agreement (each, a “CTI Shareholder Voting Agreement” and together with the Novuspharma Shareholder Voting Agreement, the “Shareholder Voting Agreements”) in substantially the form attached hereto as Exhibit B-1 or Exhibit B-2; and (iii) CTI and each of the prospective shareholders of the Surviving Corporation listed on Schedule D attached hereto is entering into a shareholders’ agreement (the “Shareholders’ Agreement”) in substantially the form attached hereto as Exhibit C; and the effectiveness of the Shareholders’ Agreement shall be subject to and conditioned upon the consummation of the Merger.

E.    Immediately after the execution of this Agreement by Novuspharma, CTI and the employees of Novuspharma listed on Schedule E attached hereto (“Continuing Employees”) shall enter into employment agreements reasonably satisfactory to CTI (the “Employment Agreements”).

F.    As a condition and inducement to each party’s willingness to enter into this Agreement, CTI shall obtain the listing of the CTI Common Stock on the Nuovo Mercato, and, in furtherance thereof, CTI shall, inter alia, (i) apply to the Borsa Italiana for the listing on the Nuovo Mercato of the shares of CTI Common Stock and apply to CONSOB for the registration of the relevant Listing Particulars (subject to Schedule J), (ii) notify the NASD prior to the issuance and listing on the Nasdaq National Market of the shares of CTI Common Stock issued as Merger Consideration, and (iii) carry out any other actions or activity reasonably required pursuant to Italian Law in order to accomplish such listings and Novuspharma shall cooperate with CTI in carrying out such actions. The effectiveness of the listing of the shares of CTI Common Stock on the Nuovo Mercato and the newly issued shares of CTI Common Stock on the Nasdaq National Market is intended to occur simultaneously.

G.    For Italian income tax purposes, it is intended that the Merger shall constitute a tax-neutral transaction for Novuspharma and for holders of Novuspharma Ordinary Shares resident in Italy, except for transfers made pursuant to Section 1.9 or 1.10 below. It is understood that (i) CTI shall establish an Italian Branch, qualifying as a permanent establishment for Italian tax purposes (the “Italian

Branch”), prior to the Closing (as defined in Section 1.2 below) and appoint an Italian legal representative (“Institore”), (ii) at the Effective Time (as defined in Section 1.3 below) the assets (or a portion thereof) of the Surviving Corporation that were owned by Novuspharma immediately prior to the Effective Time shall be attributed to the Italian Branch, and (iii) within one hundred twenty (120) days after the Effective Time, CTI shall cause the assets (or a portion thereof) of the Italian Branch to be contributed to a wholly-owned subsidiary of the Surviving Corporation in the form of a S.r.l. (the “Italian Subsidiary”) in exchange for all of the quotas of capital stock of the Italian Subsidiary.

H.    As a condition and inducement to Novuspharma’s willingness to enter into this Agreement, the parties agree that, (i) as of the Effective Time, the individuals set forth on Schedule G attached hereto shall become directors of the Surviving Corporation (as defined in Section 1.1 below), and (ii) upon the contribution of the assets (or a portion thereof) of the Italian Branch to the Italian Subsidiary, the directors of the Italian Subsidiary shall be as set forth on Schedule H attached hereto.

I.    Concurrently with the execution and delivery of this Agreement, the parties shall announce the Merger to the public and to the relevant securities authorities in compliance with Applicable Laws (as defined in Section 2.4).

J.    CTI and Novuspharma desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA and Italian Law, Novuspharma shall be merged with and into CTI at the Effective Time. Following the Merger, the separate corporate existence of Novuspharma shall cease and CTI shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations as well as the assets and liabilities of Novuspharma in accordance with the WBCA and Italian Law.

1.2     Closing.    The Closing of the Merger shall take place at a date and time to be agreed between the parties, which shall be no later than the fifth business day after satisfaction or waiver by the relevant party or parties of the last of the conditions set forth in Article VI (the “Closing Date”), at the offices of Studio Notarile Marchetti, Via Agnello 18, Milan, Italy, before the Italian notary public, Mr. Piergaetano Marchetti or any other notary public of his office (the “Italian Notary Public”), unless another Italian notary public, time, date or place is mutually agreed upon in writing by the parties hereto. For purposes of this Agreement, the “Closing” shall mean the execution and delivery of all relevant legal and contractual documentation required hereunder and under each of the WBCA and Italian Law to properly consummate the Merger, including the merger deed, drafted in the Italian language and signed by the parties before the Italian Notary Public (together with an English translation thereof approved, and reasonably accepted and countersigned by the parties, (the “Merger Deed”)).

1.3     Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on or after the Closing, the parties shall file (a) appropriate Articles of Merger with the Secretary of State of Washington in accordance with Chapter 23B.11.050 and any other relevant provisions of the WBCA (the “Articles of Merger”) and (b) the Merger Deed with the Companies’ Register in Milan, Italy. The parties shall make all other filings and recordings required by the WBCA and Italian Law in connection with the Merger. The Merger shall become effective immediately prior to the first trading date on the Nuovo Mercato of the shares of CTI Common Stock, or at such other time as CTI and Novuspharma shall agree should be specified in the Articles of Merger, the Merger Deed or other appropriate documents (such date and time, or such other date or time as may be set forth therein, being the “Effective Time”). The parties intend that the Effective Time shall be as soon as practicable after the later to occur of (x) the filing of the Articles of Merger with the Secretary of State of Washington and (y) the recording of the Merger Deed or other appropriate documents on the Companies’ Register in Milan, Italy. The accounting and fiscal effects of the Merger shall take place as of the Effective Time.

1.4     Effects of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the WBCA and Italian Law, including, without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Novuspharma shall vest in the Surviving Corporation and all debts, liabilities and duties of Novuspharma shall become the debts, liabilities and duties of the Surviving Corporation.

1.5     Articles of Incorporation and Bylaws.    At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be as set forth in Exhibit D and Exhibit E attached hereto (which shall also be attached to the Merger Plan), until thereafter changed or amended as provided therein or by Applicable Laws.

1.6     Directors; Operations following the Merger.

(a)  The Board of Directors of CTI shall take all actions necessary such that effective as of immediately following the Effective Time, the Board of Directors shall be as set forth in Schedule F attached hereto until the earlier of the resignation or removal of any individual listed on Schedule F attached hereto or designated in accordance with this Section 1.6(a) or until their respective successors are duly elected and qualified, as the case may be, in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law. The Board of Directors of the Surviving Corporation shall be classified at Closing with approximately one-third of the members of the Board elected each year, and each Board member’s class designation shall be as set forth in Schedule F attached hereto.

(b)  At the Effective Time, the Institore of the Italian Branch shall be as set forth in Schedule I attached hereto until the earlier of such Italian Branch Manager’s resignation or removal or until such Italian Branch Manager’s respective successor is duly elected and qualified, as the case may be, in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, and the Institore shall have the powers set forth in such Schedule for so long as he is the Institore. Upon the contribution of the assets of the Italian Branch into the Italian Subsidiary, the Board of Directors, and certain of the officers of the Italian Subsidiary shall be as set forth in Schedule H attached hereto until the earlier of the resignation or removal of any individual listed on Schedule H or designated in accordance with this Section 1.6(b) or until their respective successors are duly elected and qualified, as the case may be, in the manner provided in the

Articles of Association and Bylaws of the Italian Subsidiary (which Bylaws shall be substantially in the form attached hereto as Exhibit F or as otherwise provided by law.

1.7     Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of CTI, the following shall occur:

(a)    Cancellation of Novuspharma Treasury Stock; Cancellation of Novuspharma Owned Shares of CTI Common Stock.    Each Novuspharma Ordinary Share that is owned by Novuspharma immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no consideration shall be delivered with respect thereto. Each share of CTI Common Stock that is owned by Novuspharma immediately prior to the Effective Time, if any, shall automatically be cancelled at the Effective Time. Novuspharma and, after the Effective Time, the Surviving Entity shall take or cause to be taken all actions necessary in order to accomplish such cancellations.

(b)    Conversion of Novuspharma Ordinary Shares.

(i)  Each Novuspharma Ordinary Share issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with Section 1.7(a) hereof and Rescission Shares), shall be converted, subject to Section 1.10 of this Agreement, into 2.45 (the “Exchange Ratio”) shares of CTI Common Stock (the “Merger Consideration”). The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or pro rata distribution of securities convertible into CTI Common Stock), reorganization, recapitalization, reclassification or other like changes with respect to CTI Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(ii)  As of the Effective Time, all such Novuspharma Ordinary Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each book-entry position with depositary intermediaries participating to Monte Titoli S.p.A. (“Monte Titoli”) previously representing any such shares shall thereafter represent the shares of CTI Common Stock into which such Novuspharma Ordinary Shares were converted in the Merger in accordance with this Section 1.7(b). The holders of such book-entry positions with depositary intermediaries participating in Monte Titoli previously evidencing such Novuspharma Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Novuspharma and such Novuspharma Ordinary Shares as of the Effective Time. Such book-entry positions previously representing Novuspharma Ordinary Shares shall be exchanged for book-entry positions representing whole shares of CTI Common Stock issued as Merger Consideration, without interest, in accordance with the terms of this Agreement. As of the Effective Time, each share of CTI Common Stock issued as Merger Consideration shall be entitled to the same rights, preferences and privileges as other shares of CTI Common Stock, including dividend rights. No fractional shares of CTI Common Stock shall be issued, but in lieu thereof, the provisions of Section 1.9 shall apply.

(c)  Novuspharma Stock Options.    Each and every Novuspharma Stock Option outstanding under the Novuspharma Stock Option Plan (as defined in Section 2.10 hereof) immediately prior to the Effective Time shall be treated in the manner set forth in Section 5.4 hereof.

(d)  No Effect on CTI Common Stock.    At and after the Effective Time, each share of CTI Common Stock issued and outstanding immediately prior to the Effective Time (except for any shares of CTI Common Stock owned by Novuspharma, which shall be cancelled pursuant to Section 1.7(a) above) shall remain an issued and outstanding share of CTI Common Stock and shall not be affected by the Merger.

1.8     Exchange of Shares.    The exchange procedure shall be carried out through the centralized depositary system managed by Monte Titoli and in accordance with the applicable provisions of Italian Law (including, but not limited to, Italian Legislative Decree no. 213 of June 24, 1998) and the standard operating procedures adopted by Monte Titoli. Novuspharma and CTI shall take all actions necessary or useful in order to accomplish the exchange, including, as soon as reasonably practicable after the Effective Time, CTI shall take all necessary steps in order to issue and deliver the shares of CTI Common Stock to be issued pursuant to Section 1.7(b) hereof in exchange for Novuspharma Ordinary Shares and cash or shares of CTI Common Stock, as the case may be, sufficient to pay cash in lieu of fractional shares in accordance with Section 1.9 hereof (collectively, the “Exchange Fund”). Except as contemplated by this Section 1.8, the Exchange Fund shall not be used for any other purposes. Novuspharma acknowledges that Novuspharma shall be responsible for delivering to Monte Titoli the relevant instructions regarding the Exchange Ratio, the Effective Time and any other information that Monte Titoli may require in connection with the exchange procedure, and CTI will cooperate with Novuspharma in such respect should Novuspharma reasonably request. Such instructions shall be given by Novuspharma prior to or on the Closing Date.

1.9     No Fractional Shares.

(a)  No fractional shares of CTI Common Stock shall be issued upon the conversion or exchange of Novuspharma Ordinary Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of CTI.

(b)  Within ten (10) days following the Shareholder Approvals, CTI and Novuspharma shall select and enter into an agreement (in form and substance reasonably satisfactory to both parties) with a financial intermediary which participates in Monte Titoli or a bank designated by the parties to act as exchange agent (the “Exchange Agent”). CTI, Novuspharma and the Exchange Agent shall determine suitable procedures for the treatment of fractional shares of CTI Common Stock issued in respect of Novuspharma Ordinary Shares in the Merger in accordance with market practice in Italy and with the rules and practice of Monte Titoli. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with dealing with any such fractional shares of CTI Common Stock. In addition, the Surviving Corporation shall pay the Exchange Agent’s compensation and expenses in connection with dealing with any such fractional shares of CTI Common Stock.

1.10     Rescission Shares.    Notwithstanding Section 1.7 hereof or any other provision of this Agreement, if the Merger is consummated pursuant to the terms and conditions of this Agreement and the WBCA and Italian Law, Novuspharma Ordinary Shares outstanding immediately prior to the Effective Time and held by a holder who has exercised and perfected his or her rescission rights in accordance with Italian Law and who does not subsequently withdraw such exercise or abandon such right (the “Rescission Shares”), shall not be converted into or exchanged for the Merger Consideration, but, effective as of the Effective Time or at any other time determined by Novuspharma and CTI in accordance with Applicable Laws, the holders of Rescission Shares shall be entitled to receive cash per Novuspharma Ordinary Share equal to the Average Closing Price (as defined below). The effective payment of the cash consideration for the rescission right will be made immediately following the closing by the Surviving Entity since the effective exercise of the rescission right will be subject to the consummation of the Merger. For purposes of this Section 1.10, “Average Closing Price” means the average closing price for a share of Novuspharma Ordinary Shares on the Nuovo Mercato during the six (6) months prior to the date of the Novuspharma Shareholder Approval. Novuspharma shall set aside, in a bank account instituted by Novuspharma for such purposes, amounts in cash to be potentially paid in respect of Rescission Shares and Novuspharma shall give CTI and its counsel prompt notice of any demands for rescission rights received by Novuspharma or its counsel from the holders of Novuspharma Ordinary Shares or their nominees. Upon payment of the amounts due in respect of the Rescission Shares pursuant to this Section 1.10, the Rescission Shares and book-entry positions representing Rescission Shares shall automatically be cancelled and any holder thereof shall cease to have any rights with respect thereto, including as a shareholder of the Surviving Corporation.

1.11     Return of the Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former shareholders of Novuspharma for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any such former shareholders of Novuspharma who have not theretofore complied with any instructions provided to them in connection with the exchange of Novuspharma Ordinary Shares for shares of CTI Common Stock shall thereafter seek recourse only from the Surviving Corporation for payment of their claim for CTI Common Stock. None of CTI, Novuspharma, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Novuspharma Ordinary Shares for any shares of CTI Common Stock or cash otherwise deliverable or payable to any holder of Novuspharma Ordinary Shares properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

1.12     No Further Ownership Rights in Novuspharma Ordinary Shares.    All shares of CTI Common Stock issued in accordance with the terms of this Article I (including any cash paid pursuant to Section 1.9 or 1.10 hereof) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Novuspharma Ordinary Shares. At the Effective Time, the stock transfer books of Novuspharma shall be closed, and there shall be no further registrations of transfers of Novuspharma Ordinary Shares thereafter on the records of Novuspharma.

1.13     Associated Rights.    References in this Agreement to CTI Common Stock shall include, unless the context requires otherwise, the associated Preferred Stock Purchase Rights (“Rights”) issued pursuant to that certain Rights Agreement dated as of November 11, 1996, by and between CTI and Harris Trust Company of California, as amended by that certain First Amendment to Rights Agreement, dated November 20, 2002 between CTI, Harris Trust Company of California and Computershare Investor Services, LLC (as amended, the “Rights Plan”).

1.14     Further Assurances.    Immediately after the Effective Time, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name of and on behalf of either CTI or Novuspharma, any deeds, bills of sale, assignments or assurances or other acts or things necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights (including, without limitation, the right to collect damages for past infringement of Intellectual Property (as defined in Section 2.13(a) hereof) or other rights), privileges, powers, franchises, properties or assets of either of CTI or Novuspharma or (b) otherwise to carry out the purposes of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NOVUSPHARMA

Except as set forth on the Disclosure Schedules (provided that an item on such Disclosure Schedules shall be deemed to qualify only the particular section or sections of this Article II specified for such item, unless it is reasonably apparent that the disclosure or statement in one section of the Disclosure Schedules should apply to one or more sections thereof) delivered by Novuspharma to CTI prior to the execution of this Agreement (the “Novuspharma Disclosure Schedules”), Novuspharma represents and warrants to CTI as follows:

2.1     Organization, Standing and Corporate Power.    Novuspharma is a joint stock company duly organized, validly existing and in good standing under the laws of Italy and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Novuspharma is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not be reasonably likely to have a material adverse effect (as defined in Section 8.3 hereof) on Novuspharma. The corporate records and minute books of Novuspharma have been maintained in accordance with all applicable requirements and are true, correct and complete in all respects, except as would not be reasonably likely to have a material adverse effect on Novuspharma. Novuspharma has delivered or made available to CTI true, correct and complete copies of its Articles of Association and Bylaws, as amended to the date hereof.

2.2     Capital Structure.    As of the date hereof, the authorized capital stock of Novuspharma consists of 6,566,200 Novuspharma Ordinary Shares, of which all of such shares are issued, subscribed, paid-in and outstanding and are represented by a book-entry position with depositary intermediaries participating to Monte Titoli. The rights, preferences and privileges of Novuspharma Ordinary Shares are as stated in Novuspharma’s Articles of Association and in the applicable Italian Laws. On April 18, 2000, the extraordinary shareholders meeting of Novuspharma granted (pursuant to art. 2443 of the Italian Civil Code) to Novuspharma’s Board of Directors the power to reserve up to 67,770 Novuspharma Ordinary Shares for issuance pursuant to the Novuspharma Stock Option Plans. On April 9, 2001, the extraordinary shareholders meeting of Novuspharma granted (pursuant to art. 2443 of the Italian Civil Code) to Novuspharma’s Board of Directors the power to reserve 200,000 Novuspharma Ordinary Shares for issuance pursuant to the Novuspharma Stock Option Plans. On April 24, 2002, the extraordinary shareholders meeting of Novuspharma granted (pursuant to art. 2443 of the Italian Civil Code) to Novuspharma’s Board of Directors the power to reserve 250,000 Novuspharma Ordinary Shares for issuance pursuant to the Novuspharma Stock Option Plans. All issued and outstanding Novuspharma Ordinary Shares and all Novuspharma Ordinary Shares which may be issued upon the exercise of Novuspharma Stock Options are or will be duly authorized, validly issued, fully paid and nonassessable. No issued or outstanding Novuspharma Ordinary Shares are subject to or were issued in violation of any preemptive rights, or were issued in violation of applicable securities laws. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Novuspharma may vote (“Voting Debt”) is issued or outstanding as of the date hereof. As of the date of this Agreement, except as set forth above, there are no outstanding shares of capital stock of, or other equity or voting interests in, Novuspharma, or securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which

Novuspharma is a party or by which it is bound obligating Novuspharma to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting interests in Novuspharma, Voting Debt or other securities (whether voting or otherwise) of Novuspharma or to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 2.2(a) of the Novuspharma Disclosure Schedules, there are no outstanding contractual obligations of Novuspharma (1) restricting the transfer of, (2) affecting the voting rights of (including, without limitation, voting trusts, voting agreements or irrevocable proxies), (3) requiring the repurchase, redemption or disposition of, (4) requiring the registration for sale of, or (5) granting any preemptive or antidilutive right with respect to, any Novuspharma Ordinary Shares or any Novuspharma Stock Options. Novuspharma has delivered or made available to CTI and its counsel copies of all documents listed on Schedule 2.2(a) of the Novuspharma Disclosure Schedules. The execution and delivery of this Agreement and the agreements contemplated hereby to which Novuspharma is a party do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof will not, give rise to any preemptive or antidilutive right of any person with respect to Novuspharma Ordinary Shares or any Novuspharma Stock Options. Except as set forth in Schedule 2.2(b) of the Novuspharma Disclosure Schedules, from the close of business on December 31, 2002 to and including the date hereof, no Novuspharma Ordinary Shares or other capital stock or other securities (whether voting or otherwise) of Novuspharma have been issued or will be issued or transferred from Novuspharma’s treasury. Novuspharma does not own, directly or indirectly, any capital stock or other equity or voting interests in, or other securities (whether voting or otherwise) or other ownership interest in any corporation, partnership, limited partnership, limited liability company, joint venture or other entity. There are no options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Novuspharma is a party or by which it is bound obligating Novuspharma to acquire or underwrite any capital stock or other equity or voting interests in, or any other securities of, any corporation, partnership, limited partnership, limited liability company, joint venture or other entity. Except as set forth on Schedule 2.2(c) of the Novuspharma Disclosure Schedules, Novuspharma owns no shares of CTI Common Stock and since April 4, 2003 has not purchased or sold any Novuspharma Ordinary Shares.

2.3     Authority.    Novuspharma has the requisite corporate power and authority to enter into this Agreement and, subject to the Novuspharma Shareholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Novuspharma at a meeting of directors duly called and held: (a) resolved that the Merger and the Merger Plan are advisable and fair and in the best interests of Novuspharma and its shareholders; (b) approved the Merger Plan; (c) resolved to enter into this Agreement (granting the managing director of Novuspharma) with the relevant corporate powers) and to recommend approval of the Merger and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WBCA and Italian Law to the holders of Novuspharma Ordinary Shares; (d) granted a director all necessary powers in order for the Novuspharma Shareholders Meeting to be called as soon as necessary pursuant to this Agreement and (e) directed that the Merger and the Merger Plan be submitted for the relevant approval of the holders of the Novuspharma Ordinary Shares. The financial statements of Novuspharma as of December 31, 2002 were approved at the ordinary shareholders’ meeting of Novuspharma held on April 24, 2003. The execution and delivery of this Agreement and the consummation by Novuspharma of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Novuspharma, subject only to the Novuspharma Shareholder Approval. This Agreement has been duly executed and delivered by Novuspharma and constitutes a valid and binding obligation of Novuspharma, enforceable against

Novuspharma in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

2.4     Consents and Approvals; No Violations.    Except as set forth on Schedule 2.4 of the Novuspharma Disclosure Schedules, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, any Novuspharma Material Contract (as defined in Section 2.15 hereof), or to loss of a material benefit under, or result in the creation of any pledge, claim, restriction on transfer, charge, lien, encumbrance, right of first refusal, option or security interest of any kind or nature whatsoever (“Lien”) upon any of the properties or assets of Novuspharma; (b) conflict with or result in any violation of or default under the Articles of Association and Bylaws of Novuspharma; (c) conflict with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, commitment, instrument, undertaking, permit, concession, franchise, license or other legally binding arrangement or understanding (“Contracts”) applicable to Novuspharma or its properties or assets, (d) conflict with or violate any license, permit or other instrument or Contract granted by, or entered into with, a Regulatory Agency (as defined in Section 2.12(e) below); (e) conflict with or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to the right of termination, cancellation or acceleration of any obligation pursuant to, any grant or subsidized loan received by Novuspharma from any Italian, European Union (“EU”) or other Governmental Entity, including, without limitation, the Italian Ministry of Scientific Research and Technology (Ministero dell’Universita e della Ricerca Scientifica e Tecnologica / Ministero dell’Istruzione e della Ricerca or “MURST/MIUR”) (collectively, the “Grants and Subsidies”); or (f) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or Governmental Entity (each a “Judgment”), or any statutes, laws, ordinances, rules or regulations (together with any Judgments, “Applicable Laws”) issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and applicable to Novuspharma or its properties, other than, in the case of foregoing clauses (a), (c), (d), (e) or (f), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) be reasonably likely to have a material adverse effect on Novuspharma, (y) impair in any material respect the ability of Novuspharma to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Italian, United States, EU or other foreign court, administrative or regulatory agency or commission (including any Regulatory Agencies) or other governmental authority or agency, (a “Governmental Entity”), is required by Novuspharma in connection with the execution and delivery of this Agreement by Novuspharma or the consummation by Novuspharma of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, as may be required of or with the United States Federal Trade Commission and/or the United States Antitrust Division of the Department of Justice (the “Specified Agencies”) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing with CONSOB of this Agreement, the Shareholder Voting Agreements, the Information Document (as defined in Section 5.1(b) hereof), the minutes from the Novuspharma Shareholders’ Meeting and certain other documents as required under Italian Law relating to the Merger, (iii) the filing with the United States Securities and Exchange Commission (the “SEC”) of such reports under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing with the Borsa Italiana of the Information Document and certain other documents relating to the Merger, (v) the filing, publication and recordation of the Merger Deed or other appropriate documents and notices with the Companies’ Register at the Italian Chamber of Commerce in Milan, Italy, (vi) the filing of the Articles of Merger with the Secretary of State of Washington in accordance with the relevant provisions of the WBCA, (vii) such filings and consents as may be required under any environmental, health or safety law or regulation (including any rules and regulations of the United States Food and Drug Administration (the “FDA”) and any consent of MURST/MIUR) pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated hereby, each of which is set forth in Schedule 2.4 of the Novuspharma Disclosure Schedules, (viii) such consents, approvals or authorizations as set forth in Schedule 2.4 of the Novuspharma Disclosure Schedules and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings required by Applicable Laws, the failure of which to be obtained or made would not, in the case of this clause (ix), individually or in the aggregate, (x) be reasonably likely to have a material adverse effect on Novuspharma, (y) impair in any material respect the ability of Novuspharma to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

2.5     Publicly Filed Documents; Financial Statements.

(a)  Since November 9, 2000, Novuspharma has timely filed and published with the CONSOB and the Borsa Italiana all required reports, forms and other documents (the “CONSOB Documents”). As of their respective dates, the CONSOB Documents were prepared in accordance and complied in all material respects with the requirements of Italian Law and the rules and regulations of the Borsa Italiana and the CONSOB promulgated thereunder and applicable to such CONSOB Documents, and none of the CONSOB Documents contained any untrue, incorrect or incomplete statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any CONSOB Document has been revised or superseded by a later-filed CONSOB Document filed and publicly available prior to the date of this Agreement, none of the CONSOB Documents contains any untrue, incorrect or incomplete statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The audited financial statements of Novuspharma included in the CONSOB Documents (together with the notes thereto, the “Novuspharma Audited Financial Statements”) and the unaudited financial statements of Novuspharma included in the CONSOB Documents (the “Novuspharma Unaudited Financial Statements” and, together with the Novuspharma Audited Financial Statements, the “Novuspharma Financial Statements”): (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the CONSOB and the Borsa Italiana with respect thereto; (ii) have been prepared in accordance with Italian accounting principles as prescribed by Italian Law (“Italian GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (iii) fairly present the financial position of Novuspharma as and at the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein); and (iv) in the case of the Novuspharma Audited Financial Statements, have been duly audited by KPMG S.p.A. in accordance with Italian Law. Except as required by Italian GAAP, Novuspharma has not, since November 9, 2000, made any change in the accounting practices or policies applied in the preparation of the Novuspharma Financial Statements. The quarterly report of Novuspharma contained in the CONSOB Documents as of March 31, 2003 is hereinafter referred to as the “Novuspharma Balance Sheet” and March 31, 2003 is hereinafter referred to as the “Novuspharma Balance Sheet Date.” The books and records of Novuspharma have been, and are being, maintained in all material respects in accordance with Italian GAAP and other applicable legal and accounting requirements. Except as set forth on the Novuspharma Financial Statements and for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Novuspharma Balance Sheet Date that are not, individually or in the aggregate, material to Novuspharma, Novuspharma has (i) no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Italian GAAP to be recognized or disclosed on the Novuspharma Financial Statements, and (ii) no liabilities or obligations of any nature (whether accrued, contingent or otherwise) that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Novuspharma. No basis exists that would require, and to Novuspharma’s knowledge, no circumstance exists that would be reasonably likely to require Novuspharma to restate any of the Novuspharma Financial Statements.

(c)    Other than in connection with this Agreement and the transactions contemplated hereby, Novuspharma is not or has never been subject to any filing or other reporting requirements under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, or the rules and regulations of the SEC promulgated thereunder. During all periods covered by the Novuspharma Financial Statements, (i) to Novuspharma’s knowledge, a majority of the outstanding voting securities of Novuspharma were not held by residents of the United States, (ii) a majority of the executive officers and directors of Novuspharma were not citizens of the United States, (iii) a majority of the assets of Novuspharma were located outside United States, and (iv) a majority of Novuspharma’s business was administered outside of the United States.

2.6     Disclosure.    None of the information supplied by Novuspharma specifically for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 5.1(a) hereof), will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement (as defined in Section 5.1(a) hereof) will, at the date the Proxy Statement is first mailed to CTI’s shareholders or at the time of the CTI Shareholders’ Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Information Document and the Listing Particulars will, at the date they are first filed with the Borsa Italiana and the CONSOB, respectively, or, in the case of the Information Document, made available at Novuspharma’s registered office in Bresso, Italy, or at the time of the Novuspharma Shareholders’ Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Novuspharma, its officers or directors shall occur which is required to be described in the Proxy Statement, the Registration Statement, the Information Document or the Listing Particulars, (1) Novuspharma shall promptly advise CTI of such event, and (2) if required by Applicable Law, Novuspharma shall promptly file an appropriate amendment or supplement thereto with the CONSOB or the Borsa Italiana, and, as required by Applicable Law, disseminate such amendment or supplement to the shareholders of Novuspharma; provided, however, that, subject to the requirements of Italian securities laws, in no event shall Novuspharma make any disclosure without the prior written consent of CTI if doing so would violate or cause a violation of United States securities laws or any other Applicable Laws. The Information Document will comply as to form in all material respects with the rules and regulations of the CONSOB and the Borsa Italiana. Notwithstanding the foregoing, no representation or warranty is made by Novuspharma with respect to statements made or incorporated by reference in the Information Document based on information supplied by CTI specifically for inclusion or incorporation by reference therein.

2.7    A bsence of Certain Changes or Events.    Except as set forth in Schedule 2.7 of the Novuspharma Disclosure Schedules and except for this Agreement and the documents executed in connection herewith and the transactions contemplated thereby, (a) since the Novuspharma Balance Sheet Date and through the date of this Agreement, (i) Novuspharma has conducted its business only in the ordinary course of business consistent with past practice, (ii) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in case, stock or property) in respect of, any of Novuspharma’s capital stock, or any purchase, redemption or other acquisition by Novuspharma of any of its capital stock or any other securities of Novuspharma or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) Novuspharma has not acquired or agreed to acquire any assets other than in the ordinary course of business consistent with past practice and (iv) there has not been any split, combination or reclassification of any of Novuspharma’s capital stock, and (b) since the Novuspharma Balance Sheet Date through the date of this Agreement (i) Novuspharma has not incurred any liability or obligation (indirect, direct or contingent), that is not in the ordinary course of business or that would, individually or in the aggregate, result in a material adverse effect on Novuspharma, (ii) Novuspharma has not sustained any material damage, destruction or loss, whether or not covered by insurance, and (iii) there has been no event, circumstance or development that would be reasonably likely to have a material adverse effect on Novuspharma.

2.8     Taxes.

(a)  Novuspharma has timely filed the Italian, local or non-Italian tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time and all such returns and reports are true, correct and complete in all material respects. Novuspharma has timely paid and discharged any and all taxes shown to be due on such returns. The most recent Novuspharma Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with Italian GAAP the Novuspharma tax situation for all taxable periods and portions thereof through the date of such Novuspharma Financial Statements, including, but not limited to, an adequate reserve for taxes.

(b)  No claim or deficiency for any taxes has been proposed, threatened in writing or assessed by any Italian, United States or other taxing authority or agency (including, without limitation, the United States Internal Revenue Service (the “IRS”)) against Novuspharma which would be reasonably likely to have a material adverse effect upon Novuspharma. As of the date hereof, no requests for refunds or waivers of the time to assess any taxes have been granted or are pending. As of the date hereof, no audit or examination with respect to taxes is presently in progress and Novuspharma has not received in writing a notice of audit or examination or similar inquiry with respect to taxes.

(c)  Novuspharma has withheld and/or paid over to the proper governmental authorities all material taxes required to have been withheld and/or paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(d)  Copies of (i) any tax examinations, (ii) extensions of statutory limitations for the collection or assessment of taxes, and (iii) the tax returns of Novuspharma for the last five (5) fiscal years have been made available to CTI.

(e)  There are (and, as of immediately following the Effective Time, there will be) no material Liens on the assets of Novuspharma relating to or attributable to taxes, except for Liens for taxes not yet due.

(f)  To Novuspharma’s knowledge, there is no basis for the assertion of any claim relating to or attributable to taxes that, if adversely determined, would result in any Lien on the assets of Novuspharma or otherwise have a material adverse effect on Novuspharma.

(g)  Novuspharma is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and Novuspharma has not assumed the tax liability of any other person under Contract, or pursuant to Applicable Law.

(h)  As used in this Agreement, “taxes” shall include all (i) Italian, United States and other income, property, sales, transfer, payroll, employment, VAT, IRPEG, excise and other taxes (including IRAP), of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto and (ii) any liability for the payment of any amount described in clause (i) of this Section 2.8(h) as a result of being a member of an affiliated, consolidated, combined, unitary or any other similar group for any period.

(i)  As of the date hereof, Novuspharma’s tax basis in its assets for purposes of determining its future amortization, depreciation and other Italian income tax deductions is accurately reflected on Novuspharma’s tax books and records, as the case may be.

(j)  As of the date hereof, the tax losses of Novuspharma are existing and valid pursuant to Applicable Law.

2.9     Actions and Proceedings.    Except as set forth on Schedule 2.9 of the Novuspharma Disclosure Schedules, as of the date hereof, there is no suit, action, investigation, audit or proceeding in any Italian, United States, EU or other jurisdiction, including, without limitation, any product liability claim, pending or, to the knowledge of Novuspharma, threatened in writing against Novuspharma or its management that, individually or in the aggregate, would be reasonably likely to

(a) have a material adverse effect on Novuspharma, or (b) have a material adverse effect on the ability of Novuspharma to perform its obligations under this Agreement.

2.10     Certain Agreements.    Except as set forth on Schedule 2.10 of the Novuspharma Disclosure Schedules, there are no stock option, stock appreciation rights, restricted stock, stock purchase or other equity-based plan or agreement that Novuspharma maintains or to which Novuspharma is a party (collectively, the “Novuspharma Plans”). Novuspharma is not a party to any oral Novuspharma Plans. A true, correct and complete copy of each Novuspharma Plan, including, without limitation, the stock option regulations approved by the shareholders’ meetings dated April 18, 2000, April 9, 2001 and April 24, 2002 and the minutes of the Board of Directors of Novuspharma dated February 27, 2001, November 13, 2001 and December 11, 2002 (the “Novuspharma Stock Option Plan”), has been made available to CTI and its counsel. As of the date of this Agreement, Schedule 2.10 of the Novuspharma Disclosure Schedules sets forth a true, correct and complete list of all holders of options to purchase Novuspharma Ordinary Shares (“Novuspharma Stock Options”) or other Novuspharma equity-based awards, grant dates, number of shares subject to awards, vesting and exercisability schedule and exercise price. As of the date of this Agreement, except as set forth on Schedule 2.10 of the Novuspharma Disclosure Schedules, Novuspharma is not a party to any written or unwritten agreement or plan, including any Novuspharma Plan, any of the benefits of which will be increased by, the vesting or exercisability of the benefits of which will be accelerated by, or the value of any of the benefits of which will be calculated on the basis of, any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events. No holder of any Novuspharma Stock Options or Novuspharma Ordinary Shares granted in connection with the performance of services for Novuspharma, is or will be entitled to receive cash from Novuspharma in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events (other than, in the case of holders of Novuspharma Ordinary Shares, any Rescission Shares and cash in lieu of fractional shares). Novuspharma is not a party or subject to any termination benefits agreement (or arrangement) or severance agreement (or arrangement) or employment agreement (or arrangement), either alone or upon the occurrence of any additional or further acts or events, which would be triggered by the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 2.10 of the Novuspharma Disclosure Schedules.

2.11     Employee Benefits; Social Security.

(a)  Schedule 2.11(a) of the Novuspharma Disclosure Schedules lists all Novuspharma Plans, employee benefit plans and all other collective bargaining agreements or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plans, arrangements or understandings, whether written or unwritten (collectively, “Novuspharma Benefit Plans”) currently maintained, or contributed to, or required to be maintained or contributed to, by Novuspharma, or with respect to which Novuspharma has any material liability, including, without limitation, all employment agreements with the Continuing Employees and all employment, termination, change in control, severance or other Contracts for the benefit of any current or former employees, officers or directors of Novuspharma that require any material future performance or obligation by Novuspharma. Novuspharma has delivered to, or made available for review by, CTI, true, complete and correct copies of all Novuspharma Benefit Plans, the most recent plan summary distributed to employees with respect to each such plan for which a summary was prepared, and any and all trust agreements and group annuity contracts regarding any such plan. The Novuspharma

Benefit Plans have been administered in accordance with their terms and have been properly accrued and reflected in the Novuspharma Financial Statements, except in each case as, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma. Novuspharma and all such Novuspharma Benefit Plans are in compliance with applicable provisions of Italian Law except for failures that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma or the occurrence of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. Except as set forth in Schedule 2.11(a) of the Novuspharma Disclosure Schedules, the consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional or further act or event, will not result in an increase in any payment or an increase in the amount of compensation or benefits or accelerate the vesting, exercisability or timing of any benefits payable to or in respect of any employee or former employee, director, consultant or other independent contractor of Novuspharma or the beneficiary or dependent of any such person or entity. The most recent Novuspharma Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with Italian GAAP all Novuspharma Benefit Plan obligations accrued or payable (contingent or otherwise) by Novuspharma for all taxable periods and portions thereof through the date of such Novuspharma Financial Statements.

(b)  Except as disclosed in Schedule 2.11(b) of the Novuspharma Disclosure Schedules, Novuspharma has no material liabilities for which an adequate reserve has not been provided for in the Novuspharma Financial Statements, pursuant to any Novuspharma Benefit Plan, including, without limitation, any nonqualified deferred compensation plan or an excess benefit plan.

(c)  Novuspharma has timely filed, within the times and in the manner prescribed by Italian Law, all social security returns and social security reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time, and all such returns and reports are true, correct and complete in all material respects. Novuspharma has timely paid and discharged all social security contributions due from them, other than such social security contributions as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent Novuspharma Financial Statements filed prior to the date of this Agreement and publicly available. The most recent Novuspharma Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with Italian GAAP all social security contributions payable by Novuspharma for all taxable periods and portions thereof through the date of such Novuspharma Financial Statements.

(d)  As of the date hereof, no claim or deficiency for any social security contributions has been proposed, threatened in writing, asserted or assessed by any Italian social security authority or agency against Novuspharma which would be reasonably likely to have a material adverse effect upon Novuspharma and no requests for refunds or waivers of the time to assess any social security contributions are pending.

(e)  Novuspharma has withheld and timely paid over to the proper governmental authorities all social security contributions required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee.

(f)  Copies of (i) any social security examinations, (ii) extensions of statutory limitations for the collection or assessment of social security contributions, and (iii) the social security returns of Novuspharma for the last five fiscal years have been made available to CTI.

(g)  There are no material Liens on the assets of Novuspharma relating to or attributable to social security contributions, except for Liens for social security contributions not yet due.

(h)  To Novuspharma’s knowledge and as of the date hereof, there is no basis for the assertion of any claim relating to or attributable to social security contributions that, if adversely determined, would result in any Lien on the assets of Novuspharma or otherwise have a material adverse effect on Novuspharma.

(i)  As used in this Agreement, “social security contributions” shall include all social security contributions, of any nature whatsoever, as well as any statutory insurance (whether payable directly or by withholding), together with any interest and penalties, additions to social security contribution or additional amounts imposed with respect thereto.

2.12     Compliance with Applicable Laws.

(a)  Novuspharma has in effect all material Italian, United States, EU and other foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary, under Applicable Laws in effect on the date hereof, for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default individually or in the aggregate would not be reasonably likely to have a material adverse effect on Novuspharma. Novuspharma is not in violation of and has no liabilities, whether accrued, absolute, contingent or otherwise, under any Applicable Laws, except for violations of or liabilities under Applicable Laws which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma or the occurrence of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. As of the date hereof, to Novuspharma’s knowledge, there is no pending proceeding for the revocation, withdrawal or limitation of any Permit, nor has Novuspharma received any written notice of the initiation of any such proceeding, nor to Novuspharma’s knowledge, are there any circumstances or facts that will cause the denial, limitation or revocation of any Permit for which an application has been submitted. Novuspharma is in compliance in all material respects with law no. 675 of December 31, 1996, as subsequently amended and relevant implementation decrees.

(b)  Novuspharma is, and has been in compliance with applicable Environmental Laws, except for noncompliance which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma. The term “Environmental Laws” as used in this Section 2.12 means any Italian or other Applicable Laws relating to: (i) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (iii) protection of the environment; or (iv) employee health and safety.

(c)  During the period of ownership or operation by Novuspharma of any of its current or previously owned or leased properties, or to Novuspharma’s knowledge, during any period of prior ownership, there have been no violations of Environmental Laws relating to Hazardous Material, including releases in, on, under or affecting such properties or, to the knowledge of Novuspharma, any surrounding site, except in each case for those which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma. To Novuspharma’s knowledge, Novuspharma has not shipped any Hazardous Material to any disposal site for which it is subject to any liability. As used in this Section 2.12, “Hazardous Material” means (i) contaminants, medical wastes, hazardous or infectious wastes, radioactive or toxic materials or materials that are otherwise a danger to health or the environment or capable of damage to property, including without limitation, PCBs, asbestos, urea-formaldehyde, ozone depleting substances, and all the substances listed as hazardous or dangerous substances pursuant to Applicable Laws, but excluding office and janitorial supplies, (ii) petroleum, including crude oil and any fractions thereof, and (iii) natural gas, synthetic gas and any mixtures thereof.

(d)  Novuspharma is in material compliance with the Applicable Laws, rules and regulations of the Borsa Italiana. Novuspharma has not received any written notice that the Borsa Italiana has commenced or threatened to initiate any actions to delist the Novuspharma Ordinary Shares listed on the Nuovo Mercato. Novuspharma has provided or made available and, after the date hereof, will provide or make available to CTI and its counsel, prior to the Closing Date, copies of all material correspondence between Novuspharma and the Borsa Italiana.

(e)  Novuspharma is in compliance in all material respects with all (i) Applicable Laws relating to the evaluation, testing (including clinical testing), research, experimentation, marketing and sale of drug products, in whatever stage of development, to the extent such laws are applicable to Novuspharma, including, without limitation, the United States Food, Drug and Cosmetics Act, as amended (the “FDCA”), (ii) rules and regulations of any and all applicable Italian, United States, EU and other foreign regulatory agencies, including, without limitation, the Ministry of Health in Italy, the European Agency for the Evaluation of Medical Products (“EMEA”), and the FDA (collectively, “Regulatory Agencies”), to the extent such rules and regulations are applicable to it and its activities, and (iii) product applications (including Investigational New Drug Applications, (“INDs”) or the EU equivalent) which have been approved by a Regulatory Agency under which Novuspharma has experimented, researched, studied, tested, manufactured, marketed or sold any pharmaceutical or drug products on or after November 9, 2000. All manufacturing research and clinical and non-clinical testing activities conducted by Novuspharma have been and are being conducted in material compliance with current regulations relating to Good Manufacturing Practice, Good Clinical Practice, Good Laboratory Practice, the reporting of adverse events, the filing of reports and security promulgated by the FDA and other EU and Italian Regulatory Agencies, as and if applicable.

(f)  Schedule 2.12(f) of the Novuspharma Disclosure Schedules sets forth a complete and accurate list of the clinical products that are being developed, tested, manufactured, marketed, distributed or sold by Novuspharma as of the date of this Agreement.

(g)  Novuspharma possesses approval or allowance by the applicable Regulatory Agency of all material investigational or registered product applications as are currently legally required and are necessary for the conduct of its business as now being conducted; a list of all material investigational or registered product applications and similar regulatory filings (including INDs) is attached hereto as Schedule 2.12(g) of the Novuspharma Disclosure Schedules, true, correct and complete copies of which (including all supplements and amendments) have been provided or made available by Novuspharma to CTI and its counsel.

(h)  Schedule 2.12(h) of the Novuspharma Disclosure Schedules sets forth a true, complete and accurate list of (i) Notices of Adverse Finding (or EU equivalent), (ii) Regulatory Agency inspectional observations, and (iii) Warning Letters or other correspondence from any Regulatory Agency in which the Regulatory Agency asserted that the operations of Novuspharma or its agents acting on its express authority may not be in compliance with Applicable Laws, in each case received by Novuspharma or its agents, acting on its express authority, and the response of Novuspharma or its agents acting on its express authority to such Regulatory Agency’s notice, in the case of each of (i) through (iii), since January 1, 2000. True and complete copies of such correspondence have heretofore been provided or made available to CTI and its counsel.

(i)  Except as set forth on Schedules 2.12(g) and 2.12(h) of the Novuspharma Disclosure Schedules, as to each drug of Novuspharma for which a product application has been approved by, or an IND (or EU equivalent) has been filed with, the applicable Regulatory Agency, the applicant and all persons performing operations covered by the application are in compliance in all material respects with all applicable Italian, United States and other foreign rules and regulations, as the case may be, including, without limitation, the requirements of the FDCA and the implementing regulations of the FDA, respectively, and all terms and conditions of the application.

(j)  To Novuspharma’s knowledge, neither Novuspharma nor any officer or employee of Novuspharma has made an untrue statement of a material fact or fraudulent statement to any Regulatory Agency or other Governmental Entity, failed to disclose a material fact required to be disclosed to the Regulatory Agency or other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be likely to provide a basis for the Regulatory Agency or other Governmental Entity to invoke FDA’s policy (or any similar EU or Italian policy) respecting Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither Novuspharma, nor, to the knowledge of Novuspharma, any officer, or employee of Novuspharma has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 35a(a) or any similar EU or Italian law or regulation, or for which debarment is authorized by 21 U.S.C. § 55a(b) or any similar EU or Italian law or regulation.

(k)  Novuspharma has made available to CTI and its counsel copies of any and all material written correspondence between Novuspharma and any Regulatory Agencies within the last three (3) years.

(l)  Except as set forth on Schedule 2.12(l) of the Novuspharma Disclosure Schedules, at no time has Novuspharma, any person on behalf of Novuspharma, or any Regulatory Agency suspended, or, to Novuspharma’s knowledge, threatened in writing to suspend, clinical trials of any of Novuspharma’s product candidates based upon the exposure, or potential exposure, of participants in the clinical trials to unacceptable health risks or otherwise.

(m)  Except as set forth on Schedules 2.12(m) of the Novuspharma Disclosure Schedules, Novuspharma has not received any written notice that a Regulatory Agency has commenced or threatened in writing to initiate (i) any action to withdraw its approval or request the recall of any product of Novuspharma, (ii) any action to enjoin (A) any production at any facility owned or used by Novuspharma, or any person on behalf of Novuspharma, or (B) any facility (including any clinical facility where testing and/or trials occur) owned or used by Novuspharma, and of any person on behalf of Novuspharma, (iii) the withdrawal of approval of any product application (including, any IND), or (iv) any material civil penalty, injunction, seizure or criminal action.

(n)  As to each product application (including, any IND) submitted to, but not approved by, the applicable Regulatory Agency, and not withdrawn by Novuspharma or applicants acting on its behalf as of the date of this Agreement, Novuspharma has, and to the knowledge of Novuspharma applicants acting on its behalf have, complied in all material respects with the applicable Italian or, United States, or EU or other foreign regulatory requirements, (including, without limitation, of the FDCA and implementing FDA regulations), as the case may be, and has provided all additional information and taken all additional action that has been deemed appropriate by Novuspharma in connection with such application.

(o)  The clinical, pre-clinical, safety and other studies and tests conducted by or on behalf of or sponsored by Novuspharma were and, if still pending, are being conducted in material compliance with standard medical and scientific research procedures. Novuspharma has not received any written notices or other written correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification of any clinical, pre-clinical, safety or other tests.

2.13     Intellectual Property.

(a)  Except as set forth on Schedule 2.13(a) of the Novuspharma Disclosure Schedules, to Novuspharma’s knowledge, Novuspharma owns or has a valid right to use under applicable Italian, United States or foreign laws, as the case may be all: (i) patents (including any applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, continuations, and continuations in-part, collectively, “Patents”); (ii) inventions (whether patented or not), data and technology; (iii) works of authorship, software and copyrights (including any applications or registrations therefor); (iv) industrial designs, trademarks (and all associated goodwill), and internet addresses and domain names (including any applications and registrations for any of the foregoing); (v) trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); and (vi) any similar or equivalent rights anywhere in the world (all of the foregoing (i) to (vi), “Intellectual Property”), used in or necessary for the conduct of the business of Novuspharma as currently conducted (the “Novuspharma Intellectual Property”).

(b)  Schedule 2.13(b) of the Novuspharma Disclosure Schedules sets forth a true, correct and complete list of all Patents that are owned or co-owned or exclusively licensed from a third party by Novuspharma including, without limitation, Patents for industrial inventions regarding molecules and/or technologies related to products existing or currently under development by Novuspharma, or related to Novuspharma’s compounds.

(c)  Schedule 2.13(c) of the Novuspharma Disclosure Schedules sets forth a true, correct and complete list of all material license agreements to which Novuspharma is a party or is otherwise bound, granting any right to use or practice any Intellectual Property rights, whether Novuspharma is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which Novuspharma is a party or is otherwise bound (collectively, the “Novuspharma License Agreements”), indicating for each the title, the parties, date executed and the Intellectual Property covered thereby. The Novuspharma License Agreements in which Novuspharma is the licensee, constitute all of the material licenses used by Novuspharma in connection with its business.

(d)  Except as set forth in Schedule 2.13(d) of the Novuspharma Disclosure Schedules, Novuspharma has not licensed or sublicensed its rights in any material Intellectual Property, except pursuant to the Novuspharma License Agreements, and no royalties, honoraria or other fees are payable by Novuspharma for the use of or right to use any third party Intellectual Property, except pursuant to the Novuspharma License Agreements or non-exclusive end user agreements for commercially available software.

(e)  The Intellectual Property owned by Novuspharma is free and clear of all Liens, and Novuspharma is listed in the records of the appropriate Italian and/or United States and/or other foreign agency as the sole owner of record for each patent and patent application listed in Schedule 2.13(b) of the Novuspharma Disclosure Schedules (except for those patents or patent applications designated on Schedule 2.13(b) of the Novuspharma Disclosure Schedules as jointly owned or exclusively licensed from a third party).

(f)  Except as set forth on Schedule 2.13(f) of the Novuspharma Disclosure Schedules, to Novuspharma’s knowledge, the Patents listed on Schedule 2.13(b) of the Novuspharma Disclosure Schedules are valid, enforceable and subsisting, in full force and effect, and have not expired or been cancelled or abandoned. To Novuspharma’s knowledge, there is no pending or threatened nullification, revocation, opposition, interference or cancellation proceedings involving the Patents listed on Schedule 2.13(b) of the Novuspharma Disclosure Schedules. Except as set forth on Schedule 2.13(f) of the Novuspharma Disclosure Schedules, to Novuspharma’s knowledge, there is no prior art or circumstances that would render any of the Patents listed on Schedule 2.13(b) of the Novuspharma Disclosure Schedules invalid or unenforceable.

(g)  Novuspharma has not received any written notice asserting infringement or misappropriation of any Intellectual Property rights of others nor has it received any written notice asserting the invalidity or unenforceability of any Novuspharma Intellectual Property. No person has notified Novuspharma in writing that it is claiming any ownership of or right to use any Novuspharma Intellectual Property, other than pursuant to the Novuspharma License Agreements. No person, to the knowledge of Novuspharma, is infringing upon or misappropriating any Intellectual Property rights owned or licensed by Novuspharma. Except as set forth on Schedule 2.13(g) of the Novuspharma Disclosure Schedules, to Novuspharma’s knowledge, the conduct of the business of Novuspharma as currently conducted does not conflict with, infringe upon, misappropriate or otherwise violate the valid Intellectual Property rights of any third party. To Novuspharma’s knowledge, no action has been instituted against Novuspharma that is presently outstanding alleging that Novuspharma infringes upon, misappropriates or otherwise violates any rights of a third party in or to Intellectual Property. Novuspharma has no knowledge that the claims of any Patent owned or exclusively licensed from a third party by Novuspharma has been previously submitted to any patent office by another party or parties who have priority rights with respect to such Patent.

(h)  Except as set forth on Schedule 2.13(h) of the Novuspharma Disclosure Schedules, to Novuspharma’s knowledge, all present and former employees and consultants of Novuspharma have executed a written invention assignment or consulting agreement pursuant to which such employee or consultant has assigned to Novuspharma all Intellectual Property rights arising out of the employment or consulting relationship with Novuspharma.

(i)  Except as set forth on Schedule 2.13(i) of the Novuspharma Disclosure Schedules, the transactions contemplated by this Agreement will not result in (i) the loss or material impairment of the Surviving Corporation’s rights to any Novuspharma Intellectual Property; (ii) the Surviving Corporation being bound by any material non-compete, exclusivity obligation or other restriction on the operation of the business, the products, or the Intellectual Property rights of the Surviving Corporation (except to the same extent affecting specific Novuspharma Intellectual Property rights immediately prior to the Merger); or (iii) the Surviving Corporation granting any rights to any Intellectual Property to a third party (except to the same extent affecting specific Novuspharma Intellectual Property rights immediately prior to the Merger).

2.14     Agreements with Employees; Labor Disputes.    Schedule 2.14 of the Novuspharma Disclosure Schedules lists all labor union and collective bargaining agreements (or agreements in the nature thereof) between Novuspharma and its employees in effect as of the date hereof. Except as set forth on Schedule 2.14 of the Novuspharma Disclosure Schedules, (i) there is no labor strike, work stoppage or other labor dispute or unrest, pending or threatened in writing by any employee of Novuspharma that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Novuspharma, and (ii) there are no asserted or threatened claims made against Novuspharma by any employees or other individuals, or labor, administrative, social security, pension or insurance authorities, related to discrimination, harassment, wrongful termination, unpaid benefits (including, without limitation, severance) or otherwise, without limitation, that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Novuspharma. Novuspharma has complied in all respects with all relevant applicable Italian national and company collective bargaining agreements and the individual terms and conditions of employment or service agreements with respect to each of its employees (and each of its former employees and independent contractors or consultants), except where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on Novuspharma. To Novuspharma’s knowledge, all Novuspharma’s independent contractors or consultants, in performing their services, have at all times been properly classified as such by Novuspharma.

2.15     Contracts; Debt Instruments.    Except for this Agreement and such other agreements contemplated hereby and except as set forth on Schedule 2.15(a) of the Novuspharma Disclosure Schedules, as of the date hereof Novuspharma is not a party to or bound by:

(i)  any Contract that requires payments or repayments by Novuspharma exceeding 100,000 Euros in any one fiscal year or 400,000 Euros in the aggregate,

(ii)  any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Novuspharma, taken as a whole, is conducted, or limiting the right of Novuspharma to engage in any material line of business,

(iii)  any exclusive or material (A) supply, distribution, marketing, research, development or purchase Contracts or (B) Novuspharma Intellectual Property licenses,

(iv)  any material joint venture or other strategic partnership, alliance or collaboration Contract,

(v)  any Contract relating to the disposition or acquisition by Novuspharma after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Novuspharma will acquire any material ownership interest in any other person or business enterprise,

(vi)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts to which Novuspharma is a party relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of Novuspharma’s business,

(vii)  any Contract to which Novuspharma is a party or any plan of Novuspharma (including, without limitation, any stock option plan), the benefits of which will be increased or are contingent on, the benefits of which will be calculated on the basis of, the vesting of benefits of which will be accelerated by, or the material terms of which will be otherwise modified in a manner adverse to Novuspharma upon, the occurrence of any of the transactions contemplated by this Agreement,

(viii)  any indemnification or guaranty Contract to which Novuspharma is a party that is outside the ordinary course of Novuspharma’s business, or

(ix)  any current or pending Grants or Subsidies to Novuspharma (all Contracts set forth in clauses (i)—(ix) above being referred to herein as “Novuspharma Material Contracts”).

(b)  Novuspharma has delivered or made available to CTI prior to the date of this Agreement, true, correct and complete copies of all Novuspharma Material Contracts, as amended through the date of this Agreement. Each Novuspharma Material Contract is valid and binding on Novuspharma and, to the knowledge of Novuspharma, the other party or parties thereto, and is in full force and effect, except to the extent they have previously expired in accordance with their terms, and except if the failure to be in full force and effect, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma, and, except as set forth on Schedule 2.15(b) of the Novuspharma Disclosure Schedules, Novuspharma has in all material respects performed all obligations required to be performed by it to date under each Novuspharma Material Contract. Except as set forth on Schedule 2.15(b) of the Novuspharma Disclosure Schedules, as of the date hereof, Novuspharma does not know of, and has not received written notice of (x) any actual or intended termination, cancellation or revocation by the counterparty to a Novuspharma Material Contract with respect to, or (y) any material violation or default under (nor, to the knowledge of Novuspharma, does there exist any condition which, with the passage of time or the giving of notice or both, would result in such a material violation or default under) any Novuspharma Material Contract.

2.16     Financial Advisors.

(a)  Novuspharma has received the opinion of SG Cowen Securities Corporation (“SG Cowen”), with its principal place of business at 1221 Avenue of the Americas, New York, New York 10020, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Novuspharma’s shareholders from a financial point of view.

(b)  Neither Novuspharma nor any of its officers, directors or employees has employed any broker or finder (other than SG Cowen), or incurred any liability for any brokerage, finder’s, financial advisor’s or similar fee, expense or commission, and no broker or finder has acted directly or indirectly for Novuspharma, in connection with this Agreement or the transactions contemplated hereby. Pursuant to Italian Law, KPMG S.p.A., Novuspharma’s independent auditors, has been appointed “expert” by Novuspharma’s Board of Directors.

2.17     Title to Properties; Leases.    Novuspharma does not own any real property. Schedule 2.17 of the Novuspharma Disclosure Schedules lists all real property leases to which Novuspharma is a party, and each amendment thereto, that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Novuspharma. Novuspharma has good and marketable title to, or valid leasehold interests in, all its properties and assets, except where such failure, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma. Except as set forth on Schedule 2.17 of the Novuspharma

Disclosure Schedules, all real estate properties and moveable assets owned by Novuspharma are owned free of mortgages, pledges, privileges, burdens, encumbrances and other Liens, whether in rem or otherwise.

2.18     Grants and Subsidies.    Novuspharma is as of the date hereof in compliance in all material respects with all requirements in respect of the Grants and Subsidies including, without limitation, pursuant to Laws 451/94 and 46/82, the regional law 140/97 and the specific progress reporting requirements and progress milestones of Grants and Subsidies financed pursuant to MURST/MIUR decrees.

2.19     Insider Interests.    Except as described in Schedule 2.19(a) of the Novuspharma Disclosure Schedules, none of Novuspharma, its officers, members of its Board of Directors, or, to Novuspharma’s knowledge, its stockholders holding more than 10% of the outstanding Novuspharma Ordinary Shares (a) has any interest in any assets or property (whether real, personal, tangible or intangible) of or used in the business of Novuspharma (other than as owner of outstanding securities of Novuspharma) or (b) is indebted to Novuspharma. Novuspharma is not indebted to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses or amounts due generally to members of the Board for their service on the Board. As of the date hereof, to the knowledge of Novuspharma there are no losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of Novuspharma to indemnification by Novuspharma under Applicable Law, the Articles of Association or Bylaws of Novuspharma or any insurance policy maintained by Novuspharma. None of the members of Novuspharma’s Board of Directors listed on Schedule 2.19(b) has any direct or indirect interest of any nature whatever in any person or business which competes with, conducts any business similar to, has any arrangement or agreement (including arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise) Novuspharma.

2.20     Insurance.    Novuspharma is, and at all times since its initial public offering has been, insured with primary insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies maintained by Novuspharma are in full force and effect. At no time since its initial public offering has Novuspharma been unable to obtain, or been denied, product liability or other insurance. Schedule 2.20 of the Novuspharma Disclosure Schedules contains a list of all insurance policies currently maintained by Novuspharma and contains a listing of pending workers compensation and general liability claims as of the Novuspharma Balance Sheet Date. These claims, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on Novuspharma. To Novuspharma’s knowledge, all necessary notifications of claims have been made to its insurance carriers.

2.21     Voting Requirements.    The affirmative vote of the holders of at least two-thirds (66 2/3%) of the Novuspharma Ordinary Shares present at the Novuspharma Shareholders’ Meeting are the only votes of the holders of any class or series of Novuspharma’s capital stock necessary to approve the Merger, the Merger Plan, this Agreement and the transactions contemplated hereby, provided that the quorum required for the Novuspharma Shareholders’ Meeting shall consist of more than one-half (50%) of the outstanding Novuspharma Ordinary Shares as of the relevant record date during the first call, more than one-third (33 1/3%) of the outstanding Novuspharma Ordinary Shares as of the relevant record date during the second call, and more than one-fifth (20%) of the outstanding Novuspharma Ordinary Shares as of the relevant record date during the third call.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CTI

Except as set forth on the Disclosure Schedules (provided that an item on such Disclosure Schedules shall be deemed to qualify only the particular section or sections of this Article III specified for such item, unless it is reasonably apparent that the disclosure or statement in one section of the Disclosure Schedules should apply to one or more sections thereof) delivered by CTI to Novuspharma prior to the execution of this Agreement (the “CTI Disclosure Schedules”), CTI represents and warrants to Novuspharma as follows:

3.1     Organization, Standing and Corporate Power.    CTI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CTI and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on CTI. The corporate records and minute books of CTI and its subsidiaries have been maintained in accordance with all applicable requirements and are true, correct and complete in all respects except as would not be reasonably likely to have a material adverse effect on CTI. CTI has delivered or made available to Novuspharma true, correct and complete copies of its Articles of Association and Bylaws and the organizational documents of its subsidiaries, in each case as amended to the date hereof.

3.2     Capital Structure; Subsidiaries.    As of the date hereof, the authorized capital stock of CTI consists of 100,000,000 shares of CTI Common Stock and 10,000,000 shares of preferred stock, no par value per share (“CTI Preferred Stock”), 100,000 of which have been designated as Series C Preferred Stock, all of which are reserved for issuance upon exercise of the Rights issuable pursuant to the Rights Agreement and 10,000 of which have been designated as Series D Preferred Stock, none of which are reserved for issuance. The rights, preferences and privileges of CTI Common Stock and CTI Preferred Stock are as stated in CTI’s Articles of Incorporation and the WBCA. The rights, preferences and privileges of the warrants to purchase CTI capital stock listed on Schedule 3.2(a) of the CTI Disclosure Schedules are as stated in the applicable warrant instruments, complete and correct copies of which have been delivered or made available to Novuspharma. At the close of business on the date hereof, (i) 33,279,148 shares of CTI Common Stock were issued and outstanding and no shares of CTI Preferred Stock were issued and outstanding, (ii) no shares of CTI were issued and held by CTI in its treasury, (iii) 6,024,820 shares of CTI Common Stock were reserved for issuance pursuant to outstanding options to purchase CTI Common Stock (“CTI Stock Options”) issued under CTI’s 1994 Plan, (iv) warrants to purchase 764,125 shares of CTI Common Stock were issued and outstanding, (v) 8,546,000 shares of CTI Common Stock were reserved for issuance upon conversion of the 5.75% Convertible Senior Subordinated Notes due June 15, 2008 of CTI and (vi) 871,765 shares of CTI Common Stock were reserved for issuance upon conversion of the 5.75% Convertible Subordinated Notes due June 15, 2008. As of the date of this Agreement, all issued and outstanding shares of capital stock of CTI are, and all shares of CTI Common Stock which may be issued upon the exercise of (x) options to purchase CTI Common Stock issued under CTI’s 1994 Plan, or (y) warrants to purchase CTI Common Stock will be duly authorized, validly issued, fully paid and nonassessable. No issued or outstanding shares of CTI Common Stock are subject to or were issued in violation of any preemptive rights or were issued in violation of applicable securities laws. No Voting Debt of CTI is issued or outstanding as of the date hereof. As of the date of this Agreement, except as set forth above, there are no outstanding shares of capital stock of, or other equity or voting interests in CTI, or securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CTI or any of its subsidiaries is a party or by which any of them is bound obligating CTI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting interests in CTI, Voting Debt or other securities (whether voting or otherwise) of CTI or to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.2 of the CTI Disclosure Schedules, as of the date hereof, there are no outstanding contractual obligations of CTI (1) restricting the transfer of, (2) affecting the voting rights of (including, without limitation, voting trusts, voting agreements or irrevocable proxies), (3) requiring the repurchase, redemption or disposition of, (4) requiring the registration for sale of, or (5) granting any preemptive or antidilutive right with respect to, any shares of CTI Common Stock or any CTI Stock Options. CTI has delivered or made available to CTI and its counsel copies of all documents listed on Schedule 3.2 of the CTI Disclosure Schedules. The execution and delivery of this Agreement and the agreements contemplated hereby to which CTI is a party do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof will not, give rise to any preemptive or antidilutive right of any person with respect to any shares of CTI Common Stock or any CTI Stock Options. Except as set forth in Schedule 3.2 of the CTI Disclosure Schedules, from the close of business on December 31, 2002 to and including the date hereof, no shares of CTI Common Stock or other capital stock or other equity or voting interests in, or other securities (whether voting or otherwise) of CTI have been or will be issued or transferred from CTI’s treasury. There are no options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CTI is a party or by which it is bound obligating CTI to acquire or underwrite any capital stock or other equity or voting interests in, or any other securities of, any corporation, partnership, limited partnership, limited liability company, joint venture or other entity. CTI owns no Novuspharma Ordinary Shares and since April 4, 2003 has not purchased or sold any CTI Common Stock.

3.3     Authority.    CTI has the requisite corporate power and authority to enter into this Agreement and, subject to the CTI Shareholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of CTI at a meeting of directors duly called and held: (a) determined that the Merger and the Merger Plan are advisable and fair and in the best interests of CTI and its shareholders; (b) approved the Merger, the Merger Plan and this Agreement and the transactions contemplated by this Agreement; (c) resolved to enter into this Agreement and to recommend approval of the Merger and the Merger Agreement to the holders of CTI Common Stock; (d) granted all necessary powers in order for the CTI Shareholders’ Meeting to be called as soon as necessary pursuant to this Agreement; and (e) directed that the Merger and the Merger Agreement be submitted for consideration by the holders of the CTI Common Stock. The execution and delivery of this Agreement and the consummation by CTI of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of CTI, subject only to the CTI Shareholder Approval. This Agreement has been duly executed and delivered by CTI and constitutes a valid and binding obligation of CTI, enforceable against CTI in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

3.4     Consents and Approvals; No Violations.    Except as set forth on Schedule 3.4 of the CTI Disclosure Schedules, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this

Agreement will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, any CTI Material Contract (as defined in Section 3.15 hereof), or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CTI; (b) conflict with or result in any violation of or default under the Articles of Incorporation and Bylaws of CTI and its subsidiaries; (c) conflict with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, any Contract applicable to CTI or its subsidiaries or their respective properties or assets (d) conflict with or violate any license, permit or other instrument or Contract granted by, or entered into with, a Regulatory Agency; (e) conflict with or result in any material violation of or default (with or without notice or lapse of time or both) under, or give rise to the right of termination, cancellation or acceleration of any obligation pursuant to, any grant or subsidized loan received by CTI from any United States federal or state or other Governmental Entity; or (f) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate Applicable Laws applicable to CTI or its properties other than, in the case of foregoing clauses (a), (c), (d), (e) or (f), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) be reasonably likely to have a material adverse effect on CTI, (y) impair in any material respect the ability of CTI to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by CTI or its subsidiaries in connection with the execution and delivery of this Agreement by CTI or the consummation by CTI of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required of or with the Specified Agencies under the HSR Act, (ii) the filing with the CONSOB of the application for the authorization to publish the Listing Particulars, (iii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) receipt of an order from the SEC accelerating the effectiveness of the Registration Statement, (v) the filing with the Borsa Italiana of an application for listing of the shares of CTI Common Stock on the Nuovo Mercato and the notification to the NASD of the issuance and listing of the additional shares of CTI Common Stock on the Nasdaq National Market, (vi) the filing, publication and recordation of the Merger Deed or other appropriate documents and notices with the Companies’ Register at the Italian Chamber of Commerce in Milan, Italy, (vii) the filing of the Articles of Merger with the Secretary of State of Washington in accordance with the relevant provisions of the WBCA, (viii) such filings and consents as may be required under any environmental, health or safety law or regulation (including any rules and regulations of the FDA) pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated hereby, each of which is set forth in Schedule 3.4 of the CTI Disclosure Schedules, (ix) such consents, approvals or authorizations as set forth in Schedule 3.4 of the CTI Disclosure Schedules and (x) such other consents, approvals, orders, authorizations, registrations, declarations and filings required by Applicable Laws, the failure of which to be obtained or made would not, in the case of this clause (x), individually or in the aggregate, (x) be reasonably likely to have a material adverse effect on CTI, (y) impair in any material respect the ability of CTI to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Shareholders of CTI are not entitled to appraisal or dissenters’ rights under the WBCA.

3.5     SEC Documents; Financial Statements.

(a)  Since January 1, 1999, CTI has timely filed with the SEC all required reports, forms and other documents (the “SEC Documents”). As of their respective dates, the SEC Documents were prepared in accordance and complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue, incorrect or incomplete statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue, incorrect or incomplete statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of CTI’s subsidiaries is required to file any reports, forms or other documents with the SEC.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Documents (the “CTI Financial Statements”), including each SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of CTI and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of CTI’s operations and cash flows for the periods indicated. The audited financial statements of CTI included in the SEC Documents have been duly audited by Ernst & Young LLP in accordance with Applicable Laws. Except as required by US GAAP, CTI has not, since December 31, 2002, made any change in the accounting practices or policies applied in the preparation of the CTI Financial Statements. The balance sheet of CTI contained in the SEC Documents dated as of March 31, 2003 is hereinafter referred to as the “CTI Balance Sheet” and March 31, 2003 is hereinafter referred to as the “CTI Balance Sheet Date.” The books and records of CTI and its subsidiaries have been, and are being, maintained in all material respects in accordance with US GAAP and other applicable legal and accounting requirements. Except as set forth on the CTI Financial Statements and for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the CTI Balance Sheet Date that are not, individually or in the aggregate, material to CTI, CTI has (i) no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by US GAAP to be recognized or disclosed on the CTI Financial Statements, and (ii) no liabilities or obligations of any nature (whether accrued, contingent or otherwise) that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on CTI. No basis exists that would require, and to CTI’s knowledge, no circumstances exist that would be reasonably likely to require CTI to restate any of the CTI Financial Statements.

3.6     Disclosure.    None of the information supplied by CTI specifically for inclusion or incorporation by reference in (a) the Registration Statement, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement will, at the date the Proxy Statement is first mailed to CTI’s shareholders or at the time of the CTI Shareholders’ Meeting, contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Information Document and the Listing Particulars will, at the date they are first filed with the Borsa Italiana and the CONSOB, respectively, or, in the case of the Information Document, made available at Novuspharma’s registered office in Bresso, Italy, or at the time of the Novuspharma Shareholders’ Meeting contain any untrue, incorrect or incomplete statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to CTI or its subsidiaries or their officers or directors shall occur which is required to be described in the Proxy Statement, the Registration Statement, the Information Document or the Listing Particulars, (1) CTI shall promptly advise Novuspharma of such event, and (2) if required by Applicable Law, CTI shall promptly file an appropriate amendment or supplement thereto with the SEC, the CONSOB or the Borsa Italiana, and, as required by Applicable Law, disseminate such amendment or supplement to the shareholders of CTI; provided, however, that, subject to the requirements of United States securities laws, in no event shall CTI make any disclosure without the prior written consent of Novuspharma if doing so would violate or cause a violation of Italian securities laws or any other Applicable Laws. The Registration Statement and Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by CTI with respect to statements made or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by Novuspharma specifically for inclusion or incorporation by reference therein.

3.7     Absence of Certain Changes or Events.    Except as set forth in Schedule 3.7 of the CTI Disclosure Schedules and except for this Agreement and the documents executed in connection herewith and the transactions contemplated thereby, (a) since the CTI Balance Sheet Date and through the date of this Agreement, (i) CTI and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, (ii) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in case, stock or property) in respect of, any of CTI’s capital stock, or any purchase, redemption or other acquisition by CTI of any of its capital stock or any other securities of CTI or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) CTI has not acquired or agreed to acquire any assets other than in the ordinary course of business consistent with past practice and (iv) there has not been any split, combination or reclassification of any of CTI’s capital stock, and (b) since the CTI Balance Sheet Date through the date of this Agreement (i) CTI and its subsidiaries have not incurred any liability or obligation (indirect, direct or contingent), that is not in the ordinary course of business or that would, individually or in the aggregate, result in a material adverse effect on CTI, (ii) CTI and its subsidiaries have not sustained any material damage, destruction or loss, whether or not covered by insurance, and (iii) there has been no event, circumstance or development that would be reasonably likely to have a material adverse effect on CTI.

3.8     Taxes.

(a)  CTI and its subsidiaries have timely filed United States federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time and all such returns and reports are true, correct and complete in all material respects. CTI has timely paid and discharged any and all taxes shown to be due on such returns. The most recent CTI Financial Statements filed prior to the date of this Agreement and publicly available properly reflect in accordance with US GAAP the tax situation of CTI and its subsidiaries for all taxable periods and portions thereof through the date of such CTI Financial Statements, including, but not limited to, an adequate reserve for taxes.

(b)  No claim or deficiency for any taxes has been proposed, threatened in writing or assessed by any United States or other taxing authority or agency (including, without limitation, the IRS) against CTI and its subsidiaries which would be reasonably likely to have a material adverse effect upon CTI. Except as set forth on Schedule 3.8(b) of the CTI Disclosure Schedules, as of the date hereof, no requests for refunds or waivers of the time to assess any taxes have been granted or are pending. As of the date hereof, no audit or examination with respect to taxes is presently in progress and CTI has not received in writing a notice of audit or examination or similar inquiry with respect to taxes.

(c)  CTI and its subsidiaries have withheld and/or paid over to the proper governmental authorities all material taxes required to have been withheld and/or paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(d)  Copies of (i) any tax examinations, (ii) extensions of statutory limitations for the collection or assessment of taxes, and (iii) the tax returns of CTI and its subsidiaries for the last five (5) fiscal years have been made available to Novuspharma.

(e)  There are (and, as of immediately following the Effective Time, there will be) no material Liens on the assets of CTI and its subsidiaries relating to or attributable to taxes, except for Liens for taxes not yet due.

(f)  To CTI’s knowledge, there is no basis for the assertion of any claim relating to or attributable to taxes that, if adversely determined, would result in any Lien on the assets of CTI and its subsidiaries or otherwise have a material adverse effect on CTI.

(g)  CTI and its subsidiaries are not, and have not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and CTI and its subsidiaries have not assumed the tax liability of any other person under Contract, or pursuant to Applicable Law.

3.9     Actions and Proceedings.    Except as set forth on Schedule 3.9 of the CTI Disclosure Schedules, as of the date hereof, there is no suit, action, investigation, audit or proceeding in any United States, EU or other jurisdiction, including, without limitation, any product liability claim, pending or, to the knowledge of CTI, threatened in writing against CTI or any of its subsidiaries or their respective management that, individually or in the aggregate, would be reasonably likely to (a)

have a material adverse effect on CTI, or (b) have a material adverse effect on the ability of CTI to perform its obligations under this Agreement.

3.10     Certain Agreements.    Except as set forth on Schedule 3.10 of the CTI Disclosure Schedules, there are no stock option, stock appreciation rights, restricted stock, stock purchase or other equity-based plan or agreement that CTI maintains or to which CTI is a party (collectively, the “CTI Plans”). CTI is not a party to any oral CTI Plans. A true, correct and complete copy of each CTI Plan, has been made available to Novuspharma and its counsel. As of the date of this Agreement, CTI is not a party to any written or unwritten agreement or plan, including any CTI Plan, any of the benefits of which will be increased by, or the vesting or exercisability of the benefits of which will be accelerated by, or the value of any of the benefits of which will be calculated on the basis of, any of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events. No holder of any CTI Stock Options, or shares of CTI Common Stock granted in connection with the performance of services for CTI, is or will be entitled to receive cash from CTI in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement either alone or upon the occurrence of any additional or further acts or events (other than in lieu of fractional shares). CTI is not a party or subject to any termination benefits agreement (or arrangement) or severance agreement (or arrangement) or employment agreement (or arrangement), either alone or upon the occurrence of any additional or further acts or events, which would be triggered by the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3.10 of the CTI Disclosure Schedules.

3.11     Employee Benefits; Social Security.

(a)    CTI has delivered or made available to Novuspharma correct and complete copies of all CTI Plans, “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other collective bargaining agreements or material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plans, arrangements or understandings, whether written or unwritten (collectively, “CTI Benefit Plans”) currently maintained, or contributed to, or required to be maintained or contributed to, by CTI, or any other person or entity that, together with CTI, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a “Commonly Controlled Entity”), or with respect to which CTI or any Commonly Controlled Entity has any material liability, including, without limitation, all employment, termination, change in control, severance or other Contracts for the benefit of any current or former employees, officers or directors of CTI that require any material future performance by CTI. CTI has delivered or made available to Novuspharma correct and complete copies of the CTI Benefit Plans. CTI has delivered to, or made available for review by, Novuspharma true, correct and complete copies of (1) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each of its CTI Benefit Plans (if any such report was required), including all schedules thereto, (2) the most recently prepared actuarial report for each such CTI Benefit Plan for which such a report is required, (3) the most recent summary plan description for each such CTI Benefit Plan for which such summary plan description is required, and all summaries of material modifications distributed since the most recent summary plan description, (4) the most recently received IRS determination letter for each such CTI Benefit Plan for which a determination letter has been received, and (5) the most recent trust agreement (if any) and group annuity contract (if any) relating to any such CTI Benefit Plan. Neither CTI nor any Commonly Controlled Entity presently sponsors, maintains, contributes to, is required to contribute to, nor has CTI or any Commonly Controlled Entity, in the past three (3) years, ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including, without limitation, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 412 of the Code.

(b)  The CTI Benefit Plans have been administered in accordance with their respective terms in all material respects. CTI and all such CTI Benefit Plans are in material compliance with all applicable provisions of ERISA and the Code.

(c)  All of the CTI Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination, opinion or advisory letters from the IRS to the effect that such CTI Benefit Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of CTI, has revocation been threatened.

(d)  None of CTI, any officer of CTI or any of the CTI Benefit Plans which are subject to ERISA, any trusts created thereunder or, to the knowledge of CTI, any trustee or administrator thereof, has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would be reasonably likely to subject CTI or any officer of CTI to tax or penalty under ERISA, the Code or other Applicable Laws that is material to the business of CTI and that has not been corrected or has remaining a period of time to be corrected. Neither any of such CTI Benefit Plans nor any of such trusts has been terminated.

(e)  The transactions contemplated by this Agreement, either alone or upon the occurrence of any additional or further act or event, will not result in any material payment or an increase in the amount of compensation or benefits or accelerate the vesting, exercisability or timing of payment of any benefits payable to or in respect of any current or former employee, director, consultant or other independent contractor of CTI or the beneficiary or dependent of any such person or entity.

(f)  CTI has no unfunded liabilities pursuant to any CTI Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, including, without limitation, any nonqualified deferred compensation plan or an excess benefit plan, that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on CTI.

3.12     Compliance with Applicable Laws.

(a)  CTI and its subsidiaries have in effect all Permits necessary, under Applicable Laws in effect on the date hereof, for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default individually or in the aggregate would not be reasonably likely to have a material adverse effect on CTI. CTI and its subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any Applicable Laws, except for violations of or liabilities under Applicable Laws which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on CTI or the occurrence of the transactions contemplated by this Agreement in accordance with the terms of this Agreement. As of the date hereof, there is no pending proceeding for the revocation, withdrawal or limitation of any Permit, nor has CTI or its subsidiaries received any written notice of the initiation of any such proceeding, nor to CTI’s knowledge, are there any circumstances or facts that will cause the denial, limitation or revocation of any Permit for which an application has been submitted.

(b)  CTI and its subsidiaries are, and have been in compliance with applicable Environmental Laws, except for noncompliance which, individually or in the aggregate, would not have a material adverse effect on CTI. The term “Environmental Laws” as used in this Section 3.12 means any United States or other applicable law relating to: (i) emissions, discharges, releases or threatened releases of Hazardous Material into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (iii) protection of the environment; or (iv) employee health and safety.

(c)  During the period of ownership or operation by CTI and its subsidiaries of any of their current or previously owned or leased properties, or to CTI’s knowledge, during any period of prior ownership, there have been no violations of Environmental Laws relating to Hazardous Material, including releases in, on, under or affecting such properties or, to the knowledge of CTI, any surrounding site, except in each case for those which, individually or in the aggregate would not be reasonably likely to have a material adverse effect on CTI. To CTI’s knowledge, CTI and its subsidiaries have not shipped any Hazardous Material to any disposal site for which it is subject to any liability. As used in this Section 3.12, “Hazardous Material” means (i) contaminants, medical wastes, hazardous or infectious wastes, radioactive or toxic materials or materials that are otherwise a danger to health or the environment or capable of damage to property, including without limitation, PCBs, asbestos, urea-formaldehyde, ozone depleting substances, and all the substances listed as hazardous or dangerous substances pursuant to Applicable Laws, but excluding office and janitorial supplies, (ii) petroleum, including crude oil and any fractions thereof, and (iii) natural gas, synthetic gas and any mixtures thereof.

(d)  CTI is in material compliance with the Applicable Laws, rules and regulations of the NASD. CTI has not received any written notice that the NASD has commenced or threatened to initiate any actions to delist the CTI Common Stock listed on the Nasdaq National Market. CTI has provided or made available (and, after the date hereof, will provide or make available) to Novuspharma and its counsel, prior to the Closing Date, copies of all material correspondence between CTI and the NASD.

(e)  Except as set forth on Schedule 3.12(e) of the CTI Disclosure Schedules, CTI and its subsidiaries are in compliance in all material respects with all (i) Applicable Laws relating to the evaluation, testing (including clinical testing), research, experimentation, marketing and sale of drug products, in whatever stage of development, to the extent such laws are applicable to CTI and its subsidiaries, including, without limitation, FDCA, (ii) rules and regulations of any and all applicable Italian, United States, EU and other foreign regulatory agencies, including, without limitation, the Regulatory Agencies, to the extent such rules and regulations are applicable to it and its activities, and (iii) product applications (including INDs or the EU equivalent) which have been approved by a Regulatory Agency under which CTI or any of its subsidiaries have experimented, researched, studied, tested, manufactured, marketed or sold any pharmaceutical or drug products on or after November 1, 2000. All manufacturing, research, and clinical and non-clinical testing activities conducted by CTI have been and are being conducted in material compliance with current regulations relating to Good Manufacturing Practice, Good Clinical Practice, Good Laboratory Practice, the reporting of adverse events, the filing of reports and security promulgated by the FDA and other EU and Italian Regulatory Agencies, as and if applicable.

(f)  Schedule 3.12(f) of the CTI Disclosure Schedules sets forth a complete and accurate list of the clinical products that are being developed, tested, manufactured, marketed, distributed or sold by CTI as of the date of this Agreement.

(g)  CTI and its subsidiaries possess approval or allowance by the applicable Regulatory Agency of all material investigational or registered product applications as are currently legally required and are necessary for the conduct of their businesses as now being conducted; a list of all material investigational or registered product applications and similar regulatory filings (including INDs) is attached hereto as Schedule 3.12(g) of the CTI Disclosure Schedules, true, correct and complete copies of which (including all supplements and amendments) have been provided or made available by CTI to Novuspharma and its counsel.

(h)  Schedule 3.12(h) of the CTI Disclosure Schedules sets forth a true, complete and accurate list of (i) Notices of Adverse Finding (or EU equivalent), (ii) Regulatory Agency inspectional observations, and (iii) Warning Letters or other correspondence from any Regulatory Agency in which the Regulatory Agency asserted that the operations of CTI or its agents acting on its express authority may not be in compliance with Applicable Laws, in each case received by CTI or its agents acting on its express authority, and the response of CTI or its agents acting on its express authority to such Regulatory Agency’s notice in the case of (i) through (iii), since January 1, 2000. True and complete copies of such correspondence have heretofore been provided or made available to Novuspharma and its counsel.

(i)  Except as set forth on Schedule 3.12(g) and Schedule 3.12(h) of the CTI Disclosure Schedules, as to each drug of CTI for which a product application has been approved by, or an IND (or EU equivalent) has been filed with, the applicable Regulatory Agency, the applicant and all persons performing operations covered by the application are in compliance in all material respects with all applicable Italian, United States and other foreign rules and regulations, as the case may be, including, without limitation, the requirements of the FDCA and the implementing regulations of the FDA, respectively, and all terms and conditions of the application.

(j)  To CTI’s knowledge, neither CTI nor any officer or employee of CTI has made an untrue statement of a material fact or fraudulent statement to any Regulatory Agency or other Governmental Entity, failed to disclose a material fact required to be disclosed to the Regulatory Agency or other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be likely to provide a basis for the Regulatory Agency or other Governmental Entity to invoke FDA’s policy (or any similar EU or Italian policy) respecting Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither CTI, nor, to the knowledge of CTI, any officer, or employee of CTI has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 35a(a) or any similar EU or Italian law or regulation, or for which debarment is authorized by 21 U.S.C. § 55a(b) or any similar EU or Italian law or regulation.

(k)  CTI has made available to Novuspharma and its counsels copies of any and all material written correspondence between CTI and any Regulatory Agencies within the last three (3) years.

(l)  Except as set forth on Schedule 3.12(l) of the CTI Disclosure Schedules, at no time have CTI or any of its subsidiaries, any person on behalf of CTI or any of its subsidiaries, or any Regulatory Agency suspended, or, to CTI’s knowledge, threatened in writing to suspend, clinical trials of any of CTI’s or any of its subsidiaries’ product candidates based upon the exposure, or potential exposure, of participants in the clinical trials to unacceptable health risks or otherwise.

(m)  Except as set forth on Schedule 3.12(m) of the CTI Disclosure Schedules, neither CTI nor any of its subsidiaries have received any written notice that a Regulatory Agency has commenced or threatened in writing to initiate (i) any action to withdraw its approval or request the recall of any product of CTI or any of its subsidiaries, (ii) any action to enjoin (A) any production at any facility owned or used by CTI or any of its subsidiaries, or any person on behalf of CTI or any of its subsidiaries, or (B) any facility (including any clinical facility where testing and/or trials occur) owned or used by CTI or any of its subsidiaries, and of any person on behalf of CTI or any of its subsidiaries, (iii) the withdrawal of approval of any product application (including, any IND), or (iv) any material civil penalty, injunction, seizure or criminal action.

(n)  As to each product application (including, any IND) submitted to, but not approved by, the applicable Regulatory Agency, and not withdrawn by CTI or any of its subsidiaries, or applicants acting on its behalf as of the date of this Agreement, CTI and its subsidiaries, and, to the knowledge of CTI, applicants acting on its behalf, have complied in all material respects with the applicable United States, or EU or other foreign regulatory requirements, (including, without limitation, of the FDCA and implementing FDA regulations), as the case may be, and has provided all additional information and taken all additional action that has been deemed appropriate by CTI in connection with such application.

(o)  The clinical, pre-clinical, safety and other studies and tests conducted by or on behalf of or sponsored by CTI were and, if still pending, are being conducted in material compliance with standard medical and scientific research procedures. CTI has not received any written notices or other written correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification of any clinical, pre-clinical, safety or other tests.

3.13     Intellectual Property.

(a)  Except as set forth on Schedule 3.13(a) of the CTI Disclosure Schedules, to CTI’s knowledge, CTI owns or has a valid right to use under applicable United States or foreign laws, as the case may be all Intellectual Property used in or necessary for the conduct of the business of CTI as currently conducted (the “CTI Intellectual Property”).

(b)  Schedule 3.13(b) of the CTI Disclosure Schedules sets forth a true, correct and complete list of all Patents that are owned or co-owned or exclusively licensed from a third party by CTI including, without limitation, Patents for industrial inventions regarding molecules and/or technologies related to products existing or currently under development by CTI, or related to CTI’s compounds.

(c)  Schedule 3.13(c) of the CTI Disclosure Schedules sets forth a true, correct and complete list of all material license agreements to which CTI is a party or is otherwise bound, granting any right to use or practice any Intellectual Property rights, whether CTI is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which CTI is a party or is otherwise bound (collectively, the “CTI License Agreements”), indicating for each the title, the parties, date executed and the Intellectual Property covered thereby. The CTI License Agreements in which CTI is the licensee, constitute all of the material licenses used by CTI in connection with its business.

(d)  Except as set forth in Schedule 3.13(d) of the CTI Disclosure Schedules, CTI has not licensed or sublicensed its rights in any material Intellectual Property, except pursuant to the CTI

License Agreements, and no royalties, honoraria or other fees are payable by CTI for the use of or right to use any third party Intellectual Property, except pursuant to the CTI License Agreements or non-exclusive end user agreements for commercially available software.

(e)  The Intellectual Property owned by CTI is free and clear of all Liens, and CTI is listed in the records of the appropriate United States and/or other foreign agency as the sole owner of record for each patent and patent application listed in Schedule 3.13(b) of the CTI Disclosure Schedules (except for those patents or patent applications designated on Schedule 3.13(b) of the CTI Disclosure Schedules as jointly owned or exclusively licensed from a third party).

(f)  Except as set forth on Schedule 3.13(f) of the CTI Disclosure Schedules, to CTI’s knowledge, the Patents listed on Schedule 3.13(b) of the CTI Disclosure Schedules are valid, enforceable and subsisting, in full force and effect, and have not expired or been cancelled or abandoned. To CTI’s knowledge, there is no pending or threatened nullification, revocation, opposition, interference or cancellation proceedings involving the Patents listed on Schedule 3.13(b) of the CTI Disclosure Schedules. Except as set forth on Schedule 3.13(f) of the CTI Disclosure Schedules, to CTI’s knowledge, there is no prior art or circumstances that would render any of the Patents listed on Schedule 3.13(b) of the CTI Disclosure Schedules invalid or unenforceable.

(g)  CTI has not received any written notice asserting infringement or misappropriation of any Intellectual Property rights of others nor has it received any written notice asserting the invalidity or unenforceability of any CTI Intellectual Property. No person has notified CTI in writing that it is claiming any ownership of or right to use any CTI Intellectual Property, other than pursuant to the CTI License Agreements. No person, to the knowledge of CTI, is infringing upon or misappropriating any Intellectual Property rights owned or licensed by CTI. Except as set forth on Schedule 3.13(g) of the Disclosure Schedules, to CTI’s knowledge, the conduct of the business of CTI as currently conducted does not conflict with, infringe upon, misappropriate or otherwise violate the valid Intellectual Property rights of any third party. To CTI’s knowledge, no action has been instituted against CTI that is presently outstanding alleging that CTI infringes upon, misappropriates or otherwise violates any rights of a third party in or to Intellectual Property. CTI has no knowledge that the claims of any Patent owned or exclusively licensed from a third party by CTI has been previously submitted to any patent office by another party or parties who have priority rights with respect to such Patent.

(h)  Except as set forth on Schedule 3.13(h) of the CTI Disclosure Schedules, to CTI’s knowledge, all present and former employees and consultants of CTI have executed a written invention assignment or consulting agreement pursuant to which such employee or consultant has assigned to CTI all Intellectual Property rights arising out of the employment or consulting relationship with CTI.

(i)  Except as set forth on Schedule 3.13(i) of the CTI Disclosure Schedules, the transactions contemplated by this Agreement will not result in (i) the loss or material impairment of the Surviving Corporation’s rights to any CTI Intellectual Property; (ii) the Surviving Corporation being bound by any material non-compete, exclusivity obligation or other restriction on the operation of the business, the products, or the Intellectual Property rights of the Surviving Corporation (except to the same extent affecting specific CTI Intellectual Property rights immediately prior to the Merger); or (iii) the Surviving Corporation granting any rights to any Intellectual Property to a third party (except to the same extent affecting specific CTI Intellectual Property rights immediately prior to the Merger).

3.14     Agreements with Employees; Labor Disputes.    Except as set forth on Schedule 3.14 of the CTI Disclosure Schedules, as of the date hereof (i) there is no labor strike, work stoppage or other labor dispute or unrest, pending or threatened in writing by any employee of CTI that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on CTI, and (ii) there are no asserted or threatened claims made against CTI by any employees or other individuals, or labor, administrative, social security, pension or insurance authorities, related to discrimination, harassment, wrongful termination, unpaid benefits (including, without limitation, severance) or otherwise, without limitation, that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on CTI. CTI has complied in all respects with all relevant applicable United States federal or state and company collective bargaining agreements and the individual terms and conditions of employment or service agreements with respect to each of its employees (and each of its former employees and independent contractors or consultants), except where the failure to be in such compliance would not, individually or in the aggregate, have a material adverse effect on CTI. During the six months prior to the date of this Agreement, CTI has not engaged in facility closings or employment terminations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law or regulation.

3.15     Contracts; Debt Instruments.    Except for this Agreement and such other agreements contemplated hereby and except as set forth on Schedule 3.15(a) of the CTI Disclosure Schedules, as of the date hereof CTI is not a party to or bound by

(i)  any Contract that requires payments or repayments by CTI exceeding US$125,000 in any one fiscal year or US$500,000 in the aggregate,

(ii)  any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of CTI, taken as a whole, is conducted, or limiting the right of CTI to engage in any material line of business,

(iii)  any exclusive or material (A) supply, distribution, marketing, research, development or purchase Contracts or (B) CTI Intellectual Property licenses,

(iv)  any material joint venture or other strategic partnership, alliance or collaboration Contract,

(v)  any Contract relating to the disposition or acquisition by CTI after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which CTI will acquire any material ownership interest in any other person or business enterprise,

(vi)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts to which CTI is a party relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of CTI’s business,

(vii)    any indemnification or guaranty Contract to which CTI is party that is outside the ordinary course of CTI’s business, or

(viii)    any current or pending Grants or Subsidies to CTI (all contracts set forth in clauses (i)—(viii) being referred to herein as “CTI Material Contracts”).

(b)  CTI has delivered or made available to Novuspharma prior to the date of this Agreement, true, correct and complete copies of all CTI Material Contracts, as amended through the date of this Agreement. Each CTI Material Contract is valid and binding on CTI and, to the knowledge of CTI, the other party or parties thereto, and is in full force and effect, except to the extent they have previously expired in accordance with their terms, and except if the failure to be in full force and effect, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on CTI, and, except as set forth on Schedule 3.15(b) of the CTI Disclosure Schedules, CTI has in all material respects performed all obligations required to be performed by it to date under each CTI Material Contract. Except as set forth on Schedule 3.15(b) of the CTI Disclosure Schedules, as of the date hereof, CTI does not know of and has not received written notice of (x) any actual or intended termination, cancellation or revocation by the counterparty to a CTI Material Contract with respect to, or (y) any material violation or default under (nor, to the knowledge of CTI, does there exist any condition which, with the passage of time or the giving of notice or both, would result in such a material violation or default under) any CTI Material Contract.

3.16     Financial Advisors.

(a)  CTI has received the opinion of CIBC World Markets (“CIBC World Markets”), with its principal place of business at 425 Lexington Avenue, 6th Floor, New York, New York 10017, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to CTI.

(b)  Neither CTI nor any of its officers, directors or employees has employed any broker or finder (other than CIBC World Markets), or incurred any liability for any brokerage, finder’s, financial advisor’s or similar fee, expense or commission, and no broker or finder has acted directly or indirectly for CTI, in connection with this Agreement or the transactions contemplated hereby.

3.17     Title to Properties.    CTI does not own any real property. All current real property leases to which CTI is a party, and each amendment thereto, that are in effect as of the date of this Agreement, are in full force and effect, are valid and effective in accordance with their respective terms and there is not, under any of the leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against CTI. CTI has good and marketable title to, or valid leasehold interests in, all its properties and assets, except where such failure, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on CTI.

3.18     Third Party Reimbursement Policies.    Except as set forth on Schedule 3.18 of the CTI Disclosure Schedules, CTI is in material compliance with all applicable United States and other foreign laws and regulations governing reimbursement for the purchase of pharmaceutical products. CTI has not received any indication from any public health service or private health insurer that a satisfactory reimbursement policy will not be made available to CTI for any of its products.

3.19     Voting Requirements.    The approval of a majority of the outstanding shares of CTI Common Stock are the only votes of the holders of any class or series of CTI’s capital stock necessary to approve the Merger and the Merger Agreement and the other transactions contemplated by this Agreement.

3.20     State Takeover Statutes; Certain Charter Provisions.    The Board of Directors of CTI has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of CTI) necessary to exempt CTI, its subsidiaries and affiliates, the Merger, this Agreement, and the transactions contemplated hereby from the terms and restrictions set forth in

Chapter 23B.19 of the WBCA. No “fair price,” “moratorium,” “control share acquisition,” or other similar antitakeover statute or regulation enacted under the State of Washington or federal laws in the United States applicable to CTI or any of its subsidiaries is applicable to the Merger, this Agreement, or the transactions contemplated hereby.

3.21     Rights Plan.    CTI has taken all action so that (i) neither Novuspharma nor any shareholder of Novuspharma shall be an “Acquiring Person” as a result of the transactions contemplated hereby, and (ii) the entering into this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any person under the Rights Plan or enable or require the Rights to be exercised, distributed or triggered.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1     Conduct of Business by Novuspharma.    During the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with its terms), Novuspharma shall, except as otherwise contemplated by this Agreement or to the extent CTI shall otherwise consent in writing, carry on its business in all material respects, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance, in all material respects, with all Applicable Laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts consistent with past practice to preserve intact its current business organization and keep available the services of its current officers and employees. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, Novuspharma shall not, except (i) as contemplated by this Agreement, or (ii) with the prior written consent of CTI:

(a)  (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock or other securities (whether voting or otherwise), (ii) split, combine or reclassify any of its capital stock or other securities (whether voting or otherwise) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities (whether voting or otherwise), or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities (whether voting or otherwise) of Novuspharma or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)  other than the issuance of Novuspharma Ordinary Shares upon the exercise of Novuspharma Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the terms of any employment agreements existing on the date of this Agreement or as set forth on Schedule 2.11 of the Novuspharma Disclosure Schedules, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations on voting rights) or authorization of, any shares of its capital stock, any other securities (whether voting or otherwise) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (ii) amend or otherwise modify the terms of any such rights, warrants or options, or (iii) accelerate the vesting of any outstanding Novuspharma Stock Options;

(c)  amend or propose to amend its Articles of Association or Bylaws;

(d)  except as set forth on Schedule 4.1(d) of the Novuspharma Disclosure Schedules, acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing any assets of, or by purchasing any equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or (ii) any assets other than in connection with purchases of inventory, fixtures, furniture and equipment in the ordinary course of business consistent with past practice;

(e)  enter into or commit to enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or amend or otherwise modify the terms of any existing real property lease or exercise any right to renew or similar option under any real property lease (other than as set forth on Schedule 4.1(e) of the Novuspharma Disclosure Schedules);

(f)  except as set forth on Schedule 4.1(f) of the Novuspharma Disclosure Schedules, mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of, any of its material rights, properties or assets, except for mortgages, encumbrances or Liens on, or sales, leases, exchanges or other dispositions of, its rights, properties or assets in the ordinary course of business consistent with past practice;

(g)  repurchase, repay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Novuspharma, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) as set forth on Schedule 4.1(g) of the Novuspharma Disclosure Schedules;

(h)  make or agree to make any new capital expenditures which individually exceed US$500,000 or which in the aggregate exceed US$3,000,000, except for leasehold improvements, furniture and fixtures in the ordinary course of business consistent with past practice;

(i)  (i) make or rescind any express or deemed material election relating to taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (iii) change any of its methods of reporting income or deductions for tax purposes from those employed in the preparation of its income tax returns for any taxable year, except as may be required by Applicable Laws; (iv) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment related to taxes, or (v) surrender any right to claim a refund of taxes;

(j)  except as set forth on Schedule 4.1(j) of the Novuspharma Disclosure Schedules, settle, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated Novuspharma Financial Statements dated as of the Novuspharma Balance Sheet Date (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

(k)  except as set forth on Schedule 4.1(k) of the Novuspharma disclosure Schedules or otherwise required by Applicable Laws or by the terms of any Novuspharma Benefit Plan set forth on Schedule 2.11 of the Novuspharma Disclosure Schedules, (i) increase the rate or terms of compensation payable or to become payable generally to any of Novuspharma’s directors, officers or employees other than previously agreed to increases to non-management employees and except as required by employment agreements in existence on the date hereof, (ii) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other employee benefit not provided for by any existing pension plan, Novuspharma Benefit Plan or employment agreement described on Schedule 4.1(k) of the Novuspharma Disclosure Schedules, or (iii) establish, adopt, amend or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, or amend or modify or increase the rate or benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including any Novuspharma Stock Option Plan or any other Novuspharma Benefit Plan;

(l)  except as set forth on Schedule 4.1(l) of the Novuspharma Disclosure Schedules, except as required by Applicable Law, adopt or enter into any collective bargaining agreement or other labor or union Contract applicable to the employees of Novuspharma or terminate the employment of any employee of Novuspharma;

(m)  except as set forth on Schedule 4.1(m) of the Novuspharma Disclosure Schedules, enter into, modify or amend in a manner adverse in any material respect, or terminate any Novuspharma Material Contract or waive, release or assign any material rights or claims thereunder, in the case of any such waiver, release or assignment, in a manner adverse to Novuspharma other than any modification, amendment, termination, release or assignment of any such Novuspharma Material Contract in the ordinary course of business, consistent with past practice;

(n)  enter into any Contract the effect of which would be to subject the Surviving Corporation or any of CTI’s subsidiaries to any non-compete or other material restrictions on their business following the Effective Time;

(o)  enter into any material Contract if consummation of the transactions contemplated by this Agreement or compliance by Novuspharma with the provisions of this Agreement will conflict with, or result in any material violation or breach of, or material default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Novuspharma or the Surviving Corporation or any of their respective subsidiaries under, any provision of such Contract;

(p)  enter into any material written Contract, prohibiting Novuspharma from assigning all or any material portion of its rights, interests or obligations thereunder, unless such prohibition expressly excludes any assignment to CTI or any of its subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(q)  enter into a new line of business material to Novuspharma;

(r)  change its fiscal year, or except as required by Italian GAAP, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices; or

(s)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

4.2     Conduct of Business by CTI.    During the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with its terms), CTI shall, and shall cause its subsidiaries to, except as otherwise contemplated by this Agreement or to the extent CTI shall otherwise consent in writing, carry on their respective businesses, in all material respects, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all Applicable Laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts consistent with past practice to preserve intact their current business organizations and keep available the services of their current officers and employees. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, CTI shall not, and shall not permit any of its subsidiaries to, except (i) as contemplated by this Agreement or (ii) with the prior written consent of Novuspharma:

(a)  (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock or other securities (whether voting or otherwise), other than dividends and distributions by any direct or indirect wholly-owned subsidiary of CTI, (ii) split, combine or reclassify any of its capital stock or other securities (whether voting or otherwise) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities (whether voting or otherwise) or (iii) except for redemption of outstanding convertible notes of CTI or the repurchase of restricted stock, in each case pursuant to the terms thereof, purchase, redeem or otherwise acquire any shares of capital stock or other securities (whether voting or otherwise) of CTI or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)  other than (1) the issuance of CTI Common Stock upon the exercise of CTI Stock Options or warrants outstanding on the date of this Agreement in accordance with their present terms or in accordance with the terms of any employment agreements existing on the date of this Agreement or entered into in the ordinary course of business generally consistent with past practice, (2) the issuance of CTI Stock Options under the CTI Stock Option Plans in the ordinary course of business generally consistent with past practice, (3) pursuant to the terms of this Agreement or CTI Permitted Acquisitions, (4) the issuance of CTI Common Stock upon conversion of outstanding convertible notes, (5) sales of securities of CTI sold to investors not affiliated with CTI in arms-length financing transactions which neither require approval of the CTI shareholders nor present a material risk of delaying the Merger, or (6) as set forth on Schedule 4.2(b) of the CTI Disclosure Schedules, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other securities (whether voting or otherwise) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (ii) amend or otherwise modify the terms of any such rights, warrants or options, or (iii) accelerate the vesting of outstanding CTI Stock Options;

(c)  amend or propose to amend its Articles of Incorporation, Bylaws or other comparable charter or organizational documents;

(d)  other than CTI Permitted Acquisitions and as set forth on Schedule 4.2(d) of the CTI Disclosure Schedules, acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing any assets of, or by purchasing any equity or voting interest in or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets other than in connection with purchases of inventory, fixtures, furniture and equipment in the ordinary course of business consistent with past practice;

For purposes of this Agreement, “CTI Permitted Acquisitions” shall mean any of the transactions described in this subparagraph (d) above (1) which do not present a material risk of delaying the Merger or making it more difficult to obtain any necessary consent, (2) which are internal reorganizations solely involving existing wholly-owned (except for de minimis local ownership as required under applicable foreign laws) subsidiaries of CTI, or (3) which are set forth in Schedule 4.2(d) of the CTI Disclosure Schedules;

(e)  except as set forth on Schedule 4.2(e) of the CTI Disclosure Schedules, mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its material rights, properties or assets, except for mortgages, encumbrances or Liens on, or sales, leases, exchanges or other dispositions of, its rights, properties or assets in the ordinary course of business consistent with past practice;

(f)  repurchase, repay or incur any indebtedness for borrowed money, or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of CTI, or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, (ii) pursuant to existing credit facilities as in effect on the date hereof, (iii) issuances of debt securities of CTI sold to investors not affiliated with CTI in arms-length financing transactions which neither require approval of CTI shareholders nor present a material risk of delaying the Merger, (iv) as set forth on Schedule 4.2(f) of the CTI Disclosure Schedules or (v) any incurrences in the ordinary course of business which are not, individually or in the aggregate, material to CTI (provided that none of such transactions referred to in this clause (v) presents a material risk of delaying the Merger or making it more difficult to obtain or otherwise reasonably cause a delay in obtaining any necessary consent);

(g)  except as set forth on Schedule 4.2(g) of the CTI Disclosure Schedules, modify or amend in a manner adverse in any material respect, or terminate any CTI Material Contract or waive, release or assign any material rights or claims thereunder, in the case of any such waiver, release or assignment, in a manner adverse to CTI other than any modification, amendment, termination, release or assignment of any such CTI Material Contract in the ordinary course of business consistent with past practice;

(h)  except as required by Applicable Law or as set forth on Schedule 4.2(h) of CTI Disclosure Schedules, adopt or enter into any collective bargaining agreement or other labor or union contract applicable to the employees of CTI;

(i)  enter into a new line of business material to CTI;

(j)  change its fiscal year, or except as required by U.S. GAAP, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices; or

(k)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

4.3     No Solicitation by CTI.

(a)  CTI shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, knowingly facilitate or induce any inquiries or the making of any proposal the consummation of which would constitute a CTI Alternative Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably likely to lead to a CTI Alternative Transaction; provided, however, that if, at any time prior to the CTI Shareholder Approval, CTI receives an unsolicited, bona fide written offer or proposal from a third party with respect to which the Board of Directors of CTI determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable likelihood that the Board of Directors of CTI would breach its fiduciary duties to CTI’s shareholders under Applicable Laws, CTI may, in response to any such proposal that was not solicited by it and which did not otherwise result from a breach of this Section 4.3(a), and subject to compliance with Section 4.3(c) hereof, (x) furnish information with respect to CTI to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement dated December 10, 2002 entered into between Novuspharma and CTI (the “Confidentiality Agreement”), and (y) participate in negotiations regarding such proposal. For purposes of this Agreement “CTI Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than CTI, its subsidiaries or Novuspharma (a “Third Party”) acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding shares of CTI, whether from CTI or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of CTI or any of its significant subsidiaries by a Third Party by a merger or other business combination (including any so called “merger of equals” and whether or not CTI or any of its significant subsidiaries is the entity surviving any such merger or business combination), pursuant to which the stockholders of CTI or its significant subsidiary, as the case may be, immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction, (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of CTI and any entity surviving any merger or combination, including CTI or any of its subsidiaries) of CTI or any of its significant subsidiaries, as the case may be, for consideration equal to 50% or more of the fair market value of all of the outstanding shares of CTI Common Stock on the date prior to the date hereof, or (iv) any liquidation or dissolution of CTI; provided, however, that the Merger and the transactions contemplated by this Agreement shall not be deemed a CTI Alternative Transaction in any case.

(b)  Neither the Board of Directors of CTI nor any committee thereof shall, except as expressly permitted by this Section 4.3, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Novuspharma, the approval or recommendation by such Board of Directors or such committee of the Merger or the Merger Agreement, unless the Board of Directors of CTI determines in good faith, after consultation with outside counsel, that the failure to change, withdraw, qualify or modify such recommendation would result in a reasonable likelihood that the Board of Directors of CTI would breach its fiduciary duties to CTI’s shareholders under Applicable Laws, in which case CTI may withdraw, qualify or modify such approval or recommendation (a “CTI Subsequent Determination”). Notwithstanding any other provision of this Agreement, CTI shall submit the Merger and the Merger Agreement to its shareholders whether or not the Board of Directors of CTI makes a CTI Subsequent Determination.

(c)  In addition to the obligations of CTI set forth in paragraphs (a) and (b) of this Section 4.3, CTI shall promptly advise Novuspharma orally and in writing of any request for information or of any proposal in connection with a CTI Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and CTI shall provide Novuspharma with a copy of any documentation provided in connection therewith. CTI will keep Novuspharma reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and shall promptly provide all written materials subsequently provided in connection therewith.

(d)  Nothing contained in this Section 4.3 shall prohibit CTI from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of CTI, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to holders of CTI’s securities under Applicable Laws; provided, however, that CTI agrees to provide Novuspharma with a copy of such disclosure prior to such disclosure.

4.4    No Solicitation by Novuspharma.

(a)  Novuspharma shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage, knowingly facilitate or induce any inquiries or the making of any proposal the consummation of which would constitute a Novuspharma Alternative Transaction (as hereinafter defined), or (ii) participate in any discussions or negotiations regarding, or furnish any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may be reasonably likely to lead to a Novuspharma Alternative Transaction; provided, however, that if, at any time prior to the Novuspharma Shareholder Approval, Novuspharma receives an unsolicited, bona fide written offer or proposal from a third party with respect to which the Board of Directors of Novuspharma determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable likelihood that the Board of Directors of Novuspharma would breach its fiduciary duties to Novuspharma’s shareholders under Applicable Laws, Novuspharma may, in response to any such proposal that was not solicited by it or that did not otherwise result from a breach of this Section 4.4(a), and subject to compliance with Section 4.4(c) hereof, (x) furnish information with respect to Novuspharma to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the terms of the Confidentiality Agreement, and (y) participate in negotiations regarding such proposal. For purposes of this Agreement, “Novuspharma Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which a Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding shares of Novuspharma, whether from Novuspharma or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of Novuspharma by a Third Party by a merger or other business combination (including any so called “merger of equals” and whether or not Novuspharma is the entity surviving any such merger or business combination), pursuant to which the shareholders of Novuspharma immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction, (iii)

any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets of Novuspharma for consideration equal to 20% or more of the fair market value of all of the outstanding Novuspharma Ordinary Shares on the date prior to the date hereof, or (iv) any liquidation or dissolution of Novuspharma; provided, however, that the Merger and the transactions contemplated by this Agreement shall not be deemed a Novuspharma Alternative Transaction in any case.

(b)  Neither the Board of Directors of Novuspharma nor any committee thereof shall (i) except as expressly permitted by this Section 4.4, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to CTI, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement. Notwithstanding the foregoing, in the event that prior to the Novuspharma Shareholder Approval the Board of Directors of Novuspharma determines in good faith, after it has received a Novuspharma Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable likelihood that the Board of Directors of Novuspharma would breach its fiduciary duties to Novuspharma’s shareholders under Applicable Laws, the Board of Directors of Novuspharma may (subject to this and the following sentences) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation by the Novuspharma Board of Directors of the Merger or this Agreement (a “Novuspharma Subsequent Determination”), but only at a time that is after the seventh business day following CTI’s receipt of written notice advising CTI that the Board of Directors of Novuspharma has received a Novuspharma Superior Proposal (as hereinafter defined) specifying the material terms and conditions of such Superior Proposal, identifying the person making such Novuspharma Superior Proposal and stating that it intends to make a Novuspharma Subsequent Determination. After providing such notice, Novuspharma shall provide a reasonable opportunity to CTI to make such adjustments in the terms and conditions of this Agreement as would enable Novuspharma to proceed with its recommendation to shareholders without making a Novuspharma Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a “Novuspharma Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Novuspharma Alternative Transaction involving the sale of a majority or more of the Novuspharma Ordinary Shares or sale of all or substantially all of Novuspharma’s assets or similar transaction which the Board of Directors of Novuspharma determines in its good faith judgment (based on the advice of an independent financial advisor of internationally recognized reputation) to be more favorable to Novuspharma’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Novuspharma, after obtaining advice from the independent financial advisor of internationally recognized reputation, the third party is reasonably able to finance the transaction and the likelihood of completing the transaction within a reasonable timeframe, and any proposed changes to this Agreement that may be proposed by CTI in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, Novuspharma shall submit this Agreement and the other matters requiring the approval of the shareholders in order to complete the Merger, to its shareholders whether or not the Board of Directors of Novuspharma makes a Novuspharma Subsequent Determination.

(c)  In addition to the obligations of Novuspharma set forth in paragraphs (a) and (b) of this Section 4.4, Novuspharma shall promptly advise CTI orally and in writing of any request for information or of any proposal in connection with a Novuspharma Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and Novuspharma shall provide CTI with a copy of any documentation provided in connection therewith. Novuspharma will keep CTI reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and shall promptly provide all written materials subsequently provided in connection therewith.

(d)  Nothing contained in this Section 4.4 shall prohibit Novuspharma from making any disclosure to its shareholders in accordance with the applicable provisions of Italian Law if, in the good faith judgment of the Board of Directors of Novuspharma, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Novuspharma’s shareholders under Applicable Laws; provided, however, that Novuspharma shall provide a copy of such disclosure to CTI prior to such disclosure.

4.5     Other Actions.    Neither Novuspharma nor CTI shall, nor shall CTI permit any of its subsidiaries to, take any action that would result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, incorrect or incomplete or (b) any of such representations and warranties that are not so qualified becoming untrue, incorrect or incomplete in any material respect.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1     Preparation of Proxy Statement, Registration Statement, Information Document and Listing Particulars; Shareholders’ Meetings.

(a)  As soon as possible, with the goal of not later than 30 days after the execution of this Agreement, (i) CTI shall prepare and file with the SEC a proxy statement relating to the meeting of the CTI shareholders to obtain the CTI Shareholder Approval (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and (ii) CTI shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement shall be included as part of the prospectus, in connection with the registration under the Securities Act of the shares of CTI Common Stock to be issued to the holders of Novuspharma Ordinary Shares pursuant to the Merger. CTI shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state laws in connection with the issuance of shares of CTI Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement shall have become effective, CTI shall mail the Proxy Statement to its shareholders in accordance with Applicable Laws. As promptly as practicable after the CTI Shareholders’ Meeting, CTI shall prepare and file with the CONSOB and the Borsa Italiana a listing application (the “Listing Particulars”) in accordance with the applicable rules and regulations of the Borsa Italiana for the listing of the shares of CTI Common Stock on the Nuovo Mercato and Schedule J hereto. As promptly as practicable after the signing of this agreement, CTI will appoint the Sponsor Bank to manage the listing process in accordance with the Italian law. The Sponsor Bank will be designated in consultation with Novuspharma.

(b)  As promptly as practicable after the date of this Agreement, in accordance with applicable rules and regulations of the CONSOB and the Borsa Italiana, Novuspharma shall prepare and file with the Borsa Italiana and make available at Novuspharma’s registered office in Milan, Italy, an information document relating to the Merger (together with any amendments thereof or supplements thereto, the “Information Document”).

(c)  Each of CTI and Novuspharma shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Information Document, Proxy Statement, Registration Statement and Listing Particulars, and each party hereby authorizes the other to use such information in each of the Information Document, Proxy Statement, Registration Statement and Listing Particulars, as the case may be; provided that neither party shall use any such information without the prior consent of the other party or if doing so would violate or cause a violation of United States or Italian securities laws or any other Applicable Law. CTI will promptly advise Novuspharma when the Registration Statement has become effective and of any supplements or amendments thereto, and Novuspharma shall not distribute any written material that would constitute, as advised by counsel to Novuspharma, a “prospectus” relating to the Merger or the CTI Common Stock within the meaning of the Securities Act or any applicable state securities law without the prior written consent of CTI.

(d)  CTI agrees promptly to advise Novuspharma if at any time prior to the Novuspharma Shareholders’ Meeting or, thereafter, until the Effective Date or the first date of the listing of the shares of CTI common stock, any information provided by it in the Information Document is or becomes untrue, incorrect or incomplete in any material respect and to provide Novuspharma with the information needed to correct such inaccuracy or omission. CTI will furnish Novuspharma with such supplemental information as may be necessary in order to cause the Information Document, insofar as it relates to CTI and its subsidiaries, to comply with Applicable Laws.

(e)  Novuspharma agrees promptly to advise CTI if at any time prior to the CTI Shareholders’ Meeting or, thereafter, until the Effective Date or the first date of the listing of the shares of CTI common stock, any information provided by it in the Proxy Statement, Registration Statement or Listing Particulars is or becomes untrue, incorrect or incomplete in any material respect and to provide CTI with the information needed to correct such inaccuracy or omission. Novuspharma will furnish CTI with such supplemental information as may be necessary in order to cause the Proxy Statement, Registration Statement or Listing Particulars insofar as it relates to Novuspharma, to comply with Applicable Laws.

(f)  As soon as practicable following the date of this Agreement in accordance with all applicable rules and regulations of the SEC, the CONSOB and the Borsa Italiana and WBCA and Italian Law, each of Novuspharma and CTI shall call and hold a meeting of its respective shareholders (the “Novuspharma Shareholders’ Meeting” and the “CTI Shareholders’ Meeting”, respectively), for the purpose of obtaining the Novuspharma Shareholder Approval and the CTI Shareholder Approval, respectively. CTI shall use reasonable efforts to obtain the CTI Shareholder Approval, and through its Board of Directors, shall (subject to Section 4.3) recommend to its shareholders the obtaining of the CTI Shareholder Approval. Novuspharma shall use reasonable efforts to obtain the Novuspharma Shareholder Approval, and through its Board of Directors, shall (subject to Section 4.4) recommend to its shareholders the obtaining of the Novuspharma Shareholder Approval. At the CTI Shareholders’ Meeting, all of the shares of CTI Common Stock then owned by Novuspharma, if any, shall be voted in favor of the Merger. At the Novuspharma Shareholders’ Meeting, all of the shares of Novuspharma Common Stock then owned by CTI, if any, shall be voted in favor of the Merger.

5.2     Access to Information; Regulatory Communications.

(a)  Novuspharma and CTI shall, and CTI shall cause its subsidiaries to, afford the other party, and the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access, by giving one (1) day prior notice, during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Novuspharma and CTI shall, and CTI shall cause each of its subsidiaries to, furnish promptly to the other party, (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States federal or state or Italian securities laws, and (ii) all other information concerning its business, including product development efforts, properties, results of operations and personnel as such other party may reasonably request. Each of Novuspharma and CTI will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement.

(b)  CTI and Novuspharma shall notify and consult with each other promptly (i) after receipt of a communication from any Regulatory Agency and before giving any material submission to such Regulatory Agency, (ii) after receipt of any comments from any officials of any Governmental Entity in connection with filings made pursuant hereto, (iii) after receipt of any material request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in with, Applicable Laws, and (iv) prior to making any material change to a study protocol, the addition of new trials, or a material change to the development timeline for any of its product candidates or programs; provided, however, that in the event either CTI or Novuspharma (x) is contacted by a Regulatory Agency, and (y) has made a good faith effort to include representatives of the other party in such discussion without success, then CTI or Novuspharma, as appropriate, shall be allowed to participate in such discussions without the other party and shall promptly inform the other party of the content of such discussions.

(c)  No information or knowledge obtained in any investigation or notification pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement.

5.3     Commercially Reasonable Efforts; Notification.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities and Regulatory Agencies, if any), (ii) the obtaining of all necessary actions, consents, approvals or waivers from Governmental Entities, Regulatory Agencies and other third parties, (iii) the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or Regulatory Agency, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (v) the defending of any lawsuits or other legal proceedings, brought by third parties (other than Governmental Entities) challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including using commercially reasonable efforts to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby, (vi) the taking of all reasonable actions to fulfill the conditions to the obligations of CTI or Novuspharma set forth in Article VI of this Agreement, and (vii) the using of all reasonable efforts to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that neither CTI nor Novuspharma shall be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to be materially burdensome to Novuspharma or CTI and its subsidiaries (taken as a whole) or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. In connection with and without limiting the foregoing, CTI and Novuspharma and members of their respective Boards of Directors shall (1) grant such approvals and take all such other actions as may be necessary so that no United States federal or state or Italian takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and (2) if any United States federal or state or Italian takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to eliminate or minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

(b)  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require any party hereto to take or agree to take any Action of Divestiture (as defined below). For purposes of this Agreement, an “Action of Divestiture” shall mean making proposals, executing or carrying out agreements or submitting to Judgments providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of material assets or the holding separate of Novuspharma Ordinary Shares or imposing or seeking to impose any limitation on the ability of any party hereof to conduct its respective business in any material respect or own such assets or to acquire, hold or exercise full rights of ownership of Novuspharma’s business.

(c)  Novuspharma shall give prompt written notice to CTI, and CTI shall give prompt written notice to Novuspharma, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue, incorrect or incomplete in any respect or any such representation or warranty that is not so qualified becoming untrue, incorrect or incomplete in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen as having, individually or in the aggregate, a material adverse effect on Novuspharma or CTI, as the case may be; provided, however, that no such notification shall (1) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (2) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.4     Termination of Novuspharma Stock Options, Assumption of Novuspharma Stock Option Plans and Treatment of Novuspharma Employees.

(a)  CTI shall assume the Novuspharma Stock Option Plans at the Effective Time. Prior to the Effective Time, Novuspharma shall use commercially reasonable efforts to provide that each outstanding Novuspharma Stock Option shall accelerate and become fully vested and exercisable, and to the extent not exercised prior to the Effective Time, shall terminate and be cancelled and shall not be assumed by CTI. Novuspharma shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, each Novuspharma Stock Option. In furtherance of the foregoing, Novuspharma shall provide a notice to Novuspharma optionees informing them that the Novuspharma Stock Options not exercised prior to the Effective Time shall terminate immediately prior to the Effective Time, which notice shall be provided to the optionees no later than fifteen (15) days prior to the Effective Time. The form and substance of such notice shall be subject to advance review and approval of CTI, which approval will not be unreasonably withheld.

(b)  On or after the Effective Time, CTI shall issue options to acquire CTI Common Stock to those Novuspharma employees and on such other terms and conditions (including number of shares of CTI Common Stock and vesting provisions) as determined by CTI in its discretion (the “New CTI Options”). Prior to the mailing of the Information Document, CTI shall inform each employee holding Novuspharma Stock Options of the terms and conditions (including number of shares of CTI Common Stock and vesting provisions) of the New CTI Options to be granted to such employee by CTI on or after the Effective Time. The New CTI Options shall have a per share exercise price equal to the greater of: (i) the average of the closing prices for a share of CTI Common Stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the Effective Time or the relevant date of grant, and (ii) the average of the closing prices for a share of CTI Common Stock on the Nuovo Mercato Telematico Azionario (if applicable) for each trading day during the one-month period immediately preceding the Effective Time or the relevant date of grant. The New CTI Options shall be granted under and subject to the terms and conditions of the assumed Novuspharma Stock Option Plans and written option agreements to be entered into by and between CTI and each applicable optionee.

(c)  CTI shall take such actions as are reasonable or appropriate to effectuate the provisions of this Section 5.4, including the reservation, issuance and listing of the shares of CTI Common Stock that are subject to the New CTI Options and available for grant under the assumed Novuspharma Stock Option Plans. CTI shall use commercially reasonable efforts to file a registration statement on Form S-8 (or any successor form) for the shares of CTI Common Stock issuable with respect to the New CTI Options and available for grant under the assumed Novuspharma Stock Option Plans to the extent Form S-8 (or any successor form) is available as soon as reasonably practicable after the Effective Time, and shall use commercially reasonable efforts to maintain such registration statement on Form S-8 (or any successor form) thereafter for as long as such New CTI Options are outstanding or such shares remain available for issuance under the assumed Novuspharma Stock Option Plans.

(d)  Novuspharma shall take such actions prior to the Effective Time as are reasonable or appropriate to effect the provisions of this Section 5.4, including, without limitation, (i) taking such actions as may be required to confirm that the CTI Board of Directors shall, effective as of the Effective Time, become the administrator of the assumed Novuspharma Stock Option Plans and shall have any and all amendment authority with respect thereto, and (ii) adopting such amendments and obtaining such consents as may be required to effect the termination of

Novuspharma Stock Options and assumption of Novuspharma Stock Option Plans contemplated by this Section 5.4.

(e)  CTI, Novuspharma and the Surviving Corporation shall take all such steps as may be reasonably required to cause the transactions contemplated by this Section 5.4 and any other dispositions of equity securities of Novuspharma (including, without limitation, derivative securities) or acquisitions of CTI equity securities (including, without limitation, derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Novuspharma, or (ii) at the Effective Time, shall become a director or officer of the Surviving Corporation, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with and to the extent permissible under that certain SEC No Action Letter [1999 Transfer Binder] Fed. Sec. L. Rep. (CCH) 77,515 (Jan. 12, 1999).

(f)  On and after the Effective Time, the Surviving Corporation shall maintain plans for the benefit of each employee of Novuspharma as of the Effective Time (collectively, the “Novuspharma Employees”) that provide benefits to each such employee that are no less favorable, in the aggregate, to such employees than the benefits provided under the Novuspharma Benefit Plans as of the Effective Time.

(g)  Except as provided in Section 5.4(b), with respect to each employee benefit plan, practice or policy of the Surviving Corporation or any of its affiliates in which Novuspharma Employees participate on or after the Effective Time, each such Novuspharma Employee shall be given credit under such plan, practice or policy for all service with Novuspharma or any predecessor employer or other entity, to the extent such credit was given by Novuspharma or any predecessor employer or other entity under a comparable Novuspharma Benefit Plan, for all purposes, including, without limitation, for purposes of determining eligibility, vesting, benefit accrual, and determination of benefit levels, and for all other purposes for which such service is either taken into account; provided, however, that such credit shall not result in duplication of benefits. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Novuspharma Employees shall be given full credit for amounts paid under any Novuspharma Benefit Plan during the same calendar year in which they commence participation in a comparable employee benefit plan of the Surviving Corporation for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable employee benefit plan of the Surviving Corporation.

5.5   Conveyance Taxes.    CTI and Novuspharma shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All of such taxes and expenses shall be borne equally by CTI and Novuspharma.

5.6   Indemnification, Exculpation and Insurance.

(a)  (i) The Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in CTI’s Articles of Incorporation on the date of this Agreement, and (ii) the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Bylaws attached hereto as Exhibit H, which provisions mentioned under clause (i) and (ii) above shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Novuspharma, unless such modification is required by Applicable Laws.

(b)  For three (3) years from the Effective Time, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering Novuspharma’s directors and managers currently covered by Novuspharma’s directors’ and officers’ liability insurance policies (copies of which have been heretofore delivered or made available to CTI) which directors and managers are set forth on Schedule 5.6 of the Novuspharma Disclosure Schedules (the “Covered Novuspharma Directors and Managers”) on terms no less favorable than the terms of such current insurance coverage; provided, however, that in lieu of the purchase of such insurance by the Surviving Corporation, CTI, with Novuspharma’s written consent, may purchase a three (3) year extended reporting period endorsement under its existing Directors’ and Officers’ liability insurance coverage; provided further that in no event will the Surviving Corporation be required to pay annualized aggregate premiums for insurance under this Section 5.6(b) in excess of one hundred and fifty percent (150%) of the amount of the aggregate premiums paid by Novuspharma for such coverage for the year ended December 31, 2002, and to the extent such premiums would exceed one hundred and fifty percent (150%) of such amount, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred and fifty percent (150%) of such amount.

(c)    This Section 5.6 shall survive the consummation of the Merger, is intended to benefit Novuspharma, the Surviving Corporation and the Covered Novuspharma Directors and Managers, shall be binding on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Covered Novuspharma Directors and Managers. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6 and in Section 1.6.

5.7     Letters of Accountants.    Novuspharma shall use its commercially reasonable efforts to cause to be delivered to CTI a “comfort” letter from KPMG S.p.A., Novuspharma’s independent public accountants, in connection with the financial information of Novuspharma to be included in the Registration Statement, dated and delivered on the date on which the Registration Statement shall become effective, addressed to CTI, in form and substance reasonably satisfactory to CTI and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. CTI shall use its commercially reasonable efforts to cause to be delivered to Novuspharma a “comfort” letter from Ernst & Young LLP, CTI’s independent public accountants, in connection with the financial information of CTI to be included in the Information Document, dated and delivered on the date on which the Information Statement shall become effective, addressed to Novuspharma, in form and substance reasonably satisfactory to Novuspharma and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

5.8     Fees and Expenses.    Except as expressly set forth in this Agreement, including, without limitation, Section 7.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the

Merger is consummated; provided that CTI shall pay two-thirds and Novuspharma shall pay one-third of the filing fees and printing costs incurred in connection with the filing and printing of the Registration Statement, the Proxy Statement, the Information Document, the Listing Particulars, and any prospectus to be printed in connection with any of the foregoing documents.

5.9     Public Announcements.    CTI, on the one hand, and Novuspharma, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, and will use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement (including the Merger) including, without limitation, those press releases or other public statements that may be required by, or that are otherwise published or disseminated pursuant to, Applicable Laws, court process or by obligations pursuant to any listing agreement with any United States or Italian securities exchange and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by Applicable Laws or any listing agreement with any United States or Italian securities exchange; provided, however, that CTI shall not make any disclosure without the prior consent of Novuspharma if doing so would violate or cause a violation of applicable Italian securities laws or other Applicable Laws for Novuspharma, and Novuspharma shall not make any disclosure without the prior written consent of CTI if doing so would violate or cause a violation of applicable United States federal or state securities laws or other Applicable Laws for CTI. In any event, the parties shall agree on the initial press release announcing execution of this Agreement.

5.10     Novuspharma Representatives on the Surviving Corporation.    Subject to Applicable Law and the charter of CTI’s Nominating Committee applicable to all directors, CTI shall nominate for election as a director, in the class specified on Schedule G, the persons specified on Schedule G for the remainder of the terms of such classes at CTI’s 2004 annual meeting of shareholders. If, for any reason other than removal for cause by the CTI shareholders, one or more of such directors is unable or unwilling to serve as a director, the remaining directors specified on Schedule G shall select a replacement candidate mutually agreeable to the CTI board of directors which candidate shall in turn be nominated to fill the remaining term of such replaced director.

5.11     Creditors’ Claims.    Novuspharma shall not post any bond, in connection with the termination of the two-month period for creditors’ claims following the recording of the minutes of the Novuspharma Shareholder Approval on the Companies’ Register at the Italian Chamber of Commerce of Milan, without the prior written consent of CTI.

5.12     Headquarters.    As soon as practicable after the Effective Time, the Surviving Corporation shall take all actions reasonably necessary to transfer the headquarters of the Surviving Corporation’s European operations to Novuspharma’s current offices in Bresso, Italy.

5.13     Favorable Tax Ruling.    Promptly after the date hereof, the parties shall cooperate in the preparation and filing by Novuspharma of a request for a tax ruling from the competent Italian tax authorities pursuant to article 11 of Law n. 212 of July 27, 2000, as to the tax-neutrality of the Merger for Novuspharma and for holders of Novuspharma Ordinary Shares resident in Italy.

5.14     Termination of 2001 Shareholders’ Agreement.    Novuspharma shall use commercially reasonable efforts to terminate the shareholders’ agreement, dated as of November 13, 2001 by and among the signatories identified therein, prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1     Conditions to Each Party’s Obligations to Close.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party (in writing) on or prior to the Closing Date of the following conditions:

(a)  Shareholder Approvals.    The Shareholder Approvals shall have been obtained.

(b)  Stock Market Listing.    The shares of CTI Common Stock issuable to the holders of Novuspharma Ordinary Shares pursuant to this Agreement and under the CTI Stock Option Plans shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance, and the shares of CTI Common Stock shall have been approved for listing on the Nuovo Mercato.

(c)  No Injunctions or Restraints.    No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(d)  Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of CTI or Novuspharma, threatened by the SEC.

(e)  Antitrust Approvals.    Any applicable waiting period (and any extension thereof) under any applicable antitrust laws shall have expired or been terminated, and all material antitrust approvals, if any, required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

(f)  Novuspharma and CTI Opinions.    Novuspharma’s Italian tax counsel shall have delivered to Novuspharma a written opinion with respect to the tax-neutrality of the Merger for Novuspharma and for the holders of Novuspharma Ordinary Shares resident in Italy in customary form, reasonably acceptable to Novuspharma. In preparing the Novuspharma tax opinion, Novuspharma counsel may make and rely on reasonable assumptions and may also rely on reasonable representations related thereto. CTI’s Italian tax counsel shall have delivered to CTI a written opinion in customary form, reasonably acceptable to CTI. In preparing the CTI tax opinion, CTI counsel may make and rely on reasonable assumptions and may also rely on reasonable representations related thereto.

(g)  Rescission Shares.    Rescission rights under article 2437 of the Italian Civil Code shall not have been exercised with respect to an amount greater than US$ 25,000,000, to be converted into Euro at the applicable exchange rate published in the daily newspaper Il Sole 24-Ore on the third business day immediately prior to the date of the Novuspharma Shareholders’ Meeting.

(h)  Expert Report.    KPMG S.p.A. shall have delivered to Novuspharma, in accordance with the applicable provisions of Italian Law, a report confirming the fairness of the Exchange Ratio (a copy of which shall have been provided to CTI prior to the Novuspharma Shareholders’ Meeting).

6.2     Additional Conditions to Obligations of CTI.    The obligations of CTI to effect the Merger are also subject to the satisfaction or waiver by CTI (in writing) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.    Each of the representations and warranties of Novuspharma contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except in each case, or in the aggregate, as does not constitute a material adverse effect on Novuspharma at the Closing Date (it being understood that, for purposes of determining whether such representations and warranties are true and correct, all “material adverse effect” qualifications and qualifications based on the word “material” shall be disregarded). CTI shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Novuspharma to such effect.

(b)  Agreements and Covenants.    Novuspharma shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. CTI shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Novuspharma to that effect.

(c)  Certificates and Other Deliveries.    Novuspharma shall have delivered, or caused to be delivered, to CTI (i) a certificate of good standing (or appropriate counterpart) from the appropriate governmental entity in Italy stating that Novuspharma is a validly existing joint stock company in good standing; (ii) duly adopted resolutions of the Board of Directors and shareholders of Novuspharma approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby and thereby, certified by the Managing Director of Novuspharma, and (iii) a true, correct and complete copy of the Articles of Association, as amended, of Novuspharma certified by the appropriate governmental entity in Italy, and a true, correct and complete copy of the Bylaws, as amended, of Novuspharma certified by the Secretary of Novuspharma.

(d)  No Material Adverse Effect.    From and including the date hereof, there shall not have occurred any material adverse effect on Novuspharma.

(e)  Consents and Approvals.    Novuspharma shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, and declarations, registrations and filings with (collectively, “Consents and Filings”) all Governmental Entities and third parties set forth in Schedule 6.2(e) of the Novuspharma Disclosure Schedules have been obtained.

(f)  Expiration or Satisfaction of Novuspharma Creditor Claims.    The two-month period following the recording of the minutes of the Novuspharma Shareholder Approval on the Companies’ Register at the Italian Chamber of Commerce of Milan shall have expired or otherwise been satisfied.

6.3     Additional Conditions to Obligations of Novuspharma.    The obligations of Novuspharma to effect the Merger are also subject to the satisfaction or waiver by Novuspharma (in writing) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.    Each of the representations of CTI contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except, in each case, or in the aggregate as does not constitute a material adverse effect on CTI at the Closing Date (it being understood that, for purposes of determining whether such representations and warranties are true and correct, all “material adverse effect” qualifications and qualifications based on the word “material or similar phrases contained in such representations and warranties shall be disregarded). Novuspharma shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of CTI to such effect.

(b)  Agreements and Covenants.    CTI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Novuspharma shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of CTI to such effect.

(c)  Certificates and Other Deliveries.    CTI shall have delivered to Novuspharma (i) a certificate of good standing from the Secretary of State of the State of Washington stating that CTI is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of CTI approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the shareholders of CTI approving the Merger, each certified by the Secretary of CTI; and (iii) a true, correct and complete copy of the Articles of Incorporation, as amended, of CTI certified by the Secretary of State of the State of Washington, and a true, correct and complete copy of the Bylaws, as amended, of CTI certified by the Secretary of CTI.

(d)  No Material Adverse Effect.    From and including the date hereof, there shall not have occurred any material adverse effect on CTI.

(e)  Consents and Approvals.    CTI shall have received evidence, in form and substance reasonably satisfactory to it, that such Consents and Filings with all Governmental Entities and third parties set forth on Schedule 6.3(e) of the CTI Disclosure Schedules hereto have been obtained.

(f)  Directors of the Surviving Corporation.    The persons set forth on Schedule G shall have been appointed as directors of the Surviving Corporation with such appointments to take effect as of the Effective Time.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1     Termination.    This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(a), 7.1(g) or 7.1(h)) whether before or after the Shareholder Approvals:

(a)  by mutual written consent of CTI and Novuspharma, prior to receipt of the Shareholder Approvals, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors;

(b)  by CTI (provided that CTI is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) upon a breach of any representation, warranty, covenant or agreement on the part of Novuspharma set forth in this Agreement or (ii) if any representation or warranty of Novuspharma shall have become untrue or incorrect, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy or breach is curable by Novuspharma prior to the End Date (as defined in Section 7.1(d)) through exercise of its commercially reasonable efforts, then CTI may not terminate this Agreement under this Section 7.1(b) prior to thirty (30) days following the receipt of written notice from CTI to Novuspharma of such breach, provided that Novuspharma continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that CTI may not terminate this Agreement pursuant to this Section 7.1(b) if such breach by Novuspharma is cured within such thirty (30) day period);

(c)  by Novuspharma (provided that Novuspharma is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) upon a breach of any representation, warranty, covenant or agreement on the part of CTI set forth in this Agreement, or (ii) if any representation or warranty of CTI shall have become untrue or incorrect, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof, as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy or breach is curable by CTI prior to the End Date through exercise of its commercially reasonable efforts, then Novuspharma may not terminate this Agreement under this Section 7.1(c) prior to thirty (30) days following the receipt of written notice from Novuspharma to CTI of such breach, provided that CTI continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period (it being understood that Novuspharma may not terminate this Agreement pursuant to this Section 7.1(c) if such breach by CTI is cured within such thirty (30) day period);

(d)  by either CTI or Novuspharma if the Merger shall not have been consummated by April 15, 2004 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(e)  by either CTI or Novuspharma, if any approval of the shareholders of Novuspharma required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Novuspharma’s shareholders or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Novuspharma where the failure to obtain Novuspharma Shareholder Approval shall have been caused by the action or failure to act of Novuspharma and such action or failure to act constitutes a material breach by Novuspharma of this Agreement;

(f)  by either CTI or Novuspharma, if any approval of the shareholders of CTI required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of CTI’s shareholders or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to CTI where the failure to obtain CTI Shareholder Approval shall have been caused by the action or failure to act of CTI and such action or failure to act constitutes a material breach by CTI of this Agreement;

(g)  by Novuspharma, at any time prior to the CTI Shareholders’ Meeting, if the CTI Board of Directors shall have (i) failed to include in the Proxy Statement its recommendation without modification or qualification that the CTI shareholders approve this Agreement and the transactions contemplated hereby, (ii) subsequently withdrawn such recommendation, (iii) modified or qualified such recommendation in a manner adverse to the interests of Novuspharma, or (iv) failed to reconfirm such recommendation within ten (10) business days of receipt of a written request from Novuspharma to do so; or

(h)  by CTI, at any time prior to the Novuspharma Shareholders’ Meeting, if the Novuspharma Board of Directors shall have (i) failed to recommend without modification or qualification that the Novuspharma Shareholders approve this Agreement and the transactions contemplated hereby, (ii) subsequently withdrawn such recommendation, (iii) modified or qualified such recommendation in a manner adverse to the interests of CTI or (iv) failed to reconfirm such recommendation within ten (10) business days of receipt of a written request from CTI to do so.

7.2     Effect of Termination.

(a)  In the event of termination of this Agreement by either Novuspharma or CTI as provided in Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CTI or Novuspharma or their respective officers or directors, except as set forth in this Section 7.2, and in Sections 2.16(b), 3.16(b), 5.8 and Article VIII hereof, which shall survive termination, and to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement in which case such willfully breaching party shall not be relieved from any liability or obligations. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive any termination of this Agreement.

(b)  If this Agreement is terminated (i) pursuant to Sections 7.1(d), (f) or (g) hereof or (ii) by Novuspharma as a result of CTI’s material breach of Section 4.3 hereof, CTI shall pay to Novuspharma, promptly, but in any event within five (5) days of such termination, a termination fee of US$ 4,750,000 (the “CTI Termination Fee”); provided, that in the case of termination under Section 7.1(d) or (f): (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been any offer or proposal for a CTI Alternative Transaction with respect to CTI and within twelve (12) months following the termination of this Agreement CTI or its subsidiaries enters into an agreement providing for an Acquisition of CTI or an Acquisition of CTI is consummated, and (B) such payment shall be made promptly, but in no event later than one (1) business day after the earlier of the entering into of such agreement or consummation of such Acquisition of CTI, as the case may be. CTI hereby acknowledges and agrees that the amount of the CTI Termination Fee is fair after taking into account the value of the Merger, the transactions contemplated hereby and all of the costs and expenses already incurred by the parties before entering into this Agreement.

(c)  If this Agreement is terminated (i) pursuant to Sections 7.1(d), (e) or (h) hereof or (ii) by CTI as a result of Novuspharma’s material breach of Section 4.4, Novuspharma shall pay to CTI, promptly, but in any event within five (5) days of such termination, a termination fee of US$ 4,750,000 (the “Novuspharma Termination Fee”); provided, that in the case of termination under Sections 7.1(d) or (e): (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been any offer or proposal for a Novuspharma Alternative Transaction with respect to Novuspharma and within twelve (12) months following the termination of this Agreement Novuspharma enters into an agreement providing for an Acquisition of Novuspharma or an Acquisition of Novuspharma is consummated, and (B) such payment shall be made promptly, but in no event later than one (1) business day after the earlier of the entering into of such agreement or consummation of such Acquisition of Novuspharma, as the case may be. Novuspharma hereby acknowledges and agrees that the amount of the Novuspharma Termination Fee is fair after taking into account the value of the Merger, the transactions contemplated hereby and all of the costs and expenses already incurred by the parties before entering into this Agreement.

(d)  The CTI Termination Fee and the Novuspharma Termination Fee (individually, “Termination Fee”) payable under Sections 7.2(b) and (c), respectively, shall each (i) be payable in immediately available funds, and (ii) be paid free and clear of all deductions or withholdings. With respect to the CTI Termination Fee and the Novuspharma Termination Fee, in the event that a deduction or withholding is required by law, the party owing the Termination Fee to the other shall pay such additional amount as shall be required to ensure that the net amount received by the party entitled to the Termination Fee shall equal the full amount which would have been received by it, had no such deduction or withholding been required to be made, and the owing party shall indemnify such other party for such withholding or deductions, and interest, additions to tax and penalties thereon.

(e)  For the purposes of this Section 7.2 only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the shareholders of the party immediately preceding such transaction hold less than sixty percent (60%) of the aggregate voting securities in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of forty percent (40%) of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the party or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of securities representing in excess of forty percent (40%) of the voting power of the then outstanding voting securities of the party.

7.3     Amendment.    This Agreement may be amended by the parties at any time before or after the Shareholder Approvals; provided, however, that after such Shareholder Approvals have been obtained there shall not be made any amendment that by law requires further approval by either the shareholders of Novuspharma or CTI without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.4     Extension; Waiver.    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3 hereof, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

8.1     Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

8.2     Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below or (or at such other address for a party as shall be specified by like notice):

(a)    if to CTI, to

Cell Therapeutics, Inc.

501 Elliot Avenue West, Suite 400

Seattle, WA 98119

Facsimile: (206) 284-6206

Attention: Chief Executive Officer

with a copy to:

Wilson, Sonsini, Goodrich & Rosati

One Market, Spear Street Tower

Suite 3300

San Francisco, CA 94105

Facsimile: (415) 947-2000

Attention: Michael Kennedy, Esq.

                 Victoria Z. Deitcher, Esq.

with a copy to:

Gianni, Origoni, Grippo & Partners Studio Legale

Via delle Quattro Fontane, 20

Rome, Italy

Facsimile: 39 06 487-1101

Attention: Filippo Troisi, Esq.

(b)    if to Novuspharma, to:

Novuspharma, S.p.A.

Via Ariosto 23

20091 Bresso (MI), Italy

Facsimile: 39 (02) 610-35600

Attention: Dr. Silvano Spinelli

with a copy to:

Studio Legale Chiomenti

Via A. Boito n.8

Milan, Italy 20121

Facsimile: 39 (02) 72157230

Attention: Manfredi Vianini Tolomei, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, 11th Floor

Palo Alto, CA 94301

Facsimile: (650) 470-4570

Attention: Kenton J. King, Esq.

                 Celeste E. Greene, Esq.

8.3     Definitions.    For purposes of this Agreement:

(a)  an “affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)  “business day” is a day on which banks are not required or authorized to close in the City of New York or Milan, Italy;

(c)  “material adverse change” or “material adverse effect” means, when used in connection with Novuspharma, the Surviving Corporation or CTI, any change or effect that is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries taken as a whole; provided, however, none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (A) a change in the market price or trading value or trading volume of Novuspharma or CTI securities, (B) changes in conditions affecting any of the industries in which such entity operates generally or the economies of the United States or Italy, as applicable, (C) any change or effect resulting from compliance with the terms of this Agreement, or (D) any change or effect resulting from the announcement or pendency of the Merger;

(d)  “person” means an individual, corporation, partnership, joint stock corporation, joint venture, association, trust, unincorporated organization or other entity; and

(e)  a “subsidiary” of any person means another person, the capital of which is controlled directly or indirectly by such first person; for this purpose, the notion of a “controlled person” means a person in which another person has at its disposal the majority of the votes to be cast in a meeting of the holders of shares, stock, quotas or other interests of any kind.

8.4     Interpretation.    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.5     Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

8.6     Entire Agreement; No Third-Party Beneficiaries.    This Agreement, and the documents and instruments contemplated hereby or referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Section 5.6 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.7     GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT ANY MANDATORY PROVISIONS OF WASHINGTON STATE LAW OR ITALIAN LAW SHALL APPLY. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY NOT LOCATED IN THE UNITED STATES IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHICH CURRENTLY MAINTAINS A NEW YORK OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE INSTITUTED IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

8.8     Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9     Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other party in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching party for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching party posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

8.10     Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.11     WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, CTI and Novuspharma have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CELL THERAPEUTICS, INC., a Washington corporation

By:	/s/ JAMES A. BIANCO
James A. Bianco President and Chief Executive Officer

NOVUSPHARMA, S.P.A., an Italian joint stock company

By:	/s/ SILVANO SPINELLI
Silvano Spinelli Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

APPENDIX B

FORM OF CTI STOCKHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2003, by and between Novuspharma S.p.A., an Italian joint stock company (“Novuspharma”), and the undersigned stockholder (the “CTI Stockholder”) of Cell Therapeutics, Inc., a Delaware corporation (“CTI”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.    As of the date hereof, the CTI Stockholder has full title to and is entitled to dispose of (or to direct the disposition of) and/or vote (or to direct the voting of) the number of shares of common stock, no par value, of CTI (“CTI Common Stock”), set forth opposite such CTI Stockholder’s name on Schedule I attached hereto (such shares of CTI Common Stock are collectively referred to herein as the “Subject Shares”).

B.    The parties hereto acknowledge that on June 16, 2003 (i) CTI’s board of directors approved the Plan of Merger (Progetto di Fusione) (the “Merger Plan”) in relation to the Merger (as defined below) and (ii) CTI and Novuspharma entered into that certain Agreement and Plan of Merger dated as of June 16, 2003 (together with the Merger Plan, as the same may be amended from time to time, the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Novuspharma will merge with and into CTI and CTI shall be the surviving corporation (the “Merger”).

C.    The CTI Stockholder is aware that CTI and Novuspharma have entered into the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SUBJECT SHARES

1.1    Transfer of Subject Shares.    Except as may otherwise be agreed upon by Novuspharma in writing and as contemplated by the terms of this Agreement, from the date hereof through and including the date of the CTI Stockholder Approval, the CTI Stockholder shall not, directly or indirectly, (a) transfer (which term shall include, without limitation, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein or any voting power in relation thereto, (b) deposit the Subject Shares or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy, power of attorney or other authorization in or with respect thereto, or (c) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares or any interest therein or any voting power in relation thereto. Notwithstanding the foregoing or anything in the contrary set forth in this Agreement, (x) the CTI Stockholder may Transfer all or any of the Subject Shares pursuant to, and in accordance with, the terms of the CTI Stockholder’s 10b-5 plan or arrangement with CTI, if any, as in effect as of the date hereof, and (y) the CTI Stockholder may sell Subject Shares (i) for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of options to purchase CTI Common Stock after the date hereof, and (ii) to any person who, prior to such sale, (A) executes a counterpart of this Agreement and an irrevocable Proxy (as defined below) (with such modifications as Novuspharma may reasonably request solely to reflect such transfer) and (B) agrees in writing to hold such shares subject to all of the terms and provisions of this Agreement.

1.2    Agreement to Vote the Subject Shares.    The CTI Stockholder shall, at each and every meeting of the stockholders of CTI called with respect to any of the following, and at any adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of CTI with respect to any of the following, and in any other circumstances upon which a vote, consent or other approval with respect to any of the following is sought, solely in its capacity as a stockholder of CTI, take each and every action and accomplish each and every formality as is necessary to participate in the meetings (if applicable) and vote (or cause to be voted) all of the Subject Shares and each interest therein:

(a)    in favor of the Merger and, upon the request of Novuspharma, any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit CTI to adjourn such meeting (an “Adjournment Proposal”); and

(b)    in favor of each other matter requiring the consent of the CTI Stockholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement.

1.3    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Concurrently with the execution of this Agreement, and from time to time thereafter (including as soon as a CTI Shareholders’ Meeting is called concerning any of the matters set forth in Section 1.2 hereof), the CTI Stockholder hereby agrees to deliver to Novuspharma an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Subject Shares, which shall be coupled with an interest and irrevocable to the fullest extent permissible by law.

(b)    The CTI Stockholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked or will be revoked by appropriate notice (or other instrument) prior to or concurrently with the execution and delivery of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE CTI STOCKHOLDER

The CTI Stockholder hereby represents and warrants to Novuspharma as follows:

2.1    Ownership of Subject Shares.    On the date hereof, the CTI Stockholder owns, directly or indirectly, and has the power to direct the voting of, the Subject Shares set forth next to the CTI Stockholder’s name set forth on Schedule I attached hereto. On the date hereof, the Subject Shares constitute all of the shares of voting capital stock of CTI owned of record or otherwise by the CTI Stockholder or as to which such CTI Stockholder has the power to direct the voting of such shares. The CTI Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand, appraisal or rescission rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the CTI Stockholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

2.2    Power; Binding Agreement.    The CTI Stockholder has all requisite powers and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the CTI Stockholder shall not violate any agreement to which the CTI Stockholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the CTI Stockholder, and constitutes a legally valid and binding obligation of the CTI Stockholder, enforceable against the CTI Stockholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the CTI Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the CTI Stockholder with the terms hereof.

2.3    No Conflicts.    None of the execution and delivery of this Agreement by the CTI Stockholder, the consummation by the CTI Stockholder of the transactions contemplated hereby or compliance by the CTI Stockholder with any of the provisions hereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the CTI Stockholder or any of the CTI Stockholder’s properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the CTI Stockholder is a party or by which the CTI Stockholder or any of its properties or assets may be bound or affected, or (c) if the CTI Stockholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to the CTI Stockholder.

2.4    No Liens.    Except as established hereby, the Subject Shares (with the exception of the Subject Shares which are not owned by the CTI Stockholder, but for which the CTI Stockholder exercises the relevant voting power) are now and, at all times during the term hereof will be (subject to Section 1.1), held by the CTI Stockholder, or by a nominee or custodian for the benefit of the CTI Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

2.5    The CTI Stockholder hereby agrees, in the CTI Stockholder’s capacity as a stockholder of CTI, that the CTI Stockholder shall not, directly or indirectly, take any action to solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than CTI or any of its affiliates or representatives) concerning a CTI

Alternative Transaction; provided, however, that nothing contained in this Section 2.5 shall restrict the CTI Stockholder or any officer, director or employee of the CTI Stockholder or the CTI Stockholder’s subsidiaries, if applicable, from taking any action in his or her capacity as a director, officer or employee of CTI which is permitted to be taken pursuant to Section 4.3 of the Merger Agreement.

2.6    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement.

ARTICLE III

COVENANTS

3.1    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, Novuspharma agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

3.2    Permitted Actions.    Nothing contained in this Agreement shall restrict the CTI Stockholder or any officer, director or employee of the CTI Stockholder or the CTI Stockholder’s subsidiaries (if applicable) from taking any action in his or her capacity as a director, officer or employee of CTI.

ARTICLE IV

TERMINATION

Other than Article V hereof (which shall survive in any event), this Agreement and the covenants, representations and warranties, agreements and irrevocable proxy or proxies contained herein or granted pursuant hereto shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article VII thereof, and (ii) the consummation of the Merger. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including without limitation, the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1    Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

5.2    Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.3    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties against whom such amendment is sought to be enforced.

5.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized overnight courier service, at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the CTI Stockholder, to the addresses set forth next to the CTI Stockholder’s name on Schedule II attached hereto,

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Facsimile: (415) 947-2099

Attention: Michael J. Kennedy, Esq.

                  Victoria Z. Deitcher, Esq.

and

Gianni, Origoni, Grippo & Partners Studio Legale

Via delle Quattro Fontane, 20

Rome, Italy

Facsimile: 39 06 487-1101

Attention: Filippo Troisi, Esq.

(b)    if to Novuspharma, to:

Novuspharma S.p.A.

Via Aristo 23

20091 Bresso (MI), Italy

Facsimile: 39 (02) 610-35600

Attention: Dr. Silvano Spinelli

with a copy to:

Studio Legale Chiomenti

Via A. Boito n.8

Milan, Italy 20121

Facsimile: 39 (027) 215-7230

Attention: Manfredi V. Tolomei, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, 11th Floor

Palo Alto, CA 94301

Facsimile: (650) 470-4570

Attention: Kenton J. King, Esq.

5.7    GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT ANY MANDATORY PROVISIONS OF WASHINGTON STATE LAW SHALL APPLY. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY NOT LOCATED IN THE UNITED STATES IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHICH CURRENTLY MAINTAINS A NEW YORK OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE INSTITUTED IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

5.8    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY THE ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9    Counterparts; Effectiveness.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

“NOVUSPHARMA” NOVUSPHARMA S.p.A., an Italian joint stock company

By:
Name: Title:

“CTI STOCKHOLDER”

[Name]

[SIGNATURE PAGE TO CELL THERAPEUTICS, INC. STOCKHOLDER VOTING AGREEMENT]

EXHIBIT A TO

CTI STOCKHOLDER VOTING AGREEMENT

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder of Cell Therapeutics, Inc., a Delaware corporation (“CTI”) hereby irrevocably (to the fullest extent permitted by law) appoints Dr. Silvano Spinelli and Cesare Parachini, and each of them individually, in their capacities as officers of Novuspharma S.p.A., an Italian joint stock company (“Novuspharma”), and any successor in any office of Novuspharma currently held by either or both, as the undersigned’s attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the undersigned, to represent the undersigned at the CTI Shareholders’ Meeting, and to vote and exercise all other rights belonging to the undersigned in his/her/its capacity as a stockholder of CTI with respect to all of the shares of common stock, no par value, of CTI (“CTI Common Stock”), that now are or hereafter may be beneficially owned by the undersigned, or the voting power or title over which may be acquired by the undersigned on or after the date hereof (the “Subject Shares”):

(a)    in favor of the Merger, and any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit CTI to adjourn such meeting (an “Adjournment Proposal”); and

(b)    in favor of each other matter requiring the consent of the Stockholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement

The Subject Shares beneficially owned by the undersigned as of the date of this Proxy are listed on Schedule I to that certain CTI Stockholder Voting Agreement dated June 16, 2003, by and between Novuspharma and the undersigned (as the same may be amended from time to time, the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement in consideration of Novuspharma entering into the Agreement and Plan of Merger dated as of June 16, 2003 (as the same may be amended from time to time, the “Merger Agreement”), by and between CTI and Novuspharma (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement).

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned hereby ratifies and confirms in advance all that such attorneys-in-fact may lawfully do or cause to be done by virtue of this Proxy.

Dated: June 16, 2003

[CTI Stockholder]

APPENDIX C

CTI STOCKHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2003, by and between Novuspharma S.p.A., an Italian joint stock company (“Novuspharma”), and the undersigned stockholder (the “CTI Stockholder”) of Cell Therapeutics, Inc., a Delaware corporation (“CTI”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.    As of the date hereof, the CTI Stockholder has full title to and is entitled to dispose of (or to direct the disposition of) and/or vote (or to direct the voting of) the number of shares of common stock, no par value, of CTI (“CTI Common Stock”), set forth opposite such CTI Stockholder’s name on Schedule I attached hereto (such shares of CTI Common Stock are collectively referred to herein as the “Subject Shares”).

B.    The parties hereto acknowledge that on June 16, 2003 (i) CTI’s board of directors approved the Plan of Merger (Progetto di Fusione) (the “Merger Plan”) in relation to the Merger (as defined below) and (ii) CTI and Novuspharma entered into that certain Agreement and Plan of Merger dated as of June 16, 2003 (together with the Merger Plan, as the same may be amended from time to time, the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Novuspharma will merge with and into CTI and CTI shall be the surviving corporation (the “Merger”).

C.    The CTI Stockholder is aware that CTI and Novuspharma have entered into the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SUBJECT SHARES

1.1    Transfer of Subject Shares.    Except as may otherwise be agreed upon by Novuspharma in writing and as contemplated by the terms of this Agreement, from the date hereof through and including the earlier of (i) the date of the CTI Shareholder Approval (as defined in the Merger Agreement) and (ii) December 31, 2003, the CTI Stockholder shall not, directly or indirectly, (a) transfer (which term shall include, without limitation, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein or any voting power in relation thereto, (b) deposit the Subject Shares or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy, power of attorney or other authorization in or with respect thereto, or (c) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares or any interest therein or any voting power in relation thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the CTI Stockholder (i) may sell Subject Shares to any person who, prior to such sale, (A) executes a counterpart of this Agreement and an irrevocable Proxy (as defined below) (with such modifications as CTI may reasonably request solely to reflect such transfer) and (B) agrees in writing to hold such shares subject to all of the terms and provisions of this Agreement, and (ii) may sell up to 25% of the Subject Shares.

1.2    Agreement to Vote the Subject Shares.    The CTI Stockholder shall, at each and every meeting of the stockholders of CTI called with respect to any of the following, and at any adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of CTI with respect to any of the following, and in any other circumstances upon which a vote, consent or other approval with respect to any of the following is sought, solely in its capacity as a stockholder of CTI, take each and every action and accomplish each and every formality as is necessary to participate in the meetings (if applicable) and vote (or cause to be voted) any of the Subject Shares then held by the CTI Stockholder and each interest therein:

(a)    in favor of the Merger and, upon the request of Novuspharma, any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit CTI to adjourn such meeting (an “Adjournment Proposal”); and

(b)    in favor of each other matter requiring the consent of the CTI Stockholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement.

1.3    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Concurrently with the execution of this Agreement, and from time to time thereafter (including as soon as a CTI Shareholders’ Meeting is called concerning any of the matters set forth in Section 1.1 hereof), the CTI Stockholder hereby agrees to deliver to Novuspharma an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to any Subject Shares then held by the CTI Stockholder, which shall be coupled with an interest and irrevocable to the fullest extent permissible by law.

(b)    The CTI Stockholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked or will be revoked by appropriate notice (or other instrument) prior to or concurrently with the execution and delivery of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE CTI STOCKHOLDER

The CTI Stockholder hereby represents and warrants to Novuspharma as follows:

2.1    Ownership of Subject Shares.    On the date hereof, the CTI Stockholder owns, directly or indirectly, and has the power to direct the voting of, the Subject Shares set forth next to the CTI Stockholder’s name set forth on Schedule I attached hereto. On the date hereof, the Subject Shares constitute all of the shares of voting capital stock of CTI owned of record or otherwise by the CTI Stockholder or as to which such CTI Stockholder has the power to direct the voting of such shares.

The CTI Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal or rescission rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the CTI Stockholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

2.2    Power; Binding Agreement.    The CTI Stockholder has all requisite powers and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the CTI Stockholder shall not violate any agreement to which the CTI Stockholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the CTI Stockholder, and constitutes a legally valid and binding obligation of the CTI Stockholder, enforceable against the CTI Stockholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the CTI Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the CTI Stockholder with the terms hereof.

2.3    No Conflicts.    None of the execution and delivery of this Agreement by the CTI Stockholder, the consummation by the CTI Stockholder of the transactions contemplated hereby or compliance by the CTI Stockholder with any of the provisions hereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the CTI Stockholder or any of the CTI Stockholder’s properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the CTI Stockholder is a party or by which the CTI Stockholder or any of its properties or assets may be bound or affected, or (c) if the CTI Stockholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to the CTI Stockholder.

2.4    No Liens.    Except as established hereby, the Subject Shares (with the exception of the Subject Shares which are not owned by the CTI Stockholder, but for which the CTI Stockholder exercises the relevant voting power) as of the date of this Agreement are held by the CTI Stockholder, or by a nominee or custodian for the benefit of the CTI Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

2.5    The CTI Stockholder hereby agrees, in the CTI Stockholder’s capacity as a stockholder of CTI, that the CTI Stockholder shall not, directly or indirectly, take any action to solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than CTI or any of its affiliates or representatives) concerning a CTI Alternative Transaction; provided, however, that nothing contained in this Section 2.5 shall restrict the CTI Stockholder or any officer, director or employee of the CTI Stockholder or the CTI Stockholder’s subsidiaries, if applicable, from taking any action in his or her capacity as a director, officer or employee of CTI which is permitted to be taken pursuant to Section 4.3 of the Merger Agreement.

2.6    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement.

ARTICLE III

COVENANTS

3.1    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, Novuspharma agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

3.2    Permitted Actions.    Nothing contained in this Agreement shall restrict the CTI Stockholder or any officer, director or employee of the CTI Stockholder or the CTI Stockholder’s subsidiaries (if applicable) from taking any action in his or her capacity as a director, officer or employee of CTI.

ARTICLE IV

TERMINATION

Other than Article V hereof (which shall survive in any event), this Agreement and the covenants, representations and warranties, agreements and irrevocable proxy or proxies contained herein or granted pursuant hereto shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article VII thereof, and (ii) the consummation of the Merger. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including without limitation, the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1    Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security.

In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

5.2    Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.3    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties against whom such amendment is sought to be enforced.

5.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized overnight courier service, at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the CTI Stockholder, to the addresses set forth next to the CTI Stockholder’s name on Schedule II attached hereto,

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Facsimile: (415) 947-2099

Attention: Michael J. Kennedy, Esq.

                 Victoria Z. Deitcher, Esq.

and

Gianni, Origoni, Grippo & Partners Studio Legale

Via delle Quattro Fontane, 20

Rome, Italy

Facsimile: 39 06 487-1101

Attention: Filippo Troisi, Esq.

(b)    if to Novuspharma, to:

Novuspharma S.p.A.

Via Aristo 23

20091 Bresso (MI), Italy

Facsimile: 39 (02) 610-35600

Attention: Dr. Silvano Spinelli

with a copy to:

Studio Legale Chiomenti

Via A. Boito n.8

Milan, Italy 20121

Facsimile: 39 (027) 215-7230

Attention: Manfredi V. Tolomei, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, 11th Floor

Palo Alto, CA 94301

Facsimile: (650) 470-4570

Attention: Kenton J. King, Esq.

5.7    GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT ANY MANDATORY PROVISIONS OF WASHINGTON STATE LAW SHALL APPLY. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. SERVICE

OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY NOT LOCATED IN THE UNITED STATES IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHICH CURRENTLY MAINTAINS A NEW YORK OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE INSTITUTED IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

5.8    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY THE ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9    Counterparts; Effectiveness.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

“NOVUSPHARMA” NOVUSPHARMA S.p.A., an Italian joint stock company

By:	/s/ Silvano Spinelli
Name: Silvano Spinelli Title: Chief Executive Officer

“CTI STOCKHOLDER”

/s/ Martin Sutter Essex Woodlands Health Ventures Fund IV, L.P.
By:	Martin Sutter
Its:	Managing Director

[SIGNATURE PAGE TO CELL THERAPEUTICS, INC. STOCKHOLDER VOTING AGREEMENT]

SCHEDULE I

CTI Stockholder	Number of Shares Subject to This Agreement
Essex Woodlands Health Ventures Fund IV, L.P.	2,033,997

SCHEDULE II

NOTICES

CTI Stockholder	Notice To:
Essex Woodlands Health Ventures Fund IV, L.P.	10001 Woodloch Forest Drive Waterway Plaza Two Suite 175 The Woodlands, TX 77380

EXHIBIT A TO

CTI STOCKHOLDER VOTING AGREEMENT

FORM OF IRREVOCABLE PROXY

The undersigned Stockholder of Cell Therapeutics Inc., a Delaware corporation (“CTI”) hereby irrevocably (to the fullest extent permitted by law) appoints Dr. Silvano Spinelli and Cesare Parachini, and each of them individually, in their capacities as officers of Novuspharma S.p.A., an Italian joint stock company (“Novuspharma”), and any successor in any office of Novuspharma currently held by either or both, as the undersigned’s attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the undersigned, to represent the undersigned at the CTI Shareholders’ Meeting, and to vote and exercise all other rights belonging to the undersigned in his/her/its capacity as a stockholder of CTI with respect to all of the shares of common stock, no par value, of CTI (“CTI Common Stock”), that are, from time to time, or hereafter may be beneficially owned by the undersigned, or the voting power or title over which may be acquired by the undersigned on or after the date hereof (the “Subject Shares”):

(a)    in favor of the Merger, and any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit CTI to adjourn such meeting (an “Adjournment Proposal”); and

(b)    in favor of each other matter requiring the consent of the Stockholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement

The Subject Shares beneficially owned by the undersigned as of the date of this Proxy are listed on Schedule I to that certain CTI Stockholder Voting Agreement dated June 16, 2003, by and between Novuspharma and the undersigned (as the same may be amended from time to time, the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement in consideration of Novuspharma entering into the Agreement and Plan of Merger dated as of June 16, 2003 (as the same may be amended from time to time, the “Merger Agreement”), by and between CTI and Novuspharma (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement).

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned hereby ratifies and confirms in advance all that such attorneys-in-fact may lawfully do or cause to be done by virtue of this Proxy.

Dated: June 16, 2003

ESSEX WOODLANDS HEALTH VENTURES FUND IV, L.P

By:	Martin Sutter

Its:	Managing Director

/s/ MARTIN SUTTER

APPENDIX D

FORM OF NOVUSPHARMA SHAREHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2003, by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and the undersigned shareholder (the “Novuspharma Shareholder”) of Novuspharma, S.p.A., an Italian joint stock company (“Novuspharma”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.    As of the date hereof, the Novuspharma Shareholder has full title to and is entitled to dispose of (or to direct the disposition of) and/or vote (or to direct the voting of) the number of ordinary shares of Novuspharma (“Novuspharma Ordinary Shares”), set forth opposite such Novuspharma Shareholder’s name on Schedule I attached hereto (such shares of Novuspharma Ordinary Shares are collectively referred to herein as the “Subject Shares”).

B.    The parties hereto acknowledge that on June 16, 2003 (i) Novuspharma’s board of directors approved the Plan of Merger (Progetto di Fusione) (the “Merger Plan”) in relation to the Merger (as defined below) and (ii) CTI and Novuspharma entered into that certain Agreement and Plan of Merger dated as of June 16, 2003 (together with the Merger Plan, as the same may be amended from time to time, the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Novuspharma will merge with and into CTI and CTI shall be the surviving corporation (the “Merger”).

C.    The Novuspharma Shareholder is aware that CTI and Novuspharma have agreed to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SUBJECT SHARES

1.1    Transfer of Subject Shares.    Except as may otherwise be agreed upon by CTI in writing and as contemplated by the terms of this Agreement, from the date hereof through and including the date of the Novuspharma Shareholder Approval, the Novuspharma Shareholder shall not, directly or indirectly, (a) transfer (which term shall include, without limitation, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein or any voting power in relation thereto, (b) deposit the Subject Shares or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy, power of attorney or other authorization in or with respect thereto, or (c) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares or any interest therein or any voting power in relation thereto. Notwithstanding the foregoing or anything in the contrary set forth in this Agreement the Novuspharma Shareholder may sell Subject Shares (i) for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of options to purchase Novuspharma Ordinary Shares after the date hereof, and (ii) to any person who, prior to such sale, (A) executes a counterpart of this Agreement and an irrevocable Proxy (as defined below) (with such modifications as CTI may reasonably request solely to reflect such transfer) and (B) agrees in writing to hold such shares subject to all of the terms and provisions of this Agreement.

1.2    Agreement to Vote the Subject Shares.    The Novuspharma Shareholder shall, at each and every meeting of the shareholders of Novuspharma called with respect to any of the following, and at any adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Novuspharma with respect to any of the following, and in any other circumstances upon which a vote, consent or other approval with respect to any of the following is sought, solely in its capacity as a shareholder of Novuspharma, take each and every action and accomplish each and every formality as is necessary to participate in the meetings (if applicable) and vote (or cause to be voted) all of the Subject Shares and each interest therein:

(a)  in favor of the Merger and, upon the request of CTI, any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit Novuspharma to adjourn such meeting (an “Adjournment Proposal”); and

(b)  in favor of each other matter requiring the consent of the Novuspharma Shareholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement.

1.3    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)  Concurrently with the execution of this Agreement, and from time to time thereafter (including as soon as a Novuspharma Shareholders’ Meeting is called concerning any of the matters set forth in Section 1.2 hereof), the Novuspharma Shareholder hereby agrees to deliver to CTI an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Subject Shares, which shall be coupled with an interest and irrevocable to the fullest extent permissible by law.

(b)  The Novuspharma Shareholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked or will be revoked by appropriate notice (or other instrument) prior to or concurrently with the execution and delivery of this Agreement.

1.4    Restrictions.

(a)  If CTI determines that the Novuspharma Shareholder is an affiliate of CTI following the Effective Time (as the term “affiliate” is used for purposes of Rule 145 under the Securities Act of 1933, as amended), CTI will give stop transfer instructions to its transfer agent with respect to any shares of CTI Common Stock that are issued to such Novuspharma Shareholder, and there will be placed on the certificates representing such shares of CTI Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b)  The legend set forth above will be removed (by delivery of a substitute certificate without such legend), and CTI shall so instruct its transfer agent, if the Novuspharma Shareholder delivers to CTI (i) satisfactory written evidence that the shares evidenced thereby have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to CTI, to the effect that public sale of the shares evidenced thereby by the holder thereof is no longer subject to Rule 145.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE NOVUSPHARMA SHAREHOLDER

The Novuspharma Shareholder hereby represents and warrants to CTI as follows:

2.1    Ownership of Subject Shares.    On the date hereof, the Novuspharma Shareholder owns, directly or indirectly, and has the power to direct the voting of, the Subject Shares set forth next to the Novuspharma Shareholder’s name set forth on Schedule I attached hereto. On the date hereof, the Subject Shares constitute all of the shares of voting capital stock of Novuspharma owned of record or otherwise by the Novuspharma Shareholder or as to which such Novuspharma Shareholder has the power to direct the voting of such shares. The Novuspharma Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand, appraisal or rescission rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Novuspharma Shareholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

2.2    Power; Binding Agreement.    The Novuspharma Shareholder has all requisite powers and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Novuspharma Shareholder shall not violate any agreement to which the Novuspharma Shareholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Novuspharma Shareholder, and constitutes a legally valid and binding obligation of the Novuspharma Shareholder, enforceable against the Novuspharma Shareholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Novuspharma Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Novuspharma Shareholder with the terms hereof.

2.3    No Conflicts.    None of the execution and delivery of this Agreement by the Novuspharma Shareholder, the consummation by the Novuspharma Shareholder of the transactions contemplated hereby or compliance by the Novuspharma Shareholder with any of the provisions hereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the Novuspharma Shareholder or any of the Novuspharma Shareholder’s properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Novuspharma Shareholder is a party or by which the Novuspharma Shareholder or any of its properties or assets may be bound or affected, or (c) if the Novuspharma Shareholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to the Novuspharma Shareholder.

2.4    No Liens.    Except as established hereby, the Subject Shares (with the exception of the Subject Shares which are not owned by the Novuspharma Shareholder, but for which the Novuspharma Shareholder exercises the relevant voting power) are now and, at all times during the term hereof will be (subject to Section 1.1), held by the Novuspharma Shareholder, or by a nominee or custodian for the benefit of the Novuspharma Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

2.5    No Solicitation.    The Novuspharma Shareholder hereby agrees, in the Novuspharma Shareholder’s capacity as a shareholder of Novuspharma, that the Novuspharma Shareholder shall not, directly or indirectly, take any action to solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than CTI or any of its affiliates or representatives) concerning a Novuspharma Alternative Transaction; provided, however, that nothing contained in this Section 2.5 shall restrict the Novuspharma Shareholder from taking any action in his or her capacity as a director, officer or employee of Novuspharma which is permitted to be taken pursuant to Section 4.3 of the Merger Agreement.

2.6    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement.

ARTICLE III

COVENANTS

3.1    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, CTI agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

3.2    Permitted Actions.    Nothing contained in this Agreement shall restrict the Novuspharma Shareholder or any officer, director or employee of the Novuspharma Shareholder or the Novuspharma Shareholder’s subsidiaries (if applicable) from taking any action in his or her capacity as a director, officer or employee of Novuspharma.

ARTICLE IV

TERMINATION

Other than Article V hereof (which shall survive in any event), this Agreement and the covenants, representations and warranties, agreements and irrevocable proxy or proxies contained herein or granted pursuant hereto shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article VII thereof, and (ii) the consummation of the Merger. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, shareholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including without limitation, the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1    Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

5.2    Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.3    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties against whom such amendment is sought to be enforced.

5.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized overnight courier service, at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the Novuspharma Shareholder, to the addresses set forth on Schedule II attached hereto,

with a copy to:

Studio Legale Chiomenti

Via A. Boito n.8

Milan, Italy 20121

Facsimile: 39 (027) 215-7230

Attention: Manfredi V. Tolomei, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, 11th Floor

Palo Alto, CA 94301

Facsimile: (650) 470-4570

Attention: Kenton J. King, Esq.

                 Celeste E. Greene, Esq.

(b)    if to CTI, to:

Cell Therapeutics, Inc.

501 Elliot Avenue West, Suite 400

Seattle, WA 98119

Facsimile: (206) 284-6206

Attention: Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Facsimile: (415) 947-2099

Attention: Michael J. Kennedy, Esq.

                 Victoria Z. Deitcher, Esq.

and

Gianni, Origoni, Grippo & Partners Studio Legale

Via delle Quattro Fontane, 20

Rome, Italy

Facsimile: 39 06 487-1101

Attention: Filippo Troisi, Esq.

5.7    GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT ANY MANDATORY PROVISIONS OF WASHINGTON STATE LAW SHALL APPLY. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY NOT LOCATED IN THE UNITED STATES IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHICH CURRENTLY MAINTAINS A NEW YORK OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE INSTITUTED IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

5.8    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY THE ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9    Counterparts; Effectiveness.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

“CTI” CELL THERAPEUTICS, INC., a Washington corporation

By:
Name: Title:

“NOVUSPHARMA SHAREHOLDER”

By:
Name: Title:

[SIGNATURE PAGE TO NOVUSPHARMA SHAREHOLDER VOTING AGREEMENT]

EXHIBIT A TO

NOVUSPHARMA SHAREHOLDER VOTING AGREEMENT

FORM OF IRREVOCABLE PROXY

The undersigned shareholder of Novuspharma S.p.A., an Italian joint stock company (“Novuspharma ”), hereby irrevocably (to the fullest extent permitted by law) appoints Dr. James Bianco and Dr. Max Link, and each of them individually, as the undersigned’s attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the undersigned, to represent the undersigned at the Novuspharma Shareholders’ Meeting, and to vote and exercise all other rights belonging to the undersigned in his/her/its capacity as a shareholder of Novuspharma with respect to all of the ordinary shares of Novuspharma (“Novuspharma Ordinary Shares”), that now are or hereafter may be beneficially owned by the undersigned, or the voting power or title over which may be acquired by the undersigned on or after the date hereof (the “Subject Shares”):

(a)  in favor of the Merger, and any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit Novuspharma to adjourn such meeting (an “Adjournment Proposal”); and

(b)  in favor of each other matter requiring the consent of the Novuspharma Shareholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement.

The Subject Shares beneficially owned by the undersigned as of the date of this Proxy are listed on Schedule I to that certain Novuspharma Shareholder Voting Agreement dated June 16, 2003, by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and the undersigned (as the same may be amended from time to time, the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement in consideration of CTI entering into the Agreement and Plan of Merger dated as of June 16, 2003 (as the same may be amended from time to time, the “Merger Agreement”), by and between CTI and Novuspharma (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement).

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned hereby ratifies and confirms in advance all that such attorneys-in-fact may lawfully do or cause to be done by virtue of this Proxy.

Dated: June 16, 2003

[Name of Novuspharma Shareholder]

APPENDIX E

FORM OF NOVUSPHARMA SHAREHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2003, by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and the undersigned shareholder (the “Novuspharma Shareholder”) of Novuspharma, S.p.A., an Italian joint stock company (“Novuspharma”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.    As of the date hereof, the Novuspharma Shareholder has full title to and is entitled to dispose of (or to direct the disposition of) and/or vote (or to direct the voting of) the number of ordinary shares of Novuspharma (“Novuspharma Ordinary Shares”), set forth opposite such Novuspharma Shareholder’s name on Schedule I attached hereto (such shares of Novuspharma Ordinary Shares are collectively referred to herein as the “Subject Shares”).

B.    The parties hereto acknowledge that on June 16, 2003 (i) Novuspharma’s board of directors approved the Plan of Merger (Progetto di Fusione) (the “Merger Plan”) in relation to the Merger (as defined below) and (ii) CTI and Novuspharma entered into that certain Agreement and Plan of Merger dated as of June 16, 2003 (together with the Merger Plan, as the same may be amended from time to time, the “Merger Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Novuspharma will merge with and into CTI and CTI shall be the surviving corporation (the “Merger”).

C.    The Novuspharma Shareholder is aware that CTI and Novuspharma have agreed to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SUBJECT SHARES

1.1    Transfer of Subject Shares.    Except as may otherwise be agreed upon by CTI in writing and as contemplated by the terms of this Agreement, from the date hereof through and including the earlier of (i) the date of the Novuspharma Shareholder Approval (as defined in the Merger Agreement) and (ii) December 31, 2003, the Novuspharma Shareholder shall not, directly or indirectly, (a) transfer (which term shall include, without limitation, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein or any voting power in relation thereto, (b) deposit the Subject Shares or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy, power of attorney or other authorization in or with respect thereto, or (c) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares or any interest therein or any voting power in relation thereto. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Novuspharma Shareholder may sell Subject Shares to any person who, prior to such sale, (A) executes a counterpart of this Agreement and an irrevocable Proxy (as defined below) (with such modifications as CTI may reasonably request solely to reflect such transfer) and (B) agrees in writing to hold such shares subject to all of the terms and provisions of this Agreement.

1.2    Agreement to Vote the Subject Shares.    The Novuspharma Shareholder shall, at each and every meeting of the shareholders of Novuspharma called with respect to any of the following, and at any adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Novuspharma with respect to any of the following, and in any other circumstances upon which a vote, consent or other approval with respect to any of the following is sought, solely in its capacity as a shareholder of Novuspharma, take each and every action and accomplish each and every formality as is necessary to participate in the meetings (if applicable) and vote (or cause to be voted) all of the Subject Shares then held by the Novuspharma Shareholder and each interest therein:

(a)    in favor of the Merger and, upon the request of CTI, any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit Novuspharma to adjourn such meeting (an “Adjournment Proposal”); and

(b)    in favor of each other matter requiring the consent of the Shareholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement.

1.3    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Concurrently with the execution of this Agreement, and from time to time thereafter (including as soon as a Novuspharma Shareholders’ Meeting is called concerning any of the matters set forth in Section 1.2 hereof), the Novuspharma Shareholder hereby agrees to deliver to CTI an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to any Subject Shares then held by the Novuspharma Shareholder, which shall be coupled with an interest and irrevocable to the fullest extent permissible by law.

(b)    The Novuspharma Shareholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked or will be revoked by appropriate notice (or other instrument) prior to or concurrently with the execution and delivery of this Agreement.

1.4    Restrictions.

(a)    If CTI determines that the Novuspharma Shareholder is an affiliate of CTI following the Effective Time (as the term “affiliate” is used for purposes of Rule 145 under the Securities Act of 1933, as amended), CTI will give stop transfer instructions to its transfer agent with respect to any shares of CTI Common Stock that are issued to such Novuspharma Shareholder, and there will be placed on the certificates representing such shares of CTI Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS

EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b)    The legend set forth above will be removed (by delivery of a substitute certificate without such legend), and CTI shall so instruct its transfer agent, if the Novuspharma Shareholder delivers to CTI (i) satisfactory written evidence that the shares evidenced thereby have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to CTI, to the effect that public sale of the shares evidenced thereby by the holder thereof is no longer subject to Rule 145.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE NOVUSPHARMA SHAREHOLDER

The Novuspharma Shareholder hereby represents and warrants to CTI as follows:

2.1    Ownership of Subject Shares.    On the date hereof, the Novuspharma Shareholder owns, directly or indirectly, and has the power to direct the voting of, the Subject Shares set forth next to the Novuspharma Shareholder’s name set forth on Schedule I attached hereto. On the date hereof, the Subject Shares constitute all of the shares of voting capital stock of Novuspharma owned of record or otherwise by the Novuspharma Shareholder or as to which such Novuspharma Shareholder has the power to direct the voting of such shares. The Novuspharma Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand, appraisal or rescission rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Novuspharma Shareholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

2.2    Power; Binding Agreement.    The Novuspharma Shareholder has all requisite powers and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Novuspharma Shareholder shall not violate any agreement to which the Novuspharma Shareholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Novuspharma Shareholder, and constitutes a legally valid and binding obligation of the Novuspharma Shareholder, enforceable against the Novuspharma Shareholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Novuspharma Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the Novuspharma Shareholder with the terms hereof.

2.3    No Conflicts.    None of the execution and delivery of this Agreement by the Novuspharma Shareholder, the consummation by the Novuspharma Shareholder of the transactions contemplated hereby or compliance by the Novuspharma Shareholder with any of the provisions hereof shall (a)

conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the Novuspharma Shareholder or any of the Novuspharma Shareholder’s properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Novuspharma Shareholder is a party or by which the Novuspharma Shareholder or any of its properties or assets may be bound or affected, or (c) if the Novuspharma Shareholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to the Novuspharma Shareholder.

2.4    No Liens.    Except as established hereby, the Subject Shares (with the exception of the Subject Shares which are not owned by the Novuspharma Shareholder, but for which the Novuspharma Shareholder exercises the relevant voting power) as of the date of this Agreement are now and, at all times during the term hereof will be (subject to Section 1.1), held by the Novuspharma Shareholder, or by a nominee or custodian for the benefit of the Novuspharma Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

2.5    No Solicitation.    The Novuspharma Shareholder hereby agrees, in the Novuspharma Shareholder’s capacity as a shareholder of Novuspharma, that the Novuspharma Shareholder shall not, directly or indirectly, take any action to solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than CTI or any of its affiliates or representatives) concerning a Novuspharma Alternative Transaction; provided, however, that nothing contained in this Section 2.5 shall restrict the Novuspharma Shareholder or any officer, director or employee of the Novuspharma Shareholder or the Novuspharma Shareholder’s subsidiaries, if applicable, from taking any action in his or her capacity as a director, officer or employee of Novuspharma which is permitted to be taken pursuant to Section 4.3 of the Merger Agreement.

2.6    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement.

ARTICLE III

COVENANTS

3.1    Reasonable Efforts.    Subject to the terms and conditions of this Agreement, CTI agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

3.2    Permitted Actions.    Nothing contained in this Agreement shall restrict the Novuspharma Shareholder or any officer, director or employee of the Novuspharma Shareholder or the Novuspharma Shareholder’s subsidiaries (if applicable) from taking any action in his or her capacity as a director, officer or employee of Novuspharma.

ARTICLE IV

TERMINATION

Other than Article V hereof (which shall survive in any event), this Agreement and the covenants, representations and warranties, agreements and irrevocable proxy or proxies contained herein or granted pursuant hereto shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article VII thereof, and (ii) the consummation of the Merger. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, shareholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including without limitation, the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1    Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

5.2    Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.3    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties against whom such amendment is sought to be enforced.

5.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized overnight courier service, at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the Novuspharma Shareholder, to the addresses set forth on Schedule II attached hereto,

with a copy to:

Studio Legale Chiomenti

Via A. Boito n.8

Milan, Italy 20121

Facsimile: 39 (027) 215-7230

Attention: Manfredi V. Tolomei, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, 11th Floor

Palo Alto, CA 94301

Facsimile: (650) 470-4570

Attention: Kenton J. King, Esq.

                  Celeste E. Greene, Esq.

(b)    if to CTI, to:

Cell Therapeutics, Inc.

501 Elliot Avenue West, Suite 400

Seattle, WA 98119

Facsimile: (206) 284-6206

Attention: Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Facsimile: (415) 947-2099

Attention: Michael J. Kennedy, Esq.

                  Victoria Z. Deitcher, Esq.

and

Gianni, Origoni, Grippo & Partners Studio Legale

Via delle Quattro Fontane, 20

Rome, Italy

Facsimile: 39 06 487-1101

Attention: Filippo Troisi, Esq.

5.7    GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT ANY MANDATORY PROVISIONS OF WASHINGTON STATE LAW SHALL APPLY. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY NOT LOCATED IN THE UNITED STATES IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHICH CURRENTLY MAINTAINS A NEW YORK OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE INSTITUTED IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

5.8    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY THE ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8.

5.9    Counterparts; Effectiveness.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

“CTI” CELL THERAPEUTICS, INC., a Washington corporation

By:
Name: Title:

“NOVUSPHARMA SHAREHOLDER”

By:
Name: Title:

EXHIBIT A TO

NOVUSPHARMA SHAREHOLDER VOTING AGREEMENT1

FORM OF IRREVOCABLE PROXY

The undersigned shareholder of Novuspharma S.p.A., an Italian joint stock company (“Novuspharma”), hereby irrevocably (to the fullest extent permitted by law) appoints Dr. James Bianco and Dr. Max Link, and each of them individually, as the undersigned’s attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the undersigned, to represent the undersigned at the Novuspharma Shareholders’ Meeting, and to vote and exercise all other rights belonging to the undersigned in his/her/its capacity as a shareholder of Novuspharma with respect to all of the ordinary shares of Novuspharma (“Novuspharma Ordinary Shares”), that are, from time to time, or hereafter may be beneficially owned by the undersigned, or the voting power or title over which may be acquired by the undersigned on or after the date hereof (the “Subject Shares”):

(a)  in favor of the Merger, and any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit Novuspharma to adjourn such meeting (an “Adjournment Proposal”); and

(b)  in favor of each other matter requiring the consent of the Shareholder and directly relating to the consummation of the transactions contemplated by the Merger Agreement.

The Subject Shares beneficially owned by the undersigned as of the date of this Proxy are listed on Schedule I to that certain Novuspharma Shareholder Voting Agreement dated June 16, 2003, by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and the undersigned (as the same may be amended from time to time, the “Voting Agreement”).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement in consideration of CTI entering into the Agreement and Plan of Merger dated as of June 16, 2003 (as the same may be amended from time to time, the “Merger Agreement”), by and between CTI and Novuspharma (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement).

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned hereby ratifies and confirms in advance all that such attorneys-in-fact may lawfully do or cause to be done by virtue of this Proxy.

Dated:  June 16, 2003

[Novuspharma Shareholder]

(1)	3i Group plc did not grant an Irrevocable Proxy to CTI.

APPENDIX F

FORM OF SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2003, by and among Cell Therapeutics, Inc., a Washington corporation (the “Company”), and                     (the “Shareholder”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts:

A.    The Company and Novuspharma S.p.A., an Italian joint stock company (“Novuspharma”), approved a Plan of Merger pursuant to which, upon the terms and subject to the conditions thereof, Novuspharma will merge with and into the Company and the Company shall be the surviving corporation (the “Merger”).

B.    During the term of this Agreement, the Shareholder will “beneficially own” (such term having the meaning as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and be entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) shares of common stock, no par value per share, of the Company (“Common Shares”) (such Common Shares, together with any Shares issued upon any stock split, stock dividend, reorganization, recapitalization, reclassification or other like changes with respect to such Common Shares, the “Subject Shares”).

C.    The Company and the Shareholder desire to secure continuity and stability of policy and management of the Company.

D.    In the mutual interest, and for the mutual consideration, the Shareholder hereby acknowledging that the Merger will be a benefit to it, the Shareholder enters into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties agree as follows:

ARTICLE I

COVENANTS OF THE SHAREHOLDER

Until the termination of this Agreement, the Shareholder agrees that:

1.1    Standstill Provisions.    Without the prior written consent of the Board of Directors of the Company, the Shareholder covenants and agrees not to, and that it shall not cause or permit its controlled affiliates to, directly or indirectly, alone or in concert with any other affiliate, group or person:

(a)  acquire, offer or propose to acquire or agree to acquire, directly or indirectly, whether through market purchases, tender or exchange offer, acquisition of control (including by way of merger or consolidation) or otherwise, record or beneficial ownership of, or the right to vote, any Common Shares or any other shares of capital stock of the Company; provided, however, that the prior written consent of the Board of Directors of the Company shall not be required for the acquisition of any such securities resulting from a stock split, stock dividend or similar recapitalization by the Company; provided further that nothing contained in this Section 1.1(a) shall adversely affect any right of the Shareholder to acquire record or beneficial ownership of such securities pursuant to the Company rights plan; and provided further that, if the Shareholder holds less than 4.9% of the total outstanding Common Shares, nothing contained in this Section 1.1(a) shall prohibit the acquisition by the Shareholder of up to a number of Common Shares such that the Shareholder will hold no greater than 4.9% of the then-outstanding Common Shares immediately following such acquisition;

(b)  propose or seek to effect a merger, consolidation, recapitalization, reorganization, restructuring, sale, lease, exchange or other disposition of substantially all of the assets of or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its subsidiaries or any material portion of the Company’s or such subsidiary’s business or assets or any other type of transaction that would result in a change in control of the Company (any such action in this Section 1.1(b) being referred to herein as a “Company Transaction Proposal”);

(c)  present to the Company, its shareholders or any third party any proposal constituting, or that can reasonably be expected to result in, a Company Transaction Proposal;

(d)  publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a Company Transaction Proposal, take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal, or disclose an intent, purpose, plan or proposal with respect to the Company or any securities of the Company inconsistent with the provisions of this Agreement;

(e)  initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal;

(f)  initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or to seek election to or seek to place a representative or other affiliate or nominee on the Board of Directors of the Company or seek removal of any member of the Board of Directors of the Company;

(g)  except as contemplated herein, form, join in or in any other way (including by deposit of the Company’s capital securities) participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with unaffiliated entities, or in a partnership, pooling agreement, syndicate or voting trust, with respect to any of the Company’s capital securities, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of any of the Company’s capital securities;

(h)  join with or assist any person, directly or indirectly, in opposing, or make any public statement in opposition to, any proposal or director nomination submitted by the Board of Directors of the Company to a vote of the Company’s shareholders;

(i)  join with or assist any person or entity, directly or indirectly, in supporting or publicly endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any public statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Board of Directors of the Company;

(j)  call, or participate in calling, any special meeting of the shareholders of the Company;

(k)  make any public statement, whether by press release, comment to any news media or otherwise, regarding the affairs of the Company or that reflects negatively against the Company or any subsidiary of the Company or the Board of Directors of the Company or any subsidiary of the Company or any of the directors or officers of the Company or any subsidiary of the Company; or

(l)  advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

For purposes of this Agreement, “affiliate” shall have the meaning provided in Rule 144(a)(1) under the United States Securities Act of 1933, as amended; “person” means an individual, corporation, partnership, joint stock corporation, joint venture, association, trust, unincorporated organization or other entity; and a “subsidiary” of any person means another person, the capital of which is controlled directly or indirectly by such first person (and for this purpose, the notion of a “controlled person” means a person in which another person has at its disposal the majority of the votes to be cast in a meeting of the holders of shares, stock, quotas or other interests of any kind).

1.2     No Other Voting Agreements.    The Shareholder shall not directly or indirectly deposit any Subject Shares in a voting trust and shall not in any other manner, except pursuant to this Agreement, subject any Subject Shares to any arrangement or agreement with respect to the voting thereof.

1.3    No Solicitation.    The Shareholder shall not directly or indirectly solicit proxies or become a “participant” in a “solicitation” in opposition to the recommendation of the Company’s Board of Directors of the Company with respect to any matter or in any “election contest” relating to the election of directors of the Company (as such terms are defined in Regulation 14A under the Exchange Act).

ARTICLE II

TERMINATION

Other than Article IV of this Agreement (which shall survive in any event), this Agreement and the representations, warranties, covenants and agreements contained herein shall terminate at the earlier of (i) the date of termination of the Agreement and Plan of Merger between CTI and Novuspharma, dated as of June 16 (the “Merger Agreement”), in accordance with Article VII thereof and (ii) the date that is two (2) years from the Effective Time (as such term is defined in the Merger Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to each other party hereto as follows:

3.1    Power; Binding Agreement.    The Shareholder has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any agreement to which the Shareholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity.

3.2    No Conflicts.    None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or thereby or compliance by the Shareholder with any of the provisions hereof or thereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the Shareholder or any of the Shareholder’s properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets may be bound or affected, or (c) conflict with, or result in any breach of, any organizational documents applicable to the Shareholder.

ARTICLE IV

MISCELLANEOUS

4.1    Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other party in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching party for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching party posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

4.2    Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.3    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing herein is intended or should be construed to modify or amend any of the agreements between the Company and Novuspharma contained in the Merger Agreement. This Agreement may not be amended, except by an instrument in writing signed by the Company and the Shareholder.

4.4    Assignment.    This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties, their respective successors and assigns and any person to whom the Shareholder transfers 5% or more of the outstanding Company Shares, determined as of the date of such transfer (a “5% Transferee”). Without affecting the foregoing sentence, it shall be a condition to the transfer of any Company Shares by the Shareholder to a proposed 5% Transferee that the proposed 5% Transferee agree in writing to assume and be bound by all of the terms and conditions of this Agreement, and a 5% Transferee shall be considered a “Shareholder” for all purposes of this Agreement (and, notwithstanding the foregoing, this Agreement shall continue as to the Shareholder in accordance with its terms).

4.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by an internationally recognized overnight courier service at the addresses (or at such other address for a party as shall be specified by like notice) set forth on Schedule I hereto, with a copy to the President of the Company.

4.7    GOVERNING LAW; CONSENT TO JURISDICTION.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT ANY MANDATORY PROVISIONS OF WASHINGTON STATE LAW SHALL APPLY. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO

THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY NOT LOCATED IN THE UNITED STATES IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, WHICH CURRENTLY MAINTAINS A NEW YORK OFFICE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES OF AMERICA, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS OR OTHER LEGAL SUMMONS FOR PURPOSES OF ANY SUCH SUIT, ACTION OR PROCEEDING THAT MAY BE INSTITUTED IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

4.8    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

4.9    Counterparts; Effectiveness.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

THE “SHAREHOLDER”

Name:
Title:

CELL THERAPEUTICS, INC., THE “COMPANY”

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

APPENDIX G

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

June 16, 2003

The Board of Directors

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Members of the Board:

You have asked CIBC World Markets Corp. (“CIBC World Markets”) to render a written opinion (“Opinion”) to the Board of Directors of Cell Therapeutics, Inc. (“Cell Therapeutics”) as to the fairness, from a financial point of view, to Cell Therapeutics of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of June 16, 2003 (the “Merger Agreement”), between Cell Therapeutics and Novuspharma S.p.A. (“Novuspharma”). The Merger Agreement provides for, among other things, the merger of Novuspharma with and into Cell Therapeutics (the “Merger”) pursuant to which each outstanding ordinary share, nominal value €1.00 per share, of Novuspharma (“Novuspharma Ordinary Shares”) will be converted into 2.45 shares (the “Exchange Ratio”) of the common stock, no par value, of Cell Therapeutics (“Cell Therapeutics Common Stock”).

In arriving at our Opinion, we:

(a)	reviewed the Merger Agreement;

(b)	reviewed audited financial statements of Cell Therapeutics and Novuspharma for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002;

(c)	reviewed unaudited financial statements of Cell Therapeutics and Novuspharma for the quarterly period ended March 31, 2003;

(d)	reviewed financial forecasts relating to Cell Therapeutics and Novuspharma provided to or discussed with us by the respective managements of Cell Therapeutics and Novuspharma (including adjustments to the financial forecasts relating to Novuspharma prepared by the management of Cell Therapeutics and estimates as to the potential synergies and strategic benefits anticipated by the managements of Cell Therapeutics and Novuspharma to result from the Merger);

(e)	reviewed historical market prices and trading volume for Cell Therapeutics Common Stock and Novuspharma Ordinary Shares;

(f)	held discussions with the senior managements of Cell Therapeutics and Novuspharma with respect to the businesses and prospects of Cell Therapeutics and Novuspharma;

(g)	reviewed and analyzed certain publicly available financial data for companies that we deemed comparable to Cell Therapeutics and Novuspharma;

(h)	reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Merger;

The Board of Directors

Cell Therapeutics, Inc.

June 16, 2003

(i)	reviewed the premiums paid, based on publicly available information, in transactions that we deemed relevant in evaluating the Merger;

(j)	analyzed the estimated present value of the future trading price of Cell Therapeutics and Novuspharma using financial forecasts, including certain assumptions of future performance contained therein, provided to or discussed with us by the managements of Cell Therapeutics and Novuspharma;

(k)	reviewed certain potential pro forma financial effects of the Merger on Cell Therapeutics based on financial forecasts provided to or discussed with us by the managements of Cell Therapeutics and Novuspharma;

(l)	reviewed public information concerning Cell Therapeutics and Novuspharma; and

(m)	performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Cell Therapeutics, Novuspharma and their respective employees, representatives and affiliates. With respect to financial forecasts relating to Cell Therapeutics and Novuspharma referred to above, we have assumed at the direction of the managements of Cell Therapeutics and Novuspharma, without independent verification or investigation, that such forecasts (including adjustments to the financial forecasts relating to Novuspharma prepared by the management of Cell Therapeutics and estimates as to the potential synergies and strategic benefits anticipated by the managements of Cell Therapeutics and Novuspharma to result from the Merger) were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Cell Therapeutics and Novuspharma as to the future financial condition and operating results of Cell Therapeutics and Novuspharma and the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. We have relied at the direction of the managements of Cell Therapeutics and Novuspharma, without independent verification or investigation, on the assessments of the managements of Cell Therapeutics and Novuspharma as to the existing and future technology and product candidates of Cell Therapeutics and Novuspharma and risks associated with such technology and product candidates as well as on the assessments of the managements of Cell Therapeutics and Novuspharma and, with the consent of Cell Therapeutics, on published statistics of the Food and Drug Administration regarding the likelihood of approval for product candidates in various stages of development. We have assumed, with the consent of Cell Therapeutics, that the Merger will not be a taxable transaction to Cell Therapeutics for U.S. federal income tax purposes. We also have assumed, with the consent of Cell Therapeutics, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party consents and approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have an adverse effect on Cell Therapeutics, Novuspharma or the contemplated benefits of the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Cell Therapeutics or

The Board of Directors

Cell Therapeutics, Inc.

June 16, 2003

Novuspharma. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Cell Therapeutics or Novuspharma, or the price at which Cell Therapeutics Common Stock will trade at any time. We express no view as to, and our Opinion does not address, the underlying business decision of Cell Therapeutics to effect the Merger nor were we requested to consider the relative merits of the Merger as compared to any alternative business strategies that might exist for Cell Therapeutics or the effect of any other transaction in which Cell Therapeutics might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Cell Therapeutics in connection with the Merger and to the Board of Directors of Cell Therapeutics with respect to this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon the delivery of this Opinion. CIBC World Markets and its affiliates in the past have provided, and currently are providing, services to Cell Therapeutics unrelated to the Merger, for which services we and our affiliates have received and expect to receive compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Cell Therapeutics and Novuspharma for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Cell Therapeutics. This Opinion is for the use of the Board of Directors of Cell Therapeutics in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/    CIBC WORLD MARKETS CORP.

CIBC WORLD MARKETS CORP.

APPENDIX H

AMENDED AND RESTATED

BYLAWS

OF

CELL THERAPEUTICS, INC.

ARTICLE I

REGISTERED OFFICE AND REGISTERED AGENT

1.    The registered office of the Corporation shall be located in the State of Washington at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office. A registered agent so appointed shall consent to appointment in writing and such consent shall be filed with the Secretary of State of the State of Washington.

2.    If a registered agent changes the street address of the agent’s business office, the registered agent may change the street address of the registered office of the Corporation by notifying the Corporation in writing of the change and signing, either manually or in facsimile, and delivering to the Secretary of State for filing a statement of such change, as required by law.

3.    The Corporation may change its registered agent at any time upon the filing of an appropriate notice with the Secretary of State, with the written consent of the new registered agent either included in or attached to such notice.

ARTICLE II

SHAREHOLDERS’ MEETINGS

1.    Meeting Place.    All meetings of the shareholders shall be held, pursuant to proper notice as set forth in Article II, Section 5 of these Bylaws, at the principal executive office of the Corporation, or at such other place as shall be determined from time to time by the Board of Directors.

2.    Annual Meeting Time.    The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on such date and at such hour as may be determined by resolution of the Board of Directors from time to time. In the absence of such determination, the annual meeting shall be held each year on the 1st of May at the hour of 10:00 a.m., if not a legal holiday, and if a legal holiday, then on the next business day following, at the same hour.

3.    Annual Meeting Order of Business.    At the annual meeting of shareholders, the order of business shall be as follows:

(a) Call to order.

(b) Proof of notice of meeting (or filing of waiver).

(c) Reading of minutes of last annual meeting.

(d) Reports of officers.

(e) Reports of committees.

(f) Election of directors.

(g) Other business.

4.    Special Meetings.    Special meetings of the shareholders for any purpose may be called at any time by the President, the Board of Directors or the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at such special meeting in accordance with RCW 23B.07.020. Special shareholders’ meetings shall be held at the Corporation’s principal executive office or at such other place as shall be identified in the notice of such meeting.

5.    Notice.

(a)  Except as provided in subsection (c) hereunder, notice of the date, time and place of the annual meeting of shareholders shall be given by delivering personally or by mailing a written or printed notice of the same, at least ten days, and not more than sixty days, prior to the meeting to each shareholder of record entitled to vote at such meeting.

(b)  Except as provided in subsection (c) hereunder, written or printed notice of each special meeting of shareholders shall be given at least ten days and not more than sixty days prior to the meeting. Such notice shall state the date, time and place of such meeting, and the purpose or purposes for which the meeting is called, and shall be delivered personally, or mailed to each shareholder of record entitled to vote at such meeting.

(c)  Notice of a shareholders’ meeting at which the shareholders will be called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the Corporation shall be given not fewer than twenty days and not more than sixty days before the meeting date.

6.    Record Date.    For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or at any adjournment thereof, or entitled to receive dividends or distributions, the Board of Directors shall fix in advance a record date for any such determination of shareholders, such date to be not more than seventy days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

7.    Shareholders’ List.    After fixing a record date for a shareholders’ meeting, the Corporation shall prepare an alphabetical list of the names of all its shareholders on the record date who are entitled to notice of a shareholders’ meeting. Such list shall be arranged by voting group, and within each voting group by class or series of shares, and show the address of and number of shares held by each shareholder. The shareholders’ list shall be kept on file at the registered office of the Corporation for a period beginning ten days prior to such meeting and shall be kept open at the time and place of such meeting for the inspection by any shareholder, or any shareholder’s agent or attorney.

8.    Quorum.    Except as otherwise required by law, a quorum at any annual or special meeting of shareholders shall consist of shareholders representing, either in person or by proxy, a majority of the votes entitled to be cast on the matter by each voting group.

9.    Voting.

(a)  Except as otherwise provided in the Articles of Incorporation and subject to the provisions of the laws of the State of Washington, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting.

(b)  If a quorum exists, action on a matter, other than the election of directors, is approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the question is one which by express provision of law, of the Articles of Incorporation or of these Bylaws a greater number of affirmative votes is required.

(c)  Unless otherwise provided in the Articles of Incorporation, in any election of directors the candidates elected are those receiving the largest numbers of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares.

10.    Proxies.    A shareholder may vote either in person or by appointing a proxy by signing an appointment form, either personally or by the shareholder’s attorney-in-fact or agent. An appointment of a proxy is effective when received by the person authorized to tabulate votes for the Corporation. An appointment of a proxy is valid for eleven months unless a longer period is expressly provided in the appointment form.

11.    Action by Shareholders Without a Meeting.    Any action required or which may be taken at a meeting of shareholders of the Corporation may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. Action taken in accordance with this Section shall be effective when all written consents are in the possession of the Corporation unless the consent specifies a later effective date.

12.    Waiver of Notice.    A written waiver of any notice required to be given to any shareholder, signed by the person or persons entitled to such notice, whether before or after the time stated therein for the meeting, shall be deemed the giving of such notice by the Corporation, provided that such waiver has been delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting waives any notice required, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

13.    Action of Shareholders by Communications Equipment.    Shareholders may participate in any meeting of shareholders by any means of communication by which all persons participating in the meeting can hear each other during the meeting. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

14.    Shareholder Nomination of Director Candidates.    Subject to the rights of holders of any class or series of stock having a preference over the Corporation’s common stock as to dividends or upon liquidation, if any, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been received by the Corporation, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (a) with respect to the election to be held at an annual meeting of shareholders, ninety days prior to the date one year from the date of the immediately preceding annual meeting of shareholders; and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The Chairman of the meeting may in his discretion determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

15.    Shareholder Proposals.    Any shareholder may make any proposal at an annual meeting of shareholders and the same may be discussed and considered only if written notice of such shareholder’s intent to make such proposal(s) has been received by the Corporation, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than ninety days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Each such notice shall set forth: (a) the address of the shareholder who intends to make the proposal(s); (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the proposal(s); and (c) such other information regarding each proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. The Chairman of the meeting may in his discretion determine and declare to the meeting that a proposal was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective proposal shall be disregarded.

ARTICLE III

SHARES OF STOCK

1.    Issuance of Shares.    No shares of the Corporation shall be issued unless authorized by the Board of Directors. Such authorization shall include the number of shares to be issued, the consideration to be received and a statement regarding the adequacy of the consideration. Shares may but need not be represented by certificates. Unless otherwise provided bylaw, the rights and obligations of shareholders are identical whether or not their shares are represented by certificates.

2.    Certificated Shares.    If shares are represented by certificates, certificates of stock shall be issued in numerical order, and each shareholder shall be entitled to a certificate signed, either manually or in facsimile, by the President, or a Vice President, and the Secretary, and such certificate may bear the seal of the Corporation or a facsimile thereof. If an officer who has signed, or whose facsimile signature has been placed upon such certificate ceases to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue.

At a minimum each certificate of Stock shall state:

(a)  the name of the Corporation;

(b)  that the Corporation is organized under the laws of the State of Washington;

(c)  the name of the person to whom the certificate is issued;

(d)  the number and class of shares and the designation of the series, if any, the certificate represents; and

(e)  if the Corporation is authorized to issue different classes of shares or different series within a class, the designations, relative rights, preferences and limitations applicable to each class and the variations in rights, preferences and limitations determined for each series, and the authority of the Board of Directors to determine variations for future series, must be summarized either on the front or back of the certificate. Alternatively, the certificate may state conspicuously on its front or back that the Corporation will furnish the shareholder this information without charge on request in writing.

In case of any mutilation, loss or destruction of any certificate of stock, another certificate may be issued in its place on proof of such mutilation, loss or destruction. The Board of Directors may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation in such sum as it might determine or establish such other procedures as it deems necessary or appropriate.

3.    Uncertificated Shares.

(a)  Unless the Articles of Incorporation provide otherwise, the Board of Directors may authorize the issue of any of the Corporation’s classes or series of shares without certificates. This authorization does not affect shares already represented by certificates until they are surrendered to the Corporation.

(b)  Within a reasonable time after the issuance of shares without certificates, the Corporation shall send the shareholder a complete written statement of the information required on certificates as provided in Article III, Section 2 of these Bylaws.

4.    Transfers.

(a)  Transfers of stock shall be made only upon the stock transfer records of the Corporation, which records shall be kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar. The Board of Directors may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register and to record transfers of shares therein.

(b)  Shares of certificated stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from certificate, or by a written power of attorney to sell, assign and transfer the same, signed by the holder of said certificate. No shares of certificated stock shall be transferred on the records of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation or to its transfer agent or registrar.

(c)  Shares of uncertificated stock shall be transferred upon receipt by the Corporation of a written request for transfer signed by the shareholder. Within a reasonable time after the transfer of shares without certificates, the Corporation shall provide the new shareholder a complete written statement of the information required on certificates as provided in Article III, Section 2 of these Bylaws.

5.    Fractional Shares or Scrip.    The Corporation may:

(a)  issue fractions of a share;

(b)  arrange for the disposition of fractional interests by the shareholders;

(c)  pay in money the value of fractions of a share; and

(d)  issue scrip in registered or bearer form, which shall entitle the holder to receive a certificate for a full share upon the surrender of enough scrip to equal a full share.

6.    Shares of Another Corporation.    Shares owned by the Corporation in another Corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board of Directors may determine or, in the absence of such determination, by the President of the Corporation.

ARTICLE IV

BOARD OF DIRECTORS

1.    Powers.    The management of all the affairs, property and interests of the Corporation shall be vested in a Board of Directors. In addition to the powers and authorities expressly conferred upon it by these Bylaws and by the Articles of Incorporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts as are not prohibited by statute or by the Articles of Incorporation or by these Bylaws or as directed or required to be exercised or done by the shareholders.

2.    General Standards for Directors.

(a)  A director shall discharge the duties of a director, including duties as a member of a committee:

(i)  in good faith;

(ii)  with the care an ordinary prudent person in a like position would exercise under similar circumstances; and

(iii)  in a manner the director reasonably believes to be in the best interests of the Corporation.

3.    Number, Classes and Term.    The Board of Directors shall consist of twelve (12) persons. The Board of Directors shall be divided into three classes, with the classes to be as equal in number as may be possible. Upon such division, the Board of Directors shall designate the class in which each then current director shall serve for the terms set forth below:

Class	Term
Class I	1 year
Class II	2 years
Class III	3 years

At each annual meeting of shareholders thereafter, the number of directors equal to the number of directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Directors need not be residents of the State of Washington. Directors may serve for any number of consecutive terms. Unless a director dies, resigns or is removed, he or she shall hold office for the term elected or until his or her successor is elected and qualified, whichever is later.

4.    Change of Number.    The number of directors may at any time be increased or decreased by resolution of either the shareholders or directors at any annual, special or regular meeting; provided, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, except as provided in Sections 6 and 7 of this Article IV. The Board of Directors alone shall determine into which class(es) the director(s) shall be added or from which class(es) the director(s) shall be removed, as appropriate.

5.    Vacancies.    All vacancies in the Board of Directors, whether caused by resignation, death or otherwise, may be filled by the affirmative vote of a majority of the remaining directors in office though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall hold office until the next shareholders’ meeting at which directors are elected and until his or her successor is elected and qualified. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of directors by the shareholders and until his or her successor is elected and qualified.

6.    Resignation.    A director may resign at any time by delivering written notice to the Board of Directors, the President or the Secretary. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

7.    Removal of Directors.    At a special meeting of shareholders called expressly for that purpose, the entire Board of Directors, or any member thereof, may be removed from office at any time, but only (a) for Cause and (b) if the number of votes cast to remove the director by holders of shares then entitled to vote in an election of directors exceed the number of votes cast not to remove the director. For purposes of this Article III, “Cause” shall be limited to (a) action by a director involving willful malfeasance having a material adverse effect on the Corporation or (b) a director being convicted of a felony provided that any action by a director shall not constitute “Cause” if, in good faith, the director believed such action to be in or not opposed to the best interests of the Corporation, or if a director shall be entitled, under applicable law, the Articles of Incorporation, of the Corporation, these Bylaws or a contract with the Corporation, to be indemnified with respect to such action. The notice of such meeting must state that the purpose, or one of the purposes, of the meeting is removal of the director or directors, as the case may be.

8.    Regular Meetings.    Regular meetings of the Board of Directors or any committee may be held without notice at the principal place of business of the Corporation or at such other place or places, either within or without the State of Washington, as the Board of Directors or such committee, as the case may be, may from time to time designate. The annual meeting of the Board of Directors shall be held without notice immediately after adjournment of the annual meeting of shareholders.

9.    Special Meetings.

(a)  Special meetings of the Board of Directors may be called at any time by the Chairman, the President or by a majority of the members of the Board of Directors, to be held at the principal place of business of the Corporation or at such other place as the Board of Directors or the person or persons calling such meeting may designate. Notice of all special meetings of the Board of Directors, stating the date, time and place thereof, shall be given at least three (3) days prior to the date of the meeting, in accordance with the provisions set forth in Article VII of these Bylaws. Such notice need not specify the business to be transacted at, or the purpose of, the meeting.

(b)  Special meetings of any committee of the Board of Directors may be called at any time by such person or persons and with such notice as shall be specified for such committee by the Board of Directors, or in the absence of such specification, in the manner and with the notice required for special meetings of the Board of Directors.

10.    Waiver of Notice.    A director may waive any notice required by law, by the Articles of Incorporation or by these Bylaws before or after the time stated for the meeting, and such waiver shall be equivalent to the giving of such notice. Such waiver must be in writing, signed by the director entitled to such notice and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. A director’s attendance at or participation in a meeting shall constitute a waiver of any required notice to the director of the meeting unless the director at the beginning of the meeting, or promptly upon the director’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

11.    Quorum.    A majority of the full Board of Directors shall be necessary at all meetings to constitute a quorum for the transaction of business. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors.

12.    Registering Dissent.    A director who is present at a meeting of the Board of Directors at which action on a corporate matter is taken is deemed to have assented to such action unless:

(a)  the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to the holding of, or transaction of business at, the meeting;

(b)  the director’s dissent or abstention from the action is entered in the minutes of the meeting; or

(c)  the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right to dissent or abstain is not available to a director who voted in favor of the action taken.

13.    Action by Directors Without a Meeting.

(a)  Any action required or permitted to be taken at a meeting of the Board of Directors, or of a committee thereof, may be taken without a meeting if the action is taken by all members of the Board of Directors. The action must be evidenced by one or more written consents setting forth the action taken, signed by each of the directors, or by each of the members of the committee, as the case may be, either before or after the action taken, and delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records.

(b)  Action taken under this Section is effective when the last director signs the consent, unless the consent specifies a later effective date.

14.    Participation by Means of Communications Equipment.    Any or all directors may participate in a regular or special meeting of the Board of Directors (or of a committee thereof) by, or may conduct the meeting through the use of, any means of communication by which all directors participating can hear each other during the meeting.

15.    Committees.

(a)  The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may create one or more committees of directors. Each committee must have two or more members who serve at the pleasure of the Board of Directors. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors, except that no committee shall have the authority to:

(i)  authorize or approve a distribution except according to a general formula or method prescribed by the Board of Directors;

(ii)  approve or propose to shareholders action that by law is required to be approved by shareholders;

(iii)  fill vacancies on the Board of Directors or any of its committees;

(iv)  amend the Articles of Incorporation;

(v)  adopt, amend or repeal these Bylaws;

(vi)  approve a plan of merger not requiring shareholder approval; or

(vii)  authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the Board of Directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits specifically prescribed by the Board of Directors.

(b)  The creation of, delegation of authority to or action by a committee does not alone constitute compliance by a director with the standards of conduct required by the Washington Business Corporation Act and these Bylaws.

16.    Remuneration.    No stated salary shall be paid directors, as such, for their service, but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors or of a committee thereof; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE V

OFFICERS

1.    Designations.    The officers of the Corporation shall be a President, a Secretary and, at the discretion of the Board of Directors, one or more Vice Presidents and a Treasurer. The Board of Directors shall appoint all officers. Any two or more offices may be held by the same individual.

The Board of Directors, in its discretion, may elect a Chairman from among its members to serve as Chairman of the Board of Directors, who, when present, shall preside at all meetings of the Board of Directors and the shareholders, and who shall have such other powers as the Board may determine.

2.    Appointment and Term of Office.    The officers of the Corporation shall be appointed annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. Each officer shall hold office until a successor shall have been appointed and qualified, or until such officer’s earlier death, resignation or removal.

3.    Powers and Duties.    If the Board appoints persons to fill the following positions, such officers shall have the power and duties set forth below:

(a)  The President.    The President of the Corporation shall be the Chief Executive Officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general control and management of the business affairs and policies of the Corporation. The President shall act as liaison from and as spokesman for the Board of Directors. The President shall participate in long-range planning for the Corporation and shall be available to the other officers of the Corporation for consultation. The President shall possess power to sign all certificates, contracts and other instruments of the Corporation. Unless a Chairman of the Board of Directors has been appointed and is present, the President shall preside at all meetings of the shareholders and of the Board of Directors. The President shall perform all such other duties as are incident to the office of President or are properly required by the Board of Directors.

(b)  Vice Presidents.    During the absence or disability of the President, the Executive or Senior Vice Presidents, if any, and the Vice Presidents, if any, in the order designated by the Board of Directors, shall exercise all the functions of the President. Each Vice President shall have such powers and discharge such duties as may be assigned from time to time by the Board of Directors.

(c)  The Secretary.    The Secretary shall issue notices for all meetings, except for notices for special meetings of the shareholders and special meetings of the directors which are called by the requisite percentage of shareholders or number of directors, shall keep minutes of all meetings, shall have charge of the seal and the Corporation’s books, and shall make such reports and perform such other duties as are incident to the office of Secretary, or are properly required of him or her by the Board of Directors.

(d)  The Treasurer.    The Treasurer shall have the custody of all moneys and securities of the Corporation and shall keep regular books of account. The Treasurer shall disburse the funds of the Corporation in payment of the just demands against the Corporation or as may be ordered by the Board of Directors, taking proper vouchers or receipts for such disbursements, and shall render to the Board of Directors from time to time as may be required an account of all transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties incident to his or her office or that are properly required of him or her by the Board of Directors.

4.    Standards of Conduct for Officers.

(a)  An officer with discretionary authority shall discharge such officer’s duties under that authority:

(i)  in good faith;

(ii)  with the care an ordinary prudent person in a like position would exercise under similar circumstances; and

(iii)  in a manner the officer reasonably believes to be in the best interests of the Corporation.

5.    Delegation.    In the case of absence or inability to act of any officer of the Corporation and of any person herein authorized to act in such officer’s place, the Board of Directors may from time to time delegate the powers or duties of such officer to any other officer or any director or other person whom it may in its sole discretion select.

6.    Vacancies.    Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting of the Board.

7.    Other Officers.     The Board of Directors, or a duly appointed officer to whom such authority has been delegated by Board resolution, may appoint such other officers and agents as it shall deem necessary or expedient, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

8.    Resignation.    An officer may resign at any time by delivering notice to the Corporation. Such notice shall be effective when delivered unless the notice specifies a later effective date. Any such resignation shall not affect the Corporation’s contract rights, if any, with the officer.

9.    Removal.    Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

10.    Salaries and Contract Rights.    The salaries, if any, of the officers shall be fixed from time to time by the Board of Directors. The appointment of an officer shall not of itself create contract rights.

11.    Bonds.    The Board of Directors may, by resolution, require any and all of the officers to give bonds to the Corporation, with sufficient surety or sureties, conditioned for the faithful performance of the duties of their respective offices, and to comply with such other conditions as may from time to time be required by the Board of Directors.

ARTICLE VI

DISTRIBUTIONS AND FINANCE

1.    Distributions.    The Board of Directors may authorize and the Corporation may make distributions to its shareholders; provided that no distribution may be made if, after giving it effect, either:

(a)  The Corporation would not be able to pay its debts as they become due in the usual course of business; or

(b)  The Corporation’s total assets would be less than the sum of its total liabilities plus the amount which would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The Board of Directors may authorize distributions to holders of record at the close of business on any business day prior to the date on which the distribution is made. If the Board of Directors does not fix a record date for determining shareholders entitled to a distribution, the record date shall be the date on which the Board of Directors authorizes the distribution.

2.    Measure of Effect of a Distribution.    For purposes of determining whether a distribution may be authorized by the Board of Directors and paid by the Corporation under Article VI, Section 1 of these Bylaws, the effect of the distribution is measured:

(a)  In the case of a distribution of indebtedness, the terms of which provide that payment of principal and interest are made only if and to the extent that payment of a distribution to shareholders could then be made under this section, each payment of principal or interest is treated as a distribution, the effect of which is measured on the date the payment is actually made; or

(b)  In the case of any other distribution:

(i)  if the distribution is by purchase, redemption, or other acquisition of the Corporation’s shares, the effect of the distribution is measured as of the earlier of the date any money or other property is transferred or debt incurred by the Corporation, or the date the shareholder ceases to be a shareholder with respect to the acquired shares;

(ii)  if the distribution is of an indebtedness other than described in subsection 2(a) and (b)(i) of this section, the effect of the distribution is measured as of the date the indebtedness is distributed; and

(iii)  in all other cases, the effect of the distribution is measured as of the date the distribution is authorized if payment occurs within 120 days after the date of authorization, or the date the payment is made if it occurs more than 120 days after the date of authorization.

3.    Depositories.    The monies of the Corporation shall be deposited in the name of the Corporation in such bank or banks or trust company or trust companies as the Board of Directors shall designate, and shall be drawn out only by check or other order for payment of money signed by such persons and in such manner as may be determined by resolution of the Board of Directors.

ARTICLE VII

NOTICES

Except as may otherwise be required by law, any notice to any shareholder or director must be in writing and may be transmitted by: mail, private carrier or personal delivery, telegraph or teletype; or telephone, wire or wireless equipment which transmits a facsimile of the notice. Written notice by the Corporation to its shareholders shall be deemed effective when mailed, if mailed with first-class postage prepaid and correctly addressed to the shareholder’s address shown in the Corporation’s current record of shareholders. Except as set forth in the previous sentence, written notice shall be deemed effective at the earliest of the following: (i) when received; (ii) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed with first-class postage, prepaid and correctly addressed; or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and receipt is signed by or on behalf of the addressee.

ARTICLE VIII

SEAL

The Corporation may adopt a corporate seal which seal shall be in such form and bear such inscription as may be adopted by resolution of the Board of Directors.

ARTICLE IX

INDEMNIFICATION OF OFFICERS,

DIRECTORS, EMPLOYEES AND AGENTS

1.    Definitions.    For purposes of this Article:

(a)  “Corporation” includes any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(b)  “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation’s request if the director’s duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(c)  “Expenses” include counsel fees.

(d)  “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

(e)  “Official capacity” means: (i) When used with respect to a director, the office of director in the Corporation; and (ii) when used with respect to an individual other than a director, as contemplated in Section 6 of this Article IX, the office in the Corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

(f)  “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(g)  “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

2.    Right to Indemnification.

(a)  The Corporation shall indemnify any person who was or is a party to any proceeding, whether or not brought by or in the right of the Corporation, by reason of the fact that such person is or was a director of the Corporation, against all reasonable expenses incurred by the director in connection with the proceeding.

(b)  Except as provided in subsection (e) of this Section 2, the Corporation shall indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

(i)  The individual acted in good faith; and

(ii)  The individual reasonably believed:

(A)  In the case of conduct in the individual’s official capacity with the Corporation, that the individual’s conduct was in the Corporation’s best interests; and

(B)  In all other cases, that the individual’s conduct was at least not opposed to the Corporation’s best interests; and

(iii)  In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

(c)  A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (b)(ii) of this Section 2.

(d)  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of novo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Section.

(e)  The Corporation shall not indemnify a director under this Section 2:

(i)  In connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation; or

(ii)  In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

(f)  Indemnification under this Article IX, Section 2 in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding.

3.    Advance for Expenses.

(a)  The Corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding and in advance of any determination and authorization of indemnification pursuant to Section 5 of this Article IX if:

(i)  The director furnishes the Corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in Section 2 of this Article IX; and

(ii)  The director furnishes the Corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

(b)  The undertaking required by subsection (a)(i) of this Section 3 must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

4.    Court ordered Indemnification.    A director of the Corporation who is a party to a proceeding may apply for indemnification or advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advance of expenses if it determines:

(a)  The director is entitled to mandatory indemnification pursuant to RCW 23B.08.520, in which case the court shall also order the Corporation to pay the director’s reasonable expenses incurred to obtain court ordered indemnification;

(b)  The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 2 of this Article IX or was adjudged liable as described in Section 2(e) of this Article IX, but if the director was adjudged so liable, the director’s indemnification is limited to reasonable expenses incurred; or

(c)  In the case of an advance of expenses, the director is entitled pursuant to the Articles of Incorporation, Bylaws, or any applicable resolution or contract, to payment or reimbursement of the director’s reasonable expenses incurred as a party to the proceeding in advance of final disposition of the proceeding.

5.    Determination and Authorization of Indemnification.

(a)  The Corporation shall not indemnify a director under this Article IX unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 2(b) of this Article IX.

(b) The determination shall be made:

(i)  By the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(ii)  If a quorum cannot be obtained under (i) of this subsection, by majority vote of a committee duly designated by the Board of Directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding;

(iii)  By special legal counsel:

        (A)  Selected by the Board of Directors or its committee in the manner prescribed in (i) or (ii) of this subsection; or

        (B)  If a quorum of the Board of Directors cannot be obtained under (i) of this subsection and a committee cannot be designated under (ii) of this subsection, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

(iv)  By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

(c)  Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b) (iii) of this Section to select counsel.

6.    Indemnification of Officers.

(a)  An officer of the Corporation who is not a director shall be indemnified pursuant to RCW 23B.08.520, and is entitled to apply for court ordered indemnification under Section 4 of this Article IX in each case to the same extent as a director; and

(b)  The Corporation shall indemnify and advance expenses to an officer who is not a director to the same extent as to a director under this Article IX.

(c)  The Corporation may also indemnify and advance expenses to an officer who is not a director to the extent, consistent with law, that may be provided by a general or specific action of its Board of Directors, or contract.

7.    Indemnification of Employees and Agents.

(a)  The Corporation may indemnify employees and agents of the Corporation pursuant to RCW 23B.08.520, and may afford the right to such employees or agents to apply for court ordered indemnification under Section 4 of this Article IX, in each case to the same extent as a director; and

(b)  The Corporation may indemnify and advance expenses to an employee or agent of the Corporation who is not a director to the same extent as to a director under this Article IX.

The Corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with law, that may be provided by a general or specific action of its Board of Directors, or contract.

8.    Insurance.    The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article IX.

9.    Indemnification as a Witness.    This Article IX does not limit a Corporation’s power to pay or reimburse expenses incurred by a director in connection with the director’s appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

10.    Report to Shareholders.    If the Corporation indemnifies or advances expenses to a director pursuant to this Article IX in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders’ meeting.

11.    Shareholder Authorized Indemnification.

(a)  If authorized by a resolution adopted or ratified, before or after the event, by the shareholders of the Corporation, the Corporation shall have the power to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations contained in this Article IX (other than this Section 11); provided that no such indemnity shall indemnify any director from or on account of:

(i)  Acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

(ii)  Conduct of the director finally adjudged to be an unlawful distribution under RCW 23B.08.310; or

(iii)  Any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

(b)  Unless a resolution adopted or ratified by the shareholders of the Corporation provides otherwise, any determination as to any indemnity or advance of expenses under subsection (a) of this Section 11 shall be made in accordance with Section 5 of this Article IX.

12.    Validity of Indemnification.    A provision addressing the Corporation’s indemnification of or advance for expenses to directors that is contained in these Bylaws, a resolution of its shareholders or Board of Directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with RCW 23B.08.500 through 23B.08.580.

13.    Interpretation.    The provisions contained in this Article IX shall be interpreted and applied to provide indemnification to directors, officers, employees and agents of the Corporation to the fullest extent allowed by applicable law, as such law may be amended, interpreted and applied from time to time.

14.    Savings Clause.    If this Article IX or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each director as to reasonable expenses and liabilities with respect to any proceeding, whether or not brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated, or by any other applicable law.

15.    Nonexclusively of Rights.    The right to indemnification under this Article IX for directors, officers, employees and agents shall not be exclusive of any other right which any person may have, or hereafter acquire, under any statute, provision of the Articles of Incorporation, Bylaws, other agreement, vote of shareholders or disinterested directors, insurance policy, principles of common law or equity, or otherwise.

ARTICLE X

BOOKS AND RECORDS

The Corporation shall maintain appropriate accounting records and shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or the Board of Directors without a meeting and a record of all actions taken by a committee of the Board of Directors. In addition, the Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders in alphabetical order by class of shares showing the number and class of the shares held by each. Any books, records and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.

The Corporation shall keep a copy of the following records at its principal office:

1.    The Articles or Restated Articles of Incorporation and all amendments thereto currently in effect;

2.    The Bylaws or Restated Bylaws and all amendments thereto currently in effect;

3.    The minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three years;

4.    Its financial statements for the past three years, including balance sheets showing in reasonable detail the financial condition of the Corporation as of the close of each fiscal year, and an income statement showing the results of its operations during each fiscal year prepared on the basis of generally accepted accounting principles or, if not, prepared on a basis explained therein;

5.    All written communications to shareholders generally within the past three years;

6.    A list of the names and business addresses of its current directors and officers; and

7.    Its most recent annual report delivered to the Secretary of State of Washington.

ARTICLE XI

AMENDMENTS

1.    By Shareholders.    These Bylaws may be amended or repealed in the manner set forth in Article II, Section 9 of these Bylaws at any regular meeting of the shareholders.

2.    By Directors.    The Board of Directors shall have power to amend or repeal the Bylaws of, or adopt new bylaws for, the Corporation. However any such Bylaws, or any alteration, amendment or repeal of the Bylaws, may be subsequently changed or repealed by the holders of a majority of the stock entitled to vote at any shareholders’ meeting.

3.    Emergency Bylaws.    The Board of Directors may adopt emergency Bylaws, subject to repeal or change by action of the shareholders, which shall be operative during any emergency in the conduct of the business of the Corporation resulting from an attack on the United States, any state of emergency declared by the federal government or any subdivision thereof, or any other catastrophic event.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article IX of the Registrant’s Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Registrant for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant’s Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Registrant.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

2.1(8)	Agreement and Plan of Reorganization between PolaRx Biopharmaceuticals, Inc., the Registrant and PolaRx Biopharmaceuticals Acquisition Corp., dated January 7, 2000

2.2(16)	Amendment No. 1 to Agreement and Plan of Reorganization between PolaRx Biopharmaceuticals, Inc., the Registrant and David M. Tanen as PolaRx Representative, dated March 6, 2003

2.3	Agreement and Plan of Merger dated as of June 16, 2003 by and between the Registrant and Novuspharma S.p.A. (included as Appendix A to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

3.1(1)	Registrant’s Restated Articles of Incorporation

3.2(16)	Registrant’s Articles of Amendment to Restated Articles of Incorporation of Cell Therapeutics, Inc. Establishing a Series of Preferred Stock

3.3(3)	Registrant’s Articles of Amendment to Restated Articles of Incorporation of Cell Therapeutics, Inc. Effecting a Reverse Stock Split

3.4(5)	Registrant’s Restated Bylaws

3.5	Form of Amended and Restated Bylaws of the Registrant (included as Appendix H to the proxy statement/prospectus, which forms a part of this registration statement and incorporated herein by reference) to be effective at completion of the merger

4.1(6)	Form of Rights Agreement dated as of November 11, 1996, between the Registrant and Harris Trust Company of California, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Stock as Exhibit B and the Form of Certificate of Designation of the Series C Preferred Stock as Exhibit C

4.2(10)	Indenture between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee dated June 13, 2001

4.3(16)	First Amendment to Rights Agreement dated as of November 20, 2002, between the Registrant, Harris Trust Company of California and Computershare Investor Services, LLC

4.4(17)	Indenture between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee dated December 20, 2002

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of securities being registered (19)

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding certain U.S. income tax aspects of the merger

8.2	Opinion of Gianni, Origoni, Grippo & Partners, Studio Legale regarding certain Italian income tax aspects of the merger

9.1	Form of Cell Therapeutics, Inc. Shareholder Voting Agreement for Directors and Officers (included as Appendix B to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

9.2	Cell Therapeutics, Inc. Shareholder Voting Agreement between Essex Woodlands Health Ventures Fund IV, LP and Novuspharma S.p.A. (included as Appendix C to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

Exhibit No.	Description

9.3	Form of Novuspharma S.p.A. Shareholder Voting Agreement for Directors and Officers (included as Appendix D to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

9.4	Form of Novuspharma S.p.A. Shareholder Voting Agreement for Shareholders (included as Appendix E to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

10.1(4)	Lease Agreement between David A. Sabey and Sandra L. Sabey and the Registrant, dated March 27, 1992, as amended March 31, 1993 and October 13, 1993

10.2(1)	Assignment of Lease between Manlove Travel and the Registrant, dated April 23, 1993

10.3(2)	Letter Agreement between David A. Sabey, Sandra L. Sabey and the Registrant, dated as of September 6, 1996, amending the Assignment of Lease

10.4(2)	Third Amendment to Lease Agreement between David A. Sabey and Sandra L. Sabey and the Registrant, dated as of September 10, 1996

10.5(13)	Sublease Agreement between F5 Networks, Inc. and the Registrant, dated March 30, 2001, as amended April 13, 2001

10.6(11)	Amended Equipment Leasing Agreement dated as of September 1, 2001, between Citiflight, Inc. and the Registrant

10.7(17)	Lease agreement between Elliott Park LLC and the Registrant, dated August 20, 2002

10.8(14)*	Loan Agreement by and between James A. Bianco and the Registrant, dated April 8, 2002

10.9(17)*	Employment Agreement between the Registrant and James A. Bianco, dated as of December 31, 2002

10.10(2)*	Form of Strategic Management Team Severance Agreement

10.11(12)*	Form of Indemnification Agreement

10.12(18)*	2003 Equity Incentive Plan

10.13(1)*	1994 Equity Incentive Plan, as amended

10.14(1)*	1996 Employee Stock Purchase Plan

10.15(4)†	Collaboration Agreement by and between BioChem Therapeutic Inc. and the Registrant, dated March 7, 1995, as amended November 30, 1995 and December 6, 1995

10.16(4)†	Supply Agreement by and between BioChem Therapeutic Inc. and the Registrant, dated March 7, 1995

10.17(7)	Master Loan and Security Agreement between the Registrant and the Transamerica Business Credit Corporation, dated as of December 9, 1997

10.18(8)†	License Agreement dated as of November 13, 1998, by and between PG–TXL Company, L.P. and the Registrant

10.19(11)†	Paclitaxel Purchase Agreement dated as of September 28, 2001, between Natural Pharmaceuticals, Inc. and the Registrant

10.20(11)†	License Agreement dated as of October 19, 2001, between Chugai Pharmaceutical Co., Ltd. and the Registrant

10.21(12)	ISDA Master Agreement dated as of January 25, 2002, between Citibank N.A. and the Registrant

10.22(15)†	Sponsored Research Agreement between the Registrant and The Hope Heart Institute, dated November 1, 2002

10.23*	Employment Agreement between the Registrant and Silvano Spinelli, dated June 16, 2003

Exhibit No.	Description

10.24*	Employment Agreement between the Registrant and Cesare Parachini, dated June 16, 2003

10.25*	Employment Agreement between the Registrant and M. Gabriella Camboni, dated June 16, 2003

10.26	Form of Shareholder Agreement between the Registrant and Certain Shareholders of Novuspharma S.p.A. (included as Appendix F to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference)

21.1(17)	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP with respect to the financial statements of the Registrant

23.2	Consent of KPMG S.p.A. with respect to financial statements of Novuspharma S.p.A.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference)

23.4	Consent of Gianni, Origoni, Grippo & Partners, Studio Legale (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference)

24.1	Powers of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference)

99.1	Opinion of CIBC World Markets Corp. (included as Appendix G to the proxy statement/prospectus, which forms a part of this registration statement and incorporated herein by reference)

99.2	Consent of CIBC World Markets Corp.

99.3	Form of Proxy of the Registrant

99.4	Consent of Silvano Spinelli to be named as director of the Registrant

99.5	Consent of Erich Platzer to be named as director of the Registrant

*	Indicates management contract or compensatory plan or arrangement.
†	Portions of these exhibits have been omitted pursuant to a request for confidential treatment.
(1)	Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form S-1 (No. 33-4154).
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-20855).
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (No. 333-36603)
(4)	Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form 10.
(5)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(6)	Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form 8-A.
(7)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
(8)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.
(9)	Incorporated by reference to exhibits to the Registrant’s Form 8-K, filed on January 25, 2000.
(10)	Incorporated by reference to exhibits to the Registrant’s Form 8-K, filed on June 13, 2001.
(11)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(12)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

(13)	Incorporated by reference to exhibits to the Registrant’s amended Annual Report on Form 10-K/A for the year ended December 31, 2001.
(14)	Incorporated by reference to exhibits to the Registrant’s Form 8-K, filed on April 12, 2002.
(15)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.
(16)	Incorporated by reference to exhibits to the Registrant’s Form 8A-12B/A, filed on January 10, 2003.
(17)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(18)	Incorporated by reference to Appendix A to the Registrant’s Proxy Statement, filed on May 14, 2003.
(19)	To be filed by amendment.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on July 9, 2003.

CELL THERAPEUTICS, INC.

By:	/s/ JAMES BIANCO

Name:	James A. Bianco, M.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Bianco and Louis A. Bianco and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MAX E. LINK Max E. Link, Ph.D.	Chairman of the Board and Director	July 9, 2003

/s/ JAMES A. BIANCO James A. Bianco, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2003

/s/ LOUIS A. BIANCO Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	July 9, 2003

/s/ JACK L. BOWMAN Jack L. Bowman	Director	July 9, 2003

Signature	Title	Date

/s/ JOHN M. FLUKE John M. Fluke, Jr.	Director	July 9, 2003

/s/ VARTAN GREGORIAN Vartan Gregorian, Ph.D.	Director	July 9, 2003

/s/ MARY O. MUNDINGER Mary O’Neil Mundinger, DrPH	Director	July 9, 2003

/s/ PHILLIP M. NUDELMAN Phillip M. Nudelman, Ph.D.	Director	July 9, 2003

/s/ JACK W. SINGER Jack W. Singer, M.D.	Director	July 9, 2003

/s/ MARTIN P. SUTTER Martin P. Sutter	Director	July 9, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1(8)	Agreement and Plan of Reorganization between PolaRx Biopharmaceuticals, Inc., the Registrant and PolaRx Biopharmaceuticals Acquisition Corp., dated January 7, 2000

2.2(16)	Amendment No. 1 to Agreement and Plan of Reorganization between PolaRx Biopharmaceuticals, Inc., the Registrant and David M. Tanen as PolaRx Representative, dated March 6, 2003

2.3	Agreement and Plan of Merger dated as of June 16, 2003 by and between the Registrant and Novuspharma S.p.A. (included as Appendix A to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

3.1(1)	Registrant’s Restated Articles of Incorporation

3.2(16)	Registrant’s Articles of Amendment to Restated Articles of Incorporation of Cell Therapeutics, Inc. Establishing a Series of Preferred Stock

3.3(3)	Registrant’s Articles of Amendment to Restated Articles of Incorporation of Cell Therapeutics, Inc. Effecting a Reverse Stock Split

3.4(5)	Registrant’s Restated Bylaws

3.5	Form of Amended and Restated Bylaws of the Registrant (included as Appendix H to the proxy statement/prospectus, which forms a part of this registration statement and incorporated herein by reference) to be effective at completion of the merger

4.1(6)	Form of Rights Agreement dated as of November 11, 1996, between the Registrant and Harris Trust Company of California, which includes the Form of Rights Certificate as Exhibit A, the Summary of Rights to Purchase Preferred Stock as Exhibit B and the Form of Certificate of Designation of the Series C Preferred Stock as Exhibit C

4.2(10)	Indenture between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee dated June 13, 2001

4.3(16)	First Amendment to Rights Agreement dated as of November 20, 2002, between the Registrant, Harris Trust Company of California and Computershare Investor Services, LLC

4.4(17)	Indenture between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee dated December 20, 2002

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of securities being registered (19)

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding certain U.S. income tax aspects of the merger

8.2	Opinion of Gianni, Origoni, Grippo & Partners, Studio Legale regarding certain Italian income tax aspects of the merger

9.1	Form of Cell Therapeutics, Inc. Shareholder Voting Agreement for Directors and Officers (included as Appendix B to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

9.2	Cell Therapeutics, Inc. Shareholder Voting Agreement between Essex Woodlands Health Ventures Fund IV, LP and Novuspharma S.p.A. (included as Appendix C to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

9.3	Form of Novuspharma S.p.A. Shareholder Voting Agreement for Directors and Officers (included as Appendix D to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

Exhibit No.	Description

9.4	Form of Novuspharma S.p.A. Shareholder Voting Agreement for Shareholders (included as Appendix E to the proxy statement/prospectus, which forms a part of this registration statement, and incorporated herein by reference)

10.1(4)	Lease Agreement between David A. Sabey and Sandra L. Sabey and the Registrant, dated March 27, 1992, as amended March 31, 1993 and October 13, 1993

10.2(1)	Assignment of Lease between Manlove Travel and the Registrant, dated April 23, 1993

10.3(2)	Letter Agreement between David A. Sabey, Sandra L. Sabey and the Registrant, dated as of September 6, 1996, amending the Assignment of Lease

10.4(2)	Third Amendment to Lease Agreement between David A. Sabey and Sandra L. Sabey and the Registrant, dated as of September 10, 1996

10.5(13)	Sublease Agreement between F5 Networks, Inc. and the Registrant, dated March 30, 2001, as amended April 13, 2001

10.6(11)	Amended Equipment Leasing Agreement dated as of September 1, 2001, between Citiflight, Inc. and the Registrant

10.7(17)	Lease agreement between Elliott Park LLC and the Registrant, dated August 20, 2002

10.8(14)*	Loan Agreement by and between James A. Bianco and the Registrant, dated April 8, 2002

10.9(17)*	Employment Agreement between the Registrant and James A. Bianco, dated as of December 31, 2002

10.10(2)*	Form of Strategic Management Team Severance Agreement

10.11(12)*	Form of Indemnification Agreement

10.12(18)*	2003 Equity Incentive Plan

10.13(1)*	1994 Equity Incentive Plan, as amended

10.14(1)*	1996 Employee Stock Purchase Plan

10.15(4)†	Collaboration Agreement by and between BioChem Therapeutic Inc. and the Registrant, dated March 7, 1995, as amended November 30, 1995 and December 6, 1995

10.16(4)†	Supply Agreement by and between BioChem Therapeutic Inc. and the Registrant, dated March 7, 1995

10.17(7)	Master Loan and Security Agreement between the Registrant and the Transamerica Business Credit Corporation, dated as of December 9, 1997

10.18(8)†	License Agreement dated as of November 13, 1998, by and between PG–TXL Company, L.P. and the Registrant

10.19(11)†	Paclitaxel Purchase Agreement dated as of September 28, 2001, between Natural Pharmaceuticals, Inc. and the Registrant

10.20(11)†	License Agreement dated as of October 19, 2001, between Chugai Pharmaceutical Co., Ltd. and the Registrant

10.21(12)	ISDA Master Agreement dated as of January 25, 2002, between Citibank N.A. and the Registrant

10.22(15)†	Sponsored Research Agreement between the Registrant and The Hope Heart Institute, dated November 1, 2002

10.23*	Employment Agreement between the Registrant and Silvano Spinelli, dated June 16, 2003

10.24*	Employment Agreement between the Registrant and Cesare Parachini, dated June 16, 2003

10.25*	Employment Agreement between the Registrant and M. Gabriella Camboni, dated June 16, 2003

Exhibit No.	Description

10.26	Form of Shareholder Agreement between the Registrant and Certain Shareholders of Novuspharma S.p.A. (included as Appendix F to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference)

21.1(17)	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP with respect to the financial statements of the Registrant

23.2	Consent of KPMG S.p.A. with respect to financial statements of Novuspharma S.p.A.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference)

23.4	Consent of Gianni, Origoni, Grippo & Partners, Studio Legale (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference)

24.1	Powers of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference)

99.1	Opinion of CIBC World Markets Corp. (included as Appendix G to the proxy statement/prospectus, which forms a part of this registration statement and incorporated herein by reference)

99.2	Consent of CIBC World Markets Corp.

99.3	Form of Proxy of the Registrant

99.4	Consent of Silvano Spinelli to be named as director of the Registrant

99.5	Consent of Erich Platzer to be named as director of the Registrant

*	Indicates management contract or compensatory plan or arrangement.
†	Portions of these exhibits have been omitted pursuant to a request for confidential treatment.
(1)	Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form S-1 (No. 33-4154).
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (No. 333-20855).
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 (No. 333-36603)
(4)	Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form 10.
(5)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
(6)	Incorporated by reference to exhibits to the Registrant’s Registration Statement on Form 8-A.
(7)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997.
(8)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998.
(9)	Incorporated by reference to exhibits to the Registrant’s Form 8-K, filed on January 25, 2000.
(10)	Incorporated by reference to exhibits to the Registrant’s Form 8-K, filed on June 13, 2001.
(11)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(12)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.
(13)	Incorporated by reference to exhibits to the Registrant’s amended Annual Report on Form 10-K/A for the year ended December 31, 2001.
(14)	Incorporated by reference to exhibits to the Registrant’s Form 8-K, filed on April 12, 2002.
(15)	Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(16)	Incorporated by reference to exhibits to the Registrant’s Form 8A-12B/A, filed on January 10, 2003.
(17)	Incorporated by reference to exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(18)	Incorporated by reference to Appendix A to the Registrant’s Proxy Statement, filed on May 14, 2003.
(19)	To be filed by amendment.